QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 21st, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIDÉOTRON LTÉE
AND THE GUARANTORS LISTED ON THE TABLE OF ADDITIONAL REGISTRANTS*
(Exact name of Registrant as specified in its charter)

Province of Quebec (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification No.)

Vidéotron Ltée
300 Viger Avenue East
Montreal, Quebec H2X 3W4
Canada
(514) 281-1232
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Willett, Esq. Christine D. Rogers, Esq. Arnold & Porter 399 Park Avenue New York, New York 10022-4690 (212) 715-1000	Marc Lacourcière, Esq. Ogilvy Renault 1981 McGill College Avenue, Bureau 1100 Montreal, Québec H3A 3C1 Canada (514) 847-4747

*
The companies listed on the next page in the "Table of Additional Registrants" are included in this Registration Statement on Form F-4 as co-registrants.

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

6 7/8% Senior Notes due January 15, 2014	$335,000,000	100%	$335,000,000	$27,101.50

Guarantees of 6 7/8% Senior Notes due January 15, 2014(2)	—	—	—	—

(1)
The registration fee has been calculated in accordance with Rules 457(a), 457(f)(2) and 457(n) under the Securities Act.

(2)
In accordance with Rule 457(n), no separate fee for the registration of the guarantees of the 6 7/8% Senior Notes due January 15, 2014 of Vidéotron Ltée, which are being registered concurrently, is payable.

        The co-registrants hereby amend this registration statement on such dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

        The following subsidiaries of Vidéotron Ltée have fully and unconditionally guaranteed the 6 7/8% Senior Notes due January 15, 2014 of Vidéotron Ltée and are additional registrants under this Registration Statement.

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Vidéotron TVN inc.	Province of Québec	4841	N/A
Le SuperClub Vidéotron ltée	Province of Québec	7841	N/A
Vidéotron (1998) ltée	Province of Québec	4841	N/A
Groupe de Divertissement SuperClub Inc.	Province of Québec	7841	N/A

*
The address and telephone number of the principal executive offices of each additional registrant are the same address and telephone number of the principal executive offices of Vidéotron Ltée.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 21st, 2003

PROSPECTUS

US$335,000,000

Vidéotron Ltée

Offer to Exchange All Outstanding
US$335,000,000 Principal Amount of
6 7/8% Senior Notes due January 15, 2014
for US$335,000,000 Principal Amount of
6 7/8% Senior Notes due January 15, 2014
That Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•
We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that have been registered.

•
You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•
The exchange offer expires at 5:00 PM, New York City time, on                        , 2003, unless we extend the exchange offer.

The New Notes:

•
The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradeable by persons who are not affiliated with us.

•
No public market currently exists for the old notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

•
The new notes, like the old notes, will be unsecured, will be guaranteed by certain of our existing and future subsidiaries, and will rank:

•
effectively junior to all of our and our subsidiary guarantors' existing and future secured debt;

•
effectively junior to all debt and other obligations of any of our subsidiaries that do not guarantee the new notes;

•
equally with all of our and our subsidiary guarantors' existing and future unsecured debt that does not expressly provide that it is subordinated to the new notes or the subsidiary guarantees; and

•
senior to all of our and our subsidiary guarantors' existing and future debt that expressly provides that it is subordinated to the new notes or the subsidiary guarantees.

This investment involves risks. See "Risk Factors" beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        This prospectus incorporates by reference documents that contain important business and financial information about Vidéotron that is not included in or delivered with this prospectus. These documents are available without charge to security holders upon written or oral request to: Vidéotron Ltée, 300 Viger Avenue East, Montreal, Québec, Canada H2X 3W4, Attention: Corporate Secretary, telephone number (514) 380-1999. To obtain timely delivery, holders of the old notes must request these documents no later than five business days before the expiration date. Unless extended, the expiration date is                        , 2003.

i

INDUSTRY AND MARKET DATA

        Market data and certain industry statistics used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and industry and market data, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy or completeness of such information.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Province of Québec. Substantially all our directors, controlling persons and officers, as well as certain of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets and all of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the new notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the new notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the new notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws. We have been advised by Ogilvy Renault, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including under the section "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so.

PRESENTATION OF FINANCIAL INFORMATION

        Immediately prior to the completion of the private placement offering of our old notes on October 8, 2003, Quebecor Media Inc., or Quebecor Media or QMI, our sole shareholder, transferred its wholly-owned subsidiaries Le SuperClub Vidéotron ltée, or SuperClub Vidéotron, and Vidéotron TVN inc., or Vidéotron TVN, to us in exchange for additional shares of our capital stock. This transaction was between entities under common control and was accounted for by the continuity-of-interests method. The transfer was recorded at the carrying value of the subsidiaries' net assets at the moment of the transfer, and the corresponding figures in our combined financial statements for periods before the transfer include those of SuperClub Vidéotron and Vidéotron TVN.

        Combined financial statements, which combine our consolidated financial statements, the consolidated financial statements of SuperClub Vidéotron and the financial statements of Vidéotron TVN, have been used in this prospectus because all these entities were under the common control of Quebecor Media during the whole period covered by these financial statements. These combined financial statements have been prepared in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and accounting principles generally accepted in the United States, or U.S. GAAP, see note 21 to our audited combined financial statements for the years ended December 31, 2000, 2001 and 2002 and note 12 to our unaudited interim combined financial statements for the nine months ended September 30, 2002 and 2003 included elsewhere in this prospectus. We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

        We use in this prospectus certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess our financial performance. For example, we use EBITDA and EBITDA margin in this prospectus. EBITDA for us means earnings before depreciation and amortization, financial expenses, other items (consisting primarily of restructuring charges), income taxes, share in the results of a company subject to significant influence, non-controlling interest in a subsidiary and amortization of goodwill. We provide the calculation of these non-GAAP financial measures as well as other measures and a reconciliation to the most directly comparable GAAP financial measures in notes 5, 6 and 9 under "Selected Combined Financial and Operating Data."

EXCHANGE RATES

        The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On November 18, 2003, the inverse of the noon buying rate was Cdn$1.00 equals US$0.7678.

Year Ended:	Average(1)	High	Low	Period End
December 31, 2002	0.6370	0.6619	0.6200	0.6329
December 31, 2001	0.6446	0.6697	0.6241	0.6279
December 31, 2000	0.6727	0.6969	0.6410	0.6669
December 31, 1999	0.6746	0.6925	0.6535	0.6925
December 31, 1998	0.6722	0.7105	0.6341	0.6504
Nine Months Ended:	Average(1)	High	Low	Period End
September 30, 2003	0.7000	0.7492	0.6349	0.7404
September 30, 2002	0.6367	0.6619	0.6200	0.6303
Month Ended:	Average(2)	High	Low	Period End
October 31, 2003	0.7564	0.7667	0.7418	0.7579
September 30, 2003	0.7335	0.7424	0.7207	0.7404
August 31, 2003	0.7162	0.7228	0.7092	0.7220
July 31, 2003	0.7238	0.7481	0.7085	0.7105
June 30, 2003	0.7394	0.7492	0.7263	0.7376
May 31, 2003	0.7227	0.7437	0.7032	0.7293
April 30, 2003	0.6858	0.6975	0.6737	0.6975

(1)
The average of the exchange rates on the last day of each month during the applicable period.

(2)
The average of the exchange rates for all days during the applicable month.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under "Certain Tax Considerations — Canadian Material Federal Income Tax Considerations for Non-Residents of Canada."

SUMMARY

        The following summary highlights selected information from this prospectus to help you understand Vidéotron Ltée, the exchange offer and the new notes. For a more complete understanding of Vidéotron Ltée, the exchange offer and the new notes, we encourage you to read this entire prospectus carefully. Unless otherwise specifically indicated, the financial and other information provided in this prospectus gives effect to the transfer by Quebecor Media of its wholly-owned subsidiaries SuperClub Vidéotron and Vidéotron TVN to us immediately prior to the closing of the offering of the old notes. Unless the context indicates or otherwise requires, the terms "Vidéotron," "our company," "we," "us" and "our" as used in this prospectus refer to Vidéotron Ltée and its consolidated subsidiaries, including SuperClub Vidéotron and Vidéotron TVN.

Our Business

        We are the largest distributor of pay-television services in the Province of Québec and the third largest cable operator in Canada based on the number of cable customers. We hold cable licenses that cover approximately 80% of Québec's 3.0 million homes passed by cable, including licenses for the greater Montréal area, the second largest urban area in Canada. The greater Montréal area represents one of the largest contiguous clusters in Canada and is among the largest in North America as measured by the number of cable customers. This concentration provides us with improved operating efficiencies and is a key element in the development and launch of our bundled service offerings. In 2001, we substantially completed our network modernization program, which has provided us with one of the largest bi-directional hybrid fiber coaxial (HFC) networks in North America, with approximately 97% of our systems upgraded to two-way capability and 74% of our customers served by systems upgraded to 750 MHz.

        Through SuperClub Vidéotron, we also own the largest chain of video stores in Québec, with 176 retail locations (of which 133 are franchised) and more than 1.3 million video club rental members. With approximately 80% of its retail locations located in our markets, SuperClub Vidéotron is both a showcase and a valuable and cost-effective distribution network for our growing array of advanced products and services.

Recent Development

        In April 2003, we entered into two new collective bargaining agreements with 1,700 unionized employees in the Montréal and Quebec City regions, which ended the labor dispute that began on May 8, 2002. The new collective bargaining agreements will expire on December 31, 2006. The terms and conditions of our new collective bargaining agreements will better enable us to reduce our operating costs and enhance productivity and will provide us with greater flexibility in the management of our operations. We believe these agreements have resulted in operating expenses that are approximately $20 million lower, on an annualized basis, than what we would have incurred under our previous labor agreements. See "Business — Employees."

Our Shareholder

        We are a wholly-owned subsidiary of Quebecor Media. Quebecor Media is a leading Canadian-based media company with interests in newspaper publishing operations, television broadcasting, business telecommunications, book and magazine publishing and new media services, as well as our cable operations. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category. In addition, Quebecor Media is the largest French-language media company in North America and, through its various operations, reaches every week approximately 95% of the French-speaking population and 41% of the English-speaking population in Canada.

        Quebecor Media is 54.7% owned by Quebecor Inc., a communications holding company, and 45.3% owned by CDP Capital-Communications. Quebecor Inc.'s primary assets are its interests in Quebecor Media and Quebecor World Inc., the world's largest commercial printer. CDP Capital-Communications is a wholly-

owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with over $129 billion in assets under management.

        Quebecor Media is neither an obligor nor a guarantor of our obligations under the notes.

The Transactions

Amendments to Our Credit Facilities

        Concurrently with completion of the private placement offering of the old notes on October 8, 2003, we amended the terms of our credit agreement to provide for a Term C loan of $368.1 million, which was used, together with the net proceeds from the offering of the old notes, to fully repay the then outstanding balances under our credit facilities and for general corporate purposes. We also amended our credit facilities to extend the maturity of our credit facilities to 2008 and reduce our near-term bank repayment requirements. In addition, we reduced our total borrowing capacity under our revolving credit facility by $50.0 million to $100.0 million. These amendments will improve our financial and operational flexibility. See "Description of Certain Indebtedness — Credit Facilities — General."

Corporate Reorganization

        Immediately prior to the completion of the private placement offering of the old notes on October 8, 2003, Quebecor Media, our sole shareholder, transferred its wholly-owned subsidiaries SuperClub Vidéotron and Vidéotron TVN to us in exchange for additional shares of our capital stock. After such reorganization, our corporate structure is (certain immaterial subsidiaries have been omitted):

*
Not a guarantor of the notes.

        All of the subsidiaries included in the above corporate chart are wholly-owned. CF Cable TV Inc., or CF Cable, and Videotron (Regional) Ltd., or Videotron Regional, will not guarantee the notes. They are undertaking to become guarantors of the notes at such time when CF Cable's 9.125% Senior Secured First Priority Notes due 2007, or the CF Cable notes, are no longer outstanding.

Our Principal Executive Office

        Our principal executive office is located at 300 Viger Avenue East, Montréal, Province of Québec, Canada, H2X 3W4. Our telephone number is (514) 281-1232.

The Exchange Offer

        On October 8, 2003, we sold our 6 7/8% Senior Notes due January 15, 2014 in a private placement exempt from the registration requirements of the Securities Act, and the initial purchasers of these old notes then resold them in reliance on other exemptions from the registration requirements of the Securities Act. Consequently, the old notes are subject to transfer restrictions under the Securities Act. We and the subsidiary guarantors of the old notes entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed, among other things, to deliver to you this prospectus and to keep the exchange offer open for not less than 30 days after the date notice of the exchange offer is mailed to the holders of the old notes. In addition, we agreed that if the exchange offer is not completed by April 5, 2004, we will file, and use our best efforts to cause to become effective, a shelf registration statement covering the resale of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes, which are identical in all material respects to the old notes except that:

  •
  the new notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

  •
  the new notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

  •
  our obligation to pay special interest on the old notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by February 5, 2004 or (b) the exchange offer is not consummated by March 8, 2004, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the new notes.

The Exchange Offer
We are offering to exchange up to US$335.0 million aggregate principal amount of our new 6 7/8% Senior Notes due January 15, 2014, which have been registered under the Securities Act, for up to US$335.0 million aggregate principal amount of our old 6 7/8% Senior Notes due January 15, 2014, which were issued on October 8, 2003 pursuant to a private placement offering. Old notes may be exchanged only in integral multiples of US$1,000.
Resale of the New Notes
Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you are:
• acquiring the new notes in the ordinary course of business;
• not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and
• not a broker-dealer who purchased your old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the new notes. If this interpretation is inapplicable and you transfer any new notes issued to you in the exchange offer without delivering a prospectus or without an exemption under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer that receives new notes for its own account in exchange for the old notes that were acquired by this broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."
Any holder of old notes who:
• is our "affiliate" as defined in Rule 405 under the Securities Act;
• does not acquire the new notes in the ordinary course of its business;
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or
• is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the position of the SEC staff expressed in the no-action letters described above and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.
Expiration of Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on 2003, unless we decide to extend the expiration date.
Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Accrued Interest on the New Notes and the Old Notes	The new notes will bear interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from October 8, 2003.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer — Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to exchange your old notes for new notes pursuant to the exchange offer, you must complete, sign and date the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• you are acquiring the new notes in the ordinary course of business;
• you have no arrangement or understanding with any person to participate in the distribution of the new notes;

• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and
• you are not our "affiliate" as defined in Rule 405 under the Securities Act.
See "The Exchange Offer — Procedures for Tendering Old Notes."
Special Procedures for Beneficial Owners
If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program by the expiration date, you must tender your old notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery Procedures."
Consequences of Failure to Exchange the Old Notes for the New Notes
All unexchanged old notes will continue to be subject to transfer restrictions. In general, the old notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the market for secondary resales of any unexchanged old notes is likely to be minimal. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.
Federal Income Tax Consequences
The exchange of the old notes for the new notes will generally not be a taxable event for U.S. federal income tax purposes. See "Certain Tax Considerations — Certain U.S. Federal Income Tax Considerations."

Use of Proceeds
We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "The Exchange Offer — Fees and Expenses."
Exchange Agent for Notes	Wells Fargo Bank Minnesota, N.A. is the exchange agent for the exchange offer.

The New Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Vidéotron Ltée.
Securities	US$335.0 million in principal amount of 6 7/8% Senior Notes due January 15, 2014.
Maturity	January 15, 2014.
Interest	Annual rate: 6 7/8%. Payment frequency: every six months on January 15 and July 15. First payment: July 15, 2004.
Ranking	The old notes are, and the new notes will be, unsecured senior obligations of Vidéotron Ltée. Accordingly, the old notes rank, and the new notes will rank:
• equally with all of our existing and future unsecured unsubordinated indebtedness;
• senior to all of our existing and future subordinated indebtedness;
• effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness; and
• structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that are not guarantors.

After giving effect to the completion of the offering of the old notes and the transactions described under "— Transactions" and the application of their proceeds as described under "Use of Proceeds," as of September 30, 2003, we would have had $1,075.7 million of indebtedness, of which $473.2 million would have been senior secured debt, which includes US$75.6 million of indebtedness of subsidiaries that are not guarantors. These non-guarantor subsidiaries would have had no additional indebtedness to third parties and an additional $78.6 million of total liabilities (excluding inter-company liabilities). See "Capitalization."
Guarantees	The old notes are, and the new notes will be, guaranteed by certain of our existing and future subsidiaries on a senior unsecured basis.

The guarantees will be general unsecured senior obligations of the guarantors. Accordingly, they will rank equally with all unsecured unsubordinated indebtedness of the guarantors, effectively subordinated to all secured indebtedness of the guarantors, to the extent of the assets securing such indebtedness, and senior to all future subordinated indebtedness of the guarantors.

Optional Redemption
We may redeem the notes, in whole or in part, at any time on or after January 15, 2009 at the redemption prices described in the section "Description of the Notes — Optional Redemption" plus accrued and unpaid interest.

In addition, on or before January 15, 2007, we may redeem up to 35% of the principal amount of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in the section "Description of the Notes — Optional Redemption."
Tax Redemption
We may also redeem the notes, in whole but not in part, at any time at 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption in the event of changes affecting Canadian withholding taxes that would require us to pay "additional amounts" to holders of the notes. See "Description of the Notes — Redemption for Changes in Withholding Taxes" and "— Payment of Additional Amounts."
Change of Control	If we experience a change in control, we must offer to purchase the notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.
Certain Covenants	The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to:
• borrow money or sell preferred stock;
• create liens;
• pay dividends on or redeem or repurchase stock;
• make certain types of investments;
• sell stock in our restricted subsidiaries;
• restrict dividends or other payments from restricted subsidiaries;
• enter into transactions with affiliates;
• issue guarantees of debt; and
• sell assets or merge with other companies.
These covenants contain important exceptions, limitations and qualifications. See "Description of the Notes."
Additional Amounts
Any payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes unless required by law. If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of notes, we will pay the additional amount necessary so that the net amount received by the holders of notes after the withholding is not less than the amount that they would have received in the absence of the withholding. See "Description of the Notes — Payment of Additional Amounts."

Tax Consequences
For a discussion of the possible U.S. and Canadian federal income tax consequences of an investment in the new notes, see "Certain Tax Considerations." You should consult your own tax advisor to determine the federal, state, provincial, local and other tax consequences of an investment in the new notes.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. See "Use of Proceeds."
Absence of an Established Market for the New Notes
The old notes are presently eligible for trading in the PORTAL market. The new notes, however, are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers have advised us that they intend to make a market for the new notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the new notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

        You should refer to "Risk Factors" for an explanation of certain risks of investing in the new notes.

Summary Combined Financial and Operating Data

        The following tables present financial information derived from our audited combined financial statements for the years ended December 31, 2000, 2001 and 2002, and from our unaudited interim combined financial statements for the nine months ended September 30, 2002 and 2003, that are included in this prospectus. Combined balance sheet data as at December 31, 2000 presented in the tables below have been derived from our unaudited combined balance sheet not included in this prospectus. In the opinion of management, our unaudited interim combined financial statements for the nine months ended September 30, 2002 and 2003 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The information presented below the caption "Operating Data" is not derived from our combined financial statements. The information presented below the caption "Other Financial Data and Ratios" is unaudited except for cash flows and capital expenditures for the years ended December 31, 2000, 2001 and 2002. All information contained in the following tables should be read together with our combined financial statements, the notes related to those financial statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our combined financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 21 to our audited combined financial statements for the years ended December 31, 2000, 2001 and 2002 and note 12 to our unaudited combined financial statements for the nine months ended September 30, 2002 and 2003 included elsewhere in this prospectus.

	Year Ended December 31,						Nine Months Ended September 30,
	2000		2001		2002		2002		2003
							(unaudited)
	(dollars in thousands, except for ARPU)
Statement of Operations Data:
Operating revenues:
Cable television	$596,223		$607,942		$579,200		$436,757		$418,383
Internet access	60,112		99,629		135,514		96,276		133,033
Video stores	32,053		35,155		35,344		25,916		28,267
Other	6,745		6,468		5,325		4,046		3,456

Total operating revenues	695,133		749,194		755,383		562,995		583,139

Direct costs	184,305		198,212		211,318		158,845		147,217
Operating and administrative expenses	267,382		269,978		278,320		214,482		207,753
Depreciation and amortization	128,015		132,906		139,505		100,643		104,954

Operating income	115,431		148,098		126,240		89,025		123,215
Financial expenses	54,842		98,831		75,832		54,578		34,185
Other items(1)	99,205		98,046		25,000		—		(2,500)
Income taxes	(22,615)		(10,042)		8,423		11,642		28,674
Non-controlling interest in a subsidiary	253		145		188		145		46
Amortization of goodwill(2)	13,397		13,331		—		—		—

Net income (loss)(2)	$(29,651)		$(52,213)		$16,797		$22,660		$62,810

Balance Sheet Data (at period end):
Cash and cash equivalents	$195		$80,935		$15,881		$78,270		$816
Total assets	1,718,813		1,758,153		1,702,856		1,820,173		1,543,351
Total debt (excluding QMI subordinated loan)(3)(4)	950,843		1,310,179		1,119,625		1,253,577		884,108
QMI subordinated loan(4)	—		—		—		—		150,000
Shareholder's equity(3)	315,212		(310,172)		(314,627)		(282,365)		112,219
Other Financial Data:
EBITDA(5)(6)	$243,446		$281,004		$265,745		$189,668		$228,169
EBITDA margin(5)(6)	35.0%		37.5%		35.2%		33.7%		39.1%
Cash flows from operating activities	$104,274		$216,616		$225,823		$110,636		$82,650
Cash flows from investing activities	(118,139)		(143,916)		(121,927)		(89,763)		(70,768)
Cash flows from financing activities	9,800		5,327		(159,372)		(29,304)		(31,870)
Capital expenditures(7)	341,308		144,361		122,056		89,994		70,514
Cash interest expense(8)	66,906		85,529		76,416		57,404		49,137
Ratio of total debt (excluding QMI subordinated loan) to EBITDA(3)(4)(5)(9)	3.9	x	4.7	x	4.2	x	5.0	x	2.9	x
Ratio of EBITDA to cash interest expense(5)(8)	3.6	x	3.3	x	3.5	x	3.3	x	4.6	x
Operating Data (unaudited):
Homes passed(10)	2,324,940		2,330,648		2,329,023		2,316,000		2,344,149
Basic customers(11)	1,559,446		1,519,172		1,440,184		1,455,531		1,422,965
Basic penetration(12)	67.1%		65.2%		61.8%		62.8%		60.7%
Digital customers	80,749		114,178		170,729		155,542		213,203
Digital penetration(13)	5.2%		7.5%		11.9%		10.7%		15.0%
High-speed Internet customers	140,302		228,328		305,054		281,270		378,525
High-speed Internet penetration(12)	6.0%		9.8%		13.1%		12.1%		16.1%
ARPU(14)	$35.14		$38.33		$40.44		$39.98		$43.01

	Year Ended December 31,		Nine Months Ended September 30,
	2001	2002	2002	2003
			(unaudited)
	(dollars in thousands)
AMOUNTS UNDER U.S. GAAP
Statement of Operations Data:
Operating revenues:
Cable television	$607,942	$579,200	$436,757	$418,383
Internet access	99,629	135,514	96,276	133,033
Video stores	35,155	35,344	25,916	28,267
Other	22,728	30,743	23,955	16,094

Total operating revenues	765,454	780,801	582,904	595,777

Direct costs	227,800	267,247	199,188	183,440
Operating and administrative expenses	281,833	285,004	220,505	212,609
Depreciation and amortization	141,210	135,953	101,392	95,096

Operating income	114,611	92,597	61,819	104,632
Financial expenses	128,504	72,494	50,019	24,326
Other items(1)	3,807	606	—	—
Income taxes	(2,827)	5,740	2,721	22,599
Non-controlling interest in a subsidiary	145	188	145	46
Amortization of goodwill(2)	119,142	2,004,000	1,936,000	—

Net income (loss)(2)	$(134,160)	$(1,990,431)	$(1,927,066)	$57,661

Balance Sheet Data (at period end):
Cash and cash equivalents	$80,935	$15,881	$78,270	$816
Total assets	6,137,269	4,042,995	4,236,331	3,877,636
Total debt (excluding QMI subordinated loan)(3)(4)	1,310,179	1,119,625	1,253,577	884,108
QMI subordinated loan(4)	—	—	—	150,000
Shareholder's equity(3)	3,975,892	1,964,209	2,057,615	2,385,906
Other Financial Data:
EBITDA(5)(6)	$255,821	$228,550	163,211	199,728
EBITDA margin(5)(6)	33.4%	29.3%	28,0%	33,5%
Cash flows from operating activities	$203,056	$189,371	$84,089	$54,209
Cash flows from investing activities	(130,356)	(172,295)	(63,216)	(42,171)
Cash flows from financing activities	5,327	(72,552)	(29,304)	(32,026)
Capital expenditures(7)	118,401	83,516	72,934	55,149

(1)
Following the acquisition of us by Quebecor Media in 2000, our former employees exercised in-the-money options and we introduced a restructuring program in 2001. Other items for the year ended December 31, 2000 consisted primarily of payments made to our employees under our employee stock option plan and a restructuring provision. In 2001, our residential Internet protocol telephony project was suspended, and other items for the year ended December 31, 2001 consisted primarily of the write-off of fixed assets and deferred charges related to that project. In 2002, in connection with the renegotiation of two of our collective bargaining agreements, we put in place a second restructuring initiative resulting in a reduction of 300 employees, and other items consisted primarily of severance costs relating to this restructuring.

(2)
Effective January 1, 2002, we implemented Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets and its US equivalent, FAS 142. The new standards require that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. At January 1, 2002, we had unamortized goodwill in the amount of $432.3 million under Canadian GAAP and $4,666.9 million under U.S. GAAP, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for the prior periods have not been restated for this change. If this change in accounting policy were applied to the reported combined statements of operations for the prior periods, the impact of the change, in respect of goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

	Year Ended December 31,
	2000	2001
	(dollars in thousands)
Net loss	$(29,651)	$(52,213)
Goodwill amortization	13,397	13,331

Net loss before goodwill amortization	$(16,254)	$(38,882)

AMOUNTS UNDER U.S. GAAP
Net loss		$(134,160)
Goodwill amortization		119,142

Net loss before goodwill amortization		$(15,018)

(3)
Total debt (excluding QMI subordinated loan) for us means long-term debt, bank overdrafts and a promissory note payable to a company under common control less the QMI subordinated loan, and it does not include the retractable preferred shares held by Quebecor Media. The retraction price of the retractable preferred shares was $337.2 million as of December 31, 2001 and $369.7 million as of September 30, 2002 and December 31, 2002. During the nine months ended September 30, 2003, $364.0 million of the retractable preferred shares were converted into our common shares. The excess of the retraction price of the preferred shares over the stated capital converted into common shares was credited to our contributed surplus account in an amount of $301.1 million. The outstanding amount of retractable preferred shares as of September 30, 2003 was $5.6 million. See the reconciliation of total debt (excluding QMI subordinated loan) to long-term debt in note 5 under "Selected Combined Financial and Operating Data."

(4)
QMI subordinated loan refers to the subordinated loan due 2015 we entered into in favor of Quebecor Media. On October 8, 2003, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option. The QMI subordinated loan has been excluded from total debt because, under the terms of the notes, all payments on this loan are restricted payments treated in the same manner as dividends on our common shares. The QMI subordinated loan is reflected as long-term debt on our combined balance sheet. As at September 30, 2003, our total long-term debt was $1,034.1 million.

(5)
EBITDA for us means earnings before depreciation and amortization, financial expenses, other items (consisting primarily of restructuring charges), income taxes, share in the results of a company subject to significant influence, non-controlling interest in a subsidiary and goodwill amortization. EBITDA is not intended to be a measure that should be regarded as an alternative to other financial operating performance measures. EBITDA should not be considered in isolation as a substitute for measures of performance prepared in accordance with U.S. GAAP or Canadian GAAP. EBITDA is included in this prospectus because we believe that EBITDA is a meaningful measure of performance commonly used in the cable industry and by the investment community to analyze and compare companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Combined Financial and Operating Data."

(6)
EBITDA based on U.S. GAAP is lower than EBITDA based on Canadian GAAP primarily as a result of three material differences between GAAP in the United States and GAAP in Canada. Under U.S. GAAP, (i) the cost of subsidies granted to customers on equipment sold, (ii) the costs of reconnecting customers, and (iii) certain development and pre-operating costs, are expensed as incurred. Under Canadian GAAP, these costs are capitalized or deferred and then amortized.

(7)
Capital expenditures is comprised of acquisition of fixed assets and change in deferred charges.

(8)
Cash interest expense for us means financial expenses excluding interest income, gain (loss) on foreign denominated short-term monetary items, gain (loss) on foreign denominated debt, amortization of debt premium, write-off and amortization of deferred financing costs, interest income (expenses) from/to affiliated companies, interest on the QMI subordinated loan, and interest capitalized to fixed assets.

(9)
Ratio of total debt (excluding QMI subordinated loan) to EBITDA for the nine months ended September 30, 2002 and 2003 is based on annualized EBITDA for the nine months ended September 30, 2002 and 2003, respectively. See note 10 under "Selected Combined Financial and Operating Data" for ratio of total debt to EBITDA for the nine months ended September 30, 2003.

(10)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(11)
Basic customers are customers who receive basic cable television service in either analog or digital mode.

(12)
Represents customers as a percentage of total homes passed.

(13)
Represents customers as a percentage of basic customers.

(14)
Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable and Internet revenue per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measures reported by other companies. We calculate ARPU by dividing our combined cable television and Internet-access revenues for the applicable nine-month or twelve-month period by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

RISK FACTORS

        An investment in the new notes involves risk. You should consider carefully the risks described below as well as the other information and data included in this prospectus before deciding to invest in the new notes.

Risks Relating to the Notes

If you do not properly tender your old notes, you will not receive new notes in the exchange offer, and you may not be able to sell your old notes.

        We registered the new notes, but not the old notes, under the Securities Act. We will only issue new notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes.

        Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or offered or sold in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        Although we may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, we have no present plans to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes. In addition, holders who do not tender their old notes, except for initial purchasers or holders of old notes who are prohibited by applicable law or SEC policy from participating in the exchange offer or may not resell the new notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holders, will not have any further registration rights and will not have the right to receive special interest on their old notes.

The market for the old notes may be significantly more limited after the exchange offer.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them. The extent of the market for the old notes and the availability of price quotations would depend on a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the old notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the old notes outstanding.

Our substantial indebtedness and significant interest payment requirements could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness, which could have significant consequences, including the following:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to making interest and principal payments on our indebtedness;

  •
  limit our ability to fund capital expenditures, working capital and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds on commercially reasonable terms, if at all.

We will need a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

        Our ability to meet our debt service requirements, including those with respect to the notes, will depend on our ability to generate cash in the future. Our ability to generate cash depends on many factors beyond our control, such as competition and general economic conditions. In addition, our ability to borrow funds in the future to make payments on our debt will depend on our satisfaction of the covenants in our credit facilities and our other debt agreements, including the indenture governing the notes, and other agreements that we may enter into in the future. We cannot assure you that we will generate sufficient cash flow from operations or that future distributions will be available to us in amounts sufficient to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt or obtain additional financing. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities or the notes, or obtain additional financing on commercially reasonable terms, if at all.

Restrictive covenants in our debt instruments may reduce our operating and financial flexibility, which may prevent us from capitalizing on business opportunities.

        The terms of our credit facilities and the indenture contain a number of operating and financial covenants restricting our ability to, among other things:

  •
  incur additional debt, including guarantees by our restricted subsidiaries;

  •
  pay dividends and make restricted payments;

  •
  create liens;

  •
  use the proceeds from sales of assets and subsidiary stock;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  enter into transactions with affiliates;

  •
  enter into sale and leaseback transactions; and

  •
  consolidate or merge or sell all or substantially all of our assets.

        In addition, our ability to comply with covenants contained in the indenture, our credit facilities and the agreements governing other debt to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our debt and cross-defaults under our other debt, which could require us to repay or repurchase debt prior to the date it would otherwise be due, which could adversely affect our financial condition. Acceleration of any debt outstanding under our credit facilities or any of our other debt could prevent us from making interest and principal payments on the notes. Even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Although these notes are referred to as "senior notes," they will be effectively subordinated to our and the guarantors' secured indebtedness.

        Like the old notes, and each guarantee of the old notes, the new notes, and each guarantee of the new notes, will be unsecured and therefore will be effectively subordinated to any secured indebtedness we, or the relevant guarantor, may incur to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. After giving effect to the completion of the offering of the old notes and the transactions described under "Summary — The Transactions" and the application of their proceeds as described under "Use of Proceeds," as of September 30, 2003, we would have had $1,075.7 million of debt outstanding, $473.2 million of which would have been senior secured debt, which includes US$75.6 million of secured debt under the CF Cable notes. The old notes are, and the new notes will be, effectively subordinated to any borrowings under our credit facilities. See "Description of Certain Indebtedness."

Not all of our subsidiaries will guarantee our obligations under the notes, and the assets of our subsidiaries that do not guarantee the notes may not be available to make payments on the notes.

        The guarantors of the notes do not, and will not, include all of our subsidiaries. Payments on the notes are only required to be made by us and the guarantors. As a result, no payments are required to be made from assets of subsidiaries that do no guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a guarantor. Initially, neither our wholly-owned subsidiary CF Cable, nor its wholly-owned subsidiary, Videotron Regional, will guarantee the notes until the termination of the indenture governing the CF Cable notes. Until CF Cable and Videotron Regional guarantee the notes, the notes will rank effectively behind the liabilities of CF Cable and Videotron Regional, including the CF Cable notes. This means that CF Cable and its subsidiaries must pay their creditors, including the holders of the CF Cable notes, in full before their assets are available to us to pay you. As of September 30, 2003, the aggregate amount of liabilities (including the CF Cable notes and trade payables but excluding inter-company liabilities) of CF Cable and its subsidiaries was $180.7 million.

        In the event of a bankruptcy, liquidation or reorganization of any of the subsidiaries that do not guarantee the notes, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of these subsidiaries are made available for distribution on us. As a result, the old notes are, and the new notes will be, effectively subordinated to all debt and other liabilities of the subsidiaries that do not guarantee the notes. As of September 30, 2003, the total liabilities of those of our subsidiaries that do not guarantee the notes, excluding inter-company liabilities, were $194.1 million.

We may still be able to incur substantially more debt, which could increase the risks described above.

        The terms of our credit facilities and the indenture do not fully prohibit us or our subsidiaries from incurring additional debt. After giving effect to the completion of the offering of the old notes and the transactions described under "Summary — The Transactions" and the application of their proceeds as described under "Use of Proceeds," as of September 30, 2003, we would have had $100.0 million available for additional borrowings under our credit facilities. We may be able to incur substantial additional debt in the future. If we do so, the risks described above could be greater.

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under the notes.

        For the year ended December 31, 2002, our subsidiaries generated approximately 45% of our revenues (before inter-company eliminations) and held approximately 44% of our consolidated total assets. We need the cash generated by our subsidiaries from their operations and their borrowings to service our obligations, including the notes. Our subsidiaries are not obligated to make funds available to us.

        Our subsidiaries' ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. For example, the terms of the indenture governing the CF Cable notes contain a number of operating and financial covenants that restrict CF Cable's ability to, among other things, pay dividends and make restricted payments to us. In addition, some of our subsidiaries may, in the future, become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders and partners. The indenture governing the notes permits our subsidiaries to incur debt with similar prohibitions and restrictions.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases.

        If we were to experience a change of control as described below under the section "Description of the Notes — Repurchase at the Option of Holders — Change of Control," we would be required to make an offer to purchase all of the notes then outstanding at 101.0% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes.

        In addition, under our credit facilities, a change of control would be an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our credit facilities and may constitute an event of default under future senior indebtedness, any of which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. If debt were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

Canadian bankruptcy and insolvency laws may impair the trustee's ability to enforce remedies under the notes.

        The rights of the trustee who represents the holders of the notes to enforce remedies could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and to file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place.

        The powers of the court under the Bankruptcy and Insolvency Act (Canada), and particularly under the Companies' Creditors Arrangement Act (Canada), have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the notes or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

An active trading market for the new notes may not develop.

        There is currently no public market for the new notes. The new notes are a new issue of securities with no existing trading market. We do not intend to have the new notes listed on a national securities exchange. We have been informed by the initial purchasers that they currently intend to make a market in the new notes. However, they are under no obligation to do so, and, if they do make a market in the new notes, they may cease their market-making activities at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the new notes or the prices at which you may be able to sell the new notes.

        In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on your ability to sell the new notes regardless of our prospects and financial performance.

Non-U.S. holders of the notes are subject to restrictions on the resale of the notes.

        We sold the old notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the old notes were offered and sold, and therefore the old notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although we registered the new notes under the Securities Act, we did not, and we do not intend to, qualify the new notes by prospectus in Canada, and, accordingly, the new notes will remain subject to restrictions on resale in Canada. In addition, non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident. See "The Exchange Offer — Resale of the New Notes" and "Notice to Canadian Investors."

Applicable statutes allow courts, under specific circumstances, to void the guarantees of the notes provided by certain of our subsidiaries.

        Our creditors or the creditors of one or more guarantors of the notes could challenge the guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law or applicable Canadian federal or provincial law. While the relevant laws vary from one jurisdiction to another, the entering into of the guarantees by certain of our subsidiaries could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court were to determine that:

  •
  a guarantor delivered its guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors;

  •
  the guarantor did not receive fair consideration for the delivery of the guarantee; or

  •
  the guarantor was insolvent at the time it delivered the guarantee.

        To the extent a court voids a guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor that delivered a guarantee. If a court were to take this action, the guarantor's assets would be applied first to satisfy the guarantor's liabilities, including trade payables and preferred stock claims, if any, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a guarantor's remaining assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the guarantees.

        In addition, the corporate statutes governing the guarantors of the notes may also have provisions that serve to protect each guarantor's creditors from impairment of its capital from financial assistance given to its corporate insiders where there are reasonable grounds to believe that, as a consequence of this financial assistance, the guarantor would be insolvent or the book value, or in some cases the realizable value, of its assets would be less than the sum of its liabilities and its issued and paid-up share capital. While the applicable corporate laws may not prohibit financial assistance transactions and a corporation is generally permitted flexibility in its financial dealings, the applicable corporate laws may place restrictions on each guarantor's ability to give financial assistance in certain circumstances.

U.S. investors in the notes may have difficulties enforcing certain civil liabilities.

        We are governed by the laws of the Province of Québec. Moreover, substantially all of our directors, controlling persons and officers, as well as some of the experts named in this prospectus, are residents of Canada or other jurisdictions outside of the United States and a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of notes to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal or state securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal or state securities law against us, our directors, controlling persons and officers and the experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of U.S. courts.

Risks Relating to Our Business

We may not successfully implement our business and operating strategies.

        Our business and operating strategies include maximizing customer satisfaction, launching and deploying additional value-added products and services, maintaining our advanced broadband network, reducing costs and improving operating efficiency, and further integrating our operations within the Quebecor Media group of companies. We may not be able to fully implement these strategies or realize their anticipated results. Implementation of these strategies could also be affected by a number of factors, some of which are beyond our control, such as operating difficulties, increased operating costs or capital expenditures, regulatory developments, general or local economic conditions or increased competition. Any material failure to implement our strategies could have a material adverse effect on our business, financial condition and operating results and on our ability to meet our obligations, including our ability to service our indebtedness.

We operate in highly competitive industries.

        In our cable operations, we compete against direct broadcast satellite, or DBS, providers, multi-channel multipoint distribution systems, or MDS, satellite master antenna television systems and over-air television broadcasters. We also face competition from illegal providers of cable television services or pirate systems that enable customers to access programming services from U.S. and Canadian DBS without paying any fee. In our Internet access business, we compete against other Internet service providers offering residential and commercial Internet access services. Competitors in the video rental industry include other video stores, video-on-demand services, television and other alternative entertainment media. We cannot assure you that our existing and future competitors will not pursue or be capable of achieving business strategies similar to or competitive with ours. Some of our competitors have greater financial and other resources than we do. We may not be able to compete successfully in the future against existing or potential competitors, and increased competition could have a material adverse effect on our business, financial condition or results of operations.

We compete and will continue to compete with alternative technologies, and we may be required to invest a significant amount of capital to address continued technological development.

        The cable and Internet access industries are experiencing rapid and significant technological changes, which may result in alternative means of transmission and which could have a material adverse effect on our business, financial condition or results of operations. Further, industry regulators have authorized direct-to-home satellite, or DTH, microwave services, and may authorize other alternative methods of transmitting television and other content with improved speed and quality. We may not be able to successfully compete with existing or newly developed alternative technologies or may be required to acquire, develop or integrate new technologies ourselves. The cost of the acquisition, development or implementation of new technologies could be significant and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future.

We may not be able to obtain additional capital to continue the development of our business.

        Our business has required substantial capital for the upgrade, expansion and maintenance of our network and the launch and expansion of new or additional services. While we have substantially completed our network modernization program, if there is accelerated growth in our digital cable and data customers, or if we decide to introduce new advanced services, such as high definition television, or HDTV, or if the cost of providing these services increases, we may need to make unplanned additional capital expenditures. We may not be able to obtain the funds necessary to finance our capital improvement program or any additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our results of operations would be adversely affected.

Our financial performance will be materially adversely affected if we cannot continue to distribute a wide range of television programming on reasonable terms.

        The financial performance of our cable service business depends in large part on our ability to distribute a wide range of appealing, conveniently-scheduled television programming at reasonable rates. We obtain television programming from suppliers pursuant to programming contracts. We cannot assure you that we will be able to maintain key programming contracts or continue to pay reasonable rates for television programming. Loss of programming contracts may have a material adverse effect on our results of operations because the quality and amount of television programming offered by us affect the attractiveness of our services to customers and, accordingly, the prices we can charge. Programming costs represent our single largest expense item, and the cost of television programming may increase in the future. If we cannot pass on such increases, if any, to our customers, then these increased costs may have a material adverse effect on our results of operations.

We depend on third-party suppliers and providers for services and other items critical to our operations.

        We depend on third-party suppliers and providers for services and other items that are critical to our operations, including set-top converter boxes, servers and routers, fiber-optic cable, telephone circuits, inter-city links, software, the "backbone" telecommunications network for our Internet access service and construction services for expansion and upgrades of our network. For example, in multi-dwelling buildings, we require cable owned and leased to us by a related party to connect our cable to the units in the building. If that party were no longer willing or able to provide this service to us, we would be unable to deliver our products and services to customers in those buildings. These services and items are available from a limited number of suppliers. If no suppliers can provide us with set-top converter boxes that comply with evolving Internet and telecommunications standards or that are compatible with our other equipment and software, our business, financial condition and results of operations could be materially adversely affected. In addition, if we are unable to obtain critical equipment, software, services or other items on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out our advanced services may be delayed, and our business, financial condition and results of operations could be materially adversely affected.

We are subject to extensive government regulation. Changes in government regulation could adversely affect our business, financial condition or results of operations.

        Broadcasting operations are generally subject to extensive government regulation. Regulations govern the issuance, amendment, renewal, transfer, suspension, revocation and ownership of broadcasting programming and distribution licenses. With respect to distribution undertakings, regulations govern, among other matters, the distribution of Canadian and non-Canadian programming services and the maximum fees to be charged to the public in certain circumstances. In Canada, there are significant restrictions on the ability of foreign entities to own or control broadcasting undertakings. See "Business — Regulation — Ownership and Control of Canadian Broadcasting Undertakings."

        Our broadcasting distribution and Internet access service operations are regulated respectively by the Broadcasting Act (Canada) and the Telecommunications Act (Canada) and regulations thereunder. The Canadian Radio-television and Telecommunications Commission, or the CRTC, which administers the Broadcasting Act (Canada) and the Telecommunications Act (Canada), has the power to grant, amend, suspend, revoke and renew broadcasting distribution licenses, approve certain changes in corporate ownership and control, and make regulations and policies in accordance with the Broadcasting Act (Canada), subject to certain directions from the Federal Cabinet. We are also subject to technical requirements and performance standards for cable television systems under the Radiocommunication Act (Canada) administered by Industry Canada.

        Changes to the regulations and policies governing broadcast television, specialty or pay-television services and broadcasting distribution through cable or alternate means, the introduction of new regulations or policies or terms of license, could have a material adverse effect on our business, financial condition or operating results. For a more complete description of the regulatory environment affecting our business, see "Business — Regulation."

        At the present time, through an exemption order, the CRTC does not regulate the content of the Internet or interactive television and does not regulate broadcast distribution via the Internet. However, the CRTC has a policy of reviewing its exemption orders every five years.

The CRTC may not renew our existing broadcasting distribution licenses or grant us new licenses, either on acceptable terms or at all.

        Our CRTC broadcasting distribution licenses must be renewed from time to time, typically every seven years, and cannot be transferred without regulatory approval. Our inability to renew any of our licenses or acquire new interests or licenses on acceptable terms, or at all, could have a material adverse effect on our business, financial condition or operating results.

We are required to provide third-party Internet service providers with access to our cable systems, which may result in increased competition.

        We have been required by the CRTC to provide third-party Internet service providers with access to our cable systems at mandated wholesale rates. The CRTC has approved certain of the cost-based rates for our third-party Internet access service. As of the date of this prospectus, no third parties have been provided with access through interconnection as technical interconnection procedures and conditions remain to be determined by the CRTC. Until access through interconnection is provided to third-party Internet service providers to the underlying telecommunications facilities used to provide Internet service, the CRTC is requiring us and other incumbent cable carriers to allow third-party retail Internet service providers to resell their retail high-speed Internet services at a discount of 25% off the lowest retail Internet service rate charged by such cable carriers to their cable customers during a one-month period. As a result of this requirement, we may experience increased competition for retail high-speed Internet customers. In addition, because our resale rates are regulated by the CRTC, we could be limited in our ability to recover our costs associated with providing this access.

We may have to support increasing costs in securing access to support structures needed for our network.

        We require access to the support structures of hydro-electric and telephone utilities and to municipal rights of way to deploy our cable network. Where access cannot be secured, we may apply to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, the CRTC's jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities has been challenged in the courts. In a recent decision of the Supreme Court of Canada, it was held that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities. As a result, our costs of obtaining access to support structures of hydro-electric companies could be substantially increased.

We serve our customers through a single clustered network, which may be more vulnerable to widespread disruption.

        We provide our cable products and services through a primary headend and eight regional headends in our single clustered network. This characteristic means that a failure in our primary headend could prevent us from delivering some of our products and services throughout our network until we have resolved the failure, which may result in significant customer dissatisfaction.

We are controlled by Quebecor Media.

        All of our issued and outstanding common shares are held by Quebecor Media. As a result, Quebecor Media controls our policies and operations. The interests of Quebecor Media, as our sole equity holder, may conflict with the interests of the holders of the notes.

        Also, Quebecor Media is a holding company with no significant assets other than its equity interests in its subsidiaries. Its principal source of cash needed to pay its own obligations is the cash that its subsidiaries generate from their operations and borrowings. We expect to pay dividends to Quebecor Media in the future subject to the terms of our indebtedness and applicable law. In addition, actions taken by Quebecor Media and its financial condition, matters over which we have no control, may affect us and the market for the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Payment of Dividends."

We depend on key personnel.

        Our success depends to a large extent upon the continued services of our senior management and our ability to retain skilled employees. There is intense competition for qualified management and skilled employees, and our failure to recruit, retain and train such employees could have a material adverse effect on our business, financial condition or operating results.

We may be adversely affected by strikes and other labor protests.

        Approximately 80% of our employees are unionized. We are currently a party to four collective bargaining agreements. One of these collective bargaining agreements (representing approximately 65 employees) has expired and is currently being negotiated for renewal. Our other collective bargaining agreements (representing approximately 1,600 employees) will expire on or after December 31, 2006.

        We have had significant labor disputes in the past, which have disrupted our operations, resulted in damages to our network and impaired our operating results. In April 2003, we settled an eleven-month labor dispute with 1,600 of our unionized employees. We cannot predict the outcome of any future negotiations relating to the renewal of our collective bargaining agreements, nor can we assure you that we will not experience work stoppages, strikes or other forms of labor protests pending the outcome of any future negotiations. Any strikes or other forms of labor protests in the future could disrupt our operations and have a material impact on our business, financial condition or operating results.

We may be adversely affected by fluctuations of the exchange rate.

        Virtually all of our revenue and the majority of our expenses, other than interest payments on U.S. dollar-denominated debt, is received or denominated in Canadian dollars. After giving effect to the completion of the offering of the old notes and the transactions described under "Summary — The Transactions" and the application of their proceeds as described under "Use of Proceeds," as of September 30, 2003, all our indebtedness will be denominated, except for our revolving credit facility of $100.0 million and our new Term C loan of $368.1 million, and interest, principal and premium, if any, thereon, will be paid in U.S. dollars. As a result, we will be exposed to foreign currency exchange risk. We entered into transactions to hedge the exchange rate risk with respect to the notes and we may enter into similar transactions with respect to the CF Cable notes. However, such hedging transactions may not be successful, such that exchange rate fluctuations may impair our ability to make payments in respect of the notes. In addition, we may be required to provide cash or other collateral to secure our obligations with respect to any such hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure about Market Risk" and "Description of Certain Indebtedness."

        For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange gain or loss on the translation of any U.S. dollar-denominated debt into Canadian dollars. Consequently, our reported earnings and debt could fluctuate materially as a result of foreign exchange gains or losses.

We are subject to environmental regulations.

        We are subject to federal, provincial and municipal laws relating to protection of the environment. Our properties, and the areas surrounding our properties, may have had historic uses, or may have current uses, affecting our properties, which require further study or remedial measures. We cannot assure you that all our environmental liabilities have been determined. See "Business — Environment."

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. The proceeds from the offering of the old notes, net of commissions, expenses and discounts was US$323.1 million, or Cdn$436.4 million. We applied the net proceeds from the offering of the old notes, together with $368.1 million of borrowings under our Term C loan, to fully repay the outstanding balances under our credit facilities, to terminate our foreign currency swap relating to our Term B loan (which had been fully repaid) and for general corporate purposes.

        Prior to the closing of the offering of the old notes, our credit facilities consisted of a Term A-1 loan, a Term B loan and a revolving credit facility. Concurrently with the closing of the offering of the old notes, we amended the terms of our credit facilities to, among other things, provide for a Term C loan. In addition, we reduced our total borrowing capacity under our revolving credit facility by $50.0 million to $100.0 million. See "Description of Certain Indebtedness — Credit Facilities — General." The weighted average interest of our borrowings under our credit facilities at September 30, 2003 was 5.38%.

CAPITALIZATION

        The following table presents our capitalization as of September 30, 2003 (i) on an actual basis, and (ii) as adjusted to give effect to the offering of the old notes and the transactions described under "Summary — The Transactions" and the application of their net proceeds as described under "Use of Proceeds." This table is presented and should be read together with our combined financial statements and the related notes included elsewhere in this prospectus. See "Selected Combined Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

	As at September 30, 2003
	Actual	As Adjusted
	(dollars in millions, unaudited)
Long-term debt, including current portion:
Revolving credit facility	$40.0	$—
Term A-1 loan	468.1	—
Term B loan	270.9	—
Term C loan	—	368.1
9.125% CF Cable notes due 2007(1)	105.1	105.1
6 7/8% Senior Notes due January 15, 2014(2)	—	452.5
QMI subordinated loan due 2015(3)	150.0	150.0

Total long-term debt, including current portion	1,034.1	1,075.7
Total shareholder's equity(4)	112.2	112.2

Total capitalization	$1,146.3	$1,187.9

(1)
U.S. dollar-denominated notes issued and secured by the assets of our subsidiary, CF Cable, which is not a guarantor of the notes. CF Cable is undertaking to become a guarantor of the notes at such time when the CF Cable notes are no longer outstanding.

(2)
Converted from U.S. dollars to Canadian dollars based on the noon buying rate on September 30, 2003 of $1.3507 to US$1.00, or $1.00 to US$0.7404.

(3)
Subordinated loan due 2015 from Quebecor Media. Under the terms of the notes, all payments on this loan are restricted payments treated in the same manner as dividends on our common shares. See "Description of Certain Indebtedness — Indebtedness to Quebecor Media."

(4)
Total shareholder's equity at September 30, 2003, as adjusted, does not give effect to the write-off of deferred financing costs and losses related to the termination of currency swaps in connection with the offering of the old notes and the transactions described under "Summary — The Transactions." These losses amount to $17.1 million and are recorded in October 2003.

SELECTED COMBINED FINANCIAL AND OPERATING DATA

        The following tables present financial information derived from our combined financial statements included in this prospectus, which are comprised of balance sheets as at December 31, 2001 and 2002 and the statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002. The combined financial statements have been audited by KPMG LLP, independent chartered accountants. KPMG LLP's report on the audited combined financial statements is included in this prospectus. The combined balance sheet data as at December 31, 2000 and the financial information for the years ended August 31, 1998 and August 31, 1999 and for the four months ended December 31, 1999 have been derived from our unaudited combined financial statements not included in this prospectus. In 1999, we changed our financial year end from August 31 to December 31. The financial information for the nine months ended September 30, 2002 and 2003 is derived from our unaudited interim combined financial statements for such periods included in this prospectus. In the opinion of management, our unaudited interim combined financial statements for the nine months ended September 30, 2002 and 2003 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The information presented below the caption "Operating Data" is not derived from our combined financial statements. The information presented below the caption "Other Financial Data and Ratios" is unaudited except for cash flows and capital expenditures for the years ended December 31, 2000, 2001 and 2002. All information contained in the following tables should be read in conjunction with our combined financial statements, the notes related to those financial statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our combined financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 21 to our audited combined financial statements for the years ended December 31, 2000, 2001 and 2002 and note 10 to our unaudited combined interim financial statements for the nine months ended September 30, 2002 and 2003 included elsewhere in this prospectus.

	Year Ended August 31,		Four Months Ended December 31,	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	1999	2000	2001	2002	2002	2003
	(unaudited)		(unaudited)				(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Operating revenues:
Cable television	$574,574	$580,146	$199,750	$596,223	$607,942	$579,200	$436,757	$418,383
Internet access	—	24,538	13,182	60,112	99,629	135,514	96,276	133,033
Video stores	13,563	21,073	9,879	32,053	35,155	35,344	25,916	28,267
Other	3,301	8,635	2,336	6,745	6,468	5,325	4,046	3,456

Total operating revenues	591,438	634,392	225,147	695,133	749,194	755,383	562,995	583,139

Direct costs	127,804	163,210	57,503	184,305	198,212	211,318	158,845	147,217
Operating and administrative expenses	224,425	247,900	87,691	267,382	269,978	278,320	214,482	207,753
Depreciation and amortization	95,913	103,901	42,649	128,015	132,906	139,505	100,643	104,954

Operating income	143,296	119,381	37,304	115,431	148,098	126,240	89,025	123,215
Financial expenses	103,335	26,572	6,093	54,842	98,831	75,832	54,578	34,185
Other items(1)	(161,977)	17,040	(8,595)	99,205	98,046	25,000	—	(2,500)
Income taxes	72,927	25,377	11,654	(22,615)	(10,042)	8,423	11,642	28,674
Share in the results of a company subject to significant influence	(506)	(489)	(136)	—	—	—	—	—
Non-controlling interest in a subsidiary	—	100	57	253	145	188	145	46
Amortization of goodwill(2)	11,718	13,486	108	13,397	13,331	—	—	—

Net income (loss)(2)	$117,799	$37,295	$28,123	$(29,651)	$(52,213)	$16,797	$22,660	$62,810

	Year Ended August 31,				Four Months Ended December 31,		Year Ended December 31,						Nine Months Ended September 30,
	1998		1999		1999		2000		2001		2002		2002		2003
	(unaudited)				(unaudited)		(unaudited)						(unaudited)
	(dollars in thousands, except for ARPU)
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,133		$1,012		$1,498		$195		$80,935		$15,881		$78,270		$816
Total assets	1,457,677		1,640,310		1,639,578		1,718,813		1,758,153		1,702,856		1,820,173		1,543,351
Total debt (excluding QMI subordinated loan)(3)(4)(5)	764,008		840,610		801,521		950,843		1,310,179		1,119,625		1,253,577		884,108
QMI subordinated loan(4)	—		—		—		—		—		—		—		150,000
Shareholder's equity(3)	367,825		403,385		404,679		315,212		(310,172)		(314,627)		(282,365)		112,219
Other Financial Data and Ratios:
EBITDA(6)(7)	$239,209		$223,282		$79,953		$243,446		$281,004		$265,745		$189,668		$228,169
EBITDA margin(6)(7)	40.4%		35.2%		35.5%		35.0%		37.5%		35.2%		33.7%		39.1%
Cash flows from operating activities	$149,508		$237,622		$73,847		$104,274		$216,616		$225,823		$110,636		$82,650
Cash flows from investing activities	313,986		(286,158)		(31,021)		(118,139)		(143,916)		(121,927)		(89,763)		(70,768)
Cash flows from financing activities	(467,392)		53,084		(41,553)		9,800		5,327		(159,372)		(29,304)		(31,870)
Capital expenditures(8)	163,108		253,381		85,423		341,308		144,361		122,056		89,994		70,514
Cash interest expense(9)	65,929		55,840		22,764		66,906		85,529		76,416		57,404		49,137
Ratio of total debt (excluding QMI subordinated loan) to EBITDA(3)(4)(5)(6)(10)	3.2	x	3.8	x	3.3	x	3.9	x	4.7	x	4.2	x	5.0	x	2.9	x
Ratio of EBITDA to cash interest expense(6)(9)	3.6	x	4.0	x	3.5	x	3.6	x	3.3	x	3.5	x	3.3	x	4.6	x
Ratio of earnings to fixed charges(11)	3.7	x	2.0	x	2.8	x	0.2	x	0.3	x	1.3	x	1.6	x	2.6	x
Operating Data (unaudited):
Homes passed(12)	2,290,861		2,304,460		2,309,580		2,324,940		2,330,648		2,329,023		2,316,000		2,344,149
Basic customers(13)	1,398,251		1,542,364		1,565,321		1,559,446		1,519,172		1,440,184		1,455,531		1,422,965
Basic penetration(14)	61.0%		66.9%		67.8%		67.1%		65.2%		61.8%		62.8%		60.7%
Digital customers	—		14,378		31,727		80,749		114,178		170,729		155,542		213,203
Digital penetration(15)	—		0.9%		2.0%		5.2%		7.5%		11.9%		10.7%		15.0%
High-speed Internet customers	5,603		32,924		52,996		140,302		228,328		305,054		281,270		378,525
High-speed Internet penetration(14)	0.2%		1.4%		2.3%		6.0%		9.8%		13.1%		12.1%		16.1%
ARPU(16)	$34.07		$33.55		$34.18		$$35.14		$38.33		$40.44		$39.98		$43.01
AMOUNTS UNDER U.S. GAAP
Statement of Operations Data:
Operating revenues:
Cable television									$607,942		$579,200		$436,757		$418,383
Internet access									99,629		135,514		96,276		133,033
Video stores									35,155		35,344		25,916		28,267
Other									22,728		30,743		23,955		16,094

	Total operating revenues								765,454		780,801		582,904		595,777

Direct costs									227,800		267,247		199,188		183,440
Operating and administrative expenses									281,833		285,004		220,505		212,609
Depreciation and amortization									141,210		135,953		101,392		95,096

Operating income									114,611		92,597		61,819		104,632
Financial expenses									128,504		72,494		50,019		24,326
Other items(1)									3,807		606		—		—
Income taxes									(2,827)		5,7406		2,721		22,599
Non-controlling interest in a subsidiary									145		188		145		46
Amortization of goodwill(2)									119,142		2,004,000		1,936,000		—

Net income (loss)(2)									$(134,160)		$(1,990,431)		$(1,927,066)		$57,661

	Year Ended December 31,		Nine Months Ended September 30,
	2001	2002	2002	2003
			(unaudited)
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$80,935	$15,881	$78,270	$816
Total assets	6,137,269	4,042,995	4,236,331	3,877,636
Total debt (excluding QMI subordinated loan)(3)(4)(5)	1,310,179	1,119,625	1,253,577	884,108
QMI subordinated loan(4)	—	—	—	150,000
Shareholder's equity(3)	3,975,892	1,964,209	2,057,615	2,385,906
Other Financial Data and Ratios:
EBITDA(6)(7)	$255,821	$228,550	$163,211	$199,728
EBITDA margin(6)(7)	33.4%	29.3%	28.0%	33.5%
Cash flows from operating activities	$203,056	$189,371	$84,089	$54,209
Cash flows from investing activities	(130,356)	(172,295)	(63,216)	(42,171)
Cash flows from financing activities	5,327	(72,552)	(29,304)	(32,026)
Capital expenditures	118,401	83,516	72,934	55,149
Ratio of earnings to fixed charges(11)	—	—	—	2.7

(1)
Following the acquisition of us by Quebecor Media in 2000, our former employees exercised in-the-money options and we introduced a restructuring program in 2001. Other items for the year ended December 31, 2000 consisted primarily of payments made to our employees under our employee stock option plan and a restructuring provision. In 2001, our residential Internet protocol telephony project was suspended, and other items for the year ended December 31, 2001 consisted primarily of the write-off of fixed assets and deferred charges related to that project. In 2002, in connection with the renegotiation of two of our collective bargaining agreements, we put in place a second restructuring initiative resulting in a reduction of 300 employees, and other items consisted primarily of severance costs relating to this restructuring.

(2)
Effective January 1, 2002, we implemented Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets and its US equivalent, FAS 142. The new standards require that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. At January 1, 2002, we had unamortized goodwill in the amount of $432.3 million under Canadian GAAP and $4,666.9 million under U.S. GAAP, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for the prior periods have not been restated for this change. If this change in accounting policy were applied to the reported combined statements of operations for the prior periods, the impact of the change, in respect of goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

	Year Ended December 31,
	2000	2001
	(dollars in thousands)
Net loss	$(29,651)	$(52,213)
Goodwill amortization	13,397	13,331

Net loss before goodwill amortization	$(16,254)	$(38,882)

AMOUNTS UNDER U.S. GAAP
Net loss		$(134,160)
Goodwill amortization		119,142

Net loss before goodwill amortization		$(15,018)

(3)
Total debt (excluding QMI subordinated loan) for us means long-term debt, bank overdrafts and a promissory note payable to a company under common control less the QMI subordinated loan, and it does not include the retractable preferred shares held by Quebecor Media. The retraction price of the retractable preferred shares was $337.2 million as of December 31, 2001 and $369.7 million as of September 30, 2002 and December 31, 2002. During the nine months ended September 30, 2003, $364.0 million of the retractable preferred shares were converted into our common shares. The excess of the retraction price of the preferred shares over the stated capital converted into common shares was credited to our contributed surplus account in an amount of $301.1 million. The outstanding amount of retractable preferred shares as of September 30, 2003 was $5.6 million.

(4)
QMI subordinated loan refers to the subordinated loan due 2015 we entered into in favor of Quebecor Media. On October 8, 2003, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option. The QMI subordinated loan has been excluded from total debt because, under the terms of the notes, all payments on this loan are restricted payments treated in the same manner as dividends on our common shares. The QMI subordinated loan is reflected as long-term debt on our combined balance sheet. As at September 30, 2003, our total long-term debt was $1,034.1 million.

(5)
We believe that total debt (excluding QMI subordinated loan) is a meaningful measure of the amount of our indebtedness we have from the perspective of a holder of the notes offered hereby because the QMI subordinated loan is subordinated in right of payment to the prior payment in full of senior indebtedness, including the notes offered hereby, and under the terms of the notes offered hereby, all payments on this loan are restricted payments treated in the same manner as dividends on our common shares. Consequently, we use total debt (excluding QMI subordinated loan) in this prospectus. Total debt (excluding QMI subordinated loan) is not intended to be a measure that should be regarded as an alternative to other financial reporting measures, and it should not be considered in isolation as a substitute for measures of liabilities prepared in accordance with U.S. GAAP or Canadian GAAP. Total debt (excluding QMI subordinated loan) is calculated from and reconciled to long-term debt as follows:

	As at August 31,		As at December 31,	As at December 31,			As at September 30,
	1998	1999	1999	2000	2001	2002	2002	2003
	(unaudited)		(unaudited)				(unaudited)
	(dollars in millions)

Long-term debt	$764.0	$840.6	$801.5	$950.8	$1,287.7	$1,119.6	$1,253.6	$1,034.1
Promissory note to a company under common control	—	—	—	—	22.5	—	—	—
QMI subordinated loan	—	—	—	—	—	—	—	(150.0)

Total debt (excluding QMI subordinated loan) as defined	$764.0	$840.6	$801.5	$950.8	$1,310.2	$1,119.6	$1,253.6	$884.1

AMOUNTS UNDER U.S. GAAP
Long-term debt					$1,287.7	$1,119.6	$1,253.6	$1,034.1
Promissory note to a company under common control					22.5	—	—	—
QMI subordinated loan					—	—	—	(150.0)

Total debt (excluding QMI subordinated loan) as defined					$1,310.2	$1,119.6	$1,253.6	$884.1

(6)
EBITDA for us means earnings before depreciation and amortization, financial expenses, other items (consisting primarily of restructuring charges), income taxes, share in the results of a company subject to significant influence, non-controlling interest in a subsidiary and goodwill amortization. EBITDA is not intended to be a measure that should be regarded as an alternative to other financial operating performance measures. EBITDA should not be considered in isolation as a substitute for measures of performance prepared in accordance with U.S. GAAP or Canadian GAAP. EBITDA is included in this prospectus because we believe that EBITDA is a meaningful measure of performance commonly used in the cable industry and by the investment community to analyze and compare companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. EBITDA is calculated from and reconciled to net income (loss) as follows:

	(dollars in millions)
	Year Ended August 31,		Four Months Ended December 31,	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	1998	1999	1999	2000	2001	2002	2002	2003	2003
	(unaudited)		(unaudited)				(unaudited)		(unaudited)
Net income (loss)	$117.8	$37.3	$28.1	$(29.7)	$(52.2)	$16.8	$22.7	$62.8	$59.5
Depreciation and amortization	95.9	103.9	42.6	128.0	132.9	139.5	100.7	105.0	143.8
Financial expenses	103.3	26.6	6.1	54.8	98.8	75.8	54.6	34.2	55.4
Other items	(162.0)	17.0	(8.6)	99.2	98.0	25.0	—	(2.5)	22.5
Income taxes	73.0	25.4	11.7	(22.6)	(10.0)	8.4	11.6	28.7	23.0
Share in the results of a company subject to significant influence	(0.5)	(0.5)	(0.1)	—	—	—	—	—	—
Non-controlling interest	—	0.1	0.1	0.3	0.1	0.2	0.1	—	—
Goodwill amortization	11.7	13.5	0.1	13.4	13.3	—	—	—	—

EBITDA as defined	$239.2	$223.3	$80.0	$243.4	$280.9	$265.7	$189.7	$228.2	$304.2

	(dollars in millions)
	Year Ended December 31,		Nine Months Ended September 30,
	2001	2002	2002	2003
			(unaudited)
AMOUNTS UNDER U.S. GAAP
Net income (loss)	$(134.2)	$(1,990.4)	$(1,927.1)	$57.7
Depreciation and amortization	141.3	136.0	101.4	95.0
Financial expenses	128.5	72.5	50.1	24.3
Other items	3.8	0.6	—	—
Income taxes	(2.8)	5.74	2.7	22.6
Non-controlling interest in a subsidiary	0.1	0.2	0.1	0.1
Goodwill amortization	119.1	2,004.0	1,936.0	—

EBITDA as defined	$255.8	$228.6	163.2	199.7

(7)
EBITDA based on U.S. GAAP is lower than EBITDA based on Canadian GAAP primarily as a result of three material differences between GAAP in the United States and GAAP in Canada. Under U.S. GAAP, (i) the cost of subsidies granted to customers on equipment sold, (ii) the costs of reconnecting customers, and (iii) certain development and pre-operating costs are expensed as incurred. Under Canadian GAAP, these costs are capitalized or deferred and then amortized.

(8)
Capital expenditures is comprised of acquisition of fixed assets and change in deferred charges.

(9)
Cash interest expense for us means financial expenses excluding interest income, gain (loss) on foreign denominated short-term monetary items, gain (loss) on foreign denominated debt, amortization of debt premium, write-off and amortization of deferred financing costs, interest income (expenses) from/to affiliated companies, interest on the QMI subordinated loan and interest capitalized to fixed assets. We use cash interest expense in this prospectus because we believe it to be a meaningful measure of the amount of our cash obligations from indebtedness from the perspective of a holder of the notes. We exclude interest on the QMI subordinated loan from this measure because cash payments of this loan are expected to be deferred until the maturity of this loan. Cash interest expense is not intended to be a measure that should be regarded as an alternative to other financial reporting measures, and it should not be considered in isolation as a substitute for measures prepared in accordance with Canadian GAAP. Cash interest expense is calculated from and reconciled to financial expenses as follows:

	Year Ended August 31,		Four Months Ended December 31,	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	1999	2000	2001	2002	2002	2003
	(unaudited)		(unaudited)				(unaudited)
	(dollars in millions)
Financial expenses	$103.3	$26.6	$6.1	$54.8	$98.8	$75.8	$54.6	$34.2
Interest income	0.5	1.3	0.7	0.3	1.4	2.2	1.3	0.1
Interest capitalized to fixed assets	2.0	2.5	0.6	2.9	0.7	—	—	—
Gain (loss) on foreign denominated short-term monetary items	(2.0)	(0.9)	1.3	(0.9)	(2.1)	(0.3)	1.4	3.2
Gain (loss) on foreign denominated debt	(27.5)	20.2	10.5	(1.1)	(12.1)	2.2	1.4	17.8
Amortization of debt premium				1.4	2.1	0.9	0.7	0.9
Write-off and amortization of deferred financing costs	(2.8)	(4.5)	1.0	(1.8)	(2.5)	(4.6)	(2.2)	(3.8)
Interest income (expenses) from/to affiliated companies	(9.0)	8.6	3.7	11.3	(0.8)	0.2	0.2	0.2
Interest on QMI subordinated loan	—	—	—	—	—	—	—	(3.5)

Cash interest expense as defined	$64.5	$53.8	$23.9	$66.9	$85.5	$76.4	$57.4	$49.1

(10)
Ratio of total debt (excluding QMI subordinated loan) to EBITDA for the four months ended December 31, 1999 and for the nine months ended September 30, 2002 and 2003, is based on annualized EBITDA for the four months ended December 31, 1999 and nine months ended September 30, 2002 and 2003, respectively. The ratio of total debt to EBITDA for the nine months ended September 30, 2003 was 2.9.

(11)
For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of net income (loss) plus non-controlling interest in subsidiary, income taxes, fixed charges, amortized capitalized interest, less interest capitalized and (ii) fixed charges consist of interest expensed and capitalized, plus amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense. For the years ended December 31, 2000 and 2001, earnings, as calculated under Canadian GAAP, were inadequate to cover our fixed charges, and the coverage deficiency was $38.6 million and $48.8 million, respectively. For the years ended December 31, 2001 and 2002 and for the nine months ended September 30, 2002, earnings, as calculated under U.S. GAAP, were inadequate to cover our fixed charges, and the coverage deficiency was $136.9 million, $1,983.8 million and $1,923.6 million, respectively.

(12)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(13)
Basic customers are customers who receive basic cable television service in either the analog or digital mode.

(14)
Represents customers as a percentage of total homes passed.

(15)
Represents customers as a percentage of basic customers.

(16)
Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable and Internet revenue per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measures reported by other companies. We calculate ARPU by dividing our combined cable television and Internet-access revenues for the applicable six-month or twelve-month period by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our operating results and financial condition. This discussion should be read in conjunction with our combined financial statements and accompanying notes included elsewhere in this prospectus. It also contains forward-looking statements, which are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements. See "Forward-Looking Statements."

General

        Our combined financial statements have been prepared in accordance with Canadian GAAP, which differ from U.S. GAAP in certain respects. Note 21 to our audited combined financial statements and note 12 to our unaudited interim combined financial statements for the nine months ended September 30, 2002 and 2003 contain discussions of the principal differences between Canadian GAAP and U.S. GAAP and the extent to which these differences affect our combined financial statements.

        Our combined financial statements include the results of Vidéotron, SuperClub Vidéotron and Vidéotron TVN. Vidéotron, SuperClub Vidéotron and Vidéotron TVN were wholly-owned subsidiaries of Quebecor Media. Immediately prior to the closing of the offering of the old notes on October 8, 2003, Quebecor Media transfered to us SuperClub Vidéotron and Vidéotron TVN in exchange for additional shares of our capital stock.

        Our primary sources of revenue are subscriptions from our customers for cable television and Internet access services and the rental and sale of video cassettes and digital video discs, or DVDs. Our business is mostly subscription-based, which has historically provided stable revenues and low sensitivity to general economic conditions. We provide a wide variety of packages at a range of prices. Internet revenues include amounts from both our high-speed Internet access and dial-up customers. As of September 30, 2003, we had 378,525 high-speed Internet access customers and 30,482 dial-up customers. Because our cable television and Internet access services use the same network, we have only one significant business segment. Our other revenues consist primarily of revenues from our subsidiary Société d'édition et de transcodage ltée, which provides certain broadcasting services, including television standards conversion and duplication, background music on cable channels, signal delivery, recording and distribution and caption subtitling for the hearing impaired.

        Our direct costs consist of television programming costs, Internet bandwidth and transportation costs and purchasing costs for video cassettes and DVDs. These costs vary with the number of customers and price increases from our suppliers. Major components of operating expenses include salaries and benefits, subcontracting costs, advertising and regulatory contributions.

        We have experienced a decline in the number of our basic cable customers since 2000 due to increased competition from direct broadcast satellite and the impact of an eleven-month labor conflict. In April 2003, this labor conflict was resolved and we entered into collective bargaining agreements with 1,700 unionized employees. These agreements terminate in December 2006 and we believe these new agreements have resulted in operating expenses that are approximately $20 million lower, on an annualized basis, than what we would have incurred under our previous labor agreements. Despite this labor conflict, we experienced growth in the numbers of our digital and high-speed Internet access customers. See "Business — Employees."

        During the three months ended September 30, 2003, we recorded a net increase of 10,855 basic cable customers. During the same period, we also recorded net growth of 26,569 customers of our high-speed Internet access service and 19,015 customers of our digital television service, the latter of which includes customers who have upgraded from our analog cable service.

        EBITDA for us means earnings before depreciation and amortization, financial expenses, other items (consisting primarily of restructuring charges), income taxes, share in the results of a company subject to significant influence, non-controlling interest in a subsidiary and goodwill amortization. EBITDA is not intended to be a measure that should be regarded as an alternative to other financial operating performance measures. EBITDA should not be considered in isolation as a substitute for measures of performance prepared in accordance with U.S. GAAP or Canadian GAAP. EBITDA is included in this prospectus because we believe that EBITDA is a meaningful measure of performance commonly used in the cable industry and by the investment community to analyze and compare companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Combined Financial and Operating Data."

        Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable and Internet revenue per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measures reported by other companies. We calculate ARPU by dividing our combined cable television and Internet-access revenues for the applicable six-month or twelve-month period by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Revenues

        Combined revenues for the nine months ended September 30, 2003 were $583.1 million, as compared to $563.0 million for the nine months ended September 30, 2002, an increase of $20.1 million or 3.6%. ARPU increased to $43.01 in the nine months ended September 30, 2003 from $39.98 in the same period in 2002, representing a 7.6% increase.

        Cable television revenues for the nine months ended September 30, 2003 decreased $18.4 million, or 4.2%, as compared to the same period in 2002. This decrease was primarily a result of the decline in the number of our basic cable customers, which was partially offset by price increases we implemented in February 2003. Our ability to retain existing customers and acquire new customers was negatively affected by the labor dispute from May 2002 to April 2003, and we experienced a 2.2% decrease in the number of our basic cable customers from 1,455,531 at September 30, 2002 to 1,422,965 at September 30, 2003. Despite this disruption, we increased the number of our digital customers by 57,661, or 37.1%, from September 30, 2002 to September 30, 2003. Digital penetration of our customer base increased from 10.7% at September 30, 2002 to 15.0% at September 30, 2003.

        Internet revenues for the nine months ended September 30, 2003 increased $36.8 million, or 38.2%, as compared to the same period in 2002. This growth was due to an increase of 97,255 high-speed Internet customers and price increases that we gradually implemented beginning in the second half of 2002. High-speed Internet penetration of our total homes passed increased from 12.1% at September 30, 2002 to 16.1% at September 30, 2003.

        Revenues from video stores for the nine months ended September 30, 2003 increased $2.4 million, or 9.1%, as compared to the same period in 2002. This growth was due to higher revenues generated by our franchised video stores and by a higher volume of rentals of video cassettes, DVDs and video games.

Direct Costs and Operating Expenses

        Direct costs declined $11.6 million, or 7.3%, to $147.2 million for the nine months ended September 30, 2003 from $158.8 million for the same period in 2002. As a percentage of total revenues, direct costs declined to 25.2% for the nine months ended September 30, 2003 from 28.2% for the same period in 2002. Direct costs for cable television services for the nine months ended September 30, 2003, a substantial portion of which consist of programming costs, were lower than for the same period in 2002. During the nine months ended September 30, 2003, our programming costs were lower due to a decline in the number of basic cable customers, which was partially offset by modest increases in programming costs per customer. Direct costs for Internet access for the nine months ended September 30, 2003 were also lower than for the same period in 2002 due to a significant reduction in bandwidth and transportation costs, which was partially offset by the higher costs resulting from an increased number of Internet access customers. Access fees payable to Câblage QMI inc., or Câblage QMI, a subsidiary of Quebecor Media, in the nine months ended September 30, 2003 were $0.8 million lower than in the same period in 2002 due to the establishment on September 3, 2002 by the CRTC of a maximum access fee per customer that Câblage QMI could charge, which was less than the access fee per customer previously charged. See "Certain Relationships and Related Transactions — Cable Inside Wire."

        Operating expenses declined $6.7 million, or 3.1%, to $207.8 million for the nine months ended September 30, 2003 from $214.5 million for the same period in 2002. As a percentage of total revenues, operating expenses declined to 35.6% for the first nine months ended September 30, 2003 from 38.1% for the same period in 2002. Ongoing efforts to reduce costs served to reduce operating expenses in the nine months ended September 30, 2003, but were partially offset by indirect costs of $6.6 million for the nine months ended September 30, 2003, which would previously have been capitalized. Non-recurring items in the nine months ended September 30, 2002 also contributed to the decline in operating expenses for the same period in 2003. We incurred approximately $16.0 million of non-recurring costs in the nine months ended September 30, 2002 primarily to repair damaged property and provide for increased personnel and network security, which were the result of acts of vandalism committed against our network during a labor dispute. A non-recurring gain of $8.3 million in the nine months ended September 30, 2002 from the recovery of network taxes partially offset these charges.

EBITDA

        EBITDA for the nine months ended September 30, 2003 was $228.2 million, as compared to $189.7 million for the same period in 2002, representing an increase of $38.5 million or 20.3%. This growth in EBITDA was a result of the increase in revenues, combined with cost reductions and an absence of non-recurring costs. Consequently, EBITDA margin increased to 39.1% for the nine months ended September 30, 2003 from 33.7% for the same period in 2002. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Combined Financial and Operating Data."

Depreciation and Amortization

        Depreciation and amortization expenses for the nine months ended September 30, 2003 were $105.0 million, an increase of $4.3 million, or 4.3%, as compared to the same period in 2002. This growth was attributable to ongoing capital expenditures required to support an increased number of Internet access customers, network extensions and maintenance capital.

Financial Expenses, Other Items and Income Taxes

        Financial expenses for the nine months ended September 30, 2003 were $34.2 million, as compared to $54.6 million for the same period in 2002, a decline of $20.4 million or 37.4%. This decline in financial expenses was mainly due to higher foreign exchange gains on our U.S. dollar-denominated long-term debt, which amounted to $17.8 million for the nine months ended September 30, 2003, as compared to $1.4 million for the same period in 2002.

        Other items for the nine months ended September 30, 2003 consisted of a $2.5 million reversal of the restructuring provision that had been taken in the fourth quarter of 2002. This reversal was due to lower severance costs than had been previously anticipated.

        The provision for income taxes was $28.7 million for the nine months ended September 30, 2003, as compared to $11.6 million for the same period in 2002. The effective tax rate decreased to 31.3% for the nine months ended September 30, 2003 from 33.8% for the same period in 2002 due to a reduction in the applicable federal tax rate and foreign exchange gains partially taxable.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues

        Combined revenues for the year ended December 31, 2002 were $755.4 million, as compared to $749.2 million for the year ended December 31, 2001, an increase of $6.2 million or 0.8%. ARPU increased to $40.44 in the year ended December 31, 2002 from $38.33 in 2001, representing a 5.5% increase.

        Cable television revenues for the year ended December 31, 2002 decreased $28.7 million, or 4.7%, as compared to 2001. This decrease was primarily a result of the decline in the number of our basic cable customers, which was partially offset by price increases. We recorded a decline of 5.2% in the number of our basic cable customers from 1,519,172 at December 31, 2001 to 1,440,184 at December 31, 2002. This decline was partially due to the negative impact of a labor dispute from May 2002 until April 2003. The number of our digital customers increased by 56,551, or 49.5%, from December 31, 2001 to December 31, 2002. Digital penetration of our customer base increased from 7.5% at December 31, 2001 to 11.9% at December 31, 2002.

        Internet revenues for the year ended December 31, 2002 increased $35.9 million, or 36.0%, as compared to 2001. This growth was due to an increase of 76,726 high-speed Internet access customers and price increases that we gradually implemented beginning in the second half of 2002. High-speed Internet penetration of our total homes passed increased from 9.8% at December 31, 2001 to 13.1% at December 31, 2002.

        Revenues from video stores for the year ended December 31, 2002 were $35.3 million, as compared to $35.2 million for 2001. This growth was due to higher revenues from our franchised video stores and higher sales of video cassettes and DVDs, which was partially offset by a decrease in rental revenues and the closing of two of our corporate video stores in 2001.

Direct Costs and Operating Expenses

        Direct costs increased $13.1 million, or 6.6%, to $211.3 million for the year ended December 31, 2002 from $198.2 million for 2001. As a percentage of total revenues, direct costs increased to 28.0% for the year ended December 31, 2002 from 26.5% for 2001. We sold our cable inside wiring in multi-dwelling buildings to Câblage QMI in February 2002. Câblage QMI charged us monthly access fees to use this cable inside wiring totalling $8.2 million during the year ended December 31, 2002. Direct costs for cable television services for the year ended December 31, 2002 were higher than for the year ended December 31, 2001. This increase was due to higher fees paid for programming services and the introduction of new services. Direct costs for Internet access for the year ended December 31, 2002 were also higher than for the previous year. This increase was due to a higher number of high-speed Internet access customers, which was offset partially by a decline in bandwidth costs.

        Operating expenses increased $8.3 million, or 3.1%, to $278.3 million for the year ended December 31, 2002 from $270.0 million for 2001. As a percentage of total revenues, operating expenses increased to 36.8% in the year ended December 31, 2002 from 36.0% for 2001. A net amount of $10.1 million of this increase was attributable to non-recurring items during the year ended December 31, 2002 due to the labor dispute that was resolved in April 2003, which were partially offset by an $8.3 million recovery of network taxes. In addition, because our network modernization program was substantially completed in 2001, operating expenses increased by $15.7 million for the year ended December 31, 2002, as such indirect costs were capitalized in 2001. Other operating expenses were $17.5 million lower than for the same period in 2001 due to a review of all cost components and the implementation of cost reduction initiatives.

EBITDA

        EBITDA for the year ended December 31, 2002 was $265.7 million, as compared to $281.0 million for 2001, representing a decrease of $15.3 million or 5.4%. This decline in EBITDA was a result of the increase in direct costs and non-recurring items, which was greater than the increase in combined revenues. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Combined Financial and Operating Data."

Depreciation and Amortization

        Depreciation and amortization expenses for the year ended December 31, 2002 were $139.5 million, an increase of $6.6 million, or 5.0%, as compared to the same period in 2001. This growth was attributable to ongoing capital expenditures required to maintain our network and deploy value-added products and higher amortization of subsidies on set-top boxes and modems sold to customers.

Financial Expenses, Other Items and Income Taxes

        Financial expenses for the year ended December 31, 2002 were $75.8 million, as compared to $98.8 million in 2001, a decline of $23.0 million or 23.3%. This decline in financial expenses was mainly due to foreign exchange gains on our U.S. dollar-denominated long-term debt, which amounted to $2.2 million for the year ended December 31, 2002, as compared to a foreign exchange loss of $12.1 million in 2001. Interest expenses on long-term debt were $8.4 million, or 10.1%, lower in the year ended December 31, 2002, as compared to the year ended December 31, 2001. This decrease was due to lower interest rates and partial repayment of long-term debt.

        Other items for the year ended December 31, 2002 consisted of a $25.0 million restructuring provision to cover a workforce reduction program. For the year ended December 31, 2001, other items totaled $98.0 million and consisted primarily of the write-off of fixed assets and deferred charges relating to our residential Internet protocol telephony project, which was suspended in 2001 due to market and technological uncertainties.

        The provision for income taxes was $8.4 million for the year ended December 31, 2002, as compared to a tax recovery of $10.0 million for the year ended December 31, 2001. The effective tax rate for the year ended December 31, 2002 was 33.2%. The effective tax recovery rate in 2001 was 20.5% due to a non-deductible foreign exchange loss.

        Effective January 1, 2002, we implemented the Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets. In accordance with this standard, we will not amortize goodwill and intangible assets with indefinite useful lives. Prior to January 1, 2002, we amortized goodwill using the straight-line method over a period of up to 40 years.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenues

        Combined revenues for the year ended December 31, 2001 were $749.2 million, as compared to $695.1 million for the year ended December 31, 2000, an increase of $54.1 million or 7.8%. ARPU increased to $38.33 in the year ended December 31, 2001 from $35.14 in 2000, representing a 9.1% increase.

        Cable television revenues for the year ended December 31, 2001 increased $11.7 million, or 2.0%, as compared to the year ended December 31, 2000. The number of our basic cable television customers declined by 2.6% from 1,559,446 at December 31, 2000 to 1,519,172 at December 31, 2001. Price increases for our analog cable television service and new packages for our analog and digital television services offset the decline in the number of customers. The number of our digital customers increased by 33,429, or 41.4%, from December 31, 2000 to December 31, 2001. Digital penetration of our customer base increased from 5.2% at December 31, 2000 to 7.5% at December 31, 2001.

        Internet revenues for the year ended December 31, 2001 increased by $39.5 million, or 65.7%, as compared to the year ended December 31, 2000. This growth was due to an increase of 88,026 high-speed Internet access customers. High-speed Internet penetration of our total homes passed increased from 6.0% at December 31, 2000 to 9.8% at December 31, 2001.

        Revenues from video stores for the year ended December 31, 2001 increased $3.1 million, or 9.7%, as compared to the year ended December 31, 2000. This growth was due to an increase in sales of video cassettes and DVDs, fees from our franchised video stores and a more favorable revenue allocation with the studios.

Direct Costs and Operating Expenses

        Direct costs increased $13.9 million, or 7.5%, to $198.2 million for the year ended December 31, 2001 from $184.3 million for 2000. As a percentage of total revenues, direct costs were 26.5% for each of the years ended December 31, 2001 and 2000. Direct costs for cable television services for the year ended December 31, 2001 were higher than for 2000 due to increased programming costs and the introduction of new services. Direct costs for Internet access for the year ended December 31, 2001 were also higher than for 2000. This increase was due to a higher number of high-speed Internet access customers. Direct costs of our video stores for the year ended December 31, 2001 were $2.2 million higher than for 2000. This increase was due to higher sales of video cassettes and revenue sharing with the studios.

        Operating expenses increased $2.6 million, or 1.0%, to $270.0 million for the year ended December 31, 2001 from $267.4 million for 2000. As a percentage of total revenues, operating expenses declined to 36.0% in the year ended December 31, 2001 from 38.5% for 2000. This increase in operating expenses was due to the addition of new employees and office space to support growth in our high-speed Internet access service.

EBITDA

        EBITDA for the year ended December 31, 2001 was $281.0 million, as compared to $243.4 million for 2000, representing an increase of $37.6 million or 15.5%. This growth in EBITDA was a result of the increase in revenues, combined with the addition of new high-speed Internet access customers, which was partially offset by a decrease in the number of our basic cable customers. Consequently, EBITDA margin increased to 37.5% for the year ended December 31, 2001 from 35.0% for 2000. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Combined Financial and Operating Data."

Depreciation and Amortization

        Depreciation and amortization expenses for the year ended December 31, 2001 were $132.9 million, an increase of $4.9 million, or 3.8%, as compared to 2000. This increase was primarily attributable to the substantial completion in 2001 of our network modernization project, the depreciation of which commenced in 2001, which was offset by lower depreciation resulting from reassessment of the remaining life of certain assets.

Financial Expenses, Other Items and Income Taxes

        Financial expenses for the year ended December 31, 2001 were $98.8 million, as compared to $54.8 million for 2000, an increase of $44.0 million or 80.0%. Interest expenses on long-term debt incurred to fund our network modernization project were charged to operations in 2001 and were capitalized to the network modernization project in 2000. Additional debt of $300.0 million was incurred to acquire Vidéotron (1998) ltée, the Internet service subsidiary of our parent company, Quebecor Media, in July 2001.

        Other items for the year ended December 31, 2001 amounted to $98.0 million and consisted primarily of the write-off of fixed assets and deferred charges relating to our residential Internet protocol telephony project, which was suspended in 2001. For the year ended December 31, 2000, other items totaled $99.2 million and consisted primarily of payments made to our employees under our employee stock option plan and a restructuring provision following our acquisition by Quebecor Media.

        The provision for income taxes was a tax recovery of $10.0 million for the year ended December 31, 2001, as compared to a tax recovery of $22.6 million for 2000. The effective tax recovery rate decreased to 20.5% for the year ended December 31, 2001 from 58.6% for the year ended December 31, 2000. In 2000, a significant change in enacted tax rates resulted in a $16.3 million reduction of future income tax liabilities.

Liquidity and Capital Resources

        Our principal liquidity and capital resource requirements consist of:

  •
  capital expenditures to maintain and upgrade our network in order to support the growth of our customer base;

  •
  the cost of migrating our customers from analog to digital cable television service; and

  •
  the service and repayment of our debt.

Capital Expenditures

        During the nine months ended September 30, 2003, we invested $59.8 million in capital expenditures. We spent $6.5 million to implement our new video-on-demand service. We also invested $2.9 million to support the growth of our Internet access service. The remainder of our capital spending is attributable to installation costs for new customers, network expansion and capital maintenance. This compares with capital expenditures of $78.1 million during the nine months ended September 30, 2002, representing a period-over-period decline of $18.3 million, or 23.4%, which is attributable to the purchase of set-top boxes during the nine months ended September 30, 2002. In the nine months ended September 30, 2003, we sold rather than leased a majority of our set-top boxes resulting in lower capital expenditures.

        Capital expenditures for the year ended December 31, 2002 were $99.5 million, as compared to $124.5 million for the year ended December 31, 2001, representing a decline of $25.0 million, or 20.1%. This reduction resulted from the expensing of $15.7 million of indirect costs in 2002 that were capitalized in 2001. Capital expenditures for the year ended December 31, 2001 declined by $177.4 million, or 58.8%, from $301.9 million for the year ended December 31, 2000. This reduction was primarily due to the substantial completion of our network modernization program in 2001.

        In addition to maintenance capital expenditures, we are currently contemplating additional capital expenditures to upgrade to 750 MHz that portion of our network currently served by bandwidth of 480 MHz. If we were to proceed with such upgrade, we estimate that these capital expenditures could amount to approximately $40 million over two years.

Net Change in Deferred Charges

        We sell digital set-top boxes and cable modems to our customers. Due to the current competitive landscape, we partially subsidize this equipment for new customers as well as for the migration of existing analog customers to digital television and high-speed Internet access services. This subsidy, representing the cost of acquisition of the equipment and direct selling expenses less the sales price, is deferred and amortized over a period of three years. We also deferred the development costs of new products. Deferred charges for the nine months ended September 30, 2003 were $10.7 million, as compared to $11.9 million for the same period in 2002. We have reduced the acquisition cost of our set-top boxes and modems as compared to previous years.

        Deferred charges for the year ended December 31, 2002 were $22.6 million, as compared to $19.8 million in 2001 and $39.4 million in 2000. The amount spent during the year ended December 31, 2000 includes approximately $15 million of development costs relating to our residential Internet protocol telephony project, which was suspended in 2001.

Servicing and Repayment of Our Debt

        During the nine months ended September 30, 2003, we made cash interest payments of $49.2 million, as compared to $57.4 million for the nine months ended September 30, 2002. During the nine months ended September 30, 2003, we borrowed $150.0 million in the form of a subordinated loan from our parent company, Quebecor Media, and used the proceeds of this loan to repay an equivalent amount under our credit facilities. The mandatory principal repayments on our credit facilities were $58.3 million during the nine months ended September 30, 2003. During the same period, we borrowed $85.0 million under, and repaid $45.0 million on, our revolving credit facility. The mandatory principal repayments on our existing long-term debt for the remainder of 2003 will be $12.5 million.

        For the year ended December 31, 2002, we repaid $159.3 million of our long-term debt. During the year ended December 31, 2001, we acquired the shares of Vidéotron (1998) ltée from our parent company, Quebecor Media, and issued to it a $300.0 million promissory note and a $300.0 million preferred share, as described in note 2 to our audited combined financial statements. This promissory note was repaid on the same date with the funds we received from additions to our credit facilities.

Payment of Dividends

        No dividends were paid during the nine months ended September 30, 2003 or during the years ended December 31, 2002 and 2001. We expect to pay dividends to Quebecor Media in the future, subject to the terms of our indebtedness and applicable law.

Retractable Preferred Shares

        We have issued retractable preferred shares to Quebecor Media, which are presented as a liability in our combined financial statements at the retraction price of these shares. During the nine months ended September 30, 2003, these preferred shares were exchanged for our common shares. The excess of the retraction price over the stated capital of the preferred shares was credited to our contributed surplus account in an amount of $301.2 million.

Contractual Obligations and Other Commercial Commitments

        Contractual Obligations.    Our material obligations under firm contractual arrangements, including commitments for future payments under our credit facilities, the CF Cable notes and operating lease arrangements, as of December 31, 2002, are summarized below and are disclosed in notes 13, 16 and 17 to our audited combined financial statements.

		Payments Due By Period
	Total	<1 year	1-3 years	4-5 years	>5 years
	(dollars in millions)
Contractual obligations:
Credit facilities	$995.8	$86.1	$380.0	$302.4	$227.3
CF Cable notes	123.8	—	—	123.8	—
Operating leases and other debt	20.0	5.7	7.8	3.8	2.7

Total contractual cash obligations	$1,139.6	$91.8	$387.8	$430.0	$230.0

        As of September 30, 2003, the outstanding balance on our credit facilities was $779.0 million. We made mandatory principal repayments on these facilities of $58.3 million during the nine months ended September 30, 2003 and repaid $150.0 million from the proceeds of the subordinated loan we entered into with Quebecor Media. Our subordinated loan from Quebecor Media is repayable in 2015 and requires no debt amortization. The CF Cable notes are due in 2007 and are redeemable at our option on or after July 15, 2005 at 100.0% of their principal amount.

        We used the net proceeds from the offering of the old notes to repay outstanding borrowings under our credit facilities and for general corporate purposes. Concurrently with this offering, we asked that certain of our Term A-1 lenders agree to provide us with a Term C Loan of $368.1 million. As a result of this transaction, repayment under our remaining credit facilities are reduced to $50.0 million per year, with the remainder in 2008. For more information on our credit facilities, see "Description of Certain Indebtedness — Credit Facilities."

        We rent equipment and premises under various operating leases. As of December 31, 2002, we estimated that the minimum aggregate payments under these leases over the next five years will be approximately $20 million. During the nine months ended September 30, 2003, we renewed or extended several leases and entered into new operating leases. As of September 30, 2003, we believe that the minimum payments under these leases over the next five years will not be materially different than they were as of December 31, 2002.

        Effective January 1, 2002, we entered into a five-year management services agreement with Quebecor Media for services it provides to us, including internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. This agreement provides for an annual management fee payable to Quebecor Media of $5.3 million for the year ended December 31, 2003 and amounts to be agreed upon for the years 2004, 2005 and 2006. See "Certain Relationships and Related Transactions — Management Services and Others."

        Other Commercial Commitments.    We have contractual arrangements with Vidéotron Télécom ltée, or VTL, for bandwidth and transportation of Internet services that will expire on August 31, 2004. We have numerous agreements with VTL for broadband services maturing up to 15 years. These commitments are in accordance with current market prices. See "Certain Relationships and Related Transactions — Telecommunications Services."

        As of December 31, 2002 and September 30, 2003, there were no material commitments for capital expenditures.

Sources of Liquidity and Capital Resources

        Our primary sources of liquidity and capital resources are:

  •
  funds from operations;

  •
  financing from related party transactions;

  •
  capital market debt financings; and

  •
  our credit facilities.

        Funds from Operations.    Cash provided by operating activities during the nine months ended September 30, 2003 was $82.7 million, as compared to $110.6 million for the nine months ended September 30, 2002, a decline of $27.9 million. Cash flow from operations before changes in non-cash operating items, amounted to $181.5 million for the nine months ended September 30, 2003, as compared to $135.5 million for the same period in 2002, an increase of $46.0 million or 33.9%. This increase was due to the improvement in operating results. Non-cash operating items used $98.9 million during the nine months ended September 30, 2003, as compared to $24.8 million in the same period in 2002, an increase of

$74.1 million. The payment of accrued restructuring charges, payments to programming suppliers and to affiliated companies caused the variation.

        For the year ended December 31, 2002, cash provided by operating activities was $225.8 million, as compared to $216.6 million in 2001.

        Financing from Related Party Transactions.    In the nine months ended September 30, 2003, we borrowed $150.0 million under a subordinated loan from our parent company, Quebecor Media. The loan, maturing in 2015 and bearing interest at bankers' acceptance rate plus 1.5%, is subordinated in right of payment to the prior payment in full of the entirety of our existing and future indebtedness under our credit facilities and to the notes offered hereby. On October 8, 2003, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option. See "Description of Certain Indebtedness — Indebtedness to Quebecor Media."

        Interest Rate and Foreign Exchange Management.    We use certain financial instruments, such as interest rate swaps, currency swap agreements and cross-currency interest rate swap agreements, to manage our interest rate and foreign exchange exposure on debt instruments. These instruments are not used for trading or speculative purposes. During the nine months ended September 30, 2003, we made a cash payment of $13.5 million in regard to limitation on credit risks under an existing currency swap agreement. This payment had no impact on earnings and will be recovered over the remaining term of the swap agreement by a reduction in interest payments. See "— Quantitative and Qualitative Disclosure about Market Risk."

        We expect that our cash requirements relating to our existing operations over the next twelve months will be to fund operating activities and working capital, capital expenditures and debt service payments. We plan to fund these requirements from the sources of cash described above.

        We believe that, based on our current levels of operations and anticipated growth, our cash from operations, together with our other available sources of liquidity, will be sufficient for the foreseeable future to fund anticipated capital expenditures and to make required payments of principal and interest on our debt, including payments due on the notes and under our credit facilities, as amended. We also expect, to the extent permitted by the terms of our indebtedness and applicable law, to pay dividends to Quebecor Media in the future.

Summary of Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Consequently, actual results could differ from these estimates. We believe that the following are some of the more critical areas requiring the use of management estimates.

Long-Lived Assets

        We review our property and equipment for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing the carrying amount of the assets to the projected cash flows the assets are expected to generate. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        We also evaluate goodwill for impairment on at least an annual basis and whenever events or circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. Recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, based on projected discounted future cash flows of the unit using a discount rate reflecting our average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired, and a second test is performed to measure the amount of impairment loss.

        In our determination of the recoverability of property, equipment and goodwill, we based our estimates used in preparing the discounted cash flows on historical and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Employee Future Benefits

        Pensions.    Pension costs of our defined benefit pension plan are determined using actuarial methods and could be impacted significantly by our assumptions regarding future events, including expected return on plan assets and rate of compensation increases. The fluctuation of the discount rate at each measurement date also has an impact.

        Other Post-Retirement Benefits.    We accrue the cost of post-retirement benefits, other than pensions, which are impacted significantly by a number of management assumptions, such as the discount rate, the rate of compensation increase, and an annual rate of increase in the per capita cost of covered benefits. These benefits, which are funded by us as they become due, include mainly life insurance programs and cable service.

        Employee future benefits accounting policy is explained at note 1(j) to our audited combined financial statements, and assumptions on expected return on plan assets, rate of compensation increases and discount rates are disclosed in note 3 to our audited combined financial statements.

Subsidies on Equipment Sold to Customers

        Subsidies on equipment sold to customers represent the net loss from the sales, which includes the related direct selling costs. The net losses are deferred and amortized on a straight-line basis over a three-year period.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of business, we are exposed to changes in interest rates. We manage this exposure by having a combination of fixed and variable rate obligations and by periodically using financial instruments such as interest rate swap agreements.

        We have entered into a number of interest rate swap agreements to reduce our exposure to changes in interest rates on our existing Term A-1 loan. The interest rate swap agreements had the effect of converting the interest on $315.0 million of our Term A-1 loan from a floating rate plus the applicable margin under our credit facilities to fixed interest rates ranging from 4.00% to 5.49%. These swaps will expire between 2004 and 2006.

        We are also exposed to changes in the exchange rate of the U.S. dollar to the Canadian dollar since our revenues are received in Canadian dollars while the interest and principal on our Term B loan and the CF Cable notes are denominated in U.S. dollars. To manage this exposure, we have entered into a forward exchange contract to fix the U.S./Canadian dollar exchange rate on the U.S. dollar-denominated Term B loan at 1.5389 on an amount of US$231.4 million.

        In connection with this offering and the full repayment of amounts owing under our Term B loan, we settled our current forward exchange contract and to enter into new foreign exchange swap agreements for 100.0% of the value of the notes.

        Foreign currency fluctuations have created gains or losses in our results on the non-hedged U.S. dollar-denominated long-term debt. For the nine months ended September 30, 2003, we had unrealized foreign exchange gains of $17.8 million, as compared to $1.4 million for the same period in 2002. For the year ended

December 31, 2002, we had unrealized foreign exchange gains of $2.2 million, as compared to foreign exchange losses of $12.1 million for the year ended December 31, 2001.

        We are exposed to credit risk in the event of non-performance by the counterparties to our foreign currency contracts and interest rate swap agreements. We do not obtain collateral or other security to secure performance of obligations under financial instruments subject to credit risk, but we mitigate this risk by dealing only with major Canadian and U.S. financial institutions and, accordingly, we do not anticipate incurring any losses as a result of non-performance by the counterparties to our foreign currency contracts and interest rate swap agreements.

        Concentrations of credit risk with respect to trade receivables are limited due to our very large customer base and low receivable amounts from individual customers.

Canadian and United States Accounting Policy Differences

        We prepare our financial statements in accordance with Canadian GAAP, which differ in certain respects from U.S. GAAP. The areas of material differences and their impact on our financial statements are described in note 21 to our audited annual combined financial statements and note 12 to our unaudited interim combined financial statements included elsewhere in this prospectus. Significant differences include the accounting for derivative financial instruments and the accounting for subsidies on equipment sold to customers.

        Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis, with gains and losses being deferred and recognized in income in the same period and in the same financial category as the income or expenses arising from the corresponding hedged position. Under U.S. GAAP, derivative financial instruments are recorded at fair value.

        Under Canadian GAAP, subsidies on equipment sold to customers, being the excess of costs over amounts recovered from the sales, which includes the related direct selling costs, are deferred and amortized on a straight line basis over a three-year period. Under U.S. GAAP, the product of sales would be included in the revenues, while the cost of products and selling expenses would be included in the cost of sales when the sale occurs.

        Under U.S. GAAP, we would apply push-down accounting to reflect the new basis of the assets and liabilities after the acquisition of us by Quebecor Media. Under the push-down basis of accounting, the following adjustments were accounted from the acquisition date:

As of October 23, 2000
(dollars in thousands)
Fixed assets	$114,608
Deferred charges	(22,585)
Goodwill	4,360,512

Change in assets	4,452,535

Accrued charges	40,445
Future income taxes	24,930

Change in liabilities	65,375

Change in contributed surplus	$4,387,160

Recent Canadian GAAP Accounting Pronouncements

        In November 2001, the Canadian Institute of Chartered Accountants, or the CICA, issued Accounting Guideline 13, Hedging Relationship, and in November 2002 the CICA amended the effective date of this guideline. This accounting guideline establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. On January 1, 2004 we will re-assess all hedging relationships to determine whether the criteria established by the CICA's new accounting guideline are met or not and we will apply the new guideline on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flow between the hedged item and the hedging item. Since the new Canadian criteria for hedge accounting are consistent with existing U.S. criteria for qualifying for hedge accounting, with which we comply, we do not anticipate any material impact from adopting this accounting guideline.

        The CICA has also issued section 1100 of the CICA Handbook, Generally Accepted Accounting Principles. Section 1100 establishes standards for financial reporting in accordance with generally accepted accounting principles, and it describes both what constitutes, as well as the sources of, Canadian GAAP. This section also provides guidance on what sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of generally accepted accounting principles. Section 1100 of the CICA Handbook will come into force on January 1, 2004. In accordance with common industry practices, equipment subsidies are currently deferred and amortized over a period of three years, and customer reconnection costs are capitalized and amortized over five years. Industry practices will no longer qualify as being acceptable under Canadian GAAP. Under the new accounting principles, equipment subsidies will in the future be accounted for as revenues for the product of sales and cost of sales for the cost of equipment and recognized in earnings at the time of the sale and customer reconnection costs will be accounted for as operating expenses when incurred. As of September 30, 2003, the net book value of our deferred charges on equipment subsidies amounted to $43.6 million, and the net book value of our customer reconnection costs amounted to $11.8 million. For the twelve months ended December 31, 2002 and the nine months ended September 30, 2003, operating income before income taxes would have been reduced by $26.2 million and $10.6 million, respectively, if the new accounting principles had then been applied.

Recent U.S. GAAP Accounting Pronouncements

        In May 2003, FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS 150), which requires companies to evaluate certain financial instruments within the scope of the standard to determine their appropriate classification as liabilities measured at their fair value. FAS 150 is effective immediately for all financial instruments of public companies entered into or modified after May 31, 2003, and it is otherwise effective for the first interim period beginning on or after June 15, 2003. This Statement has no impact on our financial statements.

BUSINESS

Overview

        We are the largest distributor of pay-television services in the Province of Québec and the third largest cable operator in Canada based on the number of cable customers. We hold cable licenses that cover approximately 80% of Québec's 3.0 million homes passed by cable, including licenses for the greater Montréal area, the second largest urban area in Canada. The greater Montréal area represents one of the largest contiguous clusters in Canada and is among the largest in North America as measured by the number of cable customers. This concentration provides us with improved operating efficiencies and is a key element in the development and launch of our bundled service offerings. In 2001, we substantially completed our network modernization program, which has provided us with one of the largest bi-directional hybrid fiber coaxial (HFC) networks in North America, with approximately 97% of our systems upgraded to two-way capability and 74% of our customers served by systems upgraded to 750 MHz.

        As of September 30, 2003, we had approximately 1.4 million basic cable customers, representing a basic penetration rate of 60.7%. Through our extensive broadband coverage, we also offer digital television and high-speed Internet access services to approximately 97% of our total homes passed. We have rapidly grown our digital customer base in recent years, and at September 30, 2003, we had 213,203 digital customers, representing 15.0% of our basic customers and 9.1% of our total homes passed. We have also rapidly grown our high-speed Internet access customer base, and at September 30, 2003, we had 378,525 high-speed Internet access customers, representing 26.6% of our basic customers and 16.1% of our total homes passed. We believe that the continued increase in the penetration of our digital television and high-speed Internet access services will result in increased average revenue per customer and higher EBITDA margins.

        We offer our advanced products and services, which include video-on-demand and selected interactive television services, as a bundled package that is unique among the competitors in our market. We differentiate our services by offering a higher speed Internet access product and the widest range of French-language programming in Canada. We believe that our bundled packages of products and services, together with our focus on customer service and the breadth of our French-language offerings, have resulted in improved customer satisfaction, increased use of our services and higher customer retention.

        Through SuperClub Vidéotron, we also own the largest chain of video stores in Québec, with 176 retail locations (of which 133 are franchised) and more than 1.3 million video club rental members. With approximately 80% of its retail locations located in our markets, SuperClub Vidéotron is both a showcase and a valuable and cost-effective distribution network for our growing array of advanced products and services.

        For the twelve-month period ended September 30, 2003, we generated revenues of $775.5 million and EBITDA of $304.2 million.

Competitive Strengths

        Leading Market Positions.    We are the largest distributor of pay-television services in Québec and the third largest cable operator in Canada. We believe that our strong market position has enabled us to more effectively launch and deploy new products and services. For example, since the introduction of our high-speed Internet access service, we have become the largest provider of such service in the areas we serve based on internal estimates. In addition, we operate the largest chain of video stores in Québec through our SuperClub Vidéotron subsidiary. We believe that our retail distribution network of over 500 stores, including the Le SuperClub Vidéotron video stores, assist us in marketing and distributing our advanced services, such as high-speed Internet access and digital television, on a large scale basis.

        Advanced Broadband Network.    We have one of the most advanced bi-directional networks in North America. Currently, 97% of our cable network is two-way enabled with 74% of our customers served by bandwidth of 750 MHz. We substantially completed our network modernization program in 2001 and expect the majority of our future capital spending to be driven by the launch and deployment of new services. Following the substantial completion of this program, we have generated positive cash flow before financing activities in 2001, 2002 and for the twelve months ended June 30, 2003.

        Single, Highly Contiguous Cluster.    We serve our customer base through a single clustered network that covers approximately 80% of Québec's total addressable market and five of the province's top six urban areas. This network represents one of the largest contiguous clusters in Canada and among the largest in North America as measured by the number of cable customers. We serve all of our cable customers through one primary headend and eight regional headends. We believe that our single cluster and network architecture provide us with the following benefits:

  •
  a higher quality and more reliable network;

  •
  reduced capital required to launch and deploy new products and services;

  •
  a lower cost structure through reduced maintenance and technical support costs; and

  •
  more rapid and effective introduction of new products and services, enhancing our ability to increase both customers and revenues.

        Differentiated, Bundled Service Offerings.    Through our technologically advanced network, we offer a variety of products and services to our customers, including digital television, high-speed Internet access, video-on-demand and other interactive television services. We believe the competitors in our market are currently unable to offer a comparable suite of products and services in an integrated bundle. Specifically, our direct broadcast satellite competitors cannot currently offer full interactivity or video-on-demand. We believe many of our product and service offerings are superior to those of our competitors. For example, our standard high-speed Internet access service enables our customers to download data at approximately twice the speed of that currently offered by standard digital subscriber line, or DSL, technology. In addition, we offer the widest range of French-language programming in Canada. As approximately 80% of the Province of Québec is French speaking, we believe our ability to deliver unique French-language content provides us with a competitive advantage in our communities.

        Strong, Market-Focused Management Team.    Our senior management team is led by Robert Dépatie, who was named President and Chief Executive Officer in June 2003. Mr. Dépatie has extensive experience in launching and deploying new products and services. Prior to his appointment as President and Chief Executive Officer, he served as our Senior Vice President of Sales, Marketing and Customer Service. Under his leadership, we have successfully increased sales of our digital television products and improved penetration of our high-speed Internet access product. Our focused and results-oriented senior management team has extensive experience and expertise in a range of areas and sectors, including marketing, finance and cable television.

Business Strategy

        Our objective is to maximize revenues and operating cash flow by leveraging our strong market position and highly advanced broadband network. To achieve this objective, we are pursuing the following strategy:

  •
  Maximize Customer Satisfaction.  We are focused on providing reliable, high-quality products and services and superior customer service. We will continue to provide high-quality offerings by tailoring our product and service packages to satisfy the specific needs of the different customer segments we serve based on various factors, including demographics, competition and price sensitivity. To further enhance customer satisfaction, we are currently implementing a number of initiatives. For example, we recently interconnected all of our call centers to enhance call-handling capabilities and efficiencies and have implemented Web-based customer service capabilities. Through increased customer satisfaction, we believe we will further strengthen the Vidéotron brand name and increase acceptance of our products and services.

  •
  Launch Additional Value-Added Products and Services while Maintaining Leadership in Existing Services.  We currently offer an array of advanced products and services to our customers, including high-speed Internet access, digital television, video-on-demand, high-definition television and selected interactive services, such as television-based Internet access. In general, we have experienced significant growth in these advanced products and services. We plan to further increase our penetration and expand our leadership position in these offerings. Through our advanced broadband network, we also intend to continue to rapidly launch additional advanced products and services, including interactive programming and advertising and personal video recorders. We believe that the introduction of new products and services will increase the value of our bundled packages and will result in higher average revenue per customer and improved customer retention.

  •
  Maintain Our Advanced Broadband Network.  We believe that the demand for advanced, bandwidth-intensive services will increase significantly in coming years. With the upgrade of our broadband network substantially completed, we intend to capitalize on this opportunity by maintaining and leveraging our high-quality broadband network. We also believe that our network design provides high capacity and superior signal quality that will enable us to provide to our current and future customers new advanced products and services in addition to those currently offered by us.

  •
  Reduce Costs and Improve Operating Efficiency.  To date, we have gained efficiencies by rationalizing our work force, negotiating new collective bargaining agreements with our employees, obtaining more favorable programming agreements and increasing productivity. We believe that we have significant opportunities to further improve operating efficiency and reduce costs through more efficient allocation of resources, more focused product and service offerings, a more focused capital expenditure program and increased synergies with Quebecor Media's integrated media platform.

  •
  Further Integrate Our Operations within the Quebecor Media Group of Companies.  We will continue to integrate our distribution capabilities with the content and reach of Quebecor Media's other media assets. For example, we believe that cross-selling and cross-promotion opportunities exist with TVA Group Inc., the largest French-language television broadcaster in North America, and Sun Media Corporation, the largest newspaper publisher in Québec and the second largest in Canada. We also intend to combine the strong retail presence of Archambault Group Inc., the largest music and book retailer in Québec, with our SuperClub Vidéotron video stores to promote and distribute our advanced products and services.

Broadcast Distribution Industry Overview

Cable Television Industry Overview

        Cable television has been available in Canada for almost 50 years and is a well developed market. Competition in the cable industry was first introduced in Canada in 1997. As of August 31, 2002, there were approximately 7.0 million cable television customers in Canada, representing a basic cable penetration rate of 68.6% of homes passed. The Canadian cable television market is fairly concentrated with the four largest cable service providers serving 6.7 million customers, or approximately 96% of total basic cable customers. For the twelve months ended August 31, 2002, total industry revenue was estimated to be over $3.9 billion and is expected to grow significantly in the future because Canadian cable operators have aggressively upgraded their networks and have begun launching and deploying new products and services, such as high-speed Internet access and digital television services. The following table summarizes recent annual key statistics for the Canadian and U.S. cable television industries.

	Twelve Months Ended August 31,
	1998	1999	2000	2001	2002	CAGR(1)
	(Homes passed and basic cable customers in millions, dollars in billions)
Canada
Industry Revenue	$2.7	$3.0	$3.3	$3.6	$3.9	9.6%
Homes Passed	9.5	9.7	9.9	10.0	10.2	1.8%
Basic Cable Customers	7.2	7.3	7.3	7.2	7.0	(0.7%	)
Basic Penetration	75.7%	74.8%	73.5%	71.5%	68.6%
	Twelve Months Ended December 31,
	1998		1999		2000		2001		2002		CAGR(1)
	(Homes passed and basic cable customers in millions, dollars in billions)
U.S.
Industry Revenue	US$	30.3	US$	32.9	US$	36.0	US$	41.4	US$	46.9	11.5%
Homes Passed		95.6		97.6		99.1		100.6		102.7	1.8%
Basic Cable Customers		65.1		65.9		66.6		66.9		66.1	0.4%
Basic Penetration		68.1%		67.5%		67.2%		66.5		64.4%

Source of Canadian data: CRTC. Source of U.S. data: Paul Kagan Associates, Inc., Kagan World Media, a Media Central/Primedia Company, and Nielson Media Research and NCTA.

(1)
Compounded annual growth rate from 1998 until 2002.

        The traditional cable business, which is the delivery of video via hybrid fiber coaxial network, is fundamentally similar in the U.S. and Canada. Different economic and regulatory conditions, however, have given rise to important differences between the two markets. Canadian operators have more limited revenue sources than U.S. operators due to Canadian regulations which prevent cable operators from generating revenue from local advertising. However, the lack of local advertising revenues allows Canadian cable operators to benefit from lower programming costs as compared to U.S. cable operators.

        A significant portion of Canada's cable television customers are based in Québec. As of August 31, 2002, Québec was home to approximately 24% of Canada's population and approximately 23.5% of its basic cable customers. Basic cable penetration in Québec, which was approximately 60.4% as of August 31, 2002, has traditionally been lower than in other populated provinces in Canada, principally due to the higher concentration of French-speaking Canadians in Québec. It is estimated that over 80% of Québec's population is French-speaking. Contrary to the English-speaking provinces of Canada, where programming in English comes from all over North America, programming in French is available "off-air" in most of Québec's French-speaking communities. The arrival of a variety of French-language specialty programming not available "off air" contributed to a slight cable penetration increase in the 1990s.

        See "— Regulation" for more information on the regulatory framework governing Canada's cable industry.

Expansion of Digital Distribution and Programming

        In order to compete with the direct broadcast satellite offerings, the cable industry began deploying digital technology, which allows for a large number of programming channels and advanced services to be offered.

        In addition, in the last two years, the choice and range of television programming has expanded substantially in Canada. In November 2000, the CRTC released its decisions on the applications for new digital pay and specialty television channels. In total, the CRTC approved 21 Category One licenses (16 English-language and five French-language) and 262 Category Two licenses, as well as two pay-per-view and four video-on-demand licenses. Cable service providers using digital technology are required to carry all of the approved Category One services appropriate to their markets while Category Two licensees who do not have guaranteed distribution rights must negotiate with cable service providers for access. The increase in programming content as a result of the launch of approximately 50 of these programming services is believed to be a key factor in driving increases in digital cable penetration in Canada.

        In September 2001, Canadian cable service providers, including Vidéotron, significantly expanded their digital programming offering through the launch of many of the new digital channels licensed by the CRTC. Since September 2001, we have launched over 30 new English-language and four new French-language digital channels, significantly increasing the programming offered to our digital customers. We also expect to launch additional French-language specialty channels in 2004. We believe the launch of these digital channels and the future increase in French-language programming will help to improve the penetration of our digital television service among our customers.

Products and Services

        We currently offer our customers analog cable television services and programming as well as new and advanced high-bandwidth products and services such as high-speed Internet access, digital television, premium programming and selected interactive television services. We continue to focus on our high-speed Internet access and digital television services, both of which are increasingly desired by customers. In addition, in the third quarter of 2001, we launched additional interactive services providing e-mail, Internet access and other functionality through the television. With our advanced broadband network, we will be able to successfully increase penetration of value-added services such as video-on-demand, high-definition television, personal video recorders, as well as interactive programming and advertising.

Traditional Cable Television Services

        Customers subscribing to our traditional analog "basic" and analog "extended basic" services generally receive a line-up of between 49 and 59 channels of television programming, depending on the bandwidth capacity of their local cable system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages. For any additional programming, customers must rent or buy a set-top box. We tailor our channels to satisfy the specific needs of the different customer segments we serve.

        Our cable television service offerings include the following:

  •
  Basic Service.  All of our customers receive a package of basic programming, consisting of local broadcast television stations, the four U.S. commercial networks and PBS, selected Canadian specialty programming services, and local and regional community programming. Our basic service customers generally receive 32 channels on basic cable. Similar to the U.S. market, pricing of our analog basic cable service is regulated. The pricing of our other services is not regulated.

  •
  Extended Basic Service.  This expanded programming level of services includes a package of French- and English-language specialty television programming and U.S. cable channels in addition to the basic service channel line-up described above. Branded as "TELEMAX," this service was introduced in almost all of our markets largely to satisfy customer demand for greater flexibility and choice.

  •
  Premium Cable and Pay-Television Services.  We offer commercial-free movies, U.S. superstations and other special entertainment programming.

  •
  Pay-Per-View Service.  These channels allow customers to pay on a per-event basis to view a single showing of a recently released movie, a special sporting event or a music concert on a commercial-free basis. We offer both French-language and English-language pay-per-view services.

Advanced Products and Services

        Cable's high bandwidth is a key factor in the successful delivery of advanced products and services. Several emerging technologies and increasing Internet usage by our customer base have presented us with significant opportunities to expand our sources of revenue. In most of our systems, we currently offer a variety of advanced products and services including high-speed Internet access, digital television and selected interactive services. We intend to continue to develop and deploy additional services to further broaden our service offering.

  •
  High-Speed Internet Access.  Leveraging our advanced cable infrastructure, we offer high-speed Internet access to our residential customers primarily via cable modems attached to personal computers. We provide this service at speeds more than 50 times the speed of a conventional telephone modem. As of September 30, 2003, we had over 378,525 high-speed Internet access customers, representing a penetration rate of 16.1% of our total homes passed. In addition, as of September 30, 2003, we had 30,482 dial-up Internet access customers. Based on internal estimates, we are the largest provider of high-speed Internet access services in the areas we serve with an estimated market share of 46% as of June 30, 2003.

  •
  Digital Television.  As part of our network modernization program, we have installed headend equipment capable of delivering digitally encoded transmissions to a two-way digital-capable set-top box in the customer's home. This digital connection provides significant advantages. In particular, it increases channel capacity which allows us to increase both programming and service offerings while providing increased flexibility in packaging our services. We launched our digital television service in March 1999 with the introduction of digital video compression terminals in the greater Montréal area, which covers 1.6 million homes passed by cable and is our largest market. Since introducing our digital television service in the greater Montréal area, we have also introduced the service in other major markets.

    In September 2001, we launched a new digital service offering under the iLLICO brand. In addition to providing high quality sound and image quality, iLLICO offers our customers significant programming flexibility. Our basic digital package includes 21 television channels, 30 audio services providing CD quality music, an interactive programming guide as well as television-based e-mail capability. Our extended digital basic television service, branded as i Self-Service, offers customers the ability to select 100 additional channels of their choice, allowing them to customize their choices among many specialty channels. This service also offers customers significant programming flexibility including the option of French-language only, English-language only or a combination of French- and English-language programming. We also offer pre-packaged themed service tiers in the areas of news, sports and discovery. Customers who purchase basic service and one customized package can also purchase channels on an à la carte basis at a specified cost per channel per month. As part of our digital service offering, customers can also purchase near-video-on-demand services on a per-event basis. Our customers currently have the option to purchase or lease the digital set-top boxes required for digital service.

    As of September 30, 2003, we had over 213,203 customers for our digital television service. Notwithstanding our digital television service, we intend to continue to offer analog cable service to our customers.

  •
  Interactive Services.  In September 2001, we also launched digital interactive services under the iLLICO Interactive brand. These services, which combine our digital television and Internet access services, will enable customers equipped with wireless keyboards to access the Internet and send and receive e-mail. In the near future, we intend to provide additional functionality including e-commerce. We believe interactive services will be increasingly desired by customers, and we intend to continue to develop and deploy advanced products and services to add greater functionality to our interactive services offering.

  •
  Video-On-Demand.  Video-on-demand service enables digital cable subscribers to rent from a library of movies, documentaries and other programming through their digital set-top box. Our digital cable subscribers are able to rent their video-on-demand selections for a period of 24 hours, which they are then able to watch at their convenience with full stop, rewind, fast forward, pause and replay functionality during that period. Our video-on-demand service is available to 92% of the homes passed by us.

  •
  Other New Business Initiatives.  To maintain and enhance our market position, we are focused on increasing penetration of high-definition television and personal video recorders, as well as other high-value products and services.

        The following table summarizes our customer statistics for our analog and digital cable and advanced products and services:

	As of December 31,				As of September 30,
	1999	2000	2001	2002	2003
Video services
Basic analog cable
Homes passed(1)	2,309,850	2,324,940	2,330,648	2,329,023	2,344,149
Basic customers(2)	1,565,321	1,559,446	1,519,172	1,440,184	1,422,965
Penetration(3)	67.8%	67.1%	65.2%	61.8%	60.7%
Digital cable
Digital customers	31,727	80,749	114,178	170,729	213,203
Penetration(4)	2.0%	5.2%	7.5%	11.9%	15.0%
Number of digital terminals	33,888	85,756	121,210	182,010	228,500
Data services
Dial-up Internet access
Dial-up customers	72,720	62,673	55,427	43,627	30,482
High-speed Internet access
Cable modem customers	52,996	140,302	228,328	305,054	378,525
Penetration(3)	2.3%	6.0%	9.8%	13.1%	16.1%

(1)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(2)
Basic customers are customers who receive basic cable service in either the analog or digital mode.

(3)
Represents customers as a percentage of total homes passed.

(4)
Represents customers for the digital service as a percentage of basic customers.

        In the quarter ended September 30, 2003, we recorded a net increase of 10,855 basic cable customers. During the same period, we also recorded net growth of 26,569 customers of our high-speed Internet access service and 19,015 customers of our digital television service, the latter of which includes customers who have upgraded from our analog cable service.

Video Stores

        Through SuperClub Vidéotron, we also own the largest chain of video stores in Québec, with 176 retail locations (of which 133 are franchised) and more than 1.3 million video club rental members. With approximately 80% of its retail locations located in our markets, SuperClub Vidéotron is both a showcase and a valuable and cost-effective distribution network for our growing array of advanced products and services.

Pricing of Our Products and Services

        Our revenues are derived principally from the monthly fees our customers pay for cable services. The rates we charge vary based on the market served and the level of service selected. Rates are usually adjusted annually. As of December 31, 2002, the average monthly fees for basic and extended basic service were $20.98 and $31.10, respectively, and the average monthly fees for basic and extended basic digital service were $10.99 and $45.50, respectively. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. Monthly fees for rented equipment such as set-top boxes and cable modems, and administrative fees for delinquent payments for service, are also charged. Except in respect of our Internet access services, customers are typically free to discontinue service at any time without additional charge, but they may be charged a reconnection fee to resume service.

        The CRTC only regulates rates for basic cable service. The fees for services offered in discretionary packages, including Canadian and U.S. specialty television services, are based upon rates negotiated between us and the providers of programming services. In addition, fees for extended cable service (over and above basic cable service rates), pay-television and pay-per-view services, and rentals for set-top boxes are priced by us on a discretionary basis and are not regulated by the CRTC.

        Although our service offerings vary by market, because of differences in the bandwidth capacity of the cable systems in each of our markets and competitive and other factors, our services are typically offered at monthly price ranges as follows:

Service	Price Range
Basic analog cable	$15.10 – $26.85
Extended basic analog cable	$24.29 – $37.91
Basic digital cable	$ 9.99 – $11.99
Extended basic digital cable	$27.00 – $64.00
Pay-television	$ 6.00 – $19.95
Pay-per-view (per movie or event)	$ 3.99 – $79.95
Dial-up Internet access	$ 9.95 – $22.95
High-speed Internet access	$29.95 – $54.95
Video-on-demand (per movie or event)	$ 0.99 – $ 9.99

Our Network Technology

        As of December 31, 2002, our cable systems consisted of approximately 7,500 km of fiber optic cable and 25,000 km of coaxial cable, passing over 2.3 million homes and serving approximately 1.4 million customers. Our network is the largest broadband network in Québec covering over 80% of cable homes passed, and one of the most advanced broadband networks in North America, with over 97% two-way capability at present.

        The following table summarizes the current technological state of our systems, based on the percentage of our customers who have access to the bandwidths listed below and two-way capability:

	Under 450 MHz	480 to 625 MHz	750 MHz	Two-Way Capability
December 31, 2000	7%	21%	72%	92%
December 31, 2001	3%	25%	72%	97%
December 31, 2002	3%	23%	74%	97%

        Our cable television networks are comprised of four distinct parts including signal acquisition networks, main headends, distribution networks and subscriber drops. The signal acquisition network picks up a wide variety of television, radio and multimedia signals. These signals and services originate from either a local source or content provider or are picked up from distant sites chosen for satellite or "off-air" reception quality and transmitted to the main headends by way of "off-air" links, coaxial links or fiber optic relay systems. Each main headend processes, modulates, scrambles and combines the signals in order to distribute them throughout the network. Each main headend is connected to the primary headend in order to receive the digital MPEG2 signals and the IP Backbone for the Internet services. This connection is provided by VTL through its inter-city fiber network. The first stage of this distribution consists of either a fiber optic link or a very high capacity microwave link which distributes the signals to distribution or secondary headends. After that, the signal uses the hybrid fiber coaxial cable network made of wide-band amplifiers and coaxial cables capable of serving up to 30 km in radius from the distribution or secondary headends to the subscriber drops. The subscriber drop brings the signal into the subscriber's television set directly or, depending on the area or the services selected, through various types of subscriber equipment including set top boxes.

        Since 1995, we have invested over $290 million in a modernization program to upgrade our network to enable us to develop and deploy new advanced products and services. Our modernization program was substantially completed as of December 31, 2001. As a result, we are now able to deliver simultaneously up to 75 analog channels and over 200 digital channels in the greater Montréal area and in western Québec, and up to 49 analog channels and over 70 digital channels in other urban areas in Québec, and provide two-way capability throughout our entire network. We are currently contemplating upgrading our two-way capability network in Quebec City and in central Québec to increase the bandwidth from 480 MHz to 750 MHz or greater. If we were to proceed with such upgrade, we estimate that approximately $40 million of capital expenditures over two years would be required.

        We have adopted the hybrid fiber coaxial network architecture as the standard for our ongoing system upgrades. Hybrid fiber coaxial network architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video and data channels over extended distances. Coaxial cable is less expensive and requires greater signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes to the homes passed served by that node. Our system design provides for cells of approximately 1,000 homes each to be served by fiber optic cable. To allow for this configuration, secondary headends were put into operation in the greater Montréal area and in the greater Quebec City area. Remote secondary headends must also be connected with fiber optic links. The loop structure of the two-way networks brings reliability through redundancy, the cell size improves flexibility and capacity, while the reduced number of amplifiers separating the home from the headend improves signal quality and reliability. Our network design provides us with significant flexibility to offer customized programming to individual cells of 1,000 homes, which is critical to our ability to deploy certain advanced services in the future, including video-on-demand and the continued expansion of our interactive services.

        We also believe that our network design provides high capacity and superior signal quality that will enable us to provide to our current and future customers new advanced products and services in addition to those currently offered by us.

Marketing and Customer Care

        Our long term marketing objective is to increase our cash flow through deeper market penetration of our services and continued growth in revenue per customer. We believe that customers will come to view their cable connection as the best distribution channel to the home for a multitude of services. To achieve this objective, we are pursuing the following strategies:

  •
  continue to rapidly deploy advanced products and services such as high-speed Internet access and digital television;

  •
  introduce new advanced products and services desired by customers;

  •
  design product offerings that provide greater opportunity for customer entertainment and information choices;

  •
  leverage the retail presence and other products offered within the Quebecor Media group, including the retail presence of Archambault Group Inc., and within non-exclusive commercial retailers to cross-promote and distribute our cable and data services to our existing and future customers;

  •
  target marketing opportunities based on demographic data and past purchasing behavior;

  •
  develop targeted marketing programs to attract former customers, households that have never subscribed to our services and customers of alternative or competitive services; and

  •
  leverage the relationship between customer service representatives and our customers by training and motivating customer service representatives to promote advanced products and services.

        We plan to invest increasing amounts of time, effort and financial resources in marketing new and existing services. To increase both customer penetration and the number of services used by our customers, we will use coordinated marketing techniques, including door-to-door solicitation, telemarketing, media advertising, e-marketing and direct mail solicitation.

        Maximizing customer satisfaction is a key element of our business strategy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline seven days a week for nearly all of our systems. We currently have five operational call centers and we are implementing various initiatives to improve customer service and satisfaction. For example, we recently interconnected all of our call centers to enhance our call handling capabilities and efficiency. Our customer care representatives continue to receive extensive training to develop customer contact skills and product knowledge, which are key contributors to high rates of customer retention as well as to selling additional products and services and higher levels of service to our customers. We have also implemented Web-based customer service capabilities. To assist us in our marketing efforts, we utilize surveys, focus groups and other research tools as part of our efforts to determine and proactively respond to customer needs.

Programming

        We believe that offering a wide variety of conveniently scheduled programming is an important factor in influencing a customer's decision to subscribe to and retain our cable services. We devote significant resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers. We rely on extensive market research, customer demographics and local programming preferences to determine our channel and package offerings. The CRTC currently regulates the distribution of foreign content in Canada and, as a result, we are limited in our ability to provide such programming to our customers. We obtain basic and premium programming from a number of suppliers, including TVA Group.

        Since September 2001, we have significantly expanded the programming available to our customers through the launch of over 30 English-language and four French-language digital channels in digital format. Furthermore, we believe the recent launch of these digital channels, the continued launch of digital channels in the future and the increase in French-language programming will help to increase the penetration of our digital television service among our customers.

        Our programming contracts generally provide for a fixed term of up to seven years, and are subject to negotiated renewal. Programming tends to be made available to us for a flat fee per customer. Our overall programming costs have increased in recent years and may continue to increase due to factors including, but not limited to, additional programming being provided to customers as a result of system rebuilds that increase channel capacity, increased costs to produce or purchase specialty programming and inflationary or negotiated annual increases.

Competition

        We face competition in the areas of price, service offerings and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as interactive services, we may face additional competition. We operate in a competitive business environment which can adversely affect our business and operations. Our principal competitors include off-air television and providers of other entertainment, direct broadcast satellite, digital subscriber line, private cable, other cable distribution and wireless distribution. We also face competition from illegal providers of cable television services or pirate systems that enable customers to access programming services from U.S. and Canadian direct broadcast satellite services without paying any fee.

  •
  Off-Air Television and Providers of Other Entertainment.  Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and DVD players. The extent to which a cable television service is competitive depends in significant part upon the cable system's ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

  •
  Direct Broadcast Satellite.  Direct broadcast satellite, or DBS, is a significant competitor to cable systems. DBS delivers programming via signals sent directly to receiving dishes from medium- and high-powered satellites, as opposed to broadcast, cable delivery or lower-powered transmissions. This form of distribution generally provides more channels than some of our television systems and is fully digital. DBS service can be received virtually anywhere in Canada through the installation of a small rooftop or side-mounted antenna. DBS systems use video compression technology to increase channel capacity and digital technology to improve the quality of the signals transmitted to their customers.

  •
  DSL.  The deployment of digital subscriber line technology, known as DSL, provides customers with Internet access at data transmission speeds greater than that which is available over conventional telephone lines. DSL service is comparable to high-speed Internet access over cable systems. No DSL television undertaking is currently operating in the Province of Québec.

  •
  Private Cable.  Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multi-dwelling units, such as condominiums, apartment complexes, and private residential communities.

  •
  Other Cable Distribution.  Currently, a second cable operator offering analog television distribution and providing high-speed Internet access service is serving multi-dwelling units in the greater Montréal area.

  •
  Wireless Distribution.  Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems. This technology uses microwave links to transmit signals from multiple transmission sites to line-of-sight antennas located within the customer's premises.

Regulation

Ownership and Control of Canadian Broadcast Undertakings

        Subject to any directions issued by the Governor in Council (effectively the Federal Cabinet), the Canadian Radio-television and Telecommunications Commission, referred to as the CRTC, regulates and supervises all aspects of the Canadian broadcasting system.

        The Governor in Council, through an Order-in-Council referred to as the Direction to the CRTC (Ineligibility of Non-Canadians), has directed the CRTC not to issue, amend or renew a broadcasting license to an applicant that is a non-Canadian. Canadian, a defined term in the CRTC Direction, means, among other things, a citizen or a permanent resident of Canada, a qualified corporation, a Canadian government, a non-share capital corporation of which a majority of the directors are appointed or designated by statute, regulation or specified governmental authorities, or a qualified mutual insurance company, qualified pension fund society or qualified cooperative of which not less than 80% of the directors or members are Canadian. A qualified corporation is one incorporated or continued in Canada, of which the chief executive officer (or if there is no chief executive officer, the person performing functions similar to those performed by a chief executive officer) and not less than 80% of the directors are Canadian, and not less than 80% of the issued and outstanding voting shares and not less than 80% of the votes are beneficially owned and controlled, directly or indirectly, by Canadians. In addition to the above requirements, Canadians must beneficially own and control, directly or indirectly, not less than 66 2/3% of the issued and outstanding voting shares and not less than 66 2/3% of the votes of the parent company that controls the subsidiary, and neither the parent company nor its directors may exercise control or influence over any programming decisions of the subsidiary if Canadians beneficially own and control less than 80% of the issued and outstanding shares and votes of the parent corporation, if the chief executive officer of the parent corporation is a non-Canadian or if less than 80% of the parent corporation's directors are Canadian. There are no specific restrictions on the number of non-voting shares which may be owned by non-Canadians. Finally, an applicant seeking to acquire, amend or renew a broadcasting license must not otherwise be controlled in fact by non-Canadians, a question of fact which may be determined by the CRTC in its discretion. Control is defined broadly in the Direction to mean control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of a corporation or otherwise. Vidéotron is a qualified Canadian corporation.

        Regulations made under the Broadcasting Act (Canada) require the prior approval of the CRTC of any transaction that directly or indirectly results in (i) a change in effective control of the broadcasting distribution undertaking of a licensee, (ii) a person or a person and its associates acquiring control of 30% or more of the voting interests of a licensee or of a person who has, directly or indirectly, effective control of a licensee, or (iii) a person or a person and its associates acquiring 50% or more of the issued common shares of the licensee or of a person who has direct or indirect effective control of a licensee. In addition, if any act, agreement or transaction results in a person or a person and its associates acquiring control of at least 20% but less than 30% of the voting interests of a licensee, or of a person who has, directly or indirectly, effective control of the licensee, the CRTC must be notified of the transaction. Similarly, if any act, agreement or transaction results in a person or a person and its associates acquiring control of 40% or more but less than 50% of the voting interests of a licensee, or a person who has directly or indirectly effective control of the licensee, the CRTC must be notified.

        In April 2003, the House of Commons Standing Committee on Industry, Science and Technology released a report of its study of the issue of foreign direct investment restrictions applicable to telecommunications common carriers. One of its recommendations was that the Government of Canada ensure that any changes made to the Canadian ownership and control requirements applicable to telecommunications common carriers be applied equally to broadcasting distribution undertakings. In June, 2003, the House of Commons Standing Committee on Canadian Heritage released a report of its review of the Broadcasting Act (Canada) and, among other things, recommended that the current restrictions on foreign ownership relating to broadcasting, cable and telecommunications remain. We cannot predict, what, if any, changes will result from these reports.

Jurisdiction Over Canadian Broadcasting Undertakings

        Our cable distribution undertakings are subject to the Broadcasting Act (Canada) and regulations made under the Broadcasting Act (Canada) that empower the CRTC, subject to directions from the Governor in Council, to regulate and supervise all aspects of the Canadian broadcasting system in order to implement the policy set out in that Act. Certain of our undertakings are also subject to the Radiocommunication Act (Canada), which empowers Industry Canada to establish and administer the technical standards that networks and transmission must respect, namely, maintaining the technical quality of signals.

        The CRTC has, among other things, the power under the Broadcasting Act (Canada) and regulations to issue, subject to appropriate conditions, amend, renew, suspend and revoke broadcasting licenses, approve certain changes in corporate ownership and control, and establish and oversee compliance with regulations and policies concerning broadcasting, including various programming and distribution requirements, subject to certain directions from the Federal Cabinet.

        In a series of decisions, the CRTC has determined that the carriage of "non-programming" services by cable companies results in the company being regulated as a carrier under the Telecommunications Act (Canada). This applies to a company serving its own customers, or allowing a third party to use its distribution network to provide non-programming services to customers, such as providing access to high-speed Internet services.

Licensing of Canadian Broadcasting Distribution Undertakings

        The CRTC has responsibility for the issuance, amendment, renewal, suspension and revocation of Canadian broadcasting licenses, including licenses to operate a cable distribution undertaking. A cable distribution undertaking distributes broadcasting services to customers predominantly over closed transmission paths. A license to operate a cable distribution undertaking gives the cable television operator the right to distribute television programming services in its licensed service area. Broadcasting licenses may be issued for periods not exceeding seven years and are usually renewed, except in cases of a serious breach of the conditions attached to the license or the regulations of the CRTC. The CRTC is required to hold a public hearing in connection with the issuance, suspension or revocation of a license.

        Cable systems with 2,000 customers or less and operating their own local headend are exempted from the obligation to hold a license pursuant to an exemption order issued by the CRTC in 2001 and amended in 2002. These cable systems will continue to have to comply with a number of programming carriage requirements set out in the exemption order and comply with the Canadian ownership and control requirements in the Direction. We operate 16 of these small cable systems.

        In order to conduct our business, we must maintain our distribution undertaking licenses for systems with greater than 2,000 customers in good standing. Failure to meet the terms of our licenses may result in their short-term renewal, suspension, revocation or non-renewal. We hold a separate license for each of our 37 cable systems with greater than 2,000 customers and have never failed to obtain a license renewal for those cable systems.

Canadian Broadcast Distribution (Cable Television)

Distribution of Canadian Content

        The Broadcasting Distribution Regulations made by the CRTC pursuant to the Broadcasting Act (Canada) mandate the types of Canadian and non-Canadian programming services respectively that can be distributed by broadcasting distribution undertakings, including cable television systems. In summary, each cable television system is required to distribute all of the Canadian programming services that the CRTC has determined are appropriate for the market it serves, which includes local and regional television stations, certain specialty channels and pay television channels, and a pay-per-view service, but does not include Category 2 digital services and video-on-demand services.

        As revised from time to time, the CRTC has issued a list of non-Canadian programming services eligible for distribution in Canada on a discretionary user-pay basis to be linked along with Canadian pay-television services or with Canadian specialty services. The CRTC currently permits the linkage of up to one non-Canadian service for one Canadian specialty service and up to five non-Canadian services for every one Canadian pay-television service. In addition, the number of Canadian services received by a cable television customer must exceed the total number of non-Canadian services received. The CRTC decided that it would not be in the interest of the Canadian broadcasting system to permit the distribution of certain non-Canadian pay-television movie channels and specialty programming services that could be considered competitive with licensed Canadian pay-television and specialty services. Therefore, pay-television movie channels and certain specialty programming services available in the United States are not approved for distribution in Canada.

        Also important to broadcasting operations in Canada are the specialty (or thematic) programming service access rules, which require cable systems with more than 6,000 customers (Class 1 cable systems) operating in a French-language market to offer each analog French-language Canadian specialty service licensed, other than certain religious programming services, to the extent of availability of channels. All Canadian specialty channels, other than Category 2 digital specialty channels and certain religious programming services. Moreover, all Canadian specialty channels, other than Category 2 digital specialty channels, must be carried by broadcast distributors with more than 2,000 customers (Class 1 and Class 2 cable systems) when digital distribution is offered. These rules seek to ensure wider carriage for certain Canadian specialty channels than might otherwise be secured through negotiation. However, Category 2 digital specialty channels do not benefit from any regulatory assistance to guarantee distribution on cable or DTH satellite distribution undertakings apart from the requirement that a distributor offer at least five non-related Category 2 digital specialty channels for every Category 2 digital specialty channel it distributes in which it owns, directly or indirectly, more than 10% of the equity.

1998 Broadcasting Distribution Regulations

        The Broadcasting Distribution Regulations enacted in 1998, also called the 1998 Regulations, apply to distributors of broadcasting services or broadcasting distribution undertakings in Canada. The 1998 Regulations promote competition between broadcasting distribution undertakings and the development of new technologies for the distribution of such services while ensuring that quality Canadian programs are exhibited. The 1998 Regulations introduced important new rules, including the following:

  •
  Competition, Carriage Rules and Signal Substitution.  The 1998 Regulations provide equitable opportunities for all distributors of broadcasting services. Similar to the signal carriage and substitution requirements that are imposed on existing cable television systems, under the 1998 Regulations, new broadcasting distribution undertakings are also subject to carriage and substitution requirements. The 1998 Regulations prohibit a distributor from giving an undue preference to any person, including itself, or subjecting any person to an undue disadvantage. This gives the CRTC the ability to address complaints of anti-competitive behavior on the part of certain distributors.

  A significant aspect of television broadcasting in Canada is simultaneous program substitution, or simulcasting, a regulatory requirement under which Canadian distribution undertakings, such as cable television systems with over 6,000 customers, are required to substitute the foreign programming service with local Canadian signal, including Canadian commercials, for broadcasts of identical programs by a U.S. station when both programs are exhibited at the same time. These requirements are designed to protect the program rights that Canadian broadcasters acquire for their respective local markets. The CRTC, however, has suspended the application of these requirements to DTH satellite operators for a period of time, so long as they undertake certain alternative measures, including monetary compensation to a fund designed to help finance regional television productions.

  •
  Canadian Programming and Community Expression Financing Rules.  All distributors, except systems with less than 2,000 customers, are required to contribute at least 5% of their gross annual broadcast revenues to the creation and presentation of Canadian programming including community programming. However, the allocation of these contributions can vary depending on the type and size of the distribution system involved.

  •
  Inside Wiring Rules.  The CRTC determined that the inside wiring portion of cable networks creates a bottleneck facility that could affect competition if open access is not provided to other distributors. Incumbent cable companies may retain the ownership of the inside wiring but must allow usage by competitive undertakings to which the cable company may charge a just and reasonable fee for the use of the inside wire. The CRTC established a fee of $0.52 per customer per month for the use of cable inside wire in MDUs.

Broadcasting License Fees

        Broadcasting licensees are subject to annual license fees payable to the CRTC. The license fees consist of two fees. One fee allocates the CRTC's regulatory costs for the year to licensees based on a licensee's proportion of the gross revenue derived during the year from the licensed activities of all licensees whose gross revenues exceed specific exemption levels. The other fee, for a broadcasting distribution undertaking, is 1.365% of the amount by which its gross revenue derived during the year from its licensed activity exceeds $175,000. Our broadcasting distribution activities are subject to both fees.

Rates

        Our revenue related to cable television is derived mainly from (a) monthly subscription fees for basic cable service; (b) fees for premium services such as specialty services, pay-television and pay-per-view television; and (c) installation and additional outlets charges.

        The CRTC does not regulate the fees charged by non-cable broadcast distribution undertakings and does not regulate the fees charged by cable providers for non-basic services. The basic service fees charged by Class 1 (6,000 customers or more) cable providers are regulated by the CRTC until true competition exists in a particular service area, which occurs when:

  (1)
  30% or more of the households in the licensed service area have access to the services of another broadcasting distribution undertaking. The CRTC has advised that as of August 31, 1997, the 30% availability criterion was satisfied for all licensed cable areas; and

  (2)
  the number of customers for basic cable service has decreased by at least 5% since the date on which a competitor started offering its basic cable service in the particular area.

        For most of our service areas, the basic service fees for our customers have been deregulated.

        The CRTC further restricts installation fees to an amount that does not exceed the average actual cost incurred to install and connect the outlet.

        Subject to certain notice and other procedural requirements, for Class 1 cable systems still regulated, we may increase our basic service rates so as to pass through to customers increases in CRTC authorized fees to be paid to specialty programming services distributed on our basic service. However, the CRTC has the authority to suspend or disallow such an increase.

        In the event that distribution services may be compromised as a result of economic difficulties encountered by a Class 1 cable distributor, a request for a rate increase may be submitted to the CRTC. The CRTC may approve an increase if the distributor satisfies the criteria then in effect for establishing economic need.

Copyright Board Proceedings

        Certain copyrights in television and pay audio programming are administered collectively and tariff rates are established by the Copyright Board of Canada. Tariffs set by the Copyright Board are generally applicable until a public process is held and a decision of the Copyright Board is rendered for a renewed tariff. Renewed tariffs are often applicable retroactively.

Royalties for the Retransmission of Distant Signals

        Further to the implementation in 1989 of the Canada-U.S. Free Trade Agreement, the Copyright Act (Canada) was amended to require retransmitters, including Canadian cable television operators, to pay royalties in respect of the retransmission of distant television and radio signals.

        Since this legislative amendment, the Copyright Act (Canada) empowers the Copyright Board of Canada to quantify the amount of royalties payable to retransmit these signals and to allocate them among collective societies representing the holders of copyright in the works thus retransmitted. Regulated cable television operators cannot automatically recover such paid retransmission royalties from their customers, although such charges might be a component of an application for a basic cable service rate increase based on economic need.

        Distant signal retransmission royalties vary from $0.20 per customer per month for systems serving areas with fewer than 1,500 customers to $0.70 per customer per month for more than 6,000 customers, except in French-speaking markets, where the maximum rate is $0.35 per customer per month. All of our undertakings operate in French-language markets. Recently, the collective societies representing the holders of copyright have filed with the Copyright Board of Canada a tariff request to increase to $1.00 per customer per month the distant signal retransmission royalty applicable to systems of more than 6,000 customers for the years 2003 to 2008. A public hearing relating to such request has been scheduled for 2005.

Royalties for the Transmission of Pay and Specialty Services

        In addition, the Copyright Act (Canada) was amended, in particular, to define copyright as including the exclusive right to "communicate protected works to the public by telecommunication." Prior to the amendment, it was generally believed that copyright holders did not have an exclusive right to authorize the transmission of works carried on radio and television station signals when these signals were not broadcast but rather transmitted originally by cable television operators to their customers. However, at the request of the Society of Composers, Authors and Music Publishers of Canada, or SOCAN, the Copyright Board approved Tariff 17A in 1996 in order to obtain the payment of royalties from transmitters, including members of the Canadian Cable Television Association, or the CCTA, that transmit musical works to the customers when transmitting television services on a subscription basis.

        Tariff 17A fixed the monthly rate per customer, in the case of cable systems serving 6,001 or more customers, at $0.047, $0.055, $0.058, $0.064, $0.070 and $0.076, respectively, for each of the 1990 to 1995 calendar years. However, the Copyright Board of Canada did not establish the allocation of the payable royalties between cable television operators, pay television and specialty programming service providers. The CCTA and the programming service providers have signed agreements that establish the split with the Canadian specialty programming service providers and set up a royalty payment mechanism. These agreements do not cover royalties payable for American specialty programming and the Canadian pay-television services, which correspond, according to Tariff 17A, to 2.1% of affiliation payments during 1996 and 1.8% of 1996 monthly affiliation payments for the remainder of the tariff (i.e. 1997-2000). The royalties payable with respect to these services, and the split with the programming service providers, are covered by another agreement.

        The Copyright Board of Canada rendered a decision on February 16, 2001 regarding the rates that will apply under SOCAN's Tariff 17A for the calendar years 1996 to 2000. The royalty payable by small transmission systems is $10 per year. The monthly royalty payable by transmission systems (other than small transmission systems) for the signals of Canadian and American pay services is 2.1% of the transmitter's affiliation payments to these services in 1996 and 1.8% for the remainder of the tariff period. For all other signals transmitted, the monthly royalty payable by a transmitter is based on the total number of premises served in the system's licensed area and varies from $0.028 to $0.095 for 1996 to $0.044 to $0.155 for 2000. Royalties payable by a system located in a francophone market are calculated at a rate equal to 85% of the rate otherwise payable.

        In April and May 2003, the Copyright Board held a hearing to determine pay and specialty royalty rates for 2001 through 2004. No decision has yet been rendered.

Royalties for Pay Audio Services

        The Copyright Board of Canada also rendered a decision on March 16, 2002 regarding two new tariffs for the years 1997-1998 to 2002, which provide for the payment of royalties from programming and distribution undertakings focusing on pay audio services. It fixes the royalties payable to SOCAN and to the Neighbouring Rights Collective of Canada, or NRCC, respectively, at 11.115% and 5.265% of the affiliation payments payable during a month by a distribution undertaking for the transmission for private or domestic use of a pay audio signal. The royalties payable to SOCAN and NRCC by a small cable transmission system, an unscrambled low or very low power television station or by equivalent small transmission systems are fixed by the Board at 5.56% and 2.63%, respectively, of the affiliation payments payable during a year by the distribution undertaking for the transmission for private or domestic use of a pay audio signal.

Tariff in Respect of Internet Service Provider Activities

        In 1996, SOCAN proposed a tariff (Tariff 22) to be applied against Internet service providers, or ISPs, in respect of composer/publishers rights in musical works communicated over the Internet to ISPs' customers.

SOCAN's proposed tariff was challenged by a number of industry groups and companies, including the CCTA. In 1999, the Copyright Board decided that ISPs should not be liable for the communication of musical works by their customers, although they might be liable if they themselves operated a musical website. In 2002, the Canadian Federal Court of Appeal partially overturned the Copyright Board and held that ISPs could be liable where they cached musical works. An appeal from the decision of the Federal Court of Appeal was launched by both SOCAN and by the ISP group that includes the CCTA. The appeal is to be heard by the Supreme Court of Canada in 2004. If the Supreme Court of Canada were to uphold the decision of the Federal Court of Appeal or allow the appeal by SOCAN and extend liability to ISPs, then the dispute would return to the Copyright Board for a determination of the royalties to be paid retroactively back to 1996.

        Other collectives have since 1999 also proposed tariffs to be applied against ISPs in respect of communications of sound recordings and performers' performances as well as reproductions of copyright works made in the course of providing Internet services. All such tariffs have been on hold pending the resolution of the Tariff 22 proceedings. If these tariffs proceed to a hearing, it is possible that additional royalties will be required to be paid by ISPs retroactive to when the tariffs were first proposed.

Access by Third Parties to Cable Networks

        On July 6, 1999, the CRTC required certain of the largest cable television operators, including Vidéotron, to submit tariffs for high-speed Internet access services, known as open access or third-party access, in order to allow competing retail ISPs to offer such services over a cable infrastructure. Our proposal was approved in part by the CRTC in August 2000. This decision approves the terms and per end-user rates to charge to ISPs for access to cable company facilities used to provide cable modem Internet services. Other technical, operational and business policies to implement access services are being addressed by the CRTC Interconnection Steering Committee, or CISC.

        We took part in technical tests intended to interconnect the networks of the cable television operators with certain competing ISPs. These tests were successfully concluded in the third quarter of 2000. Once the conditions of facilities-based interconnection are approved by the CRTC, which could occur later this year, actual access to the headend of our HFC network will be ordered by the CRTC and provided by us at a regulated tariff.

        Until facilities-based access to the cable network headend is provided, the CRTC is requiring cable distributors to allow third-party retail ISPs to resell their retail high-speed Internet services at a discount of 25% off the lowest retail Internet service rate charged by us to our cable customers during a one-month period. The resale obligation will cease to be mandated once facilities-based access is available to ISPs.

Winback Restrictions

        In a letter decision dated April 1, 1999, the CRTC established rules, referred to as the winback rules, that prohibit the targeted marketing by incumbent cable companies of customers who have cancelled basic cable service. These rules require us and other incumbent cable companies to refrain for a period of 90 days from: (a) directly contacting customers who, through an agent, have notified their cable company of their intention to cancel basic cable service; and (b) offering discounts or other inducements not generally offered to the public, in instances when customers personally initiate contact with the cable company for the purpose of canceling basic cable service. The CRTC is currently reviewing these winback rules and has issued a call for comments on whether it should maintain its current rules prohibiting the targeted marketing by incumbent cable companies of customers who have cancelled basic cable service and whether the rules should be changed.

        In February 2001, the CRTC also announced similar "winback" restrictions on certain cable television operators, including us, in the Internet service market. These restrictions limit cable operators' ability to "win back" Internet service customers who have chosen to switch to another Internet service provider within 90 days of the customer's switch.

Right to Access to Telecommunications Support Structures

        The CRTC has concluded that some provisions of the Telecommunications Act (Canada) may be characterized as encouraging joint use of existing support structures of telephone utilities to facilitate efficient deployment of cable distribution undertakings by Canadian carriers. We access these support structures in exchange for a tariff that is regulated by the CRTC. If it were not possible to agree on the use or conditions of access with a support structure owner, we could apply to the CRTC for a right of access to a supporting structure of a telephone utility. The Supreme Court of Canada, however, has recently held that the CRTC does not have jurisdiction under the Telecommunications Act (Canada) to establish the terms and conditions of access to the support structure of hydro-electricity utilities. Terms of access to the support structures of hydro-electricity utilities will need to be negotiated with those utilities.

History and Corporate Structure

        Our name is Vidéotron Ltée. We were founded on September 1, 1989 as part of the amalgamation of our two predecessor companies, namely Vidéotron Ltée and Télé-Câble St-Damien inc., under Part IA of the Companies Act (Québec). In October 2000, our parent company, Le Groupe Vidéotron ltée, was acquired by Quebecor Media for $5.3 billion. At the time of this acquisition, the assets of Le Groupe Vidéotron ltée included all of our shares.

        Immediately prior to the closing of the offering of the old notes, Quebecor Media, our sole shareholder, transfered its wholly-owned subsidiaries SuperClub Vidéotron and Vidéotron TVN to us in exchange for additional shares of our capital stock.

        Our registered office is located at 300 Viger Avenue East, Montréal, Québec, Canada H2X 3W4, and our telephone number is (514) 380-1999. Our corporate website can be accessed through www.videotron.ca. The information found on our corporate website is, however, not part of this prospectus. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

Property, Plants and Equipment

        Our corporate offices are located in leased space at 300 Viger Avenue East, Montréal, Québec, Canada H2X 3W4. We own several buildings in Montréal, the largest of which is located at 150 Beaubien Street (approximately 27,850 square feet) and houses our primary headend. We also own a building of approximately 40,000 square feet in Quebec City where our regional headend for the Quebec City region is located. We also own or lease a significant number of smaller locations for signal reception sites and customer service and business offices. We generally lease space for the business offices and retail locations for the operation of our video stores.

        Our credit facilities are generally secured by charges over all of our assets and those of our subsidiaries. The CF Cable notes are generally secured by charges over all of its assets and those of its subsidiaries. See the description of our debt instruments under "Description of Certain Indebtedness."

Employees

        As of September 30, 2003, we had 2,169 full-time and part-time employees. Substantially all of our employees are based and work in the Province of Québec. Approximately 1,730 of our employees are unionized, and the terms of their employment are governed by one of our four regional collective bargaining agreements. Our two most important collective bargaining agreements, covering a total of approximately 1,600 employees in the Montréal and Quebec City regions, were renewed in April 2003 and expire on December 31, 2006. We also have two other collective bargaining agreements that cover the approximately

130 unionized employees in the Chicoutimi and Hull regions. The collective bargaining agreement for our unionized Chicoutimi employees expired on December 31, 2002 and was renewed on October 9, 2003. Our collective bargaining agreement with our unionized Hull employees expired on August 31, 2003 and is currently being negotiated for renewal.

        We have had significant labor disputes in the past. The renewal in April 2003 of our collective bargaining agreements for the Montréal and Quebec City regions ended a labor dispute, which began in May 2002, that disrupted our operations, resulted in damages to our network and impaired our operating results. The terms of the new collective bargaining agreements, however, enable us to reduce our operating costs and enhance productivity and provide us with greater flexibility in the management of our operations. We believe these new agreements have resulted in operating expenses that are approximately $20 million lower, on an annualized basis, than what we would have incurred under our previous labor agreements. The terms of these new agreements include:

  •
  an increase in the standard number of hours worked per week;

  •
  greater flexibility in the management of outsourcing and working schedules;

  •
  reductions in employee benefits; and

  •
  no salary increases through 2004 and 2.5% salary increases for 2005 and 2006.

Intellectual Property

        We use a number of trademarks for our products and services. Many of these trademarks are registered by us in the appropriate jurisdictions. In addition, we have legal rights in the unregistered marks arising from their use. We have taken affirmative legal steps to protect our trademarks, and we believe our trademarks are adequately protected.

Environment

        Our operations are subject to federal, provincial and municipal laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials, the recycling of wastes and the cleanup of contaminated sites. Laws and regulations relating to workplace safety and worker health, which among other things, regulate employee exposure to hazardous substances in the workplace, also govern our operations.

        Compliance with these laws has not had, and management does not expect it to have, a material effect upon our capital expenditures, net income or competitive position. Environmental laws and regulations and the interpretation of such laws and regulations, however, have changed rapidly in recent years and may continue to do so in the future. The property on which our primary headend is located has contamination problems to various degrees related to historical use by previous owners as a landfill site and is listed by the authorities on their contaminated sites registry. We believe that such contamination poses no risk to public health, and we are currently updating our environmental studies to determine whether further intervention is required. Our properties, and the areas surrounding all our properties, may have had historic uses or may have current uses which could have had or have an adverse environmental impact, and which may require further study or remedial measures. No material studies or remedial measures are currently anticipated or planned by us or required by regulatory authorities with respect to our properties. However, we cannot provide assurance that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, that a material environmental condition does not otherwise exist as to any such property, or that expenditure will not be required to deal with known or unknown contamination.

Legal Proceedings

        In October 2001, Illico Informatique inc. instituted legal action against us and Quebecor Media seeking permanent injunctive relief preventing us from using the iLLICO trademark and damages in the amount of $25,000. The plaintiff is alleging, among other matters, that it has used the "Illico" trademark since 1988 with respect to the provision of legal services, legal research services with the assistance of computers, computer science and legal publishing via telecommunications. In defense, we are arguing, among other matters, that the rights accorded to Illico Informatique inc. with respect to the "Illico" trademark are limited to case law research with the assistance of computers, that the word Illico is not proprietary to the plaintiff, that the word Illico can be found in French-language dictionaries, that the word Illico appears in the business name of more than forty businesses operating in the Province of Québec and that the word Illico is not distinctive of the services offered by the plaintiff. This legal proceeding will be heard in March 2004 in the Superior Court of Quebec.

        On March 13, 2002, an action was filed in the Superior Court of Quebec by Investissement Novacap inc., Telus Québec inc. and Paul Girard against Vidéotron, in which the plaintiffs allege that we wrongfully terminated our obligations under a share purchase agreement entered into in August 2000 and are seeking damages of approximately $26 million.

        In November 2001, we terminated a sale service agreement with Voca-tel Communications Inc., and we are being sued for damages for wrongful breach of contract in the amount of $4.7 million.

        In 1999, Regional Cablesystems Inc. (now Persona Communications Inc.) initiated an arbitration in which it is seeking an amount of $8.6 million as a reduction of the purchase price of the shares of Northern Cable Holding sold to Regional Cablesystems Inc. by CF Cable in October 1998.

        We believe that the legal actions and arbitration proceedings described above are unfounded, and we intend to vigorously defend our position in each of these matters.

        We are also involved from time to time in various claims and lawsuits incidental to the conduct of our business in the ordinary course. We carry insurance coverage in such amounts that we believe to be reasonable under the circumstances. We believe that an adverse outcome of such legal proceedings will not have a material adverse impact on our operating results or our financial condition.

MANAGEMENT

Directors and Executive Officers

        The following table presents certain information concerning our directors and executive officers:

Name and Municipality of Residence	Age	Position
ANDRÉ BOURBONNAIS(1) Longueuil, Québec	41	Director
ROBERT DÉPATIE Rosemère, Québec	45	Director and President and Chief Executive Officer
SERGE GOUIN Montréal, Québec	60	Director and Chairman of the Board
JEAN LA COUTURE, FCA(1) Montréal, Québec	57	Director
JACQUES MALLETTE Longueuil, Québec	46	Director and Executive Vice President and Chief Financial Officer
JEAN-LOUIS MONGRAIN(1) Longueuil, Québec	60	Director
PIERRE KARL PÉLADEAU Montréal, Québec	41	Director
YVAN GINGRAS Montréal, Québec	46	Executive Vice President, Finance and Operations
BERNARD BRICAULT Quebec City, Québec	50	Vice President, Technical Quality
SYLVAIN BROSSEAU Varennes, Québec	40	Vice President, Customer Service
MARK D'SOUZA Montréal, Québec	43	Vice President and Treasurer
ANDRÉ GASCON Longueuil, Québec	42	Vice President, Information Technologies
RAYMOND MORISSETTE Montréal, Québec	42	Vice President, Control
DANIEL PROULX Montréal, Québec	45	Vice President, Engineering
SERGE REYNAUD Lorraine, Québec	48	Vice President, Human Resources and Communications
J. SERGE SASSEVILLE Montréal, Québec	45	Vice President, Legal Affairs and Secretary
ÉDOUARD G. TRÉPANIER Longueuil, Québec	52	Vice President, Public and Regulatory Affairs
CLAUDINE TREMBLAY Montréal, Québec	49	Assistant Secretary

(1)
Member of our Audit Committee.

        André Bourbonnais, Director. Mr. Bourbonnais has also been a director of Quebecor Media since December 2002. He serves as a member of the audit committee and the compensation and human resources committee of Quebecor Media. After working at the Montréal office of the law firm of Stikeman Elliott, he became an Associate and later a Partner at Transact International, a mergers and acquisitions consultancy company in Monaco. He returned to Montréal in 1993 and joined Teleglobe Inc., where he was successively Senior Legal Counsel, Executive Vice President, and Chief Legal Officer and Secretary. He then became Senior Vice President and Chief Legal Officer of Cirque du Soleil Inc. Mr. Bourbonnais joined Capital Communications CDPQ in 2001 as President of CDP Capital, Financial Services and in December 2002 was named President of CDP Capital Communications. Mr. Bourbonnais is a member of the Québec Bar and a graduate of the London School of Economics and Political Science.

        Robert Dépatie, Director and President and Chief Executive Officer. Mr. Dépatie has been our President and Chief Executive Officer since June 2003. He joined us in December 2001 as Senior Vice President, Sales, Marketing and Customer Service. Before joining us, Mr. Dépatie held numerous senior positions in the food distribution industry, such as President of Distributions Alimentaires Le Marquis/Planters from 1999 to 2001 and General Manager of Les Aliments Small-Fry (Humpty Dumpty) from 1998 to 1999. From 1988 to 1998, he held various senior positions with H.J. Heinz Canada Ltd., such as Executive Vice-President from 1993 to 1998. He has also been a director of Joncas Postexperts Inc., an indirect subsidiary of Quebecor World Inc., since April 2002.

        Serge Gouin, Director and Chairman of the Board. Mr. Gouin has also been Chairman of the Board of Directors of Quebecor Media since January 7, 2003. He is also a member of the executive committee of the Board of Directors of Quebecor Media and chairs its compensation and human resources committee. Mr. Gouin is Advisory Director of Citigroup Global Markets Canada Inc. From 1991 to 1996, Mr. Gouin served as President and Chief Operating Officer of Le Groupe Vidéotron Ltée. From 1987 to 1991, Mr. Gouin was President and Chief Executive Officer of Télé-Métropole Inc. Mr. Gouin is also a member of the board of directors of Astral Media Inc., Cott Corporation, Onex Corporation and Cossette Communication Group Inc.

        Jean La Couture, FCA, Director. Mr. La Couture has also been a Director of Quebecor Media and the Chairman of its audit committee since May 5, 2003. Mr. La Couture, a Fellow Chartered Accountant, is President of Private Hearing Ltd., a mediation and negotiation firm, and President of Top Management Services Inc., a management firm. He also acts as President for the Mediation and Arbitration Institute of Quebec and the "Regroupement des assureurs de personnes à charte du Québec (RACQ)". From 1972 to 1994, he was President and Chief Executive Officer of three organisations, including La Garantie, Compagnie d'assurance de l'Amérique du Nord, a Canadian specialty line insurance company from 1990 to 1994. Mr. La Couture also serves as Director on the Board of Directors of several corporations, including Quebecor Inc., Quebecor Media, Groupe Pomerleau (a Quebec-based construction company), Innergex Power Income Fund, and Hydro-Québec CapiTech inc.

        Jacques Mallette, Director and Executive Vice President and Chief Financial Officer. Mr. Mallette has also served as Executive Vice President and Chief Financial Officer of Quebecor Inc., Quebecor Media and Sun Media Corporation since March 2003. Prior to joining the Quebecor group of companies, Mr. Mallette was President and Chief Executive Officer of Cascades Boxboard Group Inc., where he started as Vice President and Chief Financial Officer in 1994. He also serves as director of a number of subsidiaries of Quebecor Media. Mr. Mallette has been a member of the Canadian Institute of Chartered Accountants since 1982.

        Jean-Louis Mongrain, Director. Mr. Mongrain has also been a director of Quebecor Media since December 13, 2002. Mr. Mongrain is an experienced banker, who successively worked for the Royal Bank of Canada and the Laurentian Bank. Mr. Mongrain graduated from Sherbrooke University where he obtained a master's degree in commerce. He worked for more than 10 years for the Royal Bank of Canada where he occupied various functions in the commercial and corporate banking sectors. After that, he worked for the

Laurentian Bank from 1989 to 2000 where he served as head of the credit functions of the bank as well as President of the credit committee. He was responsible for the updating of the credit policies and was also involved in several due diligence investigations in connection with various acquisitions.

        Pierre Karl Péladeau, Director. Mr. Péladeau is President and Chief Executive Officer of Quebecor Inc. and President and Chief Executive Officer of Quebecor Media. Mr. Péladeau joined Quebecor's communications division in 1985 as Assistant to the President. From 1989 until 1991, Mr. Péladeau was Vice-President, Operations of Quebecor Group Inc., and he was appointed President in 1991. In 1994, Mr. Péladeau helped establish Quebecor Printing Europe and, as its President, oversaw its growth through a series of acquisitions in France, the United Kingdom, Spain and Germany to become one of Europe's largest printers by 1997. In 1997, Mr. Péladeau became Executive Vice President and Chief Operating Officer of Quebecor Printing Inc. (which has since become Quebecor World Inc.). In 1999, Mr. Péladeau became President and Chief Executive Officer of Quebecor Inc. Mr. Péladeau was also our President and Chief Executive Officer from July 2001 until June 2003. Mr. Péladeau sits on the boards of directors of numerous companies in the Quebecor group and is active in many charitable and cultural organizations.

        Yvan Gingras, Executive Vice President, Finance and Operations. Mr. Gingras joined us in 2001 as Senior Vice President, Finance and Administration and was appointed Executive Vice President, Finance and Operations in July 2003. Prior to joining us, Mr. Gingras was Vice President and Controller of Abitibi-Consolidated Inc. from 2000 to 2001. He also held several positions, including senior management functions, with Donohue Inc. from 1981 to 2000. Mr. Gingras has been a member of the Canadian Institute of Chartered Accountants since 1980.

        Bernard Bricault, Vice President, Technical Quality. Mr. Bricault has served as Vice President, Technical Quality since September 1997. Mr. Bricault has been with us for more than 20 years and has held various senior mangement positions since 1987.

        Sylvain Brosseau, Vice President, Customer Service. Mr. Brosseau has served as Vice President, Customer Service since July 2003. From 1996 to July 2003, Mr. Brosseau held various management positions with us, including Executive Director, Customer Service and Executive Director, Technical Support.

        Mark D'Souza, Vice President and Treasurer. Mr. D'Souza also serves as Vice President and Treasurer of Quebecor Media and Quebecor Inc. He was Chief Financial Officer of Quebecor World Europe from June 2000 to April 2002. He was Vice President and Treasurer of Quebecor World Inc. from September 1997 to June 2000. Prior to joining the Quebecor group of companies, he served as Director, Finance of Société Générale de Financement du Québec from March 1995 to September 1997 and served in corporate finance positions at the Royal Bank of Canada and Union Bank of Switzerland from July 1989 to March 1995.

        André Gascon, Vice President, Information Technologies. Mr. Gascon joined us in October 2003. Prior to his appointment as Vice President, Information Technologies, Mr. Gascon served for more than two years as Team Manager of Service Conseil Mona inc., an information technology consulting firm based in Montréal. From 1998 to 2001, he was Director, Information Technology of Microcell Telecommunications Inc. Between 1986 and 1998, Mr. Gascon has held various management positions relating to information technology with Larochelle Gratton inc. and Société de Transport de Laval. Mr. Gascon holds a master degree in business administration from the Sherbrooke University.

        Raymond Morissette, Vice President, Control. Mr. Morissette joined us in February 2002 as Vice President, Control. Prior to joining us, he was Controller for the Northern Canadian and England Papermill Groups for Abitibi-Consolidated Inc. from 2000 to 2002. He was Director, Corporate Development of Donohue Inc. from 1999 to 2000. Mr. Morissette holds a doctorate in accounting from the University of Waterloo and taught accounting at École des Hautes Études Commerciales in Montréal from 1996 to 1999. Mr. Morissette has been a chartered accountant since 1986 and a certified management accountant since 1992. Mr. Morissette has also been a member of the board of directors of a non-profit organization for the arts since 2002.

        Daniel Proulx, Vice President, Engineering. Prior to his appointment as Vice President Engineering in July 2003, Mr. Proulx served as our Vice President, Information Technology. Mr. Proulx has held various management positions since joining us in 1995.

        Serge Reynaud, Vice President, Human Resources and Communications. Mr. Reynaud joined us in January 2003 as Vice President, Human Resources. From October 1999 to December 2002, he was Chief Administration Officer of Quebecor World Europe, a division of Quebecor World Inc. He also was Vice President, Human Resources of Quebecor Printing Inc. (which has since become Quebecor World Inc.) from 1997 to 1999. From 1993 to 1997, Mr. Reynaud was Director of Human Resources, Europe and Canada of Abbott Laboratories and Director, Organizational Development of Domtar Inc.

        J. Serge Sasseville, Vice President, Legal Affairs and Secretary. Mr. Sasseville was appointed our Vice President, Legal Affairs and Secretary in November 2001. He is also Vice President, Strategy, Legal and Corporate Affairs and Corporate Secretary, Cable TV and Internet Portals of Quebecor Media and Vice-President, Legal Affairs and Secretary of Netgraphe Inc. Mr. Sasseville has held various senior management positions in the Quebecor group of companies since 1987. Mr. Sasseville is and has been a member of the boards of numerous organizations promoting Canadian cultural and entertainment industries. He has been a member of the Québec Bar since 1981.

        Edouard G. Trépanier, Vice President, Public and Regulatory Affairs. Mr. Trépanier also serves as Vice President, Regulatory Affairs of Quebecor Media. Mr. Trépanier was our Director, Regulatory Affairs from 1994 to 2001. Prior to joining us in 1994, he held several positions at the CRTC, including Interim General Director of Operations, Pay-television and Speciality Services. Prior to joining the CRTC, Mr. Trépanier worked as a television producer for TVA Group Inc., Rogers Communications Inc. and the Canadian Broadcasting Corporation in Ottawa. Mr. Trépanier is and has been a member of the boards of numerous cable industry organizations.

        Claudine Tremblay, Assistant Secretary. Ms. Tremblay is currently Director, Corporate Services and has been Assistant Secretary of Quebecor Media since its inception. Since August 1998, Ms. Tremblay has been Assistant Secretary of Quebecor Inc. She also serves as either Secretary or Assistant Secretary of various subsidiaries of Quebecor Media. Ms. Tremblay was Assistant Secretary and Administrative Assistant at the National Bank of Canada from 1979 to 1988. She has also been a member of the Chambre des Notaires du Québec since 1977.

Board of Directors

        Our board of directors has five directors. Each director is selected by Quebecor Media, our sole shareholder, to serve until a successor director is elected or appointed. On October 9, 2003, we formed a three-person audit committee, which is composed of a majority of independent members.

Compensation of Directors and Executive Officers

        Except for our President and Chief Executive Officer, Mr. Robert Dépatie, all of our directors are also directors of Quebecor Media, and, as such, do not receive any remuneration in their capacity as directors of Vidéotron, except for the members of our audit committee who receive attendance fees of $1,200 per meeting and Mr. La Couture who receives an annual fee of $3,500 to act as Chairman of the committee. Our directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors and our audit committee.

        The aggregate amount of compensation we paid for the year ended December 31, 2002 to our executive officers as a group, excluding those who are also executive officers of, and compensated by, Quebecor Media, was $1.6 million, including salaries, bonuses and profit-sharing payments.

Quebecor Media's Stock Option Plan

        On January 29, 2002, Quebecor Media established a stock option plan to attract, retain and provide incentives to directors, executive officers and key contributors to the success of Quebecor Media and its subsidiaries. The compensation committee of Quebecor Media is responsible for the administration of this stock option plan and, as such, designates the participants under this stock option plan and determines the number of options granted, the vesting schedule, the expiry date and any other conditions applicable to such options.

        All of the options granted under this stock option plan entitle the holder thereof to acquire common shares of Quebecor Media. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than the fair market value of the common shares as determined by the compensation committee (if the common shares of Quebecor Media are not listed at the time of the grant) or the market price (as defined in this stock option plan) of the common shares on the stock exchanges where such shares are listed at the time of the grant, as the case may be. Unless authorized by the compensation committee for a change in control transaction, no option may be exercised by an optionee if the shares of Quebecor Media have not been listed on a recognized stock exchange.

        Except under specific circumstances and unless the compensation committee decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by the compensation committee at the time of the grant: (1) equally over five years with the first 20.0% vesting on the first anniversary of the date of the grant; (2) equally over four years with the first 25.0% vesting on the second anniversary of the date of the grant; and (3) equally over three years with the first 33.3% vesting on the third anniversary of the date of the grant.

        On December 31, 2007, if the shares of Quebecor Media have not been so listed, optionees will have until January 31, 2008 to exercise their vested options, which period we refer to as the private company window. An additional private company window (from January 1st, 2010 to January 31, 2010) was recently approved by the board of directors of Quebecor Media. At the time an optionee exercises his or her options, such optionee may request to receive in lieu of the underlying common shares a cash amount, or a cash exercise, representing the difference between the exercise price of the option and the fair market value or the trading price, as the case may be, of the underlying common shares at the time of exercise. For any cash exercises, and in particular for the anticipated multiple cash exercises if the private company window is in effect, Quebecor Media may elect to pay all amounts owing in several installments if it is determined by Quebecor Media that it would be prudent to do so based on its financial condition. Options not exercised prior to their expiration will be forfeited and may be re-issued pursuant to this stock option plan.

        The maximum number of common shares of Quebecor Media that may be issued under this stock option plan is 433,000,000 common shares, and no optionee may hold options covering more than 5.0% of the issued and outstanding shares of Quebecor Media.

        During the year ended December 31, 2002 and the nine months ended September 30, 2003, our executive officers were granted options to purchase common shares of Quebecor Media at a price determined by the compensation committee of Quebecor Media in accordance with the terms and conditions of this stock option plan.

Pension Benefits

        Both Quebecor Media and we maintain pension plans for our non-unionized employees.

        Quebecor Media's pension plan provides higher pension benefits to eligible executive officers than those provided to other employees. The higher pension benefits under this plan equal 2.0% of average salary over the best five consecutive years of salary (including bonuses), multiplied by the number of years of membership in the plan as an executive officer. The pension benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the executive officer, and from the age of 61 years without actuarial reduction. In addition, the pension benefits may be deferred, but not beyond the age limit under the relevant provisions of the Income Tax Act (Canada), in which case the pension benefits are adjusted to take into account the delay in their payment in relation to the normal retirement age. The maximum pension benefits payable under Quebecor Media's pension plan are as prescribed by the Income Tax Act (Canada). An executive officer contributes to this plan an amount equal to 5.0% of his or her salary not exceeding $86,111 (the salary generating the maximum pension payable in accordance with the Income Tax Act (Canada)), for a maximum contribution of $4,305 per year.

        Our pension plan provides pension benefits to our executive officers equal to 2.0% of salary (excluding bonuses) for each year of membership in the plan. The pension benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the executive officer, subject to an early retirement reduction. In addition, the pension benefits may be deferred, but not beyond the age limit under the relevant provisions of the Income Tax Act (Canada), in which case the pension benefits are adjusted to take into account the delay in their payment in relation to the normal retirement age. The maximum pension benefits payable under our pension plan are as prescribed under the Income Tax Act (Canada). An executive officer contributes to this plan an amount equal to 5.0% of his or her salary up to a maximum of $3,500 per year.

        The table below indicates the annual pension benefits that would be payable at the normal retirement age of 65 years under both Quebecor Media's and our pension plans:

	Years of Membership
Compensation
	10	15	20	25	30
$86,111 or more	$17,222	$25,833	$34,444	$43,056	$51,667

Supplemental Retirement Benefit Plan for Designated Executives

        In addition to Quebecor Media's and our pension plans, both Quebecor Inc., or Quebecor, and we provide supplemental retirement benefits to certain designated executives. Two senior executive officers of Quebecor Media and its subsidiaries are participants under Quebecor's supplemental retirement benefit plan, and two of our senior executive officers are participants under our supplemental retirement benefit plan.

        The benefits payable to the two senior executive officers who participate in Quebecor's supplemental retirement benefit plan are calculated on the basis of their respective average salaries (including bonuses) for the best five consecutive years. The pension is payable for life without reduction from the age of 61. In case of death after retirement and from the date of death, Quebecor's supplemental retirement benefit plan provides for the payment of a joint and survivor pension to the eligible surviving spouse, representing 50.0% of the retiree's pension for a period of up to ten years.

        As of December 31, 2002, one of Quebecor Media's (or one of its subsidiary's) senior executive officers had a credited service of 0.7115 years under Quebecor's supplemental retirement benefit plan while the other senior executive officer will begin to accrue credited service under such plan on January 1, 2004.

        The benefits payable to our two senior executive officers who participate in our supplemental retirement benefit plan are calculated on the basis of their respective average salaries (excluding bonuses) for the best five consecutive years. The benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the senior executive officer, subject to an early retirement reduction. In case of death after retirement and from the date of death, our supplemental retirement benefit plan provides for the payment of a joint and survivor pension to the eligible surviving spouse representing 60.0% of the retiree's pension.

        As of December 31, 2002, one of our senior executive officers had a credited service of 1.3644 years under our supplemental retirement benefit plan, while a second senior executive officer began to accrue service on February 4, 2003 under such plan.

        The table below indicates the annual supplemental pension that would be payable at the normal retirement age of 65 years:

	Years of Credited Service
Compensation
	10	15	20	25	30
$ 300,000	$42,778	$64,167	$85,556	$106,945	$128,333
400,000	62,778	94,167	125,556	156,945	188,333
500,000	82,778	124,167	165,556	206,945	248,333
600,000	102,778	154,167	205,556	256,945	308,333
800,000	142,778	214,167	285,556	356,945	428,333
1,000,000	182,778	274,167	365,556	456,945	548,333
1,200,000	222,778	334,167	445,556	556,945	668,333
1,400,000	262,778	394,167	525,556	656,945	788,333

Liability Insurance

        Quebecor Inc. carries liability insurance for the benefit of its directors and officers, as well as for the directors and officers of its direct and indirect subsidiaries, including us and some of our associated companies, against certain liabilities incurred by them in such capacity.

OUR SHAREHOLDER

        We are a wholly-owned subsidiary of Quebecor Media. Quebecor Media is a leading Canadian-based media company with interests in newspaper publishing operations, television broadcasting, business telecommunications, book and magazine publishing and new media services, as well as our cable operations. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category. In addition, Quebecor Media is the largest French-language media company in North America and, through its various operations, reaches every week approximately 95% of the French-speaking population and 41% of the English-speaking population in Canada.

        Quebecor Media is 54.7% owned by Quebecor Inc., a communications holding company, and 45.3% owned by CDP Capital-Communications. Quebecor Inc.'s primary assets are its interests in Quebecor Media and Quebecor World Inc., the world's largest commercial printer. CDP Capital-Communications is a wholly-owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with over $129 billion in assets under management.

        Quebecor Media is neither an obligor nor a guarantor of our obligations under the notes being offered hereby.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following describes some transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

Video-On-Demand Services

        Groupe Archambault Inc., or Archambault, which is a subsidiary of Quebecor Media, was granted a video-on-demand service license by the CRTC in July 2002. Effective March 1, 2003, we entered into an affiliation agreement with Archambault granting us the non-exclusive right to offer Archambault's video-on-demand services to our customers. This agreement provides that we pay to Archambault 62% of all revenues generated from the fees paid by our customers to use Archambault's video-on-demand services. This agreement expires on August 31, 2008, which is also the expiration date of Archambault's CRTC license, but if Archambault obtains a renewed video-on-demand license from the CRTC, this agreement will be automatically renewed for a period equal to the length of this renewed license.

        In connection with this affiliation agreement, we also entered into a video-on-demand services agreement with Archambault. Pursuant to this services agreement, we have agreed to provide various technical services to Archambault to enable it to provide to our customers its video-on-demand services over our network. In consideration of these technical services, Archambault will pay us a fee of 8% of all revenues generated from fees paid by our customers to use Archambault's video-on-demand services. The term of this agreement is the same as that of the affiliation agreement.

        For the nine months ended September 30, 2003, we paid a fee of $0.5 million to Archambault under the affiliation agreement, and we received a fee of $0.1 million from Archambault under the services agreement.

Telecommunications Services

        We have entered into several contracts with Vidéotron Télécom ltée, or VTL, a business telecommunications company 66 2/3% controlled by Quebecor Media, for the provision or exchange of telecommunications services.

Telecommunications Services Agreements

        In September 1999, we entered into a fifteen-year agreement pursuant to which VTL provides us with inter-city connections for the transmission of both one-way and two-way video and telephony signals. Under the agreement, VTL also leases to us fiber-optic and other equipment and provides maintenance and management services for our inter-city transmission circuits. We have an option to renew the contract for an additional fifteen year-term upon its expiration in 2014. In addition, in December 2000, we entered into a five-year contract, automatically renewable for one-year periods thereafter, pursuant to which VTL provides us with intra-city transmission and other telecommunications services.

Fiber Optic Maintenance Agreement

        In September 1999, we entered into a long-term mutual maintenance agreement pursuant to which VTL provides maintenance services on our fiber optic strands that are located within VTL's fiber optic cables, and we provide the same services on VTL's fiber optic strands that are located within our fiber optic cables. Each party is billed monthly for the costs attributable to the maintenance of such party's fiber optic strands.

Internet Services Agreements

        We provide dial-up and high-speed Internet access to our customers through our wholly-owned subsidiary, Vidéotron (1998) ltée. In September 1999, Vidéotron (1998) ltée entered into two agreements with a wholly-owned subsidiary of VTL, Vidéotron Télécom (1998) ltée, or VTL 1998, relating to the provision of Internet access services to their respective customers. Both agreements had an initial term of three years with automatic renewal provisions for twelve-month periods thereafter. We have indicated to VTL our intent not to renew these agreements on their current terms.

        For the twelve months ended December 31, 2002, we paid to VTL a total of $22.5 million in access fees, and for the nine months ended September 30, 2003, we paid to VTL a total of $10.5 million under these service agreements.

Cable Inside Wire

        On February 8, 2002, we sold our cable inside wire in multi-dwelling units, or MDUs, to a wholly-owned subsidiary of Quebecor Media, Câblage QMI, for proceeds of approximately $19.5 million paid in preferred shares of Câblage QMI, $6.6 million of which have been redeemed. Concurrently with this sale, we also entered into a five-year access agreement with Câblage QMI granting us the right to use its cable inside wire in MDUs for our customers subject to a fee of $5.00 per month per customer for which we are using cable inside wire owned by Câblage QMI. On September 3, 2002, the CRTC established a fee of $0.52 per subscriber per month for the use of cable inside wire in MDUs. Since September 3, 2002, Câblage QMI has therefore charged an access fee of $0.52 per month per subscriber. Câblage QMI unsuccessfully contested the CRTC's decision before the courts.

        We currently use cable inside wiring owned by Câblage QMI to deliver our cable and Internet access services to approximately 175,000 customers. For the nine months ended September 30, 2003, we paid a total of $0.8 million in fees pursuant to our access agreement with Câblage QMI.

Call Center and Customer Support Agreement

        On May 3, 2002, we entered into a service agreement with Joncas Télexperts, a division of Joncas Postexperts Inc., or Joncas, an indirect subsidiary of Quebecor World Inc., itself an indirect subsidiary of Quebecor Inc. Under this service agreement, Joncas has agreed to provide us with certain administrative services, including the planning, set-up, operation and management of a new call center located in Montréal, and to provide operational and management services related to a second call center located in Montréal. These call centers offer us sales and after-sales customer support for our cable television and Internet access customers. The agreement terminates on December 31, 2004 and will be automatically renewed thereafter for successive one year periods, unless notice to the contrary is provided by either us or Joncas. The total amount we will pay to Joncas under this agreement in 2003 will be approximately $11 million.

Management Services and Others

        We have earned revenue from TVA Group for providing it with access to a specialty advertising channel carried on our network and incurred expenses for purchases and services obtained from related companies at prices and conditions prevailing on the market, as summarized below. The majority of our related party purchases were related to the telecommunications and Internet services agreements described above and for programming purchases, advertising purchases, outsourcing of call center operations and information technology services.

        The following table presents the amounts of our revenues, accounts receivable, purchases, accounts payable and fixed assets from transactions with related parties during the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2001	2002	2003
			(unaudited)
	(dollars in millions)
Revenues	$1.8	$1.7	$1.2
Accounts receivable	2.1	11.8	22.7
Purchases	46.7	56.8	39.5
Accounts payable	19.4	26.9	10.1
Fixed assets	5.0	3.9	0.7
Assumption of current liabilities	—	—	(2.7)

        We entered into a five-year management services agreement with Quebecor Media for services it provides to us, including internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. Under this agreement, management fees paid to Quebecor Media were $2.4 million for the year ended December 31, 2002. Management fees payable to Quebecor Media will amount to $5.3 million for the year ended December 31, 2003 and will be agreed upon for the years 2004, 2005 and 2006.

Indebtedness to Quebecor Media

        We have also entered into a subordinated loan agreement with Quebecor Media. See "Description of Certain Indebtedness — Indebtedness to Quebecor Media."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

General

        On November 28, 2000, we entered into a credit agreement that provides for:

  •
  a five-year, $150.0 million revolving credit facility;

  •
  a seven-year, $486.6 million Term A-1 loan; and

  •
  an eight-year, $271.3 million Term B loan.

        The proceeds of the revolving credit facility are to be used exclusively for our working capital purposes and capital expenditures, and those of some of the guarantors (named in our credit agreement) and their subsidiaries, and may not be used to refinance indebtedness.

        On October 8, 2003 and concurrently with the closing of the offering of the old notes, we amended our credit agreement to, among other things:

  •
  reduce the aggregate amount we may borrow under our revolving credit facility from $150.0 million to $100.0 million and extend its maturity to October 2008;

  •
  create a $368.1 million Term C loan, which shall mature in October 2008;

  •
  permit us to issue or incur senior and unsecured debt up to a maximum aggregate amount of $200.0 million if we meet our financial tests on a pro forma basis; and

  •
  exempt any net proceeds from offerings of the unsecured debt permitted in the bullet point above from the mandatory prepayment provisions of our credit agreement, which will entitle us to make distributions with these net proceeds.

        We also amended our credit facilities to allow, among other things, repayment of interest on subordinated debt, payment of management fees or other similar expenses to our direct or indirect parent and transactions for the primary purpose of creating tax benefits.

        In addition, on October 8, 2003 and concurrently with the closing of the offering of the old notes, we applied $368.1 million of borrowings under our Term C loan to the use described under "Use of Proceeds" and fully repaid the then outstanding balances of our Term A-1 loan, our Term B loan and our revolving credit facilities. Therefore, following these amendments and repayments, our credit facilities were comprised of a $100.0 million revolving credit facility and a $368.1 million Term C loan.

        The following is a summary of the general terms and conditions of our credit facilities, as amended, and is qualified in its entirety by reference to the documentation entered into in connection with our credit facilities, as amended. A copy of each of the credit agreement, as amended, and the other documents into which we entered has been filed as an exhibit to the registration statement that includes this prospectus.

Interest Rate, Fees and Payments

        Advances under our revolving credit facility and Term C loan will bear interest at the Canadian prime rate, the bankers' acceptance rate or the London Interbank Offered Rate (LIBOR) plus, in each instance, an applicable margin determined by the ratio of debt to EBITDA (as defined in our credit agreement) of the Vidéotron Group (as defined in our credit agreement). The applicable margin for Canadian prime rate advances ranges from 0.125% when this ratio is less than or equal to 4.0x, to 0.50% when this ratio is greater than 4.5x. The applicable margin for LIBOR advances and bankers' acceptance advances ranges from 1.125% when this ratio is less than or equal to 4.0x, to 1.50% when this ratio is greater than 4.5x. We have agreed to pay a facility fee based on the aggregate amount available to borrow under our revolving credit facility and Term C loan ranging from 0.375% when the ratio of debt to EBITDA (as defined in our credit agreement) is less than or equal to 4.0x, to 0.50% when this ratio is greater than 4.5x.

Principal Repayments and Prepayment

        Our revolving credit facility will be repayable in full in September 2008. We will be required to make quarterly payments aggregating $50.0 million per year on our Term C loan, with the balance being repayable in full on its maturity date. Subject to certain exceptions, we are required to apply 100% of the net cash proceeds of asset sales or transfers to repay borrowings under our Term C loan, unless we reinvest these proceeds within specified periods and for specific purposes. We are also required to apply 75% of the net cash proceeds of any public or private offering of debt, equity securities or subordinated debt to repay borrowings under our Term C loan. We are also required to apply 50% of excess cash flow to repay borrowings under our Term C loan if Vidéotron Group's ratio of debt to EBITDA (as defined in the credit agreement) is greater than or equal to 4.0x. Finally, we are required to apply proceeds from insurance settlements of up to $5.0 million to repay borrowings under our Term C loan.

        Except for advances bearing interest at the bankers' acceptance rate or LIBOR, borrowings under our Term C loan may be prepaid at any time, in whole or in part, at our option.

Security and Guarantees

        Borrowings under our credit facilities and under eligible derivative instruments are secured by a first-ranking hypothec or security interest (subject to certain permitted encumbrances) on all our current and future assets, as well as those of the guarantors under the credit facilities, guarantees by members of the Vidéotron Group, pledges of shares by us and certain of the guarantors under the credit facilities, security given by us under section 427 of the Bank Act (Canada) and other security.

Covenants

        The credit facilities contain customary covenants that restrict and limit our ability and the ability of each member of the Vidéotron Group to, among other things, enter into merger or amalgamation transactions or liquidate or dissolve, grant encumbrances, sell assets, pay dividends or make other distributions, issue shares of capital stock, incur indebtedness, enter into related party transactions and acquire other entities. In addition, the credit facilities require us and the Vidéotron Group to comply with various financial covenants.

Events of Default

        Our credit facilities contain customary events of default including the non-payment of principal or interest, the breach of any financial covenant, the failure to perform or observe any other covenant, the bankruptcy of us or any guarantor of our credit agreement, a default by us or any guarantor of our credit agreement in respect of any indebtedness in excess of $10.0 million, the making of any materially incorrect or incomplete representation or warranty, the occurrence of a material adverse change and the occurrence of any change of control.

CF Cable Notes

        On July 11, 1995, CF Cable issued the CF Cable notes guaranteed by its subsidiaries. Chemical Bank, now JPMorgan Chase Bank, serves as the trustee for the CF Cable notes. The notes have a par value of US$94.7 million, bear interest at the rate of 9.125%, have a principal outstanding amount of US$75.6 million and mature in 2007. They are redeemable at the option of CF Cable on or after July 15, 2005 at 100% of their principal amount. They are secured by first-ranking hypothecs on substantially all of the assets of CF Cable and its subsidiaries. The indenture governing the CF Cable notes contains customary restrictive covenants and events of default, including limitations on the incurrence of debt and first priority debt.

Indebtedness to Quebecor Media

        On March 24, 2003, we entered into a subordinated loan agreement with Quebecor Media pursuant to which Quebecor Media agreed to provide us with a subordinated loan in the principal amount of $150.0 million bearing interest at the three-month bankers' acceptance rate plus a 1.5% margin. The proceeds of this subordinated loan were used to reduce outstanding indebtedness under our credit facilities. As a condition to the completion of the offering of the old notes, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option. Under the terms of the indenture governing the notes, all cash payments on this loan are restricted payments treated in the same manner as dividends on our common shares.

        Our obligations under this loan are subordinated in right of payment to the prior payment in full of all our existing and future indebtedness under our credit facilities. In addition, the holders of all our other senior indebtedness, including the notes, will be entitled to receive payment in full of all amounts due on or in respect of all our other existing and future senior indebtedness before Quebecor Media is entitled to receive or retain payment of principal under this loan.

        The subordinated loan agreement also provides that, for so long as indebtedness, obligations and liabilities are due and owing to the creditors under our credit facilities, Quebecor Media shall not be entitled to enforce its rights under this subordinated loan agreement without the prior consent of the administrative agent under the credit facilities.

        On October 8, 2003, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On October 8, 2003, we sold the old notes in a private placement exempt from the registration requirements of the Securities Act to Banc of America Securities LLC, Citigroup Global Markets Inc., RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) Inc., Harris Nesbitt Corp., Credit Suisse First Boston LLC, CIBC World Markets Corp. and NBF Securities (USA) Corp., as initial purchasers. The initial purchasers then resold the old notes pursuant to an offering memorandum, dated October 2, 2003, in reliance upon Rule 144A and Regulation S under the Securities Act. On October 8, 2003, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus, and the summary of some of the provisions of the registration rights agreement under "The Exchange Offer" does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

        Under the registration rights agreement, we agreed, among other things, to:

  •
  file an exchange offer registration statement with the SEC with respect to a registered offer to exchange without novation the old notes for the new notes no later than November 24, 2003;

  •
  use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than February 5, 2004; and

  •
  keep the registered exchange offer open for not less than 30 days after the date notice of the registered exchange offer is mailed to the holders of the old notes.

        Under the registration rights agreement, we also agreed that in the event that:

  •
  applicable law or SEC policy does not permit us to effect the exchange offer;

  •
  the exchange offer is not consummated by April 5, 2004;

  •
  we receive a request prior to the 20th day following the consummation of the registered exchange offer from any initial purchaser that is a broker-dealer with respect to old notes acquired directly from us or one of our affiliates; or

  •
  we receive a request prior to the 20th day following the consummation of the registered exchange offer from any holder of old notes who is prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the new notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by this holder, we will, at our cost, as soon as practicable, file a shelf registration statement covering resales of the old notes or the new notes, use our best efforts to cause the shelf registration statement to be declared effective and use our best efforts to keep the shelf registration statement effective until the earlier of October 8, 2005 and the date when all of the old notes or the new notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. In the event a shelf registration statement is filed, we will, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each of these holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes.

        A holder selling old notes or new notes pursuant to a shelf registration statement would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the applicable provisions of the registration rights agreement (including certain indemnification obligations).

        Pursuant to the registration rights agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

  •
  on or prior to November 24, 2003, the exchange offer registration statement has not been filed with the SEC;

  •
  on or prior to February 5, 2004, the exchange offer registration statement has not been declared effective;

  •
  on or prior to March 8, 2004, the registered exchange offer has not been consummated;

  •
  we are required to file the shelf registration statement pursuant to the registration rights agreement and:

  •
  the shelf registration statement has not been filed with the SEC on or prior to 45 days (or if the 45th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

  •
  the shelf registration statement has not been declared effective on or prior to 120 days (or if the 120th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, the exchange offer registration statement or the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with the resales of the old notes or the new notes in accordance with and during the periods specified in the registration rights agreement.

Special interest will accrue on the principal amount of the notes and the new notes (in addition to the stated interest on the notes and the new notes) from and including the date on which any of the registration defaults described above shall have occurred to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall this rate exceed 1.0% per annum.

        We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If you participate in the exchange offer, you will, with limited exceptions, receive new notes that are freely tradeable and not subject to restrictions on transfer. You should read the discussion under "— Resales of New Notes" for more information regarding your ability to transfer the new notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to US$335,000,000 aggregate principal amount of the new notes for a like aggregate principal amount of outstanding old notes. We will accept for exchange any and all old notes that are properly tendered on or prior to 5:00 p.m., New York City time, on                        , 2003, or such later time and date to which we extend the exchange offer. We will issue US$1,000 principal amount of the new notes in exchange for each US$1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may only be tendered in integral multiples of US$1,000 in principal amount.

        As of the date of this prospectus, US$335,000,000 in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of the old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "— Conditions to the Exchange Offer."

        The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders of the old notes do not have appraisal or dissenters' rights under the laws of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

        None of us, our board of directors and our management recommends that you tender or not tender your old notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decisions whether to participate in the exchange offer and, if you choose to participate, as to the aggregate principal amount of your old notes to tender, after reading carefully this prospectus and the letter of transmittal. We urge you to consult your financial and tax advisors in making your decision on what action to take.

Conditions to the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we determine at any time prior to the expiration date that the exchange offer violates applicable law or any applicable interpretation of applicable law by the staff of the SEC.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under "— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes" and "Plan of Distribution;" and

  •
  any other representations reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as may times as we may choose, in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights, and each right will be deemed an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties. If we determine that a waiver of conditions materially changes the exchange offer, this prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "— Expiration Date; Extensions; Amendments."

        In addition, at any time when any stop order is threatened or in effect with respect to the registration statement that includes this prospectus or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer will be 5:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the expiration date of the exchange offer will be the latest time and date to which the exchange offer is extended. We will notify the exchange agent by oral or written notice of any extension of the expiration date and make a public announcement of this extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        In addition, we expressly reserve the right, at any time or from time to time, at our sole discretion:

  •
  to delay the acceptance of the old notes;

  •
  to extend the exchange offer;

  •
  if we determine any condition to the exchange offer has not occurred or has not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will as promptly as practicable distribute to the registered holders of the old notes a prospectus supplement that discloses the material change. If we take any of the actions described in the previous paragraph, we will as promptly as practicable give oral or written notice of this action to the exchange agent and will make a public announcement of this action.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Old Notes

Valid Tender

        The tender of a holder's old notes and our acceptance of those old notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Except as set forth below, if you wish to tender old notes pursuant to the exchange offer, you must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "— Exchange Agent;"

  •
  arrange with DTC to cause an agent's message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at one of the addresses set forth below under "— Exchange Agent;" or

  •
  comply with the guaranteed delivery procedures described below.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the old notes, together with the properly completed and duly executed letter of transmittal;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, together with the properly completed and duly executed letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The letter of transmittal or agent's message may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment from a tender holder that it agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this tendering holder. The agent's message forms a part of book-entry transfer.

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        If you tender fewer than all of your old notes, you should fill in the amount of the old notes tendered in the appropriate box in the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all old notes that you hold.

        The method of delivery of the certificates for the old notes, the letter of transmittal and all other documents is at your sole election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. If delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

An eligible institution is a firm or other entity firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as this term is defined in Rule 17Ad-15 under the Exchange Act.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, this guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in form satisfactory to us in our sole discretion, duly executed by, the registered holder, with the signature guaranteed by an eligible institution.

        If the letter of transmittal is signed by trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, this person should sign in that capacity when signing. In addition, this person must submit to us, together with the letter of transmittal, evidence satisfactory to us in our sole discretion of his or her authority to act in this capacity unless we waive this requirement.

Book-Entry Transfer

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC with respect to the old notes for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program procedures to tender old notes pursuant to the exchange offer. Accordingly, any DTC participant may make book-entry delivery of the old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer.

        Although delivery of the old notes pursuant to the exchange offer may be effected through book-entry transfer at DTC, you will not have validly tendered your old notes pursuant to the exchange offer until on or prior to the expiration date either:

  •
  the properly completed and duly executed letter of transmittal, or an agent's message, together with any required signature guarantees and any other required documents, has been transmitted to and received by the exchange agent at one of the addresses set forth below under "— Exchange Agent;" or

  •
  the guaranteed delivery procedures described below have been complied with.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  time will not permit your old notes or other required documents to reach the exchange agent before the expiration date; or

  •
  you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender be made by and through an eligible institution;

  •
  on or prior to the expiration date, the exchange agent receive from this eligible institution a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees, and a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided:

  •
  setting forth the name and address of the holder of the old notes being tendered;

  •
  stating that the tender is being made; and

  •
  guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        If you wish to tender your old notes pursuant to the guaranteed delivery procedures, you must ensure that the exchange agent receive a properly completed and duly executed letter of transmittal, or agent's message, and notice of guaranteed delivery before the expiration date.

Determination of Validity of Tender

        We will resolve in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any old notes tendered for exchange. Our determination of these questions and our interpretation of the terms and conditions of the exchange offer, including without limitation the letter of transmittal and its instructions, shall be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Each holder must cure any and all defects or irregularities in connection with his, her or its tender of old notes within the reasonable period of time determined by us, unless we waive these defects or irregularities. None of us, our affiliates and assigns, the exchange agent and any other person is under any duty or obligation to give notice of any defect or irregularity with respect to any tender of the old notes, and none of them shall incur any liability for failure to give any such notice.

        We reserve the absolute right in our sole and absolute discretion to:

  •
  reject any and all tenders of old notes determined to be in improper form or unlawful;

  •
  waive any condition of the exchange offer; and

  •
  waive any condition, defect or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions, defects or irregularities in the case of other holders.

Representations Made by Tendering Holders of Old Notes

        By tendering, you will represent to us that, among other things:

  •
  you are acquiring the new notes in the ordinary course of business;

  •
  you do not have any arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the new notes;

  •
  if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes (see "Plan of Distribution"); and

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the new notes, you will represent and warrant that you (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        In addition, in tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

You must also warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Acceptance of Old Notes; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered, and not withdrawn, on or prior to the expiration date. We will issue the new notes to the exchange agent as promptly as practicable after acceptance of the old notes. See "— Terms of the Exchange Offer."

        For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal from you. A notice of withdrawal must:

  •
  specify the name of the person tendering the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the total principal amount of these old notes; and

  •
  where certificates for the old notes have been transmitted, specify the name of the registered holder of the old notes, if different from the person withdrawing the tender of these old notes.

        If you delivered or otherwise identified certificates representing old notes to the exchange agent, then, you must also submit the serial numbers of the particular certificates to be withdrawn and, unless you are an eligible institution, the signature on the notice of withdrawal must be guaranteed by an eligible institution. If you tendered old notes as a book-entry transfer, your notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. You may not withdraw or rescind any notice of withdrawal; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any and all notices of withdrawal, and our determination of these questions shall be final and binding on all parties. Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after their withdrawal.

Exchange Agent

        Wells Fargo Bank Minnesota, N.A. is the exchange agent for the exchange offer. You should direct all tendered old notes, executed letters of transmittal and other related documents to the exchange agent. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the following addresses and telephone numbers:

By Mail: Wells Fargo Bank Minnesota, N.A. Corporate Trust Services 213 Court Street, Suite 703 Middletown, Connecticut 06457	By Hand Delivery or Overnight Courier: Wells Fargo Bank Minnesota, N.A. Corporate Trust Services 213 Court Street, Suite 703 Middletown, Connecticut 06457	By Facsimile Transmission: (860) 704-6219 For Information or Confirmation by Telephone: (860) 704-6217 Attention: Joseph P. O'Donnell

        If you deliver executed letters of transmittal and any other required documents to an address or facsimile number other than those set forth above, your tender is invalid.

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by facsimile, telephone or in person by officers and regular employee of our company and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. We will pay the exchange agent reasonable and customary fees for its services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  registration and filing fees;

  •
  fees of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the old notes under the exchange offer. A tendering holder, however, will be required to pay any applicable transfer taxes if:

  •
  this tendering holder instructs us to register new notes in the name of, or deliver new notes to, a person other than the registered tendering holder of the old notes;

  •
  the tendered old notes are registered in the name of a person other than the person signing the applicable letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value, in U.S. dollars, as the old notes, and will be translated into Canadian dollars in accordance with Canadian GAAP, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new notes under Canadian GAAP.

Consequences of Failure to Exchange Old Notes

        Following the consummation of the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Unless you are an initial purchaser or a holder of old notes who is prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the new notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by you, if you do not tender your old notes in the exchange offer or if we do not accept your old notes because you did not tender them properly, you will not have any further registration rights with respect to your old notes, and you will not have the right to receive any special interest on your old notes. In addition, your old notes will continue to be subject to restrictions on their transfer. In general, any old note that is not exchanged for a new note may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        We may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans, however, to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes.

Resale of the New Notes

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties in similar transactions, such as Exxon Capital Holding Corporation and Morgan Stanley & Co. Incorporated, we believe that a holder of the new notes may offer the new notes for resale or resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless this holder:

  •
  is our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

  •
  acquired the new notes other than in the ordinary course of this holder's business; or

  •
  is participating, intends to participate or has an arrangement or understanding with any person to participate in the distribution of the new notes.

Accordingly, holders wishing to participate in the exchange offer must make the applicable representations described in "— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes" above.

        Although we are making the exchange offer in reliance on the interpretations by the SEC staff set forth in these no-action letters, we do not intend to seek our own no-action letter from the SEC. Consequently, we cannot assure you that the SEC staff would make a similar determination with respect to the exchange offer as it did in its no-action letters to third parties. If this interpretation is inapplicable and you resell or otherwise transfer any new notes without complying with the registration and prospectus delivery requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

        You may not rely on the interpretations of the SEC staff in the above-described no-action letters if you are a holder of old notes who:

  •
  is our "affiliate" as defined in Rule 405 under the Securities Act;

  •
  does not acquire the new notes in the ordinary course of business;

  •
  tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes; or

  •
  is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, and in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes.

        In addition, each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution." Under the registration rights agreement, we will be required to use our best efforts to keep the registration statement that includes this prospectus effective to allow these participating broker-dealers and other persons, if any, with similar prospectus deliver requirements to use this prospectus in connection with the resale of the new notes for the period that shall end on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

        In order to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The new notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the new notes, and accordingly, the new notes will remain subject to restrictions on resale in Canada. See "Notice to Canadian Investors."

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "— Definitions." In this description, the words "Vidéotron" and "we" refer only to Vidéotron Ltée and not to any of its subsidiaries.

        We issued the old notes, and will issue the new notes, as a single series of securities under an indenture dated as of October 8, 2003, among Vidéotron, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that:

  •
  the new notes will be registered under the Securities Act and, consequently, will be freely tradeable by persons not affiliated with us;

  •
  the new notes will not bear any legend restricting transfer under the Securities Act;

  •
  the new notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

  •
  our obligation to pay additional special interest on the old notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by February 5, 2004 or (b) if the exchange offer is not consummated by March 8, 2004, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the new notes.

        The new notes will be issued solely in exchange for an equal principal amount of the old notes. As of the date of this prospectus, US$335.0 million aggregate principal amount of the old notes is outstanding.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is available upon request to Vidéotron at the address indicated under "Where You Can Find More Information." In addition, a copy of the indenture has been filed as an exhibit to the registration statement that includes this prospectus.

        The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture. In this description, the term "holder" refers only to registered holders of the notes.

Principal, Maturity and Interest

        On October 8, 2003, we issued US$335.0 million aggregate principal amount of old notes, and we will issue up to US$335.0 million aggregate principal amount of the new notes in the exchange offer. Subject to compliance with the limitations described under "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares," we may issue an unlimited principal amount of additional notes at later dates under the same indenture ("Additional Notes"). Any Additional Notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that Additional Notes issued in the future will have different issuance prices and issuance dates. The notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We issued old notes, and will issue new notes, only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000. The notes will mature on January 15, 2014.

        Interest on the notes will accrue at the rate of 6 7/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. Vidéotron will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

        Interest on the notes will accrue from October 8, 2003 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes will increase if a registration default occurs. We refer to any interest payable as a result of this increase in interest rate as "special interest." You should refer to the description under the caption "The Exchange Offer" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

        The old notes are, and the new notes will be:

  •
  senior unsecured obligations of Vidéotron;

  •
  effectively junior in right of payment to all of our and the Subsidiary Guarantors' existing and future secured indebtedness, including any borrowings under our Credit Agreement, to the extent of the value of the assets securing that indebtedness;

  •
  effectively junior in right of payment to all indebtedness and other obligations (including trade payables) of any of our subsidiaries that do not guarantee the notes;

  •
  equal in right of payment to all of our and the Subsidiary Guarantors' existing and future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the notes or Subsidiary Guarantees, as applicable; and

  •
  senior in right of payment to all of our and the Subsidiary Guarantors' existing and future indebtedness that expressly provides that it is subordinated to the notes or Subsidiary Guarantees, as applicable.

        The notes are obligations exclusively of Vidéotron. A portion of the operations of Vidéotron is conducted through subsidiaries. Therefore, Vidéotron's ability to service its debt, including the notes, will partially depend on the earnings of its subsidiaries and, to the extent they are not Subsidiary Guarantors, their ability to distribute those earnings as dividends, loans or other payments to Vidéotron. If their ability to make these distributions were restricted, by law or otherwise, then Vidéotron would not be able to use the cash flow of its subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy, "fraudulent conveyance" or "fraudulent preference" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, Vidéotron would also be unable to use the assets of the Subsidiary Guarantors to the extent they were restricted from distributing funds to Vidéotron. Any of the situations described above could make it more difficult for Vidéotron to service its indebtedness.

        Vidéotron principally relies on its shareholder's claim on the assets of its subsidiaries. This shareholder's claim is junior to the claims that creditors (including trade creditors) of Vidéotron's subsidiaries have against those subsidiaries. Holders of the notes will be creditors only of Vidéotron and those of its subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred shareholders, will be effectively senior to the notes. The liabilities, including contingent liabilities, of Vidéotron's subsidiaries that are not Subsidiary Guarantors may be significant.

        Although the indenture contains limitations on the amount of additional indebtedness that Vidéotron and the Restricted Subsidiaries may incur, the amounts of such additional indebtedness could nevertheless be substantial and may be incurred either by Vidéotron, the Subsidiary Guarantors or by any other subsidiaries of Vidéotron. See "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares." The notes are unsecured obligations of Vidéotron, and the Subsidiary Guarantees are unsecured obligations of the Subsidiary Guarantors. Secured indebtedness of Vidéotron and the Subsidiary Guarantors, including under the Credit Agreement and any guarantees of the Credit Agreement, effectively will be senior to the notes to the extent of the value of the assets securing such indebtedness.

        After giving effect to the completion of the offering of the old notes and the transactions described under "Summary — The Transactions" and the application of their proceeds as described under "Use of Proceeds," as of September 30, 2003, Vidéotron and its subsidiaries, on a consolidated basis, would have had $1,075.7 million of debt outstanding, $473.2 million of which would have been senior secured debt, which includes US$75.6 million of secured debt under the CF Cable TV Inc. notes. In addition, as of September 30, 2003, the total liabilities of Vidéotron's subsidiaries that do not guarantee the notes, excluding inter-company liabilities, were $78.6 million.

        As of the Issue Date, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "— Covenants — Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Subsidiary Guarantees

        The obligations of Vidéotron under the notes and the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis, by each Subsidiary Guarantor, which will include each existing and future Wholly Owned Restricted Subsidiary of Vidéotron and any other Restricted Subsidiary of Vidéotron that guarantees any other Indebtedness (including any Back-to-Back Debt) of Vidéotron or any of its Restricted Subsidiaries, except that CF Cable TV Inc. and its Subsidiaries will only become Subsidiary Guarantors when CF Cable TV Inc.'s Senior Secured First Priority Notes due 2007 are no longer outstanding. Initially, all of Vidéotron's Subsidiaries will be Subsidiary Guarantors, except for Société D'Édition Et De Transcodage T.E. Ltée and CF Cable TV Inc. and their respective Subsidiaries.

        If Vidéotron or a Subsidiary Guarantor sells or otherwise disposes of its entire ownership interest in a Subsidiary Guarantor (including by way of consolidation, merger or amalgamation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of Vidéotron, then in any such case, the Subsidiary Guarantor being sold will be released from all of its obligations under its Subsidiary Guarantee, subject to compliance with all applicable covenants of the indenture, including the covenant described under "— Repurchase at the Option of Holders — Asset Sales." In addition, if Vidéotron designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which Vidéotron can do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "— Covenants — Designation of Restricted and Unrestricted Subsidiaries" and "— Merger, Consolidation or Sale of Assets." Upon being released from all other guarantee obligations, Subsidiary Guarantors may be released from their obligations under the Subsidiary Guarantees.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to Vidéotron, Vidéotron will pay all principal, interest and premium and special interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless Vidéotron elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar under the indenture. Vidéotron may change the paying agent or registrar without prior notice to any holder, and Vidéotron or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange its notes in accordance with the indenture. In connection with any transfer or exchange of the notes, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Vidéotron may require a holder to pay any taxes and fees required by law or permitted by the indenture. Vidéotron is not required to register the transfer of or to exchange any note selected for redemption. Also, Vidéotron is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

        At any time prior to January 15, 2007, Vidéotron may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 106.875% of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon and special interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided, however, that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding immediately after the occurrence of such redemption, excluding notes held by Vidéotron and its Subsidiaries; and

  (2)
  the redemption occurs within 90 days of the date of the closing of any such Equity Offering.

        Except as set forth above or under "— Redemption for Changes in Withholding Taxes," the notes will not be redeemable at Vidéotron's option prior to January 15, 2009. Starting on that date, Vidéotron may redeem all or a part of the notes, at once or over time, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and special interest, if any, thereon, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.000%

Redemption for Changes in Withholding Taxes

        If Vidéotron becomes obligated to pay any Additional Amounts because of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, in either case that is publicly announced or becomes effective on or after the Issue Date, Vidéotron may, at any time, upon not less than 30 nor more than 60 days' notice, redeem all, but not part, of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the redemption date, provided that at any time that the aggregate principal amount of the notes outstanding is greater than US$20.0 million, any holder of the notes may, to the extent that it does not adversely affect Vidéotron's after-tax position, at its option, waive Vidéotron's compliance with the covenant described under the caption "— Payment of Additional Amounts" with respect to such holder's notes, provided, further, that if any holder waives this compliance, Vidéotron may not redeem that holder's notes pursuant to this paragraph.

        Prior to any redemption of the notes pursuant to the preceding paragraph, Vidéotron shall deliver to the trustee an officers' certificate stating that Vidéotron is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred. Vidéotron will be bound to redeem the notes on the date fixed for redemption.

Payment of Additional Amounts

        All payments made by or on behalf of Vidéotron or the Subsidiary Guarantors on or with respect to the notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Vidéotron or any Subsidiary Guarantor (or any other payor) is required to withhold or deduct any amount on account of Taxes from any payment made under or with respect to any notes that are outstanding on the date of the required payment, it will:

  (1)
  make this withholding or deduction;

  (2)
  remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

  (3)
  pay the additional amounts, which we refer to as "Additional Amounts," as may be necessary so that the net amount received by each holder (including Additional Amounts) after this withholding or deduction will not be less than the amount the holder would have received if these Taxes had not been withheld or deducted;

  (4)
  furnish to the holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing this payment by Vidéotron or such Subsidiary Guarantor;

  (5)
  indemnify and hold harmless each holder (other than an Excluded Holder, as defined below) for the amount of (a) any Taxes paid by each such holder as a result of payments made on or with respect to the notes, (b) any liability (including penalties, interest and expenses) arising from or with respect to these payments and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any of these Taxes that are in the nature of Taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes; and

  (6)
  at least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Vidéotron or any Subsidiary Guarantor becomes obligated to pay Additional Amounts with respect to such payment, deliver to the trustee an officers' certificate stating the amounts so payable and such other information necessary to enable the trustee to pay these Additional Amounts to holders on the payment date.

        Notwithstanding the foregoing, no Additional Amounts will be payable to a holder in respect of beneficial ownership of a note (an "Excluded Holder"):

  (1)
  with which Vidéotron or such Subsidiary Guarantor does not deal at arm's-length, within the meaning of the Income Tax Act (Canada), at the time of making such payment;

  (2)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder; or

  (3)
  if such holder waives its right to receive Additional Amounts.

        Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, special interest or any other amount payable under or with respect to any note, this mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

        The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to Vidéotron or any Subsidiary Guarantor, as applicable, is organized or any political subdivision or taxing authority or agency thereof or therein.

Mandatory Redemption

        Except as described below under the caption "— Repurchase at the Option of Holders," Vidéotron is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        Within 30 days following any Change of Control, Vidéotron will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, pursuant to the procedures required by the indenture and described in the notice. If a Change of Control occurs, each holder of notes will have the right to require Vidéotron to repurchase all or any part, equal to US$1,000 or an integral multiple of US$1,000, of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Vidéotron will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and special interest, if any, on the notes repurchased, to the date of purchase. The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed. Vidéotron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Vidéotron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of this conflict.

        On the Change of Control Payment Date, Vidéotron will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Vidéotron.

        The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for these notes, and Vidéotron will execute and issue, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.

        Vidéotron will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Vidéotron to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Vidéotron repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Vidéotron will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Vidéotron and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Vidéotron and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of Vidéotron to make a Change of Control Offer and the ability of a holder of notes to require Vidéotron to repurchase such notes pursuant to such an offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vidéotron and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        In addition to the obligations of Vidéotron under the indenture with respect to the notes in the event of a Change of Control, the Credit Agreement provides that certain change of control events with respect to Vidéotron would constitute a default under such agreement. In addition, any future credit facilities or other agreements relating to Indebtedness to which Vidéotron becomes a party may prohibit or otherwise limit Vidéotron from purchasing any notes prior to their maturity, and may also provide that certain change of control events with respect to Vidéotron would constitute a default thereunder. In the event a Change of Control occurs at a time when Vidéotron is prohibited from purchasing notes, Vidéotron could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such restrictions. If Vidéotron does not obtain such a consent or repay such borrowings, Vidéotron will remain prohibited or otherwise restricted from purchasing notes. In addition, there can be no assurance that Vidéotron will have sufficient financial resources available to purchase the notes at the time of a Change of Control. In such case, Vidéotron's failure to purchase tendered notes would constitute an Event of Default under the indenture. See "Risk Factors — Risks Relating to the Notes — We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases."

Asset Sales

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Vidéotron, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by Vidéotron's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by Vidéotron or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any Indebtedness or other liabilities, as shown on Vidéotron's or such Restricted Subsidiary's most recent balance sheet, of Vidéotron or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that are by their terms pari passu with or subordinated to the notes or any Subsidiary Guarantee and liabilities to the extent owed to Vidéotron or any Affiliate of Vidéotron) that are assumed by the transferee of any such assets pursuant to a written agreement that releases Vidéotron or such Restricted Subsidiary from further liability with respect to such Indebtedness or liabilities; and

    (b)
    any securities, notes or other obligations received by Vidéotron or any such Restricted Subsidiary from such transferee that are converted within 60 days of the applicable Asset Sale by Vidéotron or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

        Notwithstanding the foregoing paragraph, Vidéotron and its Restricted Subsidiaries may engage in Asset Swaps if (i) immediately after giving effect to any such Asset Swap, Vidéotron would be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares" and (ii) Vidéotron or such Restricted Subsidiary receives consideration at the time of such Asset Swap at least equal to the fair market value of the assets disposed of, which fair market value is determined by the Board of Directors of Vidéotron or the Restricted Subsidiary, as the case may be, and evidenced by a resolution of such Board of Directors set forth in an officers' certificate delivered to the trustee; provided, however, that the Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Vidéotron may apply those Net Proceeds at its option:

  (1)
  to permanently repay or reduce Indebtedness, other than Subordinated Indebtedness, of Vidéotron or a Subsidiary Guarantor secured by such assets, Indebtedness of Vidéotron or a Subsidiary Guarantor under Credit Facilities or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire, or enter into a binding agreement to acquire, all or substantially all of the assets (other than cash, Cash Equivalents and securities) of any Person engaged in a Permitted Business; provided, however, that any such commitment shall be subject only to customary conditions (other than financing), and such acquisition shall be consummated no later than 180 days after the end of this 360-day period;

  (3)
  to acquire, or enter into a binding agreement to acquire, Voting Stock of a Person engaged in a Permitted Business from a Person that is not an Affiliate of Vidéotron; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of such 360-day period; and provided, further, however, that (a) after giving effect thereto, the Person so acquired becomes a Restricted Subsidiary of Vidéotron and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the covenant described under the caption "— Covenants — Restricted Payments;" or

  (4)
  to acquire, or enter into a binding agreement to acquire, other long-term assets (other than securities) that are used or useful in a Permitted Business; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of this 360-day period.

Pending the final application of any Net Proceeds, Vidéotron may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied, invested or segregated from the general funds of Vidéotron for investment in identified assets pursuant to a binding agreement, in each case as provided in the preceding paragraph will constitute Excess Proceeds; provided, however, that the amount of any Net Proceeds that ceases to be so segregated as contemplated above shall also constitute "Excess Proceeds" at the time any such Net Proceeds cease to be so segregated; provided further, however, that the amount of any Net Proceeds that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Proceeds shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds US$35.0 million, Vidéotron will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu in right of payment with the notes or any Subsidiary Guarantee containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness, plus accrued and unpaid interest and special interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Asset Sale Offer and the indenture, Vidéotron may use these Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Vidéotron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Vidéotron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of less than US$1,000 will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note at Vidéotron's expense. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption, provided that the redemption price has been paid or set aside as provided in the indenture.

Covenants

Restricted Payments

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Vidéotron's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Vidéotron or any of its Restricted Subsidiaries, or to the direct or indirect holders of Vidéotron's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron or to Vidéotron or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Vidéotron or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

  (2)
  purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Vidéotron, any Equity Interests of Vidéotron, other than such Equity Interests of Vidéotron held by Vidéotron or any of its Restricted Subsidiaries;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Back-to-Back Securities or Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except, in the case of Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (other than Back-to-Back Securities and the QMI Subordinated Loan), a payment of interest at the Stated Maturity of such interest or principal at or within one year of the Stated Maturity of principal of such Indebtedness; provided that any accretion or payment-in-kind of interest on the QMI Subordinated Loan, to the extent such accretion or payment is not made in cash, will not be a Restricted Payment;

  (4)
  make any Restricted Investment; or

  (5)
  pay any amount of Management Fees (including Deferred Management Fees) to a Person other than Vidéotron or a Restricted Subsidiary

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (2)
  Vidéotron would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to incur at least US$1.00 of additional Indebtedness, other than Permitted Debt, pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by Vidéotron and its Restricted Subsidiaries after the Issue Date, excluding Restricted Payments made pursuant to clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

  (a)
  an amount equal to Vidéotron's Consolidated Cash Flow from the first date of the fiscal quarter in which the Issue Date occurs to the end of Vidéotron's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less 1.5 times Vidéotron's Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of Vidéotron's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period (or, if such amount for such period is a deficit, minus 100% of such deficit); plus

    (b)
    an amount equal to 100% of Capital Stock Sale Proceeds, less any such Capital Stock Sale Proceeds used in connection with:

    (i)
    an Investment made pursuant to clause (6) of the definition of "Permitted Investments;" or

    (ii)
    an incurrence of Indebtedness pursuant to clause (8) of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares;" plus

    (c)
    to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash (except to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment; plus

    (d)
    to the extent that the Board of Directors of Vidéotron designates any Unrestricted Subsidiary that was designated as such after the Issue Date as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by Vidéotron and its Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate fair market value of all Investments owned by Vidéotron and its Restricted Subsidiaries in such Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date the dividend is declared, if at that date of declaration such payment would have complied with the provisions of the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of Vidéotron or any Subsidiary Guarantor or of any Equity Interests of Vidéotron in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Vidéotron or an employee stock ownership plan or to a trust established by Vidéotron or any Subsidiary of Vidéotron for the benefit of its employees, of, Equity Interests of Vidéotron (other than Disqualified Stock or Back-to-Back Securities); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Vidéotron or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  any payment by Vidéotron or a Restricted Subsidiary of Vidéotron to any one of the other of them;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by Vidéotron of any Equity Interests of Vidéotron held by any member of Vidéotron's, or any of its Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue

    Date; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed US$2.0 million in any twelve-month period;

  (6)
  payments of any kind made in connection with or in respect of Back-to-Back Securities; provided, however, that to the extent such payments are made to Affiliates of Vidéotron (other than its Subsidiaries), all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities shall be received, immediately prior to or concurrently with any such payments, by all applicable Vidéotron Entities;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, any Tax Benefit Transaction;

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any Management Fees or other similar expenses by Vidéotron to its direct or indirect parent company for bona fide services (including reimbursement for expenses incurred in connection with, or allocation of corporate expenses in relation to, providing such services) provided to, and directly related to the operations of, Vidéotron and its Restricted Subsidiaries, in an aggregate amount not to exceed 1.5% of Consolidated Revenues in any twelve-month period;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed US$30.0 million; and

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby and the Debt to Cash Flow Ratio is no greater than 5.0 to 1 (calculated on a pro forma basis as if such payment, including any related financing transaction, had occurred at the beginning of the applicable fiscal quarter), the payment of dividends or distributions to Quebecor Media Inc. or the repayment of the QMI Subordinated Loan, in an aggregate amount not to exceed Cdn$200.0 million.

        The amount of any Restricted Payment, other than those effected in cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Vidéotron or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Vidéotron whose resolution with respect thereto shall be delivered to the trustee. Vidéotron's Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million; provided, that the Board of Directors of Vidéotron shall not be required to obtain such an opinion or appraisal in connection with any payments with respect to Back-to-Back Securities to the extent such Back-to-Back Transactions were approved in accordance with the provisions of the covenant described under the caption "— Transactions with Affiliates." Not later than the date of making any Restricted Payment, Vidéotron will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

        For purposes of this "Restricted Payments" covenant, if (i) any Vidéotron Entity ceases to be the obligor under or issuer of any Back-to-Back Securities and a Person other than a Vidéotron Entity becomes the obligor thereunder (or the issuer of any Back-to-Back Preferred Shares) or (ii) any Restricted Subsidiary that is an obligor under or issuer of any Back-to-Back Securities ceases to be a Restricted Subsidiary other than by consolidation or merger with Vidéotron or another Restricted Subsidiary, then Vidéotron or such Restricted Subsidiary shall be deemed to have made a Restricted Payment in an amount equal to the accreted value of such Back-to-Back Debt (or the subscription price of any Back-to-Back Preferred Shares) at the time of the assumption thereof by such other Person or at the time such Restricted Subsidiary ceases to be a Restricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Shares

        Vidéotron will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Vidéotron will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any Preferred Shares; provided, however, that Vidéotron may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness, including Acquired Debt, or issue Preferred Shares, if Vidéotron's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Shares, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, taking into account any substantially concurrent transactions related to such incurrence, as if the same had occurred at the beginning of the most recently ended full fiscal quarter of Vidéotron for which internal financial statements are available, would have been no greater than 5.5 to 1.0.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Preferred Shares, which we refer to collectively as "Permitted Debt:"

  (1)
  the incurrence by Vidéotron or a Subsidiary Guarantor of Indebtedness and letters of credit under Credit Facilities (and the guarantee by CF Cable TV Inc. and its Subsidiaries) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vidéotron and the Restricted Subsidiaries thereunder) not to exceed an aggregate of Cdn$469.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Vidéotron or any Restricted Subsidiaries subsequent to the Issue Date to permanently repay Indebtedness under a Credit Facility (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (2)
  the incurrence by Vidéotron and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by (a) Vidéotron of Indebtedness represented by the notes to be issued on the Issue Date and the Exchange Notes to be issued in exchange for such notes and in exchange for any Additional Notes, and (b) the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees relating to the notes issued in this offering and the Exchange Guarantees issued in exchange for such Subsidiary Guarantees and in exchange for the Subsidiary Guarantees relating to any Additional Notes;

  (4)
  the incurrence by Vidéotron or a Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Vidéotron or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$40.0 million at any time outstanding;

  (5)
  the incurrence by Vidéotron or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) and (4) of this paragraph;

  (6)
  the incurrence by Vidéotron or any Subsidiary Guarantor of intercompany Indebtedness between or among Vidéotron and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Vidéotron or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Vidéotron, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Vidéotron or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Vidéotron or a Restricted Subsidiary of Vidéotron will be deemed, in each case, to constitute an incurrence of such Indebtedness by Vidéotron or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by Vidéotron or any of its Restricted Subsidiaries of Preferred Shares solely to or among Vidéotron and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Shares being held by a Person other than Vidéotron or a Restricted Subsidiary and (ii) any sale or other transfer of any such Preferred Shares to a Person that is not either Vidéotron or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such Preferred Shares by Vidéotron or any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Vidéotron or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of Vidéotron or such Restricted Subsidiary and not for speculative purposes; provided, however, that, in the case of:

  (a)
  any Interest Rate Agreement, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; and

  (b)
  any Currency Exchange Protection Agreement, such Hedging Obligation does not increase the principal amount of Indebtedness of Vidéotron or such Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Vidéotron or a Subsidiary Guarantor of Indebtedness of Vidéotron or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by Vidéotron or any Subsidiary Guarantors of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed US$25.0 million;

  (11)
  the incurrence by Vidéotron or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed US$25.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Vidéotron or any Restricted Subsidiaries subsequent to the Issue Date to permanently repay such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (12)
  the issuance of Preferred Shares by Vidéotron's Unrestricted Subsidiaries or the incurrence by Vidéotron's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Vidéotron that was not permitted by this clause (12); and

  (13)
  the issuance of Indebtedness or Preferred Shares in connection with a Tax Benefit Transaction.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided that in each case the amount thereof is for all other purposes included in the Consolidated Interest Expense and Indebtedness of Vidéotron or its Restricted Subsidiary as accrued.

        Neither Vidéotron nor any Subsidiary Guarantor will incur any Indebtedness, including Permitted Debt, that is contractually subordinated in right of payment to any other Indebtedness of Vidéotron or such Subsidiary Guarantor, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the notes or the Subsidiary Guarantee, as applicable, on substantially identical terms; provided, however, that no Indebtedness of Vidéotron or a Subsidiary Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Vidéotron or such Subsidiary Guarantor, as applicable, solely by virtue of collateral or the lack thereof.

        Notwithstanding any other provision of this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vidéotron will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant.

Sale and Leaseback Transactions

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Vidéotron or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Vidéotron or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares" and (b) created a Lien on such property securing Attributable Debt pursuant to the covenant described below under the caption "— Liens;"

  (2)
  the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of Vidéotron and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Vidéotron or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales."

Liens

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien of any kind on any asset owned at the Issue Date or thereafter acquired, except Permitted Liens, unless Vidéotron or such Restricted Subsidiary has made or will make effective provision to secure the notes and any applicable Subsidiary Guarantees equally and ratably with the obligations of Vidéotron or such Restricted Subsidiary secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Equity Interests to Vidéotron or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any liabilities owed to Vidéotron or any other Restricted Subsidiary;

  (2)
  make loans or advances, or guarantee any such loans or advances, to Vidéotron or any other Restricted Subsidiary; or

  (3)
  transfer any of its properties or assets to Vidéotron or any other Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Credit Facilities, as in effect on the Issue Date;

  (2)
  the indenture and the notes;

  (3)
  applicable law or any applicable rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Vidéotron or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred at the time of such acquisition;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness that is permitted to be secured without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenant described under the caption "— Liens" that limit the right of the debtor to dispose of the assets subject to any such Lien;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (12)
  any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and (A) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined in good faith by the Board of Directors of Vidéotron) and (B) management of Vidéotron delivers to the trustee an officers' certificate evidencing its determination at the time such agreement is entered into, that such encumbrance or restriction will not materially impair Vidéotron's ability to make payments on the notes.

Merger, Consolidation or Sale of Assets

        Vidéotron may not directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not Vidéotron is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Vidéotron and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) Vidéotron is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Vidéotron) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Vidéotron) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Vidéotron under the notes, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  Vidéotron or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than Vidéotron, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares."

        Unless in connection with a disposition by Vidéotron or a Subsidiary Guarantor of its entire ownership interest in a Subsidiary Guarantor or all or substantially all the assets of a Subsidiary Guarantor permitted by, and in accordance with the applicable provisions of, the indenture (including without limitation the covenant described above under "— Repurchase at the Option of Holders — Asset Sales"), Vidéotron will cause each Subsidiary Guarantor not to directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not such Subsidiary Guarantor is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) such Subsidiary Guarantor is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  such Subsidiary Guarantor or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares."

        In addition, Vidéotron will not, and will cause each Subsidiary Guarantor not to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of each of the two preceding paragraphs above of this "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger, consolidation or amalgamation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among Vidéotron and any of its Restricted Subsidiaries.

Issuances and Sales of Equity Interests in Certain Subsidiaries

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of (including, without limitation, by way of merger, amalgamation or otherwise) any Equity Interests in any direct or indirect Restricted Subsidiary that constitutes a Significant Subsidiary of Vidéotron or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary of Vidéotron to any Person (other than Vidéotron or a Wholly Owned Restricted Subsidiary of Vidéotron or, in connection with a Tax Benefit Transaction, to Quebecor Inc. or to any direct or indirect Subsidiary of Quebecor Inc.), unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) is of all the Equity Interests of such Restricted Subsidiary; and

  (2)
  the Net Proceeds from such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) are applied in accordance with the covenant described above under the caption "— Repurchase at the Option of Holders — Asset Sales."

        In addition, Vidéotron will not permit any direct or indirect Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary of Vidéotron to issue any Equity Interests to any Person, other than, (a) if necessary, shares of Capital Stock constituting directors' qualifying shares, (b) Back-to-Back Securities or (c) to Vidéotron or a Wholly Owned Restricted Subsidiary of Vidéotron.

Transactions with Affiliates

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director of Vidéotron, each, an Affiliate Transaction, unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Vidéotron or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by Vidéotron or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Vidéotron delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million, a resolution of the Board of Directors of Vidéotron set forth in an officers' certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Vidéotron; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$40.0 million, an opinion as to the fairness to Vidéotron or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by Vidéotron or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Vidéotron or such Restricted Subsidiary;

  (2)
  transactions between or among Vidéotron and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of Vidéotron solely because Vidéotron owns an Equity Interest in such Person, provided such transactions are on terms that are no less favorable to Vidéotron or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by Vidéotron or such Restricted Subsidiary with an unrelated Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of Vidéotron;

  (5)
  sales of Equity Interests of Vidéotron, other than Disqualified Stock or Back-to-Back Securities, to Affiliates of Vidéotron;

  (6)
  any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to Vidéotron or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

  (7)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "— Restricted Payments;"

  (8)
  Permitted Investments; and

  (9)
  any Tax Benefit Transaction.

Future Guarantors

        Vidéotron will cause each Person that becomes a Wholly Owned Restricted Subsidiary of Vidéotron following the Issue Date to become a Subsidiary Guarantor and to execute a supplemental indenture and deliver an opinion of counsel to the trustee. In addition, Vidéotron will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any other Indebtedness (including any Back-to-Back Debt) of Vidéotron or any of its Restricted Subsidiaries (other than CF Cable TV Inc.'s and its Subsidiaries' guarantee of Indebtedness under the Credit Agreement), unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for a Subsidiary Guarantee of the payment of the notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary's guarantee of such other Indebtedness. Vidéotron will cause CF Cable TV Inc. and each of its Subsidiaries to become a Subsidiary Guarantor and to execute a supplemental indenture providing for a Subsidiary Guarantee of the notes when CF Cable TV Inc.'s Senior Secured First Priority Notes due 2007 are no longer outstanding. The form of the Subsidiary Guarantee will be attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Vidéotron may designate any Subsidiary to be an Unrestricted Subsidiary if such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  does not own any Equity Interests of any Restricted Subsidiary of Vidéotron, or hold any Liens on any property of Vidéotron or any of its Restricted Subsidiaries;

  (3)
  is not party to any agreement, contract, arrangement or understanding with Vidéotron or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vidéotron or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vidéotron;

  (4)
  is a Person with respect to which neither Vidéotron nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (5)
  except in the case of a Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the indenture, has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vidéotron or any of its Restricted Subsidiaries;

  (6)
  has at least one director on its Board of Directors that is not a director or executive officer of Vidéotron or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Vidéotron or any of its Restricted Subsidiaries; and

  (7)
  that designation would not cause a Default or Event of Default.

        Any designation of a Subsidiary of Vidéotron as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under the caption "— Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Preferred Shares of such Subsidiary shall be deemed to be issued and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Vidéotron as of such date, and, if such Preferred Shares are not permitted to be issued or such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares," Vidéotron will be in default of such covenant.

        If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Vidéotron and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "— Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Vidéotron shall determine. That designation will be permitted only if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Subsidiary shall be released from any Subsidiary Guarantee previously made by such Subsidiary.

        The Board of Directors of Vidéotron may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vidéotron of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares," calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently ended full fiscal quarter for which internal financial statements are available; (ii) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption "— Restricted Payments;" (iii) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "— Liens;" and (iv) no Default or Event of Default would be in existence following such designation.

Business Activities

        Vidéotron will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Businesses, except to such extent as would not be material to Vidéotron and its Restricted Subsidiaries taken as a whole.

Reports

        For so long as any notes remain outstanding, Vidéotron will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not Vidéotron is subject to Section 13(a) or 15(d) of the Exchange Act, so long as any notes are outstanding, Vidéotron shall file with the SEC and furnish to the holders of the notes and the trustee:

  (1)
  within 120 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable, or any successor form; and

  (2)
  (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form, or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, which in each case, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers.

        If Vidéotron has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Vidéotron and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Vidéotron.

Payments for Consent

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, including Additional Amounts or special interest, if any, or with respect to, the notes;

  (2)
  default in payment, when due at Stated Maturity, upon acceleration, redemption, required repurchase or otherwise, of the principal of, or premium, if any, on the notes;

  (3)
  failure by Vidéotron or any of its Restricted Subsidiaries to comply with the provisions described under the captions "— Repurchase at the Option of Holders," "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares," "— Covenants — Restricted Payments" or "— Covenants — Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Vidéotron or any Restricted Subsidiary for 30 days after written notice thereof has been given to Vidéotron by the trustee or to Vidéotron and the trustee by the holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of its other covenants or agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Vidéotron or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Vidéotron or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due at the final maturity of such Indebtedness, which is referred to as a Payment Default; or

  (b)
  results in the acceleration of such Indebtedness prior to its Stated Maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$25.0 million or more;

  (6)
  failure by Vidéotron or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Subsidiary Guarantee of a Significant Subsidiary ceases, or the Subsidiary Guarantees of any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary cease, to be in full force and effect (other than in accordance with the terms of any such Subsidiary Guarantee) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee, or a group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary deny or disaffirm their obligations under their respective Subsidiary Guarantees; and

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to Vidéotron or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Vidéotron, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if and so long as it determines in good faith that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or special interest, if any.

        The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the notes and (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

  (1)
  the holder gives the trustee written notice of a continuing Event of Default;

  (2)
  the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

  (3)
  such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

  (4)
  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5)
  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

        In the case of any Event of Default with respect to the notes occurring by reason of any willful action or inaction taken or not taken by or on behalf of Vidéotron with the intention of avoiding payment of the premium that Vidéotron would have had to pay if Vidéotron then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to January 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Vidéotron with the intention of avoiding the prohibition on redemption of the notes prior to January 15, 2009, then the premium specified in the first paragraph under "— Optional Redemption" will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        Vidéotron is required to deliver to the trustee within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Vidéotron is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No past, present or future director, officer, employee, incorporator or shareholder of Vidéotron or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Vidéotron or the Subsidiary Guarantors under the notes or the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

Legal Defeasance and Covenant Defeasance

        Vidéotron may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee, which we refer to as Legal Defeasance, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Amounts and special interest, if any, on such notes when such payments are due solely from the trust referred to below;

  (2)
  Vidéotron's obligation with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Vidéotron's and the Subsidiary Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Vidéotron may, at its option and at any time, elect to have the obligations of Vidéotron released with respect to certain covenants that are described in the indenture, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee with respect to these covenants, which we refer to as Covenant Defeasance, and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Vidéotron, described under the caption "— Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Vidéotron must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Amounts and special interest, if any, on the outstanding notes on the Stated Maturity or on the applicable date of redemption, as the case may be, and Vidéotron must specify whether the notes are being defeased to maturity or to a particular date of redemption;

  (2)
  in the case of Legal Defeasance, Vidéotron shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Vidéotron has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and Vidéotron shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Vidéotron shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and Vidéotron shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, other than, in each case, a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Vidéotron or any of its Subsidiaries is a party or by which Vidéotron or any of its Subsidiaries is bound;

  (6)
  Vidéotron must have delivered to the trustee an opinion of counsel to the effect that, (a) assuming no intervening bankruptcy of Vidéotron or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of Vidéotron under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (b) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

  (7)
  Vidéotron must deliver to the trustee an officers' certificate stating that the deposit was not made by Vidéotron with the intent of preferring the holders of notes over the other creditors of Vidéotron with the intent of defeating, hindering, delaying or defrauding creditors of Vidéotron or others;

  (8)
  if the notes are to be redeemed prior to their Stated Maturity, Vidéotron must deliver to the trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

  (9)
  Vidéotron must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, Vidéotron and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the notes and (ii) in respect of a covenant or provision under which the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment) or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

        Without the consent of each holder, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the redemption of the notes;

  (3)
  reduce the rate of or change the time for payment of interest, including special interest, if any, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or special interest, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or special interest, if any, on the notes, or to institute suit for the enforcement of any payment on or with respect to such holders' notes or any Subsidiary Guarantee;

  (7)
  amend, change or modify the obligation of Vidéotron to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "— Repurchase at the Option of Holders — Asset Sales" covenant after the obligation to make such Asset Sale Offer has arisen or the obligation of Vidéotron to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "— Repurchase at the Option of Holders — Change of Control" covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

  (8)
  except as otherwise permitted under the "— Covenants — Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by Vidéotron or any Subsidiary Guarantor of any of their rights or obligations under the indenture;

  (9)
  subordinate the notes or any Subsidiary Guarantee to any other obligation of Vidéotron or the applicable Subsidiary Guarantor;

  (10)
  amend or modify the provisions described under the caption "— Payment of Additional Amounts;"

  (11)
  amend or modify any Subsidiary Guarantee in a manner that would adversely affect the holders of the notes or release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture (except in accordance with the terms of the indenture); or

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Vidéotron and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the obligations of Vidéotron or any Subsidiary Guarantor to holders of notes in the case of a merger, consolidation, or amalgamation or sale of all or substantially all of the assets of Vidéotron or such Subsidiary Guarantor, as the case may be; provided, however, that Vidéotron delivers to the trustee:

  (a)
  an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and

  (b)
  an opinion of counsel in Canada to the effect that holders of the notes will not recognize income, gain or loss for Canadian federal, provincial or territorial tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial or territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to add additional guarantees with respect to the notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture;

  (6)
  provide for the issuance of Additional Notes in accordance with the indenture; or

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Vidéotron, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Vidéotron or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Amounts and special interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Vidéotron or any Subsidiary Guarantor is a party or by which Vidéotron or any Subsidiary Guarantor is bound;

  (3)
  Vidéotron or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Vidéotron has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the date of redemption, as the case may be.

        In addition, in each case, Vidéotron must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Vidéotron or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with this request.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Vidéotron Ltée, 300 Viger Avenue East, Montréal, Québec, Canada H2X 3W4.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

        Since substantially all of the assets of Vidéotron are outside the United States, any judgments obtained in the United States against Vidéotron, including judgments with respect to the payment of principal, premium, interest, special interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the notes, may not be collectible within the United States.

        Vidéotron's head office is in Québec and its assets are located principally in Québec. Vidéotron has been informed by its Canadian counsel, Ogilvy Renault, that the laws of Québec permit an action to be brought in a court of competent jurisdiction in Québec (a "Québec Court") on any final and enforceable judgment in personam for a sum certain of any federal or state court located in the Borough of Manhattan in The City of New York (a "New York Court") that is not subject to ordinary remedy under the internal laws of the State of New York if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the Québec Court (submission by Vidéotron in the indenture to the jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure; (iii) the decision and enforcement thereof would not be inconsistent with public order as understood in international relations in Québec; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws) or other laws of a public nature, such as expropriatory or penal laws; (v) a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in Québec, whether or not a final judgment, is not pending before a Québec Court in the first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in Québec; (vi) the decision has not been rendered by default unless the plaintiff has proven due service on the defaulting party in accordance with the laws of the jurisdiction in which the decision was rendered; and (vii) the action to enforce such judgment is commenced within the applicable limitation period. Ogilvy Renault is not aware of any reasons under the present laws of Québec for avoiding enforcement of judgments of a New York Court with respect to the indenture or the notes on the basis of public order, as that term is understood in international relations and under the laws of Québec.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency, converted at the rate of exchange prevailing on the day that the judgment of the New York Court became enforceable under New York law.

Book-Entry, Delivery and Form

        We refer to the notes that are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act as Rule 144A notes. Notes also may be offered and sold in offshore transactions in reliance on Regulation S, which we refer to as Regulation S notes. Except as set forth below, notes will be issued in registered, global form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. Notes will be issued at the closing of the offering only against payment in immediately available funds.

        Rule 144A notes initially will be represented by one or more notes in registered, global form without interest coupons, collectively, the Rule 144A global notes. The Rule 144A global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below. Regulation S notes initially will be represented by one or more notes in registered, global form without interest coupons, collectively, the Regulation S global notes and, together with the Rule 144A global notes, the global notes. The Regulation S global notes will be deposited on the date of first issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, for credit to the accounts of purchasers at Euroclear System, which we refer to as Euroclear, or Clearstream Banking, S.A., which we refer to as Clearstream (as indirect participants in DTC). Beneficial interests in the Rule 144A global notes may not be exchanged for beneficial interests in the Regulation S global notes at any time except in the limited circumstances described below. See "— Exchanges Between Regulation S notes and Rule 144A notes."

        Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "— Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A notes, including beneficial interests in the Rule 144A global notes, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S notes will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Depositary Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Vidéotron takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Vidéotron that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised Vidéotron that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are participants in DTC's system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Vidéotron and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of Vidéotron, the trustee or any agent of Vidéotron or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised Vidéotron that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or Vidéotron. Neither Vidéotron nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Vidéotron and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised Vidéotron that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A global notes and the Regulation S global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Vidéotron or the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form, which we refer to as certificated notes, if:

  (1)
  DTC notifies Vidéotron that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Vidéotron fails to appoint a successor depositary within 120 days after the date of such notice;

  (2)
  Vidéotron, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture, to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S global note may be exchanged for beneficial interests in the Rule 144A global note only if the transferor first delivers to the trustee a written certificate, in the form provided in the indenture, to the effect that:

  (1)
  such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A under the Securities Act; and

  (2)
  the notes are being transferred to a Person:

  (a)
  who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A under the Securities Act;

  (b)
  purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act; and

  (c)
  in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

        Beneficial interests in a Rule 144A global note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S global note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) under the Securities Act.

        Transfers involving exchanges of beneficial interests between the Regulation S global notes and the Rule 144A global notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S global note and a corresponding increase in the principal amount of the Rule 144A global note or vice versa, as applicable. Any beneficial interest in one of the global notes that is transferred to a Person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in such global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global note for so long as it remains such an interest.

Same Day Settlement and Payment

        Vidéotron will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. Vidéotron will make all payments of principal, interest and premium and special interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Vidéotron expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Vidéotron that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Consent to Jurisdiction and Service

        The indenture provides that Vidéotron irrevocably appoints CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such non-exclusive jurisdiction.

Definitions

        Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Acquisition" means (a) an Investment by Vidéotron or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Vidéotron or any Restricted Subsidiary or (b) any acquisition by Vidéotron or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Vidéotron and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption "— Repurchase at the Option of Holders — Change of Control" and/or the provisions described under the caption "— Covenants — Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture described under "— Repurchase at the Option of Holders — Asset Sales;" and

  (2)
  the issuance of Equity Interests of any of Vidéotron's Restricted Subsidiaries or the sale by Vidéotron's or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value (as determined by the Board of Directors of Vidéotron and evidenced by a resolution of the Board of Directors of Vidéotron) of less than US$1.0 million;

  (2)
  a sale, lease, conveyance or other disposition of assets between or among Vidéotron and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Vidéotron or to another Restricted Subsidiary;

  (4)
  the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  any Tax Benefit Transaction; and

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "— Covenants — Restricted Payments."

        "Asset Swap" means an exchange of assets by Vidéotron or a Restricted Subsidiary of Vidéotron for:

  (1)
  one or more Permitted Businesses;

  (2)
  a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; provided such Person becomes a Restricted Subsidiary of Vidéotron; and/or

  (3)
  long-term assets that are used in a Permitted Business in a like-kind exchange or transfer pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code or Sections 51, 85, 85.1, 86, 87 or 88(1) of the Income Tax Act (Canada) or any similar or successor provisions of the Income Tax Act (Canada).

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Back-to-Back Debt" means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than a Vidéotron Entity, executes a subordination agreement in favor of the holders of the notes in substantially the form attached as an exhibit to the indenture.

        "Back-to-Back Preferred Shares" means Preferred Shares issued:

  (a)
  to a Vidéotron Entity by an Affiliate of Vidéotron in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, an Affiliate of such Vidéotron Entity has loaned on an unsecured basis to such Vidéotron Entity, or an Affiliate of such Vidéotron Entity has subscribed for Preferred Shares of such Vidéotron Entity, in an amount equal to, the requisite subscription price for such Preferred Shares;

  (b)
  by a Vidéotron Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Vidéotron Entity has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

  (c)
  by a Vidéotron Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Vidéotron Entity has used the proceeds of such issuance to subscribe for Preferred Shares issued by an Affiliate;

in each case on terms whereby:

  (i)
  the aggregate redemption amount applicable to the Preferred Shares issued to or by such Vidéotron Entity is identical:

  (A)
  in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, to the principal amount of the loan made to such Affiliate; or

  (C)
  in the case of (c) above, to the aggregate redemption amount of the Preferred Shares issued by such Affiliate;

  (ii)
  the dividend payment date applicable to the Preferred Shares issued to or by such Vidéotron Entity will:

  (A)
  in the case of (a) above, be immediately prior to, or on the same date as, the interest payment date relevant to the loan made or the dividend payment date on the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, be immediately after, or on the same date as, the interest payment date relevant to the loan made to such Affiliate; or

  (C)
  in the case of (c) above, be immediately after, or on the same date as, the dividend payment date on the Preferred Shares issued by such Affiliate;

  (iii)
  the amount of dividends provided for on any payment date in the share conditions attaching to the Preferred Shares issued:

  (A)
  to a Vidéotron Entity in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the Preferred Shares subscribed for by such Affiliate;

  (B)
  by a Vidéotron Entity in the case of (b) above, will be less than or equal to the amount of interest payable in respect of the loan made to such Affiliate; or

  (C)
  by a Vidéotron Entity in the case of (c) above, will be equal to the amount of dividends in respect of the Preferred Shares issued by such Affiliate;

and provided that, in the case of Preferred Shares issued by a Restricted Subsidiary of Vidéotron that is not a Subsidiary Guarantor, each holder of such Preferred Shares under such Back-to-Back Transaction, other than such Restricted Subsidiary, executes a subordination agreement in favor of the holders of the notes in substantially the form attached as an exhibit to the indenture.

        "Back-to-Back Securities" means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires, provided that a Back-to-Back Security issued by any Restricted Subsidiary of Vidéotron that is not a Subsidiary Guarantor (A) shall provide that (i) such Restricted Subsidiary shall suspend any payment on such Back-to-Back Security until such Restricted Subsidiary receives payment on the corresponding Back-to-Back Security in an amount equal to or exceeding the amount to be paid on the Back-to-Back Security issued by such Restricted Subsidiary and (ii) if the holder of such Back-to-Back Security is paid any amount on or with respect to such Back-to-Back Security by such Restricted Subsidiary, then to the extent such amounts are paid out of proceeds in excess of the corresponding payment received by such Restricted Subsidiary on the corresponding Back-to-Back Security held by it, the holder of such Back-to-Back Security will hold such excess payment in trust for the benefit of such Restricted Subsidiary and will forthwith repay such payment to such Restricted Subsidiary and (B) may provide that, notwithstanding clause (A), such Restricted Subsidiary may make payment on such Back-to-Back Security if at the time of payment such Restricted Subsidiary would be permitted to make such payment under the provision of the indenture described under the caption "— Covenants — Restricted Payments;" provided that any payment made pursuant to this clause (B) which is otherwise prohibited under clause (A) would constitute a Restricted Payment.

        "Back-to-Back Transactions" means any of the transactions described under the definition of Back-to-Back Preferred Shares.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have corresponding meanings.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Canadian Taxing Authority" means any federal, provincial, territorial or other Canadian government or any authority or agency therein having the power to tax.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capital Stock Sale Proceeds" means the aggregate net cash proceeds received by Vidéotron after the Issue Date:

  (1)
  as a contribution to the common equity capital or from the issue or sale of Equity Interests of Vidéotron (other than Disqualified Stock or Back-to-Back Securities); or

  (2)
  from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vidéotron that have been converted into or exchanged for such Equity Interests, other than, in either (1) or (2), Equity Interests (or convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of Vidéotron.

        "Cash Equivalents" means:

  (1)
  United States dollars or Canadian dollars;

  (2)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated in the "R-1" category by the Dominion Bond Rating Service Limited;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of US$500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada, a rating in the "R-1" category by the Dominion Bond Rating Service Limited; and

  (6)
  money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vidéotron and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Vidéotron;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder or a Related Party of a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Vidéotron, measured by voting power rather than number of shares; or

  (4)
  during any consecutive two-year period, the first day on which individuals who constituted the Board of Directors of Vidéotron as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of Vidéotron.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, including for purposes of this clause (2) any interest expense on the QMI Subordinated Loan that was otherwise excluded from the definition of Consolidated Interest Expense, in each case to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period to the extent such expense is amortized) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents (i) an accrual of or reserve for cash expenses in any future period or (ii) amortization of a prepaid cash expense that was paid in a prior period to the extent such expense is amortized) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (4)
  any interest and other payments made to Persons other than any Vidéotron Entity in respect of Back-to-Back Securities to the extent such interest and other payments were not deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary of Vidéotron shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Vidéotron only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Vidéotron by such Restricted Subsidiary without prior governmental approval (unless such approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

        "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, without duplication, the total amount of Indebtedness of such Person and its Restricted Subsidiaries, including (i) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, and (ii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees, and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), (iv) the product of (a) all dividend payments on any series of Preferred Shares of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (v) to the extent not included in clause (iv) above for purposes of GAAP, the product of (a) all dividend payments on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Interest and other payments on Back-to-Back Securities, and any accrual, or payment-in-kind, of interest on the QMI Subordinated Loan to the extent such interest is not paid in cash, will not be included as Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting shall be included; provided, that the Net Income shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;

  (3)
  the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; provided however, that for purposes of the covenant described under the caption "— Covenants — Restricted Payments," the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition; and

  (6)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Vidéotron or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holders thereof for Capital Stock of Vidéotron or Quebecor Media Inc. (other than in each case Disqualified Stock of Vidéotron).

        "Consolidated Revenues" means the gross revenues of Vidéotron and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that (1) any portion of gross revenues derived directly or indirectly from Unrestricted Subsidiaries, including dividends or distributions from Unrestricted Subsidiaries, shall be excluded from such calculation, and (2) any portion of gross revenues derived directly or indirectly from a Person (other than a Subsidiary of Vidéotron or one of its Restricted Subsidiaries) accounted for by the equity method of accounting shall be included in such calculation only to the extent of the amount of dividends or distributions actually paid to Vidéotron or a Restricted Subsidiary by such Person.

        "Credit Agreement" means the amended credit facility between Vidéotron, the guarantor subsidiaries named therein, Royal Bank of Canada, as administrative agent, RBC Dominion Securities, Inc., as lead arranger, and the lenders thereto to be entered into on or prior to the Issue Date.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates entered into with any commercial bank or other financial institutions having capital and surplus in excess of US$500.0 million.

        "Debt to Cash Flow Ratio" means, as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of Vidéotron (excluding the QMI Subordinated Loan) as of such Determination Date to (b) the Consolidated Cash Flow of Vidéotron for the most recently ended fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period") multiplied by four, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Vidéotron and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for each Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the applicable Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the applicable Measurement Period; (iii) if Vidéotron or any of its Restricted Subsidiaries shall have in any manner (x) acquired through an Asset Acquisition or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the applicable Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP, as if, in the case of an Asset Acquisition, all such transactions (including any related financing transactions) had been consummated on the first day of the applicable Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions (including any related financing transactions) had been consummated prior to the first day of the applicable Measurement Period; (iv) if (A) since the beginning of the applicable Measurement Period, Vidéotron or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding or has repaid any Indebtedness, or (B) the transaction giving rise to the need to calculate the Debt to Cash Flow Ratio is an incurrence or repayment of Indebtedness, Consolidated Interest Expense for such Measurement Period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment as if such Indebtedness was incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, Consolidated Cash Flow for such period shall be calculated as if Vidéotron or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness; and (v) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the Determination Date had been the applicable base interest rate for the entire Measurement Period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). For purposes of this definition, any pro forma calculation shall be made in good faith by a responsible financial or accounting officer of Vidéotron consistent with Article 11 of Regulation S-X of the Securities Act, as such Regulation may be amended.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Deferred Management Fees" means, for any period, any Management Fees that were payable during any prior period, the payment of which was not effected when due.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence,

(i) Back-to-Back Preferred Shares will not constitute Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Vidéotron to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Vidéotron may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "— Covenants — Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the notes mature.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering by Vidéotron of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron however designated and whether voting or non-voting or an equity contribution by a direct or indirect parent company to the common equity of Vidéotron.

        "Exchange Offer Registration Statement" has the meaning set forth in the registration rights agreement.

        "Exchange Notes" has the meaning set forth in the registration rights agreement.

        "Existing Indebtedness" means Indebtedness of Vidéotron and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, but including CF Cable TV Inc.'s Senior Secured First Priority Notes due 2007) in existence on the Issue Date, until such amounts are repaid.

        "GAAP" means generally accepted accounting principles, consistently applied, as in effect in Canada from time to time.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States of America pledges its full faith and credit, and which are not callable or redeemable at the issuer's option.

        "guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  representing principal of and premium, if any, in respect of borrowed money;

  (2)
  representing principal of and premium, if any, evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (6)
  representing the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends); or

  (7)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Attributable Debt, Disqualified Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock or Preferred Stock. The term "Indebtedness" will not include Back-to-Back Securities.

        The amount of any Indebtedness described above in clauses (1) through (7) and in the preceding paragraph outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided, however, that if any Indebtedness denominated in a currency other than Canadian dollars is hedged or swapped through the maturity of such Indebtedness under a Currency Exchange Protection Agreement, the amount of such Indebtedness will be adjusted to the extent of any positive or negative value (to the extent the obligation under such Currency Exchange Protection Agreement is not otherwise included as Indebtedness of such Person) of such Currency Exchange Protection Agreement.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates entered into with any commercial bank or other financial institution having capital and surplus in excess of US$500.0 million.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Vidéotron or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Vidéotron or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Vidéotron such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Vidéotron, Vidéotron shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described under the caption "— Covenants — Restricted Payments." The acquisition by Vidéotron or any Restricted Subsidiary of Vidéotron of a Person that holds an Investment in a third Person will be deemed to be an Investment by Vidéotron or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described under the caption "— Covenants — Restricted Payments."

        "Issue Date" means October 8, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Fees" means any amounts payable by Vidéotron or any Restricted Subsidiary in respect of management or similar services.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Shares dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Vidéotron or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (b) any relocation expenses incurred as a result of the Asset Sale, (c) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (d) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, (e) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (f) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures of Vidéotron or such Restricted Subsidiary as a result of such Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Vidéotron nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes) of Vidéotron or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Vidéotron or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the businesses conducted by Vidéotron and its Restricted Subsidiaries in the cable and telecommunications industry, including on-line internet services, telephony and the sale and rental of videocassettes, or anything related or ancillary thereto.

        "Permitted Holders" means one or more of the following persons or entities:

  (1)
  Quebecor Inc.;

  (2)
  Quebecor Media Inc.;

  (3)
  any issue of the late Pierre Péladeau;

  (4)
  any trust having as its sole beneficiaries one or more of the persons listed in clause (3) above;

  (5)
  any corporation, partnership or other entity controlled by one or more of the persons or trusts referred to in clause (3) or (4) above or in this clause (5); and

  (6)
  Capital Communications CDPQ Inc.

        "Permitted Investments" means:

  (1)
  any Investment in Vidéotron or in a Restricted Subsidiary of Vidéotron;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Vidéotron or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Vidéotron; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vidéotron or any of its Restricted Subsidiaries,

    provided that, in each case, such Person's primary business is a Permitted Business;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron;

  (6)
  Hedging Obligations entered into in the ordinary course of business of Vidéotron or any of its Restricted Subsidiaries and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

  (7)
  payroll, travel and similar advances to officers, directors and employees of Vidéotron and its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

  (8)
  any Investment in connection with Back-to-Back Transactions;

  (9)
  any Investment existing on the Issue Date; and

  (10)
  other Investments in any Person that is not an Affiliate of Vidéotron (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date not to exceed US$50.0 million.

        "Permitted Liens" means:

  (1)
  Liens on the assets of Vidéotron and any Restricted Subsidiaries of Vidéotron securing Indebtedness and other Obligations of Vidéotron and Restricted Subsidiaries of Vidéotron under Credit Facilities, which Indebtedness was permitted by the terms of the indenture to be incurred, provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed an aggregate of Cdn$650 million at any one time outstanding;

  (2)
  Liens in favor of Vidéotron or a Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with Vidéotron or any Restricted Subsidiary of Vidéotron, provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Vidéotron or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by Vidéotron or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such property;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the Issue Date;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

  (10)
  attachment or judgment Liens not giving rise to a Default or an Event of Default;

  (11)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (12)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of Obligations for the payment of borrowed money;

  (13)
  licenses, permits, reservations, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas or oil pipelines, steam, gas and water mains or electric light and power, or telephone and telegraph or cable television conduits, poles, wires and cables, reservations, limitations, provisos and conditions expressed in any original grant from any governmental entity or other grant of real or immovable property, or any interest therein) and zoning land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities in respect of real property not interfering, individually or in the aggregate, in any material respect with the use of the affected real property for the ordinary conduct of the business of Vidéotron or any of its Restricted Subsidiaries at such real property;

  (14)
  Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

  (15)
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (16)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements, including mark-to-market transactions designed solely to protect Vidéotron or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  (17)
  Liens consisting of any interest or title of licensor in the property subject to a license;

  (18)
  Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

  (19)
  Any extensions, substitutions, replacements or renewals of the foregoing clauses (2) through (18); and

  (20)
  Liens incurred in the ordinary course of business of Vidéotron or any Restricted Subsidiary of Vidéotron with respect to Obligations that do not exceed US$25.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Vidéotron or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Vidéotron or any Subsidiary Guarantor (other than intercompany Indebtedness); provided, however, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Subsidiary Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the notes or such Subsidiary Guarantees; and

  (5)
  such Indebtedness is incurred either by Vidéotron, a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Shares" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "QMI Subordinated Loan" means the Indebtedness owed by Vidéotron to Quebecor Media Inc. pursuant to the Subordinated Loan Agreement dated March 24, 2003 between Vidéotron and Quebecor Media Inc., as amended.

        "Related Party" means:

  (1)
  any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "sale and leaseback transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means any Indebtedness of Vidéotron or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes or any Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantee" means a guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of Vidéotron's obligations with respect to the notes.

        "Subsidiary Guarantor" means (1) each Restricted Subsidiary of Vidéotron on the Issue Date other than Société D'Édition Et De Transcodage T.E. Ltée, CF Cable TV Inc. and their respective Subsidiaries and (2) any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "— Covenants — Future Guarantors" or who otherwise executes and delivers a supplemental indenture to the trustee providing for a Subsidiary Guarantee, and in each case their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the indenture in accordance with the terms of the indenture.

        "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

        "Tax Benefit Transaction" means, for so long as Vidéotron is a direct or indirect Subsidiary of Quebecor Inc., any transaction between a Vidéotron Entity and Quebecor Inc. or any of its Affiliates, the primary purpose of which is to create tax benefits for any Vidéotron Entity or for Quebecor Inc. or any of its Affiliates; provided, however, that (1) the Vidéotron Entity involved in the transaction obtains a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such Vidéotron Entity; (2) Vidéotron delivers to the trustee (a) a resolution of the Board of Directors of Vidéotron to the effect the transaction will not prejudice the noteholders and certifying that such transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) an opinion as to the fairness to such Vidéotron Entity of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada, provided that such an opinion shall not be required for Tax Benefit Transactions in amounts not exceeding Cdn$1 million (and not exceeding in the aggregate Cdn$10 million for the preceding 12-month period); (3) such transaction is set forth in writing; and (4) the Consolidated Cash Flow of Vidéotron is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended full fiscal quarter for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of the indenture and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by the indenture as of such date, Vidéotron will be in default under the indenture if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date.

        "Unrestricted Subsidiary" means:

  (a)
  any Subsidiary of Vidéotron that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under the caption "— Covenants — Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

  (b)
  any Subsidiary of an Unrestricted Subsidiary.

        "Vidéotron Entity" means any of Vidéotron or any of its Restricted Subsidiaries.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

        Based on the advice of Arnold & Porter, the following is a summary of certain U.S. federal income tax consequences applicable to the acquisition, ownership and disposition of new notes by a "U.S. Holder" who acquires the notes pursuant to this exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code; Treasury Regulations; Internal Revenue Service, or IRS, rulings; and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations. For purposes of this summary, "U.S. Holder" means the beneficial holder of a note who or that for U.S. federal income tax purposes is:

  •
  an individual citizen or resident alien of the United States;

  •
  a corporation or other entity treated as such formed in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a U.S. person; or

  •
  a partnership or other entity treated as such, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

        This summary does not cover all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to investors that may be subject to special treatment under U.S. federal income tax law, including:

  •
  dealers in stocks, securities or currencies;

  •
  securities traders that use a mark-to-market accounting method;

  •
  banks;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  persons holding notes as part of a hedging or conversion transaction or a straddle;

  •
  persons deemed to sell notes under the constructive sale provisions of the Code;

  •
  persons whose functional currency is not the U.S. dollar; and

  •
  direct, indirect or constructive owners of 10% or more of our outstanding voting shares.

        The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders. In addition, it is limited to U.S. Holders who purchase and hold the notes as "capital assets" within the meaning of the Code, generally, property held for investment.

        You should consult your own tax advisor regarding the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes.

Exchange of Notes

        The exchange of an old note for a new note by a holder pursuant to this exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. A U.S. Holder will not recognize any gain or loss upon the receipt of a new note pursuant to this exchange offer and a U.S. Holder will be required to continue to include interest on the new note in gross income in the manner and to the extent as now applies to an old note. A U.S. Holder's holding period for a new note will include the holding period for the old note exchanged pursuant to this exchange offer, and such U.S. Holder's basis in the new note immediately after the exchange will be the same as such U.S. Holder's basis in such old note immediately before the exchange.

Interest on the Notes

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Interest on the notes will constitute income from sources outside the United States and, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder under the federal income tax laws.

Redemption

        In the event of a Change of Control, the U.S. Holders will have the right to require us to purchase their notes. Under the Treasury Regulations, the right of U.S. Holders to require redemption of the notes upon the occurrence of a Change of Control will not give rise to original issue discount on the notes if the likelihood of the occurrence, as of the date the notes are issued, is remote. We believe that the likelihood of a Change of Control is remote under this rule, and therefore we will treat this possibility as if it will not give rise to original issue discount on the notes.

        We may redeem the notes at any time on or after a certain date, and, in certain circumstances, we may redeem or repurchase a portion of the notes at any time prior to a certain date. Under the Treasury Regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the notes. We believe, and will take the position for all U.S. federal income tax purposes, that we will not be treated as having exercised the option to redeem the notes under these rules.

Sale, Exchange or Retirement of a Note

        A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note, measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received, except to the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income; and

  •
  the holder's tax basis in the notes.

        Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than one year at the time of the disposition. Net capital gains of noncorporate U.S. Holders, including individuals, may be taxed at lower rates than items of ordinary income. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a U.S. Holder on the sale or other disposition of a note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States. Any loss attributable to accrued but unpaid interest will be allocated against income of the same category and source as the interest on the notes. A U.S. Holder's tax basis in a note will generally equal its cost to the U.S. Holder.

Information Reporting and Backup Withholding

        A U.S. Holder of the notes may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalty of perjury within a reasonable time after the request for the TIN;

  •
  furnishes an incorrect TIN;

  •
  fails to report properly interest or dividends; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

        A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

Canadian Material Federal Income Tax Considerations for Non-Residents of Canada

        In the opinion of Ogilvy Renault, our Canadian counsel, the following summary fairly describes the main Canadian federal income tax consequences applicable to you if you exchange old notes for new notes pursuant to the exchange offer or if you invest, as initial purchaser, in the notes and, for purposes of the Income Tax Act (Canada), which we refer to as the Act, you hold such notes as capital property. Generally, a note will be considered to be capital property to a holder provided the holder does not hold the note in the course of carrying on a business and has not acquired the note in one or more transactions considered to be an adventure or concerns in the nature of trade. This summary is based on the Canada-United States Income Tax Convention (1980), as amended, or the Convention, the relevant provisions of the Act and the Regulations thereunder, or the Regulations, as in force on the date hereof, and counsel's understanding of the administrative practices of the Canada Customs and Revenue Agency. It assumes that the specific proposals to amend the Act and the Regulations publicly announced by the Minister of Finance of Canada prior to the date of this prospectus are enacted in their present form, but the Act or the Regulations may not be amended as proposed or at all. This summary does not address provincial, territorial or foreign income tax considerations. Changes in the law or administrative practices or future court decisions may affect your tax treatment.

        The following commentary is generally applicable to a holder who, at all times for purposes of the Act, deals at arm's length with us and who, for the purposes of the Convention and the Act, is not and is not deemed to be a resident of Canada during any taxation year in which it owns the notes and does not use or hold, and is not deemed to use or hold the notes in the course of carrying on a business in Canada and to an insurer or an authorized foreign bank who carries on an insurance business or a bank business in Canada, who we refer to as a Non-Resident Holder.

Interest Payments

        A Non-Resident Holder will not be subject to tax (including withholding tax) under the Act on interest, principal or premium on the notes.

Dispositions

        Gains realized on the disposition or deemed disposition of a note by a Non-Resident Holder will not be subject to tax under the Act.

Exchange of Old Notes for New Notes

        The exchange of an old note for a new note by a Non-Resident Holder pursuant to a Registered Exchange Offer will not constitute a taxable transaction for the purposes of the Act.

        The preceding discussions of federal income tax consequences is for general information only and is not legal or tax advice. Accordingly, you should consult your own tax advisor as to particular tax consequences of purchasing, holding, and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

NOTICE TO CANADIAN INVESTORS

Distribution and Resale Restrictions

        The distribution of the new notes in Ontario is being made on an exempt distribution basis and, as such, is exempt from the requirement that we prepare and file a prospectus with the Ontario Securities Commission. Any resale of our new notes must be made in accordance with applicable securities laws, which may require resale to be made in accordance with exemptions from registration and prospectus requirements. Recipients of the new notes in Ontario are advised that, notwithstanding anything contained in this prospectus, the new notes may continue to be subject to resale restrictions in Canada notwithstanding the fact that we filed with the United States Securities and Exchange Commission an exchange offer registration statement with respect to our offer to exchange the old notes for the new notes. Vidéotron is not a "reporting issuer" in any province or territory of Canada. Accordingly, purchasers of the new notes are advised to seek legal advice prior to any resale of the new notes.

Representations and Agreement by Purchasers

        Each purchaser of new notes in Ontario will be deemed to have acknowledged, represented to and agreed with us and the dealer from whom confirmation of purchase of the new notes is received that such purchaser:

  (a)
  (i) is entitled under applicable provincial securities laws to purchase the new notes without the benefit of a prospectus qualified under such securities laws; (ii) is basing its investment decision solely on this prospectus and not on any other information concerning us or the prospectus; (iii) such purchaser is purchasing as principal for its own account and not as agent; (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent (where permitted by law) is entitled under Ontario securities laws to purchase the new notes without the benefit of a prospectus qualified under such securities laws; (v) such purchaser is purchasing for investment only and not with a view to resale or distribution; and (vi) without limiting the generality of the foregoing, such purchaser is purchasing the new notes (x) through a dealer that is registered as an international dealer in Ontario and such purchaser is a "designated institution", including a fund or person, other than an individual that is an "accredited investor" as defined in section 1.1 of Ontario Securities Commission Rule 45-501 Exempt Distributions, or OSC Rule 45-501, and to which an international dealer in Ontario may sell our notes, or (y) through a dealer that is a fully registered dealer in Ontario and such fund or person (including an individual) is an "accredited investor" in Ontario under OSC Rule 45-501;

  (b)
  acknowledges that the distribution of the new notes in Canada is being made on an exempt distribution basis and that any resale of the notes in Canada must be made through an appropriately registered dealer or in accordance with an exemption from the registration requirements of applicable securities laws and in accordance with, or pursuant to an exemption from, the prospectus requirements of such laws, which vary depending on the Province. Canadian purchasers are advised to seek legal advice prior to any resale of the new notes; and

  (c)
  confirms that it is such purchaser's express wish that all documents evidencing or relating in any way to the sale of new notes be drafted in the English language only. Chaque acheteur des billets au Canada recevant un avis de confirmation à l'égard de son acquisition reconnaît que c'est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des nouveaux billets soient rédigés uniquement en anglais.

Rights of Action for Damages or Rescission

        Securities legislation in Ontario provides that every purchaser of securities in Ontario pursuant to this prospectus shall have, in addition to any other rights it may have at law, a right of action for damages or rescission against us if this prospectus, together with any amendments hereto, contains a misrepresentation.

Where used herein, the term "misrepresentation" means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading or false in light of the circumstances in which it was made and the expression "material fact" means a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the new notes.

        In the event that this prospectus, together with any amendments hereto, delivered to a purchaser resident in Ontario contains a misrepresentation and it was a misrepresentation at the time of purchase, the purchaser will be deemed to have relied upon the misrepresentation and will, as provided below, have a right of action against us for damages, or for rescission, in which case, if the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages against us provided that no action shall be commenced to enforce these rights:

  (a)
  in the case of an action for rescission, more than 180 days from the day of the transaction that gave rise to the cause of action;

  (b)
  in the case of any action, other than an action for rescission, more than the earlier of (i) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or (ii) three years after the date of the transaction that gave rise to the cause of action;

  (c)
  we will not be liable if we prove that the purchaser purchased the new notes with knowledge of the misrepresentation;

  (d)
  in the case of an action for damages, we will not be liable for all or any portion of the damages that we prove do not represent the depreciation in value of the new notes as a result of the misrepresentation relied upon; and

  (e)
  in no case will the amount recoverable in any action exceed the price at which the new notes were sold to purchasers.

        The right of action described herein is in addition to and without derogation from any other right or remedy the purchaser may have at law. The right of action must be exercised within prescribed time limits. Purchasers should refer to the applicable provisions of Ontario securities legislation for the particulars of these rights or consult with a legal advisor.

        The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules and regulations thereunder and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which we may rely.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement, we and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any of these resales. In addition, until                        , all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any of these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Until the 180th day after the effectiveness date of the registration statement that includes this prospectus or the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, whichever occurs first, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Ogilvy Renault, Montréal, Canada, will pass upon the validity of the new notes offered by this prospectus. Arnold & Porter, New York, New York, will provide an opinion as to the enforceability of the new notes under New York law. A partner of Ogilvy Renault is a director of Quebecor Media and a director of Quebecor Inc.

INDEPENDENT AUDITORS

        Our combined balance sheets as at December 31, 2001 and 2002 and our combined statements of operations, shareholder's equity and cash flows for the three years ended December 31, 2002 included in this prospectus have been audited by KPMG LLP, independent accountants, as indicated in their report appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the new notes offered in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement (including its exhibits and schedules). You should read the registration statement (including its exhibits and schedules) for more information about us, the exchange offer and the new notes. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus may not contain all the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to the registration statement.

        We are also subject to the reporting requirements of the Exchange Act. We file reports and other information with the SEC. The public may read and copy the registration statement (including its exhibits and schedules) and the reports and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is http://www.sec.gov.

        In addition, you may obtain a copy of the documents to which we refer you in this prospectus without charge upon written or oral request to: Vidéotron Ltée, 300 Viger Avenue East, Montreal, Québec, Canada H2X 3W4, Attention: Corporate Secretary, telephone number (514) 281-1232. To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer. Unless extended, the expiration date is                        , 2003.

INDEX TO COMBINED FINANCIAL STATEMENTS

Annual Combined Financial Information as at December 31, 2001 and 2002 and for the Years Ended December 31, 2000, 2001 and 2002
Auditors' Report	F-2
Combined Statements of Operations for the years ended December 31, 2000, 2001 and 2002	F-3
Combined Statements of Shareholder's Equity for the years ended December 31, 2000, 2001 and 2002	F-4
Combined Balance Sheets as at December 31, 2001 and 2002	F-5
Combined Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002	F-6
Notes to Combined Financial Statements for the years ended December 31, 2000, 2001 and 2002	F-8
Interim Combined Financial Information as at and for the nine months ended September 30, 2002 and 2003
Combined Statements of Operations for the nine months ended September 30, 2002 and 2003 (unaudited)	F-46
Combined Statements of Shareholder's Equity for the nine months ended September 30, 2002 and 2003 (unaudited)	F-47
Combined Balance Sheets as at December 31, 2002 and September 30, 2003 (unaudited)	F-48
Combined Statements of Cash Flows for the nine months ended September 30, 2002 and 2003 (unaudited)	F-49
Notes to Combined Financial Statements for the nine months ended September 30, 2002 and 2003 (unaudited)	F-50

AUDITORS' REPORT

TO THE DIRECTORS OF VIDÉOTRON LTÉE

        We have audited the combined balance sheets of Vidéotron Ltée as at December 31, 2001 and 2002 and the combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these combined financial statements present fairly, in all material respects, the financial position of Vidéotron Ltée as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants
Montréal, Canada
January 21, 2003, except as to note 22(e), which is as of October 8, 2003.

VIDÉOTRON LTÉE

COMBINED STATEMENTS OF OPERATIONS

Years ended December 31, 2000, 2001 and 2002
(in thousands of Canadian dollars)

	2000	2001	2002
Operating revenues
Cable television	$596,223	$607,942	$579,200
Internet	60,112	99,629	135,514
Video stores	32,053	35,155	35,344
Other	6,745	6,468	5,325

	695,133	749,194	755,383
Operating expenses
Direct cost	184,305	198,212	211,318
Operating, general and administrative expenses	267,382	269,978	278,320

	451,687	468,190	489,638

Operating income before the undernoted	243,446	281,004	265,745
Depreciation and amortization (note 4)	128,015	132,906	139,505
Financial expenses (note 5)	54,842	98,831	75,832
Other items (note 6)	99,205	98,046	25,000

Income (loss) before income taxes, non-controlling interest and amortization of goodwill	(38,616)	(48,779)	25,408
Income taxes (note 7):
Current	3,741	3,172	5,046
Future	(26,356)	(13,214)	3,377

	(22,615)	(10,042)	8,423

	(16,001)	(38,737)	16,985
Non-controlling interest in a subsidiary	253	145	188

Income (loss) before amortization of goodwill	(16,254)	(38,882)	16,797
Amortization of goodwill (note 1 (b) (iii))	13,397	13,331	—

Net income (loss)	$(29,651)	$(52,213)	$16,797

See accompanying notes to combined financial statements.

VIDÉOTRON LTÉE

COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

Years ended December 31, 2000, 2001 and 2002
(in thousands of Canadian dollars)

	Capital stock	Contributed surplus	Retained earnings (deficit)	Total shareholder's equity
Balance as at December 31, 1999:
As previously reported	$3	$84,357	$325,023	$409,383
Cumulative effect of accounting changes (note 1 (b))	—	—	(5,660)	(5,660)

As restated	3	84,357	319,363	403,723
Premium on redemption of preferred shares (note 2 (a))	—	—	(58,860)	(58,860)
Net loss for the year	—	—	(29,651)	(29,651)

Balance as at December 31, 2000	3	84,357	230,852	315,212
Excess of the preferred share retractable value over the stated capital	—	—	(273,171)	(273,171)
Excess of purchase price paid over the carrying value of a business acquired from the parent company	—	—	(300,000)	(300,000)
Net loss for the year	—	—	(52,213)	(52,213)

Balance as at December 31, 2001	3	84,357	(394,532)	(310,172)
Issuance of 1 Class A share of SuperClub Vidéotron ltée	1,600	—	—	1,600
Excess of the preferred share retractable value over the stated capital	—	—	(27,999)	(27,999)
Excess of the fair value received over the carrying value of the assets sold to a company under common control	—	5,147	—	5,147
Net income for the year	—	—	16,797	16,797

Balance as at December 31, 2002	$1,603	$89,504	$(405,734)	$(314,627)

See accompanying notes to combined financial statements.

VIDÉOTRON LTÉE

COMBINED BALANCE SHEETS

As at December 31
(in thousands of Canadian dollars)

	2001	2002
ASSETS
Fixed assets (note 8)	$1,030,575	$957,533
Goodwill	432,315	432,315
Deferred charges (note 9)	65,563	63,799
Investments	66	12,766
Future income taxes (note 7)	28,983	26,758
Cash and cash equivalents	80,935	15,881
Accounts receivable (note 10)	81,905	71,380
Amounts receivable from affiliated companies (note 19)	2,182	98,649
Inventories (note 11)	29,734	19,130
Prepaid expenses	5,881	4,024
Income taxes receivable	14	621

	$1,758,153	$1,702,856

LIABILITIES
Long-term debt (note 13)	$1,287,636	$1,119,625
Retractable preferred shares (note 14)	337,187	369,667
Redeemable preferred shares issued by a subsidiary company (note 15)	—	87,346
Issued and outstanding cheques	11,523	1,945
Accounts payable and accrued liabilities (note 12)	158,925	197,286
Income taxes payable	204	909
Amounts payable to affiliated companies (note 19)	19,421	26,827
Promissory note payable to a company under common control	22,543	—
Deferred revenue	89,251	79,931
Future income taxes (note 7)	139,196	133,305
Non-controlling interest in subsidiaries	2,439	642

	2,068,325	2,017,483
SHAREHOLDER'S EQUITY
Common shares (note 14)	3	1,603
Contributed surplus	84,357	89,504
Deficit	(394,532)	(405,734)

	(310,172)	(314,627)

	$1,758,153	$1,702,856

Commitments (note 17)
Contingencies (note 20)
Subsequent events (note 22)

See accompanying notes to combined financial statements.

VIDÉOTRON LTÉE

COMBINED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 2001 and 2002
(in thousands of Canadian dollars)

	2000	2001	2002
Cash flows from operating activities:
Net income (loss)	$(29,651)	$(52,213)	$16,797
Adjustments for the following items:
Depreciation and amortization (notes 1 (b) (iii), 4 and 5)	150,311	155,641	149,474
Future income taxes (note 7)	(26,356)	(13,214)	3,377
Loss (gain) on disposal of fixed assets	(178)	223	—
Non-controlling interest in a subsidiary	253	145	188
Net premium, write-off of financing costs and other charges upon early redemption of long-term debt (note 6)	9,820	2,476	—
Write-off of fixed assets and deferred charges (note 6)	—	91,706	—
(Gain) loss on foreign currency denominated debt (note 5)	1,136	12,145	(2,211)
Other	(92)	1,756	(768)

Cash flows from operations	105,243	198,665	166,857
Net change in non-cash operating items:
Accounts receivable	(11,804)	7,281	10,525
Current income taxes	(2,316)	4,232	98
Amounts receivable and payable from/to affiliated companies	(8,750)	(9,932)	(2,241)
Inventories	(193)	(16,621)	10,604
Prepaid expenses	(2,938)	611	1,857
Accounts payable and accrued liabilities	22,785	12,110	69,986
Promissory notes payable to a company under common control	—	22,543	(22,543)
Deferred revenue	2,247	(2,273)	(9,320)

	(969)	17,951	58,966

Cash flows from operating activities	104,274	216,616	225,823
Cash flows from investing activities:
Acquisition of fixed assets	(301,896)	(124,523)	(99,503)
Change in deferred charges	(39,412)	(19,838)	(22,553)
Proceeds on disposal of fixed assets and investments	4,659	1,045	2,019
Advances from companies under common control	219,679	—	—
Business acquisition, net of cash	(1,537)	—	—
Acquisition of non-controlling interest (note 2 (c))	—	(600)	(1,890)
Other	368	—	—

Cash flows used in investing activities	(118,139)	(143,916)	(121,927)

See accompanying notes to combined financial statements.

	2000	2001	2002
Cash flows from financing activities:
Repayment of long-term debt	(900,628)	(137,623)	(159,277)
Increase in long-term debt	1,029,653	447,000	—
Repayment of a promissory note to the parent company (note 2 (b))	—	(300,000)	—
Financing cost on long-term debt	(15,051)	(4,037)	—
Redemption of preferred shares held by the parent company (note 2 (a))	(58,860)	—	—
Issuance of preferred shares of subsidiary companies	—	—	86,820
Advances made to a company under common control	—	—	(86,820)
Reduction of paid-up capital	(45,195)	—	—
Other	(119)	(13)	(95)

Cash flows from (used in) financing activities	9,800	5,327	(159,372)

Net change in cash and cash equivalents	(4,065)	78,027	(55,476)
Cash and cash equivalents at beginning of year	(4,550)	(8,615)	69,412

Cash and cash equivalents at end of year	$(8,615)	$69,412	$13,936

Cash and cash equivalents are comprised of:
Cash and cash equivalents	$195	$80,935	$15,881
Issued and outstanding cheques	(8,810)	(11,523)	(1,945)

	$(8,615)	$69,412	$13,936

See accompanying notes to combined financial statements.

VIDÉOTRON LTÉE

NOTES TO COMBINED FINANCIAL STATEMENTS

Years ended December 31, 2000, 2001 and 2002

1.     Significant accounting policies:

  (a)
  Combined financial statements:

    The Company is a distributor of pay-television services in the Province of Québec by delivering cable television and Internet access services. It also operates the largest chain of video stores in Québec.

    These combined financial statements, expressed in Canadian dollars, have been prepared in accordance with Canadian generally accepted accounting principles and include the consolidated financial statements of Vidéotron Ltée and all of its subsidiaries, the accounts of Vidéotron TVN inc., and of Le SuperClub Vidéotron ltée and its subsidiary. These entities are held by the same parent and it is anticipated that Vidéotron TVN inc. and Le SuperClub Vidéotron ltée will become subsidiaries of Vidéotron Ltée in contemplation of the financing described in note 22(e). Material intercompany transactions and balances are eliminated on combination.

  (b)
  Accounting changes:

  (i)
  Income taxes:

      The Accounting Standards Board issued Section 3465 of the Canadian Institute of Chartered Accountants ("CICA") Handbook, Income Taxes. Under the asset and liability method of Section 3465, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Changes in future income tax assets and liabilities resulting from a change in tax rates are recognized as income in the period that includes the enactment or substantially enacted date. Future income tax assets are recognized and if realization is not considered "more likely than not" a valuation allowance is provided.

      The Company has adopted the new recommendations of the CICA at the beginning of 2000 and has applied the provisions of Section 3465 retroactively without restating prior years. The cumulative effect of this accounting change for income taxes is reported as a restatement which decreased the balance of retained earnings at that date by $6.5 million and increased future income tax liabilities by the same amount.

    (ii)
    Employee future benefits:

      In March 1999, the Accounting Standards Board issued Section 3461 of the CICA Handbook, Employee Future Benefits, which became effective on January 1, 2000. Under Section 3461, the Company is required to accrue, during employees' active service period, the estimated cost of pension and other retiree benefit payments. The Company previously expensed the cost of retiring benefits payments other than pension, which are principally life insurance and cable service, as claims were incurred by the employees or services were rendered. In addition, the Company applies the corridor method to amortize actuarial gains or losses (such as changes in actuarial assumptions and experience gains or losses). Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of accrued pension benefit obligation or the value of the plan assets. Previously, actuarial gains and losses were amortized on a straight-line basis over the average remaining service life of the employees.

      The Company has adopted the new recommendations of the CICA at the beginning of 2000 and has applied the provisions of Section 3461 retroactively without restating prior years. The cumulative effect of this accounting change is reported as a restatement which increased future income tax assets by $0.3 million, amounts receivable from affiliated companies by $0.9 million, and increased accrued employee benefit obligations by $1.7 million, and decreased retained earnings by $0.5 million.

    (iii)
    Goodwill and other intangible assets:

      Goodwill represents the excess of purchase price over the fair value of net assets of acquired businesses. Until December 31, 2001, goodwill was amortized using the straight-line method over periods of up to 40 years. Prior to January 1, 2002, the Company periodically reviewed the net recoverable amount of its goodwill to determine its long-term recovery, using the undiscounted future cash flow method. Any impairment of the carrying value of goodwill was charged to income.

      In August 2001, the CICA issued Handbook Section 3062, Goodwill and Other Intangible Assets. The Company adopted at the beginning of 2002 the new recommendations of the CICA Handbook. Under those new recommendations, goodwill is not amortized. In accordance with the requirements of Section 3062, this change in accounting policy is applied prospectively and the amounts presented for prior periods have not been restated for this change.

      As at December 31, 2001, the Company had unamortized goodwill of $432.3 million. For the year ended December 31, 2002, this change in accounting policy resulted in a reduction of $13.3 million in amortization expense related to goodwill. The following summarizes the effect of the accounting change if it had been applied retroactively:

	2000	2001	2002
	(in thousands of Canadian dollars)
Net income (loss), as reported	$(29,651)	$(52,213)	$16,797
Goodwill amortization	13,397	13,331	—

Adjusted net income (loss)	$(16,254)	$(38,882)	$16,797

      Under Section 3062, goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the income statement before extraordinary items and discontinued operations.

      The Company carried out the test in 2002 and concluded it was not required to record an impairment to the carrying value of goodwill.

    (iv)
    Foreign currency translation:

      In November 2001, the CICA modified Handbook section 1650, Foreign Currency Translation which eliminates the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items and requires that such changes be recognized in the statement of operations currently. In the first quarter of 2002, the Company adopted the new recommendations retroactively and the comparative figures have been restated. Net loss for the year ended December 31, 2000 and 2001 increased by $1.9 million and $12.1 million, respectively. As at December 31, 2000 and 2001, the deferred charges decreased by $9.8 million and $9.3 million, respectively. The carrying value of the financial hedge included in the accrued liabilities decreased by $9.3 million as at December 31, 2000 and increased by $2.9 million as at December 31, 2001. Opening retained earnings as at January 1, 2000 increased by $1.4 million.

    (v)
    Stock-based compensation:

      Effective January 1, 2002, the Company adopted the new recommendations of Section 3870 of the CICA Handbook, Stock-based Compensation and Other Stock-based Payments, with respect to the accounting for stock-based compensation. The new recommendations are applied to all stock-based payments for employee awards that are direct awards of stock or call for settlement in cash or other assets, at the option of the employee, including stock appreciation rights, granted on or after January 1, 2002. The new recommendations are applied retroactively, without restatement. This modification had no impact on deficit as at January 1, 2002 since there was no such option outstanding at that date.

      In conformity with the new recommendations, the Company accounts for all stock-based awards to employees that are direct awards of stock or call for settlement in cash or other assets, including stock appreciation rights, by the fair value method. Under the fair-value based method, compensation cost attributable to awards to employees that call for settlement in cash or other assets is recognized over the vesting period in each period in operating expense. Changes in fair value between the grant date and the measurement date result in a change in the measure of compensation cost.

  (c)
  Investments:

    The investment in the preferred shares of a company under common control is accounted for at cost. Should a permanent decline in value occur, a write-down would be recorded in the period such decline is determined to be permanent.

  (d)
  Fixed assets and video rental inventory:

    Fixed assets are recorded at cost, net of related grants and income tax credits. Cost includes material, direct labour, certain overhead charges and interest expenses relating to the projects to construct and connect receiving and distribution networks. Expenditures for additions, improvements and replacements are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses as incurred.

    At the beginning of 2001, the Company revised the useful life of certain of its fixed assets related to its distribution network. The useful life of these assets was changed from twelve years to fifteen years. This change in accounting estimate, applied prospectively, decreased the depreciation expense by $18.5 million in 2001.

    The Company reviews the recoverability of fixed assets annually or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. Recoverability and measurement of the decline in value are estimated by comparing the carrying amounts of a group of assets to undiscounted net cash flows expected to be generated by that group of assets.

    Depreciation is calculated using the following depreciation basis and periods or rates:

Asset	Basis	Period/rate
Receiving and distribution networks	Straight-line	3 years to 20 years
Furniture and equipment	Declining balance	20% to 33.3%
	and straight-line	3 years to 7 years
Terminals and operating system	Straight-line	5 years and 10 years
Buildings	Declining balance	5%
Video rental inventory	Straight-line	3 years
Coding and transmission material	Declining balance	20%

    Depreciation of video rental inventory is charged to direct costs.

  (e)
  Deferred charges:

    Deferred charges are recorded at cost and include long-term financing costs that are amortized over the term of the debt using the interest method. Subsidies on equipment sold to customers represent the excess of costs over amounts recovered from the sales, if any, which includes the related direct selling cost. They are deferred and amortized on a straight-line basis over a three-year period. Development costs related to new specialty services and pre-operating expenditures are amortized when commercial operations begin using the straight-line method over a three-year period.

  (f)
  Inventories:

    Inventories are recorded at the lower of cost, using the average cost method, or replacement value.

  (g)
  Revenue recognition:

    Initial hook-up revenue is recognized as revenue to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that subscribers are expected to remain connected to the network. Direct selling costs include commissions, the portion of sales person's compensation for obtaining new subscribers, local advertising targeted for acquisition of new subscribers and cost of processing documents related to new subscribers acquired.

    Operating revenue from cable television and other services, such as Internet access, is recognized when services are provided. When subscribers are invoiced, the portion of unearned revenue is recorded under "Deferred revenue". Revenues from video rentals are recorded as revenue as services are provided.

  (h)
  Derivative financial instruments:

    The Company uses various derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates and interest rates. The Company does not hold or issue derivative instruments for speculative purposes.

    The Company enters into cross-currency interest rate swap agreements to hedge foreign denominated debt and manage exchange rate exposures relating to certain debt instruments denominated in foreign currency. These swaps are designated as hedges of firm commitments to pay interest, and change the basis from Libor to Bankers' Acceptance rates, on the foreign currency denominated debt and the principal at maturity, which would otherwise expose the Company to foreign currency risk.

    Translation gains and losses on the related foreign currency denominated debt are offset by corresponding translation losses or gains on the swap agreements.

    The Company also enters into interest rate swaps in order to manage the impact of fluctuating interest rates on its long-term debt. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. The Company designates its interest rate swap agreements as hedges of the underlying contractual interest payments on the debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps, which are accounted for under the accrual basis.

  (i)
  Cash and cash equivalents:

    Cash and cash equivalents are comprised of cash and short-term liquid investments maturing within three months from the date of acquisition, net of issued and outstanding cheques.

  (j)
  Employee future benefits:

    The Company and other affiliated companies maintain a defined benefit career salary pension plan and a last five years average salary pension plan for certain employees. The plans provide for the payment of benefits based on the number of years of service and career average earnings of the employees covered by the plans. The Company also maintains defined contribution pension plans for other employees.

    Pension plan costs are determined using actuarial methods and are funded through contributions determined in accordance with the projected benefit method. Pension plan expense is charged to operations and includes:

  •
  The cost of pension plan benefits provided in exchange for employees' services rendered during the year;

  •
  The amortization of the initial net transition asset on a straight-line basis over the expected average remaining service life of the employee group covered by the plans;

  •
  The amortization of prior service costs over the expected average remaining service life of the employee group covered by the plans; and

  •
  The interest cost of pension plan obligations, the return on pension funds assets, and the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the benefit obligation or fair value of plan assets over the expected average remaining service life of the employee group covered by the plans.

    The Company provides post-retirement benefits to eligible employees. The costs of these benefits, which are principally life insurance and cable service, are accounted for during the employees' working active period.

  (k)
  Advertising:

    Advertising cost is expensed as incurred. The advertising expenses for 2000, 2001 and 2002 are $17.6 million, $21.9 million and $18.6 million, respectively.

  (l)
  Use of estimates:

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates relate to the determination of pension and other employee benefits, the useful life of assets for depreciation, amortization and evaluation of net recoverable amount of fixed assets, goodwill, equipment subsidies and development and pre-operating costs and provisions for income taxes. Accordingly, actual results could differ from those estimates.

2.     Business combination and reorganization:

  (a)
  On December 8, 2000, Vidéotron Ltée redeemed the 10 Series F Preferred Shares issued to its parent company for a cash consideration of $58.9 million. The excess of the redemption price over its carrying value, of an amount of $58.9 million, was charged to retained earnings as a premium on redemption of preferred shares.

  (b)
  On July 5, 2001, Vidéotron Ltée acquired from its parent all the outstanding shares of Vidéotron (1998) ltée for an agreed value of $600 million. As consideration, Vidéotron Ltée issued one Preferred Share, Series E, with a stated capital of $300 million and a Promissory Note of $300 million. As this transaction is between companies under common control, the net assets acquired were recorded at the carrying amount in the books of Vidéotron (1998) ltée of $26.8 million and as the value of the Preferred Shares issued. The excess consideration paid out at the redemption of the Promissory Note of $300 million and the excess of the preferred share retraction value of $273.2 million are charged to retained earnings.

    This business combination was accounted for using the continuity of interest method and the results of operations of the acquired company have been included in the consolidated financial statements of Vidéotron Ltée as if the two companies had always been pooled together.

  (c)
  In 2002, Télé-Câble Charlevoix (1977) Inc., a subsidiary of CF Cable TV Inc., a subsidiary of Vidéotron Ltée, redeemed from its non-controlling shareholder 189,000 Class "D" preferred shares for a total consideration of $2.0 million including cumulative unpaid dividends of $0.1 million.

  (d)
  On February 8, 2002, Vidéotron Ltée and its subsidiaries sold to a company under common control, Câblage QMI Inc., all their rights and obligations in a portion of their internal wire for a total consideration of $19.5 million which represents the transaction price agreed between these related companies. As consideration, the Company received 19,520 preferred shares of Câblage QMI Inc.'s capital stock in the amount of $19.5 million. Since this transaction occurred between companies under common control, the excess of the fair value over the carrying value of the assets sold, representing $5.2 million, has been credited to contributed surplus. On February 8, 2002, Câblage QMI Inc. redeemed 6,820 of the preferred shares previously issued for a cash consideration of $6.8 million.

3.     Employee future benefits:

  According to the most recent actuarial valuation of the defined benefit pension plans, the projected actuarial value of accrued pension benefits, for accounting purposes, amounted to $36.5 million and the adjusted market value of assets amounted to $43.6 million. The market value of assets for the defined contribution pension plans totalled $176.1 million. The funds assets also include listed stocks of the parent company and of a company under common control at a market value of $0.3 million ($1.1 million in 2001).

  The total net benefit costs amounted to $5.4 million in 2000, $6.4 million in 2001 and $4.5 million in 2002. The total contribution paid to pension plans amounted to $7.4 million in 2000, $7.2 million in 2001 and $6.1 million in 2002.

  The latest actuarial valuations of the defined benefits plans were performed as at December 31, 2001 and May 1, 2002. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets for the years ended December 31, 2001 and 2002, and a statement of funded status as at these dates:

	2001			2002
	Pension benefits	Post- retirement benefits	Total	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Change in benefit obligations:
Benefit obligations, beginning of year	$42,086	$2,569	$44,655	$40,095	$2,334	$42,429
Curtailment loss	379	—	379	115	—	115
Service costs	2,886	151	3,037	2,067	164	2,231
Plan participants' contribution	2,607	—	2,607	2,119	—	2,119
Interest costs	2,900	218	3,118	2,559	231	2,790
Change in assumptions	—	—	—	—	953	953
Actuarial loss (gain)	51	(542)	(491)	(1,620)	—	(1,620)
Benefits and settlements paid	(10,814)	(62)	(10,876)	(8,793)	(47)	(8,840)

Benefit obligations, end of year	$40,095	$2,334	$42,429	$36,542	$3,635	$40,177

	2001			2002
	Pension benefits	Post- retirement benefits	Total	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Change in plan assets:
Fair value of plan assets at beginning of year	$44,843	$—	$44,843	$45,041	$—	$45,041
Plan participants' contribution	2,607	—	2,607	2,119	—	2,119
Actual return on plan assets	6,356	—	6,356	2,181	—	2,181
Employer contributions	2,049	62	2,111	1,935	47	1,982
Actuarial gain	—	—	—	1,121	—	1,121
Benefits and settlements paid	(10,814)	(62)	(10,876)	(8,793)	(47)	(8,840)

Fair value of plan assets, end of year	$45,041	$—	$45,041	$43,604	$—	$43,604

Reconciliation of funded status:
Excess of fair value of plan assets over benefit obligations, end of year	$4,946	$(2,334)	$2,612	$7,062	$(3,635)	$3,427
Unrecognized actuarial (gain) loss	(1,814)	(420)	(2,234)	(3,284)	519	(2,765)

Net amount recognized in balance sheet	$3,132	$(2,754)	$378	$3,778	$(3,116)	$662

  Components of the net benefit costs are as follows:

	2000
	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$2,492	$33	$2,525
Interest costs	2,440	—	2,440
Expected return on plan assets	(3,131)	—	(3,131)
Curtailment loss	1,064	—	1,064
Amortization of actuarial gain	(206)	(3)	(209)

	2,659	30	2,689
Defined contribution pension plan:
Employer's contribution during the period	4,737	—	4,737

	7,396	30	7,426
Portion related to affiliated companies	1,990	—	1,990

Net benefit costs	$5,406	$30	$5,436

	2001
	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$2,886	$151	$3,037
Interest costs	2,900	218	3,118
Expected return on plan assets	(3,373)	—	(3,373)
Curtailment loss	578	—	578
Amortization of actuarial gain	—	(3)	(3)

	2,991	366	3,357
Defined contribution pension plan:
Employer's contribution during the period	5,152	—	5,152

	8,143	366	8,509
Portion related to affiliated companies	2,077	42	2,119

Net benefit costs	$6,066	$324	$6,390

	2002
	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$2,067	$164	$2,231
Interest costs	2,559	231	2,790
Expected return on plan assets	(3,417)	—	(3,417)
Curtailment loss	37	—	37
Amortization of actuarial gain	—	14	14

	1,246	409	1,655
Defined contribution pension plan:
Employer's contribution during the period	4,106	—	4,106

	5,352	409	5,761
Portion related to affiliated companies	1,174	49	1,223

Net benefit costs	$4,178	$360	$4,538

  Amount recognized in the combined balance sheets is as follows:

	2001			2002
	Pension benefits	Post- retirement benefits	Total	Pension benefits	Post- retirement benefits	Total
	(in thousands of Canadian dollars)
Accrued benefit liability	$(785)	$(2,754)	$(3,539)	$(784)	$(3,116)	$(3,900)
Employee future benefit costs	3,917	—	3,917	4,562	—	4,562

Net amount recognized	$3,132	$(2,754)	$378	$3,778	$(3,116)	$662

  The assumptions used in the measurement of the Company's benefit obligations are as follows for the years ended December 31, 2001 and 2002:

	2001	2002
Discount rate	6.50%	6.75%
Expected return on plan assets	8.00	7.75
Rate of compensation increase	3.20	3.25

4.     Depreciation and amortization:

	2000	2001	2002
	(in thousands of Canadian dollars)
Fixed assets	$123,347	$115,709	$116,664
Deferred charges	4,668	17,197	22,841

	$128,015	$132,906	$139,505

  Direct costs include $7.1 million in 2000, $6.9 million in 2001 and $5.4 million in 2002 of depreciation on video rental inventory.

5.     Financial expenses:

	2000	2001	2002
	(in thousands of Canadian dollars)
Third parties:
Interest on long-term debt	$64,551	$82,939	$74,522
Write-off and amortization of deferred financing costs	1,849	2,528	4,607
Amortization of debt premium	(1,416)	(2,083)	(973)
(Gain) loss on foreign denominated debt (note 1 (b) (ii))	1,136	12,145	(2,211)
Loss on foreign denominated short-term monetary items	864	2,057	348
Bank fees	1,300	1,510	1,504
Other interests and penalty charges	1,055	1,080	390

	69,339	100,176	78,187
Interest capitalized to fixed assets	(2,909)	(709)	—
Interest income	(322)	(1,469)	(2,213)

	66,108	97,998	75,974

Parent company:
Interest (income) expense	(7,832)	79	(178)
Companies under common control:
Interest (income) expense	(3,434)	754	(7,310)
Undeclared cumulative dividend on preferred share of a subsidiary	—	—	7,346

	(3,434)	754	36

	$54,842	$98,831	$75,832

  Interest paid to and interest received from third parties in 2000 amounted to $74.2 million and $0.3 million, respectively, $78.3 million and $1.6 million in 2001, and $72.3 million and $2.1 million in 2002.

  Interest paid to and interest received from affiliated companies in 2000 amounted to $0.1 million and $11.0 million, $0.3 million and nil in 2001 and $1.1 million and $0.2 million in 2002.

6.     Other items:

	2000	2001	2002
	(in thousands of Canadian dollars)
Write-off of fixed assets and deferred charges(1)	$—	$91,706	$—
Share of the redemption cost of the ultimate parent company stock options(2)	63,312	—	—
Net premium, write-off of financing costs and other charges upon early redemption of long-term debt	9,820	2,476	—
Restructuring costs(3)	25,764	3,836	25,000
Other	309	28	—

	$99,205	$98,046	$25,000

(1)
In 2001, as a result of market and technological uncertainties, the Company decided to suspend its residential Internet Protocol (IP) telephony project and wrote off certain assets in the amount of $76.0 million. The Company also abandonned other projects totaling $15.7 million including software under development.

(2)
On October 23, 2000, Quebecor Media Inc. completed its acquisition of Le Groupe Vidéotron ltée, the then ultimate parent company of the Company. The Company's share in the redemption costs of the ultimate parent company stock options amounted to $63.3 million.

(3)
The Company conducted cost reduction programs which included labour reductions and consequently employees and other related charges.

7.     Income taxes:

  The following schedule reconciles income taxes computed on the income before income taxes, share in the results of a company subject to significant influence, non-controlling interest in a subsidiary and amortization of goodwill based on the combined basic income tax rate and the effective income tax rate:

	2000	2001	2002
	(in thousands of Canadian dollars)
Income taxes based on the combined Federal and Provincial (Quebec) basic income tax rate of 38.16% in 2000; 37.16% in 2001 and 35.12% in 2002	$(14,736)	$(18,126)	$8,923
Change due to the following items:
Federal large corporations tax	2,691	2,737	2,315
Non-deductible charges and/or loss deductible at a lower rate or for which the tax benefit was not recorded	6,303	6,125	204
Non-deductible dividend payable to a company under common control	—	—	2,579
Reduction of enacted tax rate	(16,296)	—	(2,023)
Other	(577)	(778)	(3,575)

Income taxes based on the effective income tax rate	$(22,615)	$(10,042)	$8,423

  Income taxes paid in 2000 amounted to $8.2 million, $5.3 million in 2001 and $5.1 million in 2002.

  The tax effects of significant items comprising the Company's net future tax liability are as follows:

	2001	2002
	(in thousands of Canadian dollars)
Future income tax assets:
Operating loss carryforwards	$50,967	$41,758
Restructuring provisions	—	8,250
Other provisions	—	4,275
Differences between book and tax bases of other assets	2,667	4,578

	53,634	58,861
Future income tax liabilities:
Differences between book and tax bases of fixed assets	(157,265)	(165,408)
Differences between book and tax bases of other assets	(6,582)	—

	(163,847)	(165,408)

Net future income tax liability	$(110,213)	$(106,547)

Presented as follows:
Future income tax assets	$28,983	$26,758
Future income tax liability	(139,196)	(133,305)

Net future income tax liability	$(110,213)	$(106,547)

  As at December 31, 2002, the Company had net operating loss carryforwards for income tax purposes available to reduce future taxable income of approximately $142.6 million expiring from 2003 to 2009 for which a future income tax asset of $41.8 million has been recognized at that date. The Company also had capital losses of approximately $8.7 million for which no future income tax asset has been recognized.

8.     Fixed assets:

	2001
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,357,928	$537,938	$819,990
Furniture and equipment	176,486	114,179	62,307
Terminals and operating system	234,419	110,999	123,420
Buildings	22,399	7,092	15,307
Video rental inventory	11,795	6,554	5,241
Coding and transmission material	6,980	4,512	2,468
Land	1,842	—	1,842

	$1,811,849	$781,274	$1,030,575

	2002
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,384,344	$597,919	$786,425
Furniture and equipment	183,471	129,952	53,519
Terminals and operating system	197,433	103,018	94,415
Buildings	21,645	7,564	14,081
Video rental inventory	10,503	6,465	4,038
Coding and transmission material	8,303	5,098	3,205
Land	1,850	—	1,850

	$1,807,549	$850,016	$957,533

9.     Deferred charges:

	2001	2002
	(in thousands of Canadian dollars)
Long-term financing fees	$17,727	$13,179
Employee future benefit costs (note 3)	3,917	4,562
Forward exchange contract	15,417	8,948
Subsidies on equipment	21,218	35,241
Development and pre-operating costs	6,686	1,367
Leasehold inducement	598	502

	$65,563	$63,799

10.   Accounts receivable:

	2001	2002
	(in thousands of Canadian dollars)
Trade	$90,246	$82,595
Allowance for doubtful accounts	(8,341)	(11,215)

	$81,905	$71,380

  Allowance for doubtful accounts is provided for systematically based on the aging of the receivable.

11.   Inventories

	2001	2002
	(in thousands of Canadian dollars)
Subscribers' equipment	$16,582	$9,263
Video store materials	2,386	2,571
Other supplies and spare parts	10,766	7,296

	$29,734	$19,130

12.   Accounts payable and accrued liabilities:

	2001	2002
	(in thousands of Canadian dollars)
Trade accounts payable	$41,522	$49,919
Subscribers' equipment suppliers	40,181	6,037
Royalties and service providers dues	40,289	75,112
Restructuring accrual(1)	—	25,000
Employees' salaries and dues	18,825	17,855
Pension plan accrued liability	3,539	3,900
Provincial and federal sales tax	5,436	9,769
Interest due	9,133	9,694

	$158,925	$197,286

(1)
Restructuring accrual
(in thousands of Canadian dollars)
Balance as at December 31, 2000	$7,471
Additional reserve (note 6)	3,836
Utilized in 2001:
Paid	(10,071)

Balance as at December 31, 2001	1,236
Additional reserve (note 6)	25,000
Utilized in 2001:
Paid	(1,236)

Balance as at December 31, 2002	$25,000

13.   Long-term debt:

	2001	2002
	(in thousands of Canadian dollars)
Bank facility (a)	$1,157,262	$995,846
Senior Secured First Priority Notes (b)	130,323	123,755
Other	51	24

	$1,287,636	$1,119,625

  (a)
  Bank facility:

    Bank credit facility, bearing interest at Bankers' Acceptance rates, or other agreed upon interest rates, plus, in each case, a premium based on certain financial ratios, is secured by liens on the universality of all tangible and intangible assets, current and future, of the Company, subject to certain limitations for CF Cable TV Inc. and its subsidiaries. The credit facility is composed of the following credits:

    (i)
    Revolving Facility of a maximum amount of $150.0 million, maturing on November 28, 2005;

    (ii)
    Term — A-1 loan, for a maximum amount of $737.0 million, decreasing quarterly starting March 1, 2003, until maturity on December 1, 2008;

    (iii)
    Term — B loan, for a maximum amount of US$263.7 million, decreasing quarterly starting March 1, 2003, maturing on December 1, 2009. The Company has hedged the foreign currency risk associated with the facility by using a cross-currency swap agreement under which the Company has set the exchange rate of all payments in Canadian dollars.

    As at December 31, 2001, the outstanding balances include Bankers' Acceptance based advances of $734.9 million, Prime Rate based advances of $1.1 million and LIBOR based advances of US$263.7 million. As at December 31, 2002, outstanding balances were $629.4 million, $1.4 million and US$231.4 million, respectively. As at December 31, 2002, the effective interest rates are ranging from 4.28% to 5.0%.

    The credit facility obligated the Company to make mandatory repayments based on an excess cash flow formula whereby 50% of this excess, calculated on a quarterly basis, had to be remitted up to December 31, 2002. There was no such excess cash flow based payments for the last quarter of 2002. In 2003 and thereafter, excess cash flows remittance will be based on the leverage ratio of the Company.

    The credit facility contains usual covenants such as maintaining certain financial ratios and certain restrictions as to the payment of dividends. The unused amount under the Revolving Facility at year-end is $150.0 million.

  (b)
  Senior Secured First Priority Notes:

    Senior Secured First Priority Notes having a par value of US$77.8 million in 2001 and US$75.6 million in 2002 bear interest at the rate of 9.125% and mature in 2007. The Notes are redeemable at the option of the Company on or after July 15, 2005 at 100% of the principal amount. These Notes are secured by first-ranking hypothecs on substantially all of the assets of CF

    Cable TV Inc. and certain of its subsidiaries. In addition, CF Cable TV Inc. and its subsidiaries have provided, to the extent permitted under the Notes Trust Indenture, guarantees in favour of the lenders under its parent credit agreement. In the case of realization on the assets of CF Cable TV Inc. and its subsidiaries, the proceeds thereof would be firstly used to repay, on a pro rata basis, and as described in an inter-creditor agreement entered into on June 29, 2001, between, among others, the agent under the parent's credit agreement and the trustee under the Notes Trust Indenture, the Senior Secured First Priority Notes and the first priority guarantees provided to the lenders under the parent's credit agreement. In May 2002, the Company repurchased US$2.2 million of these Notes.

    Minimum principal repayments on long-term debt in each of the next five years are as follows:

(in thousands of Canadian dollars)
2003	$86,145
2004	114,410
2005	114,410
2006	151,209
2007	273,926

14.   Share capital:

  Vidéotron Ltée — authorized:

    A limited number of preferred shares, without par value, ranking prior to the common shares with regard to payment of dividends and repayment of capital, without voting rights, issuable in Series. The following Series were designated:

      1,000 Preferred Shares, Series A, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred dividend of 10% and redeemable at the holder's option

      1,000 Preferred Shares, Series B, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred dividend of 9% and redeemable at the holder's option

      100 Preferred Shares, Series C, carrying the rights and restrictions attached to the class as well as a fixed monthly non-cumulative preferred dividend at a rate equal to the prime rate of the Company's lead banker less 0.75% and redeemable at the holder's option

      100 Preferred Shares, Series D, carrying the rights and restrictions attached to the class as well as a fixed monthly non-cumulative preferred dividend of 1%, computed on the redemption price of the preferred shares

      10 Preferred Shares, Series E, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred cash dividend of 4%, retractable at the holder's option

      10 Preferred Shares, Series F, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred cash dividend of 4%, retractable at the holder's option

    An unlimited number of common shares, without par value, voting and participating

  Vidéotron TVN inc. — authorized in an unlimited number, without par value:

    Class A shares, voting, participating, having a regard to redemption and payment of dividends; the Company cannot pay any dividend or redeem shares if the realizable value of the assets is not sufficient to redeem Classes D, E1, E2, E3 and E4 shares

    Class B shares, voting, participating, convertible into Class D shares, having a regard to redemption and payment of dividend; the Company cannot pay any dividend or redeem shares if the realizable value of the assets is not sufficient to redeem Classes D, E1, E2, E3 and E4 shares

    Class C shares, voting, participating, first-ranking on all classes in case of dissolution or liquidation of the Company, redeemable

    Class D shares, non-voting, non-participating, 1% monthly non-cumulative dividend, ranking prior to Classes A, B, E1, E2, E3, E4, F and G shares as to dividend payment, and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class E1 shares, non-voting, non-participating, 1.25% monthly preferred non-cumulative dividend, ranking prior to Classes A, B, F and G as to dividend payment and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class E2 shares, non-voting, non-participating, 1.5% monthly preferred non-cumulative dividend, ranking prior to Classes A, B, F and G as to dividend payment and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class E3 shares, non-voting, non-participating, 1.75% monthly preferred non-cumulative dividend, ranking prior to Classes A, B, F and G as to dividend and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class E4 shares, non-voting, non-participating, 2% monthly preferred non-cumulative dividend, ranking prior to Classes A, B, F and G as to dividend payment and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class F, non-voting, non-participating, annual preferred non-cumulative dividend of $1 per share, ranking prior to Classes A, B and G as to dividend payment and in case of dissolution or liquidation of the Company, redeemable and retractable

    Class G shares, non-voting, non-participating, annual preferred non-cumulative dividend of $1 per share, ranking prior to Classes A and B as to dividend payment and in case of dissolution or liquidation of the Company, redeemable

  Le SuperClub Vidéotron ltée — authorized in an unlimited number, without par value:

    Class A, voting and participating

    Class B, non-voting, participating and redeemable at the holder's option

	2001		2002
	Common Shares	Retractable preferred shares (b)	Common shares	Retractable preferred shares (b)
	(in thousands of Canadian dollars)
Issued and paid:
Vidéotron Ltée:
10,000,000 common shares	$1	$—	$1	$—
2 Preferred shares, Series E — book value of $31,310 (1 in 2001 — book value of $26,829)	—	300,000	—	332,480
Vidéotron TVN Inc.:
1 Class A share	1	—	1	—
1 Preferred share, Class E1 — book value of $31,556	—	31,556	—	31,556
Le SuperClub Vidéotron Ltée:
2 Class A shares (1 in 2001)	1	—	1,601	—
5,631 Class B shares - book value of $5,631	—	5,631	—	5,631

	$3	$337,187	$1,603	$369,667

  (a)
  Vidéotron Ltée:

    Vidéotron Ltée modified its articles of amalgamation as follows:

    On June 29, 2001, Vidéotron Ltée modified its authorized common shares to permit the issuance of an unlimited number.

    On July 5, 2001, Vidéotron Ltée issued, as part of the consideration for the acquisition of Vidéotron (1998) Ltée, one Series E Preferred Share at a stated capital of $300 million and a Promissory Note of $300 million. Since this transaction is between companies under common control, the net assets of Vidéotron (1998) Ltée were recognized at their carrying value of $26.8 million (see note 2). Because the Preferred Share issued is redeemable, it is presented at its redemption value of $300 million. The difference of $271.2 million was charged to retained earnings. The entire retraction value of the promissory note was also charged to the retained earnings.

    On December 5, 2002, Vidéotron Ltée acquired from its parent company certain trademarks and the related future tax asset of $4.5 million. In consideration for this asset acquisition, the Company has issued one Series E Preferred Share retractable at the option of the holder at $32.5 million. Since this transaction is between companies under common control, the stated capital of this share, amounting to the carrying value of the net assets acquired, being $4.5 million, has been recorded in the share capital and the $28.0 million excess has been charged to the retained earnings.

    On the same date, Le SuperClub Vidéotron Ltée acquired from its parent company certain trademarks, having a fair value of $10.0 million, and the related future tax asset of $1.6 million. In consideration for this asset acquisition, Le SuperClub Vidéotron ltée has issued one Class A share at a stated capital of $1.6 million, representing the carrying value of the net assets acquired. No value was allocated to the trademarks since there was no value attached to these trademarks in the books of the parent company.

  (b)
  In 1996, the CICA issued Section 3860, financial instruments, and the application of its recommendations was deferred until fiscal year beginning on January 1, 2002 for non-public entities. In accordance with Section 3860, the issuer of a financial instrument that becomes a public entity should disclose, on a retroactive basis, the fair value and classify the instrument or its component parts as a liability or as equity in accordance with the substance of the contractual agreement on initial recognition and the definition of a financial liability and an equity instrument.

  (c)
  Stock option plan:

    On January 29, 2002, the parent company established a stock option plan for officers, senior employees and other key employees of the parent company and its subsidiaries, and set aside 433,000,000 common shares for that purpose. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than, as the case may be, the fair market value of the common shares of the parent as determined by its Board of Directors (if the common shares are not listed on a stock exchange at the time of the grant) or the trading price of the common shares on the stock exchange where such shares are listed at the time of the grant. Unless authorized by the Compensation Committee of the parent, in the case of a change of control transaction, no option may be exercised by an optionee if the shares have not been listed on a recognized stock exchange. At December 31, 2007, if the shares of Quebecor Media Inc. have not been so listed, optionees will have until January 31, 2008 to exercise their rights to receive in cash the difference between the fair market value and the exercise price of the options.

    Except under specific circumstances and unless the Compensation Committee of the parent decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by the Compensation Committee at the time of grant: (i) equally over five years with the first 20% vesting on the first anniversary of the date of the grant, (ii) equally over four years with the first 25% vesting on the second anniversary of the date of the grant, and (iii) equally over three years with the first 33% vesting on the third anniversary of the date of the grant. As at December 31, 2002, 19,382,100 options, at an average exercise price of $0.252, were granted to senior executive officers of the Company, all of which were granted during the year ended December 31, 2002. No option is vested at the end of the period. During the year ended December 31, 2002, 584,400 options granted to Company employees at exercise price of $0.2310 have been cancelled.

    The following table provides summary information regarding outstanding options granted to the Company's employees, as at December 31, 2002:

	Outstanding stock options
Exercise price	Number of options granted	Weighted average of residual options life
$0.231	13,701,300	9.28 years
0.311	5,096,400	9.23 years

	18,797,700	9.27 years

    Since the fair market value as at December 31, 2002 of the common shares of Quebecor Media Inc., as determined by the Board of Directors of Quebecor Media Inc., was less than the exercise price, no compensation cost was recognized in the Company's 2002 financial statements.

15.   Redeemable preferred shares issued by a subsidiary company:

  Vidéotron (1998) ltée, a subsidiary of the Company advanced an amount of $80.0 million to a company under common control, Câblage QMI Inc., which in turn purchased preferred shares of Vidéotron (1998) ltée. These shares are redeemable at the option of the holder at any time at the stated capital plus unpaid cumulative dividend at a rate of 10.25%.

16.   Financial instruments:

  (a)
  Fair values:

    The carrying amount of cash and cash equivalents, accounts receivable, issued and outstanding cheques, accounts receivable from/payable to affiliated companies, and accounts payable and accrued liabilities approximates their fair value as these items will be realized or paid within one year.

    As at December 31, the estimated fair values of long-term debt and derivative financial instruments are as follows:

	2001		2002
	Book value	Fair value	Book value	Fair value
	(in thousands of Canadian dollars)
Liabilities:
Financial liabilities:
Long-term debt	$1,287,636	$1,291,530	$1,119,625	$1,121,697
Derivative financial instruments:
Interest rate swaps	—	(13,243)	—	(13,438)
Assets:
Cross currency interest rate swaps	15,417	11,206	8,948	8,336

    The fair value estimates are based on market quotes, when available, or on rates that the Company could obtain for instruments having the same characteristics. These estimates are subjective in nature and involve uncertainties and matters of professional judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

  (b)
  Management of interest rate risk:

    The Company has entered into interest rate swaps to manage its interest rate exposure on term facility A. The Company is committed to exchange, at specific intervals, the difference between the fixed and floating interest rate calculated by reference to the notional amounts. As at December 31, 2002, the Company will pay fixed interest rates ranging from 4.00% to 5.49% on a notional amount of $315.0 million and will receive a floating interest rate based on Bankers' Acceptance having a three-month maturity. These swaps expire from 2004 to 2006.

  (c)
  Management of foreign exchange risk:

    During the year ended December 31, 2001, the Company has concluded cross currency interest rate swaps to hedge the foreign exchange fluctuations related to its US denominated Term Facility B by fixing the US/Canadian dollar exchange rate at 1.5389 on a notional amount of US$231.4 million.

  (d)
  Other disclosures:

  (i)
  The credit risk of the financial instruments arises from the possibility that the counterparties to the agreements or contracts may default on their obligations under the agreements. In order to minimize this risk, the Company's general policy is to deal only with counterparties with a Standard & Poor's rating (or the equivalent) of at least A.

  (ii)
  The Company is exposed to a credit risk towards its customers. However, credit risk concentration is minimized because of the large number of customers.

17.   Commitments:

  Under the terms of operating leases, the Company is committed to make the following minimum annual lease payments over the next years:

(in thousands of Canadian dollars)
2003	$5,688
2004	4,407
2005	3,356
2006	2,408
2007	1,443
2008 and thereafter	2,739

18.   Supplemental cash flow information:

	2000	2001	2002
	(in thousands of Canadian dollars)
Non-cash financing and investing activities:
(i) Purchase of fixed assets financed by accounts payable and accrued liabilities	$5,127	$24,279	$—
(ii) Issuance of capital stock in consideration of the acquisition of a subsidiary	—	26,829	—
(iii) Issuance of capital stock in consideration of the future tax assets related to the trademark acquired from the parent company	—	—	6,080

19.   Related party transactions:

  In addition to the transactions disclosed elsewhere in these financial statements, the Company entered into the following transactions with affiliated companies. These transactions have been recorded at the exchange value, which is the amount established and agreed to by the related parties:

	2000	2001	2002
	(in thousands of Canadian dollars)
Parent company:
Operating and administrative expenses	$23,963	$21,918	$16,060
Operating and administrative expenses recovered	—	—	456
Acquisition of fixed assets	9,422	5,552	3,895
Proceeds on disposal of fixed assets	—	—	586
Reorganization costs	11,590	742	—
Disposal of investments	550	—	—
Companies under common control:
Operating revenue	1,838	1,755	1,693
Direct costs	20,978	25,208	26,939
Operating and administrative expenses	8,631	21,107	35,877
Acquisition of fixed assets	245	160	—
Proceeds on disposal of fixed assets	—	75	—
Financial expenses	—	—	7,346
Interest revenue	—	—	7,702

  The Company and a company under common control entered into a signal transmission services agreement until 2014, renewable for an additional 15-year period. In 2000, service charges arising from this agreement amounted to $8.3 million, $8.4 million in 2001 and $8.4 million in 2002.

  The Company and a company under common control entered into a network and technical equipment agreement until 2003, renewable for a 12-month period. During the three-month period ended

  December 31, 2002, service charges arising from this agreement amounted to $15.0 million in 2000, $19.3 million in 2001 and $21.2 million in 2002.

20.   Contingencies:

  In 1999, the purchaser of a business sold by the Company initiated an arbitration by which it claims an amount of $8.6 million as a reduction of the purchase price of the business. It is not possible at this stage to determine the outcome of this claim.

  In November 2001, the Company terminated a sale service agreement with a supplier and is being sued for breach of contract for an amount of $4.7 million. It is not possible to determine the outcome of the claims.

  On March 13, 2002, a legal action was initiated by the shareholders of a cable company against Vidéotron Ltée. They contend that Vidéotron Ltée did not respect its commitment related to a stock purchase agreement signed in August 2000. The plaintiffs are requesting compensation totalling $26.0 million. Vidéotron Ltée's management believes that this action is not justified and intends to defend its case before the Court.

  In the normal course of business, the Company is a party to various claims and lawsuits. Even though the outcome of these various pending cases as at December 31, 2002 cannot be determined with certainty, the Company believes that their outcome will not have a material adverse impact on its operating results or financial position.

21.   Material differences between generally accepted accounting principles (GAAP) in Canada and the United States:

  The combined financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of material differences between Canadian GAAP and US GAAP on the Company's combined financial statements, including disclosures that are required under US GAAP.

  Combined Statements of Operations

	2001	2002
	(in thousands of Canadian dollars)
Net income (loss) for the year based on Canadian GAAP	$(52,213)	$16,797
Adjustments:
Push-down basis of accounting (i)	(51,367)	9,603
Goodwill impairment (ii)	—	(2,004,000)
Capitalization of hook-up cost, net of amortization (iii)	(8,063)	(5,076)
Development and pre-operating costs (iv)	(2,931)	2,744
Subsidies on subscribers' equipment (v)	(10,945)	(21,155)
Accounting for derivative instruments and hedging activities (vi)	(17,454)	3,338
Interest on debt contracted by the parent company for financing needs of its subsidiary	(14,319)	—
Income taxes (vii)	23,132	7,318

Net loss for the year based on US GAAP	(134,160)	(1,990,431)
Other comprehensive loss (viii):
Pension and postretirement benefits (ix)	(314)	—

Comprehensive loss based on US GAAP	$(134,474)	$(1,990,431)

Accumulated other comprehensive loss at beginning of year	$—	$(314)
Changes in the year	(314)	—

Accumulated other comprehensive loss at end of year	$(314)	$(314)

  As at December 31, 2001, the Company had unamortized goodwill of $4,666.9 million. The coming into effect on January 1, 2002 of a new accounting policy, pursuant to which goodwill is no longer amortized, resulted in a reduction of $120 million in amortization expense related to goodwill. The following summarizes the effect of the accounting change if it had been applied retroactively:

	2001	2002
Net loss, as reported	$(134,160)	$(1,990,431)
Goodwill amortization	119,142	—

Adjusted net loss	$(15,018)	$(1,990,431)

  Combined Shareholder's Equity

	2001	2002
	(in thousands of Canadian dollars)
Shareholder's equity based on Canadian GAAP	$(310,172)	$(314,627)
Cumulative adjustments:
Push-down basis of accounting (i)	4,322,399	4,332,002
Goodwill impairment (ii)	—	(2,004,000)
Capitalization of hook-up costs, net of amortization (iii)	(9,439)	(14,515)
Development and pre-operating costs (iv)	(5,675)	(2,931)
Subsidies on subscribers' equipment (v)	(11,857)	(33,012)
Accounting for derivative instruments and hedging activities (vi)	(17,454)	(14,116)
Income taxes (vii)	8,404	15,722
Pension and postretirement benefits (ix)	(314)	(314)

Shareholder's equity based on US GAAP	$3,975,892	$1,964,209

  (i)
  Push-down basis of accounting

    The basis of accounting used in the preparation of these financial statements under US GAAP reflects the push-down resulting from the acquisition on October 23, 2000 by Quebecor Media Inc. of the parent of each of the combined entities. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001 on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical combined financial statements of the Company to reflect Parent's cost basis were:

    (a)
    The carrying values of fixed assets were increased by $114.6 million;

    (b)
    The deferred charges related to financing fees and exchange losses on long-term debt have been written off to reflect the fair value of the assumed long-term debt and, further reduction in deferred charges were recorded for a total amount of $22.6 million;

    (c)
    Accrued charges increased by $40.3 million;

    (d)
    Future income taxes liability increased by $24.9 million; and

    (e)
    The $4,360.5 million excess of parent's cost over the value assigned to the net assets of the Company at the date of acquisition has been recorded as goodwill and $4,387.3 million was credited as contributed surplus.

  (ii)
  Goodwill impairment

    The accounting requirements for goodwill under Canadian GAAP and US GAAP are similar in all material respects. However, in accordance with the transitional provisions contained in Section 3062 of the CICA Handbook, an impairment loss recognized during the financial year in which the new recommendations are initially applied is recognized as the effect of a change in accounting policy and charged to opening retained earnings, without restatement of prior periods. Under US GAAP, an impairment loss recognized as a result of transitional goodwill impairment test is recognized as the effect of a change in accounting principles in the statement of operations above the caption "net income".

  (iii)
  Capitalization of hook-up costs, net of amortization

    Under Canadian GAAP, the costs of reconnecting subscribers, which include material, direct labor, and certain overhead charges are capitalized and depreciated over a three-year or a four-year period on a straight-line basis. Under US GAAP, these costs are expensed as incurred.

  (iv)
  Development and pre-operating costs

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (v)
  Subsidies on subscribers' equipment

    Under Canadian GAAP, the costs of subsidies granted to the subscribers on the equipment sold are capitalized and amortized over a three-year period on a straight-line basis. Under US GAAP, these costs are expensed as incurred.

  (vi)
  Accounting for derivative instruments and hedging activities

    The Company adopted, at the beginning of 2001, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value with changes in fair value recorded in the statement of operations unless the instrument is effective and qualifies for hedge accounting. As of the adoption date, the Company did not hold any of these instruments. Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged position. Furthermore, under Canadian GAAP, the change in foreign exchange rate on long-term foreign currency denominated instrument is recorded either as an asset or liability when hedge accounting is used. Under US GAAP, these changes are recorded in the statement of operations.

  (vii)
  Income taxes

    This adjustment represents the tax impact of the US GAAP adjustments. Furthermore, under Canadian GAAP, income taxes are measured using substantially enacted tax rates, while under US GAAP measurement is based on enacted tax rates.

  (viii)
  Comprehensive income

    Comprehensive income is presented in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholder's equity and the accrued benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets.

  (ix)
  Pension and postretirement benefits

    The accounting requirements for pension and postretirement benefits under Canadian GAAP and US GAAP are similar in all material respects. However, under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholder's equity under the caption other comprehensive income.

  (x)
  Operating income before the undernoted

    US GAAP requires that depreciation and amortization and other items be included in the determination of operating income and does not permit the disclosure of subtotals of the amounts of operating income before these items. Canadian GAAP permits the subtotals of the amounts of operating income before these items.

  (xi)
  Other information required by US GAAP

    Guarantees

    In the normal course of business, the Company enters into numerous agreements containing features that meet the criteria of FIN-95 for a guarantee including the following:

    Operating leases

    The Company has guaranteed a portion of the residual values of certain assets under operating leases, for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. As at December 31, 2002, the maximum exposure in respect of these guarantees is $13.2 million.

    Guarantees under lease agreements

    A subsidiary of the Company has provided guarantees to the lessor of certain of the franchisees operating leases with expiry dates through 2008. If the franchisee defaults under the agreement, the subsidiary must, under certain conditions, compensate the lessor for the default. The maximum exposure in respect of these guarantees is $3.6 million. As at December 31, 2002, the subsidiary had not recorded a liability associated with these guarantees, since it is its present estimation that no franchisee will default under the agreement. Recourse against the franchisee is also available, up to the total amount due.

  (xii)
  Combined Statements of Cash Flows

    The disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash operating working capital items in the combined statement of cash flows is allowed by Canadian GAAP while it is not allowed by US GAAP.

  (xiii)
  Recent accounting pronouncements

  (a)
  In July 2002, the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146") which is effective for exit or disposal activities that are initiated after December 31, 2002. FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3") "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)". The principal difference between FAS 146 and EITF 94-3 related to the recognition of a liability for a cost associated with an exit or disposal activity. FAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, whereas under EITF 94-3, the liability was recognized when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company is currently assessing the impact of the new standard. The Company will apply the statement for the year starting January 1, 2003.

  (b)
  In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of others" (the "Interpretation ") which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

      The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee; which is the obligation to stand ready to perform in the event that the specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

      The Company has provided the information regarding its currently outstanding guarantees and will apply the measurement provisions of the statement for the year beginning on January 1, 2003.

    (c)
    In November 2001, the Canadian Institute of Chartered Accountants, or the CICA, issued Accounting Guideline 13, Hedging Relationship, and in November 2002 the CICA amended the effective date of this guideline. This accounting guideline establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. On January 1, 2004, the Company will reassess all its hedging relationships to determine whether the criteria established by the CICA's new accounting guideline are met or not and will apply the new guideline on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flow between the hedged item and the hedging item.

  (xiv)
  Guaranteed debt

    The combined information below has been presented in accordance with the requirements of the Securities and Exchange Commission for guarantor financial statements.

    The Company's Senior Notes due 2014 described in note 22 will be guaranteed by specific subsidiaries of the Company (the "Subsidiary Guarantors"). The accompanying condensed combined financial information as at December 31, 2001 and 2002 and for the years 2001 and 2002 has been prepared in accordance with US GAAP. The information under the column headed "Combined Guarantors" is for all the Subsidiary Guarantors. Investments in the Subsidiary Guarantors are accounted for by the equity method in the separate column headed "Vidéotron Ltée". Each Subsidiary Guarantor is wholly-owned by the Company. All guarantees are full and unconditional, and joint and several (to the extent permitted by applicable law).

    The main subsidiaries included under the column "Subsidiary Guarantors" are Vidéotron TVN inc., Vidéotron (1998) ltée and Le SuperClub Vidéotron ltée and its subsidiary Groupe de Divertissement SuperClub Inc.

    The "Non Subsidiary Guarantors" are CF Cable TV Inc., Vidéotron (Régional) ltée, Télé-Câble Charlevoix (1977) Inc. and Société d'Édition et de Transcodage T.E. ltée.

  Combined Balance Sheet

  As at December 31, 2001

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Assets
Fixed assets	$798,472	$164,501	$235,325	$—	$1,198,298
Goodwill	3,014,765	630,339	788,112	233,711	4,666,927
Deferred charges	35,916	3,670	3,490	(559)	42,517
Investments	485,629	—	212	(485,775)	66
Future income taxes	10,516	14,660	3,807	—	28,983
Cash and cash equivalents	80,020	57	858	—	80,935
Accounts receivable	72,048	8,708	1,163	—	81,919
Inventories and prepaid expenses	15,498	19,016	938	—	35,452
Amounts receivable from affiliated companies	59,384	40,568	16,377	(114,147)	2,182

Total assets	$4,572,248	$881,519	$1,050,282	$(366,770)	$6,137,279

Liabilities
Long-term debt	$1,157,995	$71,660	$150,297	$(92,316)	$1,287,636
Retractable preferred shares	300,000	37,187	—	—	337,187
Issued and outstanding cheques	8,981	2,382	160	—	11,523
Accounts payable and accrued liabilities	119,474	60,781	23,436	530	204,221
Amounts payable to affiliated companies	66,190	88,274	914	(113,414)	41,964
Deferred revenue and prepaid services	61,011	5,691	22,549	—	89,251
Future income taxes	166,604	(5,892)	29,446	(2,992)	187,166
Non-controlling interest in a subsidiary	—	—	1,900	539	2,439

	1,880,255	260,083	228,702	(207,653)	2,161,387
Shareholder's equity
Capital shares	1	11,871	235,025	(246,894)	3
Contributed surplus	3,202,100	640,094	656,294	(21,907)	4,476,581
Deficit	(510,108)	(30,529)	(69,425)	109,684	(500,378)
Other comprehensive income	—	—	(314)	—	(314)

	2,691,993	621,436	821,580	(159,117)	3,975,892

	$4,572,248	$881,519	$1,050,282	$(366,770)	$6,137,279

  Combined Statement of Operations

  For the year ended December 31, 2001

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Revenues	$443,171	$178,445	$172,637	$(28,799)	$765,454
Direct cost	125,679	55,941	47,111	(931)	227,800
Operating and administrative expenses	179,075	69,325	60,974	(27,541)	281,833
Depreciation and amortization	169,265	54,109	37,245	(267)	260,352
Financial expenses	79,799	15,977	32,728	—	128,504
Other items	(5,826)	7,219	2,414	—	3,807

Loss before the undernoted	(104,821)	(24,126)	(7,835)	(60)	(136,842)
Income taxes	(7,502)	(524)	5,199	—	(2,827)

	(97,319)	(23,602)	(13,034)	(60)	(134,015)
Share in the results of a company subject to significant influence	(556)	—	(212)	768	—
Non-controlling interest	—	—	13	132	145

Net loss	$(96,763)	$(23,602)	$(12,835)	$(960)	$(134,160)

  Combined Statement of Cash Flows

  For the year ended December 31, 2001

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net loss	$(96,763)	$(23,602)	$(12,835)	$(960)	$(134,160)
Items not involving cash:
Depreciation and amortization	171,517	60,986	37,520	(267)	269,756
Future income taxes	(8,918)	(1,129)	3,764	—	(6,283)
Write-off of fixed assets and deferred charges	32,464	(34,043)	(90)	—	(1,669)
Loss on foreign denominated debt	5,343	—	6,802	—	12,145
Other	(12,292)	34,816	3,310	(710)	25,124
Share in the results of a company subject to significant influence	(556)	—	(212)	768	—
Changes in non-cash operating working capital	70,760	(32,884)	494	(227)	38,143

	161,555	4,144	38,753	(1,396)	203,056
Cash flows from investing activities:
Acquisition of fixed assets	(63,329)	(31,786)	(20,462)	—	(115,577)
Net change in deferred charges	(877)	(2,531)	188	396	(2,824)
Amounts receivable from parent company and from affiliated companies	498	(12,898)	—	—	(12,400)
Other	(25,852)	26,786	(489)	—	445

	(89,560)	(20,429)	(20,763)	396	(130,356)
Cash flows from financing activities:
Increase in long-term debt	447,000	—	—	—	447,000
Repayment of long-term debt	(110,337)	—	(26,370)	—	(136,707)
Repayment of promissory note to the parent company	(300,000)	—	—	—	(300,000)
Issuance of shares by a subsidiary	202,750	15,192	(217,942)	—	—
Advances from affiliated companies shares issuance	(230,000)	—	230,000	—	—
Other	(4,690)	—	(1,276)	1,000	(4,966)

	4,723	15,192	(15,588)	1,000	5,327

Increase (decrease) in cash	76,718	(1,093)	2,402	—	78,027
Cash and cash equivalents, beginning of year	(5,679)	(1,232)	(1,704)	—	(8,615)

Cash and cash equivalents, end of year	$71,039	$(2,325)	$698	$—	$69,412

  Combined Balance Sheet

  As at December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Assets
Fixed assets	$757,228	$120,453	$226,291	$—	$1,103,972
Goodwill	1,401,545	630,339	397,332	233,711	2,662,927
Deferred charges	23,763	502	3,274	(489)	27,050
Investments	505,595	—	878	(493,707)	12,766
Future income taxes	10,021	15,614	1,123	—	26,758
Cash and cash equivalents	14,710	47	1,124	—	15,881
Accounts receivable	64,965	6,254	782	—	72,001
Inventories and prepaid expenses	10,578	11,888	525	—	22,991
Amounts receivable from affiliated companies	42,632	144,363	56,932	(145,278)	98,649

Total assets	$2,831,037	$929,460	$688,261	$(405,763)	$4,042,995

Liabilities
Long-term debt	$996,577	$71,642	$145,260	$(93,854)	$1,119,625
Retractable preferred shares	332,480	37,187	—	—	369,667
Redeemable preferred shares issued by a subsidiary	—	7,346	—	80,000	87,346
Issued and outstanding cheques	1,015	918	12	—	1,945
Accounts payable and accrued liabilities	160,341	22,892	30,932	45	214,210
Amounts payable to a company under common control	115,089	55,755	528	(144,545)	26,827
Deferred revenue and prepaid services	53,794	5,111	21,026	—	79,931
Future income taxes	141,502	2,210	36,707	(1,826)	178,593
Non-controlling interest in a subsidiary	—	—	10	632	642

	1,800,798	203,061	234,475	(159,548)	2,078,786
Shareholder's Equity
Capital shares	1	93,471	235,025	(326,894)	1,603
Contributed surplus	3,203,881	640,094	659,660	(21,907)	4,481,728
Deficit	(2,173,643)	(7,166)	(440,585)	102,586	(2,518,808)
Other comprehensive income	—	—	(314)	—	(314)

	1,030,239	726,399	453,786	(246,215)	1,964,209

	$2,831,037	$929,460	$688,261	$(405,763)	$4,042,995

  Combined Statement of Operations

  For the year ended December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Revenues	$431,872	$211,569	$165,482	$(28,122)	$780,801
Direct cost	161,312	57,144	51,381	(2,590)	267,247
Operating and administrative expenses	177,920	76,275	56,569	(25,760)	285,004
Depreciation and amortization	82,765	36,393	17,123	(328)	135,953
Financial expenses	57,664	5,830	10,556	(1,556)	72,494
Impairment of goodwill	1,613,220	—	390,780	—	2,004,000
Other items	493	—	113	—	606

(Loss) income before the undernoted	(1,661,502)	35,927	(361,040)	2,112	(1,984,503)
Income taxes	(17,515)	12,564	10,691	—	5,740

	(1,643,987)	23,363	(371,731)	2,112	(1,990,243)
Share in the results of a company subject to significant influence	(310)	—	(666)	976	—
Non-controlling interest	—	—	95	93	188

Net (loss) income	$(1,643,677)	$23,363	$(371,160)	$1,043	$(1,990,431)

  Combined Statement of Cash Flows

  For the year ended December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net income (loss)	$(1,643,677)	$23,363	$(371,160)	$1,043	$(1,990,431)
Items no involving cash:
Depreciation and amortization	87,106	41,755	17,389	(328)	145,922
Future income taxes	(18,902)	9,720	9,876	—	694
Write-off of goodwill	1,613,220	—	390,780	—	2,004,000
Loss on foreign denominated debt	—	—	(1,628)	(583)	(2,211)
Other	(1,392)	1,041	1,010	96	755
Changes in non-cash operating working capital	111,322	(45,657)	(34,537)	(486)	30,642

	147,677	30,222	11,730	(258)	189,371
Cash flows from investing activities:
Acquisition of fixed assets	(49,907)	(29,568)	(12,853)	—	(92,328)
Net change in deferred charges	(923)	9,566	(89)	258	8,812
Amounts receivable from parent company and from affiliated companies	—	(2,088)	—	—	(2,088)
Other	1,677	142	(1,690)	—	129

	(49,153)	(21,948)	(14,632)	258	(85,475)
Cash flows from financing activities:
Repayment of long-term debt	(155,868)	—	(3,409)	—	(159,277)
Issuance of shares by a subsidiary	—	80,000	—	—	80,000
Advances made to a company under common control	—	(86,820)	—	—	(86,820)
Proceeds on disposal of a preferred share issued by an affiliated company	—	—	6,820	—	6,820
Other	—	—	(95)	—	(95)

	(155,868)	(6,820)	3,316	—	(159,372)

Increase (decrease) in cash	(57,344)	1,454	414	—	(55,476)
Cash and cash equivalents, beginning of year	71,039	(2,325)	698	—	69,412

Cash and cash equivalents, end of year	$13,695	$(871)	$1,112	$—	$13,936

22.   Subsequent events:

  (a)
  On March 24, 2003, the Company entered into a subordinated loan agreement with its parent company pursuant to which the parent company agreed to provide the Company with a subordinated loan in the principal amount of $150 million, bearing interest at the three-month Bankers' Acceptance rate plus a 1.5% margin. The proceeds from this subordinated loan were used to reduce outstanding indebtedness under the Company's credit facilities.

  (b)
  On March 28, 2003, Vidéotron Ltée modified its articles of amalgamation by the addition of a right of conversion attached to the Series E Preferred Shares. The holders of any Series E Preferred Shares have the right, at their option and at any time, to convert all or part only of the Series E Preferred Shares which they hold into common shares at 750,000 common shares for each Series E Preferred Share so converted. On the same date, the parent company converted one of its Series E Preferred Shares into 750,000 common shares at a stated capital of $26.8 million. The excess of the redemption value of this Series E Preferred Shares over its stated capital, amounting to $273.2 million, has been credited to the deficit.

  (c)
  On May 14, 2003, Vidéotron Ltée modified its articles of amalgamation by changing the right of conversion attached to the Series E Preferred Shares. The holders of any Series E Preferred Shares have the right, at their option and at any time, to convert all or part only of the Series E Preferred Shares which they hold into common shares at a conversion ratio reflecting the fair market value of the common share at the time of conversion. On the same date, the parent company converted its last Series E Preferred Shares into 70,000 common shares at a stated capital of $4.5 million. The excess of the redemption value of this Series E Preferred Shares over its stated capital, amounting to $28 million, has been credited to the deficit.

  (d)
  On June 26, 2003, Vidéotron TVN inc. modified its articles of amalgamation by the addition of a right of conversion attached to the Class E1 Preferred Shares. The holders of any Class E1 Preferred Shares have the right, at their option and at any time, to convert all or part only of the Class E1 Preferred Shares which they hold into Class A shares at a conversion ratio reflecting the fair market value at the time of conversion. On the same date, the parent company converted its Class E1 Preferred Shares into 582,564 Class A shares at a stated capital of $31.6 million, being the stated capital of the Class E1 Preferred Shares so converted.

  (e)
  On October 1, 2003, the Company filed articles of amendment that, inter alia, removed the provisions limiting the number of the Company's shareholders to 50 and prohibiting any distribution to the public of the Company's securities. On October 7, 2003, the Company acquired from its parent company all the outstanding shares of Le SuperClub Vidéotron Ltée and Vidéotron TVN inc. in exchange of 354,813 common shares of the Company. On October 8, 2003, the Company completed an offering of US$335 million aggregate principal amount of 6 7/8% Senior Notes due January 15, 2014. Concurrently with this offering, the Company amended its credit facilities such that they consist of a five-year revolving credit facility of US$100 million and a five-year Term loan C of $368.1 million. The net proceeds from this offering were used to repay borrowings under the Company's existing credit facility and for general corporate purposes. This refinancing caused the Company to record, in October 2003, a charge of $17.1 million related to the old financing. Also on October 8, 2003, the Company amended the $150 million subordinated loan from its parent company such that interest payable thereunder is payable in cash at the Company's option throughout the term of the loan.

VIDÉOTRON LTÉE
Interim Combined Statements of Operations
(Unaudited)
Nine-month periods ended September 30, 2002 and 2003
(in thousands of Canadian dollars)

	2002	2003
Operating revenues:
Cable television	$436,757	$418,383
Internet	96,276	133,033
Video stores	25,916	28,267
Other	4,046	3,456

	562,995	583,139
Operating expenses:
Direct costs	158,845	147,217
Operating, general and administrative expenses	214,482	207,753

	373,327	354,970

Operating income before the undernoted	189,668	228,169
Depreciation and amortization	100,643	104,954
Financial expenses (note 3)	54,578	34,185
Other items (note 2)	—	(2,500)

Income before income taxes and non-controlling interest	34,447	91,530
Income taxes (note 4):
Current	4,229	4,112
Future	7,413	24,562

	11,642	28,674

	22,805	62,856
Non-controlling interest in a subsidiary	145	46

Net income	$22,660	$62,810

See accompanying notes to unaudited interim combined financial statements.

VIDÉOTRON LTÉE
Interim Combined Statements of Shareholder's Equity
(Unaudited)
Nine-month periods ended September 30, 2002 and 2003
(in thousands of Canadian dollars)

	Common capital stock	Contributed surplus	Deficit	Total shareholder's equity
Balance as at December 31, 2001	$3	$84,357	$(394,532)	$(310,172)
Excess of the fair value received over the carrying value of the assets sold to a company under common control	—	5,147	—	5,147
Excess of the preferred share retractable value over the stated capital	—	—	(27,999)	(27,999)
Net income	—	—	22,660	22,660

Balance as at September 30, 2002	3	89,504	(399,871)	(310,364)
Issuance of 1 Class A share of SuperClub Vidéotron Ltée	1,600	—	—	1,600
Net loss	—	—	(5,863)	(5,863)

Balance as at December 31, 2002	1,603	89,504	(405,734)	(314,627)
Conversion of 2 Class E preferred shares of Vidéotron Ltée into 820,000 common shares (note 11)	31,310	—	—	31,310
Conversion of 1 Class E1 preferred share of Vidéotron TVN Inc. into 582,564 Class A shares (note 11)	31,556	—	—	31,556
Excess of the preferred shares retractable value over the stated capital converted into Class A shares	—	301,170	—	301,170
Net income	—	—	62,810	62,810

Balance as at September 30, 2003	$64,469	$390,674	$(342,924)	$112,219

See accompanying notes to unaudited interim combined financial statements.

VIDÉOTRON LTÉE
Interim Combined Balance Sheets
(Unaudited)
As at December 31, 2002 and September 30, 2003
(in thousands of Canadian dollars)

	December 31, 2002	September 30, 2003
		(Unaudited)
Assets
Fixed assets (note 5)	$957,533	$910,210
Goodwill (note 6)	432,315	433,215
Deferred charges (note 7)	63,799	58,882
Investments	12,766	12,766
Future income taxes	26,758	4,167
Cash and cash equivalents	15,881	816
Accounts receivable	71,380	71,641
Amounts receivable from affiliated companies	98,649	22,680
Inventories (note 8)	19,130	22,909
Prepaid expenses	4,024	5,949
Income taxes receivable	621	116

	$1,702,856	$1,543,351

Liabilities
Long-term debt (note 9)	$1,119,625	$1,034,108
Retractable preferred shares (note 11)	369,667	5,631
Retractable preferred shares issued by a subsidiary company	87,346	—
Issued and outstanding cheques	1,945	6,868
Accounts payable and accrued liabilities (note 10)	197,286	145,890
Income taxes payable	909	2,476
Amounts payable to affiliated companies	26,827	10,051
Deferred revenue	79,931	90,206
Future income taxes	133,305	135,279
Non-controlling interest in subsidiaries	642	623

	2,017,483	1,431,132
Shareholder's Equity
Common shares (note 11)	1,603	64,469
Contributed surplus	89,504	390,674
Deficit	(405,734)	(342,924)

	(314,627)	112,219

	$1,702,856	$1,543,351

Contingencies (note 13)
Subsequent event (note 14)

See accompanying notes to unaudited interim combined financial statements.

VIDÉOTRON LTÉE
Interim Combined Statements of Cash Flows
(Unaudited)
Nine-month periods ended September 30, 2002 and 2003
(in thousands of Canadian dollars)

	2002	2003
Cash flows from operating activities:
Net income	$22,660	$62,810
Adjustments for the following items:
Depreciation and amortization	106,893	113,298
Future income taxes	7,413	24,562
Non-controlling interest in a subsidiary	145	46
Loss on disposal of fixed assets	264	452
Gain on foreign currency denominated debt	(1,416)	(17,838)
Other items	(503)	(1,797)

Cash flows from operations	135,456	181,533
Net change in non-cash operating items:
Accounts receivable	9,043	194
Current income taxes	(314)	2,073
Net amounts receivable and payable from/to affiliated companies	(7,322)	(26,167)
Promissory notes payable to a company under common control	(22,543)	—
Inventories	(2,327)	(3,779)
Prepaid expenses	(3,100)	(1,729)
Accounts payable and accrued liabilities	7,394	(79,749)
Deferred revenue	(5,651)	10,274

	(24,820)	(98,883)

Cash flows from operating activities	110,636	82,650
Cash flows from investing activities:
Acquisition of fixed assets	(78,146)	(59,803)
Net change in deferred charges	(11,848)	(10,711)
Proceeds on disposal of fixed assets and investments	1,031	646
Acquisition of non-controlling interest	(800)	—
Acquisition of internet subscribers	—	(900)

Cash flows used in investing activities	(89,763)	(70,768)
Cash flows from financing activities:
Repayment of long-term debt	(29,272)	(253,267)
Increase in long-term debt	—	85,000
Recouponing fees on currency swap	—	(13,539)
Increase in long-term intercompany loan from parent company	—	150,000
Issuance of preferred shares of subsidiary companies	86,820	—
Advances made to a company under common control	(86,820)	—
Other	(32)	(64)

Cash flows used in financing activities	(29,304)	(31,870)

Net change in cash and cash equivalents	(8,431)	(19,988)
Cash and cash equivalents at beginning of period	69,412	13,936

Cash and cash equivalents at end of period	$60,981	$(6,052)

Cash and cash equivalents are comprised of:
Cash and short-term investments	$78,270	$816
Issued and outstanding cheques	(17,289)	(6,868)

	$60,981	$(6,052)

See accompanying notes to unaudited interim combined financial statements.

VIDÉOTRON LTÉE

Notes to Interim Combined Financial Statements

(Unaudited)
As at September 30, 2003

1.     Basis of presentation and accounting changes:

  The Company is a distributor of pay-television services in the Province of Québec by delivering cable television and Internet access services. It also operates the largest chain of video stores in Québec.

  The accompanying unaudited combined financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual combined financial statements. These unaudited interim combined financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2002 audited combined financial statements and the notes below.

  New accounting policies since previous year-end

  (a)
  Disclosures of guarantees:

    In February 2003, the Canadian Institute of Chartered Accountants ("CICA") issued Accounting Guideline 14 ("AcG-14"), Disclosure of Guarantees, which requires that certain disclosures be made by a guarantor about its obligations under guarantees in its interim and annual consolidated financial statements for interim periods beginning on or after January 1, 2003.

    A guarantee is a contract or an indemnification agreement that contingently requires the Company to make payments to the other party of the contract or agreement, based on changes in an underlying obligation that is related to an asset, a liability or an equity security of the other party, or based on a third party failure to perform under an obligating agreement. It could also be an indirect guarantee of the indebtedness of another party, even though the payment to the other party may not be based on changes in an underlying obligation that is related to an asset, a liability or an equity security of the other party.

    In the normal course of business, the Company enters into numerous agreements containing features that meet the AcG-14 criteria for a guarantee including the following:

    Operating leases

    The Company has guaranteed a portion of the residual values of certain assets under operating leases for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $6.8 million.

    Guarantees under lease agreements

    A subsidiary of the Company has provided guarantees to the lessor of certain of the franchisees for operating leases, with expiry dates through 2008. If the franchisee defaults under the agreement, the subsidiary must, under certain conditions, compensate the lessor for the default. The maximum exposure in respect of these guarantees is $2.7 million. As at September 30, 2003, the subsidiary has not recorded a liability associated with these guarantees, since it is its present estimation that no franchisee will default under the agreement. Recourse against the sub-lessee is also available, up to the total amount due.

  (b)
  Termination benefits and costs associated with exit and disposal activities:

    In March 2003, the Emerging Issues Committee released Abstracts EIC-134, Accounting for Severance and Termination Benefits ("EIC-134"), and EIC-135, Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring) ("EIC-135"). EIC-134 provides interpretive guidance to the accounting requirements for the various types of severance and termination benefits covered in CICA Handbook Section 3461, Employee Future Benefits. EIC-135 provides interpretive guidance for the timing of the recognition of a liability for costs associated with an exit or disposal activity. The new guidance requires that the liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability in CICA Handbook Section 1000, Financial Statement Concepts.

    These new EICs also establish fair value as the objective for initial measurement of liabilities related to exit or to disposal activities. Together, these two EICs are intended to harmonize Canadian generally accepted accounting principles with US SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company adopted the new recommendations effective April 1, 2003. The adoption of these standards did not have a material impact on the Company's combined financial statements for the nine-month period ended September 30, 2003.

  (c)
  Long-Lived Assets and Discontinued Operations:

    In December 2002, the CICA issued Section 3063, Impairment or Disposal of Long-lived Assets and revised Section 3475, Disposal of Long-Lived Assets and Discontinued Operations, of the CICA Handbook. Together, these two sections supersede the write-down and disposal provisions of Section 3061, Property, Plant and Equipment, as well as Section 3475, Discontinued Operations, of the CICA Handbook.

    Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by the Company. It requires that an impairment loss be recognized when the carrying amount of a long-lived asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and eventual disposal; an impairment should be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

    Section 3475 provides specified criteria for classifying an asset as held-for-sale and requires assets classified as held-for-sale to be accounted for at the lower of their carrying amounts or fair value, less selling costs. Section 3475 also broadens the scope of businesses that qualify for reporting by including as discontinued operations any disposals of a component of an entity for which operating results and cash flows can be clearly distinguished from the rest of the Company, and changes the timing of loss recognition on such operations.

    The new standards in Section 3063 on the impairment of long-lived assets held for use are applicable for years beginning on or after April 1, 2003; however, early application is permitted. The revised standards in Section 3475 on disposal of long-lived assets and discontinued operations are applicable to disposal activities initiated under an exit plan committed to on or after May 1, 2003; however, early application is permitted.

2.     Restructuring accrual:

(in thousands of Canadian dollars)
Balance as at December 31, 2002	$25,000
Utilized in 2003:
Cash	(22,222)
Reversal:
Non-cash	(2,500)

Balance as at September 30, 2003	$278

  In 2002, the Company conducted cost reduction programs which included labour reductions and consequently employees and other related commitments.

3.     Financial expenses:

	September 30, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Third parties:
Interest on long-term debt	$55,950	$48,064
Write-off and amortization of deferred financing costs	2,171	3,809
Amortization of debt premium	(681)	(874)
Gain on foreign denominated debt	(1,416)	(17,838)
Gain on foreign denominated short-term monetary items	(1,352)	(3,190)
Bank fees	1,135	982
Other interest and penalty charges	319	91

	56,126	31,044
Interest capitalized to fixed assets	(26)	—
Interest income	(1,367)	(93)

	54,733	30,951
Parent company:
Interest expense	—	3,462
Companies under common control:
Interest income	(5,434)	(3,621)
Undeclared cumulative dividend on preferred share of a subsidiary	5,279	3,393

	(155)	(228)

	$54,578	$34,185

4.     Income taxes:

  The following schedule reconciles income taxes computed on the income before income taxes and non-controlling interest in a subsidiary according to the combined basic income tax rate and the effective income tax rate:

	September 30, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Income taxes based on the combined federal and provincial (Québec) basic income tax rate of 33.08% (2002 — 35.16%)	$12,112	$30,278
Federal large corporations taxes	2,070	1,874
Foreign exchange gain on US denominated debt taxable at a lower rate	(222)	(2,422)
Unrecognized tax benefit of capital loss	(276)	(644)
Non-deductible dividend payable to a company under common control	1,856	1,122
Other	(3,898)	(1,534)

	$11,642	$28,674

5.     Fixed assets:

	December 31, 2002
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,384,344	$597,919	$786,425
Furniture and equipment	183,471	129,952	53,519
Terminals and operating system	197,433	103,018	94,415
Buildings	21,645	7,564	14,081
Video rental inventory	10,503	6,465	4,038
Coding and transmission material	8,303	5,098	3,205
Land	1,850	—	1,850

	$1,807,549	$850,016	$957,533

	September 30, 2003
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,424,842	$661,461	$763,381
Furniture and equipment	203,715	146,145	57,570
Terminals and operating system	181,691	113,055	68,636
Buildings	21,648	8,092	13,556
Video rental inventory	9,733	7,417	2,316
Coding and transmission material	8,544	5,616	2,928
Land	1,823	—	1,823

	$1,851,996	$941,786	$910,210

6.     Goodwill:

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Goodwill	$432,315	$433,215

  During the nine-month period ended September 30, 2003, a subsidiary of the Company acquired for a cash consideration of $0.9 million, at the carrying value of the investment held by the parent company, a small group of Internet (dial-up) customers from its parent company. Assets acquired, amounting to $0.9 million, have been recorded as goodwill.

7.     Deferred charges:

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Long-term financing fees	$13,179	$9,525
Employee future benefit costs	4,562	4,562
Forward exchange contracts	8,948	—
Subsidies on equipment	35,241	43,647
Development and pre-operating costs	1,367	742
Leasehold inducement	502	406

	$63,799	$58,882

8.     Inventories:

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Subscribers' equipment	$9,263	$13,041
Video store materials	2,571	2,329
Other supplies and spare parts	7,296	7,539

	$19,130	$22,909

9.     Long-term debt:

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Bank facility (a)	$995,846	$779,065
Senior Secured First Priority Notes (b)	123,755	105,043
Subordinated loan — Quebecor Media (c)	—	150,000
Other	24	—

	$1,119,625	$1,034,108

  (a)
  Bank facility:

    Bank credit facility, bearing interest at Bankers' Acceptance rates, or other agreed upon interest rates, plus, in each case, a premium based on certain financial ratios, is secured by liens on the universality of all tangible and intangible assets, current and future, of the Company, subject to certain limitations for CF Cable TV Inc. and its subsidiaries. The credit facility is composed of the following credits:

    (i)
    Revolving Facility of a maximum amount of $150.0 million, maturing on November 28, 2005;

    (ii)
    Term — A-1 loan, for a maximum amount of $700.2 million, decreasing quarterly starting March 1, 2003, until maturity on December 1, 2008;

    (iii)
    Term — B loan, for a maximum amount of US$262.3 million, decreasing quarterly starting March 1, 2003, maturing on December 1, 2009. The Company has hedged the foreign currency risk associated with the facility by using a cross-currency swap agreement under which the Company has set the exchange rate of all payments in Canadian dollars.

    As at September 30, 2003, the outstanding balances include Bankers' Acceptance based advances of $467.4 million, and LIBOR based advances of US$200.7 million (December 31, 2002 — $629.4 million, Prime Rate based advances of $1.4 million and US$231.4 million, respectively). As at September 30, 2003, the effective interest rates range from 3.7% to 5.2% (December 31, 2002 — 4.28% to 5.0%).

    The credit facility obligates the Company to make mandatory repayments based on an excess cash flow formula whereby 50% of this excess, calculated on a quarterly basis, is to be repaid. In 2003 and thereafter, excess cash flows remittance are based on the leverage ratio of the Company.

    The credit facility contains usual covenants such as maintaining certain financial ratios and certain restrictions as to the payment of dividends. The unused amount under the Revolving Facility at September 30, 2003 is $120 million.

    On March 24, 2003, the Company repaid on a voluntary basis $107.4 million of Term — A-1 loan principal and US$28.7 million equivalent to $42.6 million (Canadian dollars) of Term — B loan for a total reimbursement of $150 million using funds from the subordinated loan granted to the Company by Quebecor Media Inc.

  (b)
  Senior Secured First Priority Notes:

    Senior Secured First Priority Notes issued by CF Cable TV Inc. having a par value of US$75.6 million (December 31, 2002 — US$75.6 million) bearing interest at the rate of 9.125%, maturing in 2007. The Notes are redeemable at the option of the Company on or after July 15, 2005 at 100% of the principal amount. These Notes are secured by first-ranking hypothecs on substantially all of the assets of CF Cable TV Inc. and certain of its subsidiaries. In addition, CF Cable TV Inc. and its subsidiaries have provided, to the extent permitted under the Notes Trust Indenture, guarantees in favour of the lenders under its parent credit agreement. In the case of realization on the assets of CF Cable TV Inc. and its subsidiaries, the proceeds thereof would be firstly used to repay, on a pro rata basis, and as described in an inter-creditor agreement entered into on June 29, 2001, between, among others, the agent under the parent's credit agreement and the trustee under the Notes Trust Indenture, the Senior Secured First Priority Notes and the first priority guarantees provided to the lenders under the parent's credit agreement. In May 2002, the Company repurchased US$2.2 million of these Notes.

  (c)
  Subordinated loan — Quebecor Media Inc.:

    On March 24, 2003, the Company contracted a subordinated loan of $150 million from its parent company. The $150 million subordinated loan, maturing in March 2015, bears interest at the rate of 90-day bankers' acceptance rates plus 1.5%, payable in arrears on the last day of each quarter starting June 30, 2003. The obligations of the Company are subordinated in right of payment to the prior payment in full of all existing and future indebtedness of the Company under or in connection with the Credit Agreement. The holders of all other senior indebtedness of the Company will be entitled to receive payment in full of all amounts due on or in respect of all other existing and future senior indebtedness of the Company before the Lender is entitled to receive or retain payment of principal.

    In June 2003, the Company notified the Lender according to the subordinated loan agreement that it will stop the payment of all interests on the loan until April 2004. The amount of interests owed to Quebecor Media Inc. as at September 30, 2003 totalled $3.7 million.

  Minimum principal repayments on long-term debt, taking into account the refinancing described in note 22 (e), are as follows:

(in thousands of Canadian dollars)
2004	$50,000
2005	50,000
2006	50,000
2007	155,100
2008 and thereafter	770,600

10.   Accounts payable and accrued liabilities:

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Trade accounts payable	$49,919	$42,457
Subscribers' equipment suppliers	6,037	3,368
Royalties and service providers dues	75,112	47,304
Restructuring accrual	25,000	278
Employees' salaries and dues	17,855	15,798
Pension plan accrued liability	3,900	3,900
Provincial and federal sales tax	9,769	4,601
Forward exchange contracts	—	25,044
Interest due	9,694	3,140

	$197,286	$145,890

11.   Share capital:

	December 31, 2002		September 30, 2003
	Common shares	Retractable preferred shares	Common shares	Retractable preferred shares
	(in thousands of Canadian dollars)
Issued and paid:
Vidéotron Ltée:
10,820,000 common shares (10,000,000 in 2002)	$1	$—	$31,311	$—
No Preferred shares, Series E (2 in 2002 — book value of $31,310)	—	332,480	—	—
Vidéotron TVN Inc.:
582,565 Class A shares (1 in 2002)	1	—	31,557	—
No Preferred shares, Class E1 (1 in 2002 — book value of $31,556)	—	31,556	—	—
Le SuperClub Vidéotron Ltée:
2 Class A shares	1,601	—	1,601	—
5,631 Class B shares — book value of $5,631	—	5,631	—	5,631

	$1,603	$369,667	$64,469	$5,631

  On March 28, 2003, the parent company of Vidéotron Ltée converted one of its Series E Preferred Shares into 750,000 common shares at a stated capital of $26.8 million. Furthermore, on May 14, 2003, the parent company converted its last Series E Preferred Share into 70,000 common shares at a stated capital of $4.5 million.

  On June 26, 2003, the parent company of Vidéotron TVN Inc. converted its Class E1 Preferred Share into 582,564 Class A shares at a stated capital of $31.6 million.

12.   Material differences between generally accepted accounting principles (GAAP) in Canada and the United States:

  The interim combined financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of material differences between Canadian GAAP and US GAAP on the Company's combined financial statements, including disclosures that are required under US GAAP.

  Combined Statements of Operations

  For the nine-month period ended

	September 30, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Net income for the period based on Canadian GAAP	$22,660	$62,810
Adjustments:
Push-down basis of accounting (i)	(5,420)	(7,066)
Goodwill impairment (ii)	(1,936,000)	—
Capitalization of hook-up cost, net of amortization (iii)	(3,817)	(2,157)
Development and pre-operating costs (iv)	(426)	173
Subsidies on subscribers' equipment (v)	(14,338)	(8,458)
Accounting for derivative instruments and hedging activities (vi)	4,559	8,986
Income taxes (vii)	5,716	3,373

Net income (loss) and comprehensive income (loss) for the period based on US GAAP	$(1,927,066)	$57,661

Accumulated other comprehensive loss at beginning of period	$(314)	$(314)
Changes in the period	—	—

Accumulated other comprehensive loss at end of period	$(314)	$(314)

  Combined Shareholder's Equity

  As at

	December 31, 2002	September 30, 2003
	(in thousands of Canadian dollars)
Shareholder's equity based on Canadian GAAP	$(314,627)	$112,219
Cumulative adjustments:
Push-down basis of accounting (i)	4,332,002	4,324,936
Goodwill impairment (ii)	(2,004,000)	(2,004,000)
Capitalization of hook-up costs, net of amortization (iii)	(14,515)	(16,672)
Development and pre-operating costs (iv)	(2,931)	(2,758)
Subsidies on subscribers' equipment (v)	(33,012)	(41,470)
Accounting for derivative instruments and hedging activities (vi)	(14,116)	(5,130)
Income taxes (vii)	15,722	19,095
Pension and postretirement benefits (ix)	(314)	(314)

Shareholder's equity per US GAAP	$1,964,209	$2,385,906

  (i)
  Push-down basis of accounting

    The basis of accounting used in the preparation of these financial statements under US GAAP reflects the push-down resulting from the acquisition on October 23, 2000 by Quebecor Media Inc. of the parent of each of the combined entities. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001 on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical combined financial statements of the Company to reflect Parent's cost basis were:

    (a)
    The carrying values of fixed assets were increased by $114.6 million;

    (b)
    The deferred charges related to financing fees and exchange losses on long-term debt have been written off to reflect the fair value of the assumed long-term debt and, further reduction in deferred charges were recorded for a total amount of $22.6 million;

    (c)
    Accrued charges increased by $40.3 million;

    (d)
    Future income taxes liability increased by $24.9 million; and

    (e)
    The $4,360.5 million excess of parent's cost over the value assigned to the net assets of the Company at the date of acquisition has been recorded as goodwill and $4,387.3 million was credited as contributed surplus.

  (ii)
  Goodwill impairment

    The accounting requirements for goodwill under Canadian GAAP and US GAAP are similar in all material respects. However, in accordance with the transitional provisions contained in Section 3062 of the CICA Handbook, an impairment loss recognized during the financial year in which the new recommendations are initially applied is recognized as the effect of a change in accounting policy and charged to opening retained earnings, without restatement of prior periods. Under US GAAP, an impairment loss recognized as a result of transitional goodwill impairment test is recognized as the effect of a change in accounting principles in the statement of operations above the caption "net income".

  (iii)
  Capitalization of hook-up costs, net of amortization

    Under Canadian GAAP, the costs of reconnecting subscribers, which include material, direct labor, and certain overhead charges are capitalized and depreciated over a three-year or a four-year period on a straight-line basis. Under US GAAP, these costs are expensed as incurred.

  (iv)
  Development and pre-operating costs

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (v)
  Subsidies on subscribers' equipment

    Under Canadian GAAP, the costs of subsidies granted to the subscribers on the equipment sold are capitalized and amortized over a three-year period on a straight-line basis. Under US GAAP, these costs are expensed as incurred.

  (vi)
  Accounting for derivative instruments and hedging activities

    The Company adopted, at the beginning of 2001, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value with changes in fair value recorded in the statement of operations unless the instrument is effective and qualifies for hedge accounting. As of the adoption date, the Company did not hold any of these instruments. Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged position. Furthermore, under Canadian GAAP the change in foreign exchange rate on long-term foreign currency denominated instrument is recorded either as an asset or liability when hedge accounting is used. Under US GAAP, these changes are recorded in the statement of operations.

  (vii)
  Income taxes

    This adjustment represents the tax impact of the US GAAP adjustments. Furthermore, under Canadian GAAP, income taxes are measured using substantially enacted tax rates, while under US GAAP, measurement is based on enacted tax rates.

  (viii)
  Comprehensive income

    Comprehensive income is presented in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholder's equity and the accrued benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets.

  (ix)
  Pension and postretirement benefits

    The accounting requirements for pension and postretirement benefits under Canadian GAAP and US GAAP are similar in all material respects. However, under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholder's equity under the caption other comprehensive income.

  (x)
  Operating income before the undernoted

    US GAAP requires that depreciation and amortization and other items be included in the determination of operating income and does not permit the disclosure of subtotals of the amounts of operating income before these items. Canadian GAAP permits the subtotals of the amounts of operating income before these items.

  (xi)
  Combined Statements of Cash Flows

    The disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash operating working capital items in the combined statement of cash flows is allowed by Canadian GAAP while it is not allowed by US GAAP.

  (xii)
  Recent accounting pronouncements

  (a)
  In Canada:

      The CICA has also issued Section 1100 of the CICA Handbook, Generally Accepted Accounting principles. Section 1100 establishes standards for financial reporting in accordance with generally accepted accounting principles and it describes both what constitutes as well as the sources of Canadian GAAP. This section also provides guidance on what sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of generally accepted accounting principles. Section 1100 of the CICA Handbook will come into force on January 1, 2004. In accordance with common industry practices, equipment subsidies are currently deferred and amortized over a period of three years and customer reconnection costs are capitalized and amortized over three to four years. Industry practices will no longer qualify as being acceptable under Canadian GAAP. Under the new accounting principles, equipment subsidies will in the future be accounted for as revenues for the product of sales and cost of sales for the cost of equipment and recognized in earnings at the time of the sale and customer reconnection costs will be accounted for as operating expenses when incurred. As of September 30, 2003, the net book value of the deferred charges on equipment subsidies amounted to $43.6 million and the net book value of customer reconnection costs amounted to $11.5 million. For the nine-month periods ended September 30, 2002 and 2003, income before income taxes and non-controlling interest under Canadian GAAP would have been reduced by $18.2 million and $10.6 million, respectively, if the new accounting principles had then been applied.

    (b)
    In the United States:

      SFAS 150 accounting for certain financial instruments with characteristics of both liabilities and equities. The statement requires an issuer to classify certain freestanding financial instruments as liabilities such as:

  •
  A mandatorily redeemable financial instrument that embodies an unconditional obligation to redeem it by transferring assets at a specified date or upon an event that is certain to occur.

  •
  A financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer's own equity shares or is indexed to such an obligation.

  •
  A financial instrument that embodies an obligation that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:

  •
  A fixed monetary amount known at inception

  •
  Variations in something other than the fair value of the issuer's equity shares

  •
  Variations inversely related to changes in the fair value of the issuer's equity shares

      This statement is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

  (xiii)
  Guaranteed debt

    The combined information below has been presented in accordance with the requirements of the Securities and Exchange Commission for guarantor financial statements.

    The Company's Senior Notes due 2014 described in note 14 will be guaranteed by specific subsidiaries of the Company (the "Subsidiary Guarantors"). The accompanying condensed combined financial information as at December 31, 2002 and September 30, 2003 and the nine-month periods ended September 30, 2002 and 2003 has been prepared in accordance with US GAAP. The information under the column headed "Combined Guarantors" is for all the Subsidiary Guarantors. Investments in the Subsidiary Guarantors are accounted for by the equity method in the separate column headed "Vidéotron Ltée". Each Subsidiary Guarantor is wholly-owned by the Company. All guarantees are full and unconditional, and joint and several (to the extent permitted by applicable law).

    The main subsidiaries included under the column "Subsidiary Guarantors" are Vidéotron TVN Inc., Vidéotron (1998) Ltée and Le SuperClub Vidéotron Ltée and its subsidiary, Groupe de Divertissement SuperClub Inc.

    The "Non Subsidiary Guarantors" are CF Cable TV Inc., Vidéotron (Régional) Ltée, Télé-Câble Charlevoix (1977) Inc. and Société d'Édition et de Transcodage T.E. Ltée.

  Combined balance sheet

  As at December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Assets
Fixed assets	$757,228	$120,453	$226,291	$—	$1,103,972
Goodwill	1,401,545	630,339	397,332	233,711	2,662,927
Deferred charges	23,763	502	3,274	(489)	27,050
Investments	505,595	—	878	(493,707)	12,766
Future income taxes	10,021	15,614	1,123	—	26,758
Cash and cash equivalents	14,710	47	1,124	—	15,881
Accounts receivable	64,965	6,254	782	—	72,001
Inventories and prepaid expenses	10,578	11,888	525	—	22,991
Amounts receivable from affiliated companies	42,632	144,363	56,932	(145,278)	98,649

Total assets	$2,831,037	$929,460	$688,261	$(405,763)	$4,042,995

Liabilities
Long-term debt	$996,577	$71,642	$145,260	$(93,854)	$1,119,625
Retractable preferred shares	332,480	37,187	—	—	369,667
Redeemable preferred shares issued by a subsidiary company	—	7,346	—	80,000	87,346
Issued and outstanding cheques	1,015	918	12	—	1,945
Accounts payable and accrued liabilities	160,341	22,892	30,932	45	214,210
Amounts payable to a company under common control	115,089	55,755	528	(144,545)	26,827
Deferred revenue and prepaid services	53,794	5,111	21,026	—	79,931
Future income taxes	141,502	2,210	36,707	(1,826)	178,593
Non-controlling interest in a subsidiary	—	—	10	632	642

	1,800,798	203,061	234,475	(159,548)	2,078,786
Shareholder's Equity
Capital shares	1	93,471	235,025	(326,894)	1,603
Contributed surplus	3,203,881	640,094	659,660	(21,907)	4,481,728
Deficit	(2,173,643)	(7,166)	(440,585)	102,586	(2,518,808)
Other comprehensive income	—	—	(314)	—	(314)

	1,030,239	726,399	453,786	(246,215)	1,964,209

	$2,831,037	$929,460	$688,261	$(405,763)	$4,042,995

  Combined Statement of Operations

  For the nine-month period ended September 30, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Revenues	$324,525	$154,971	$124,621	$(21,213)	$582,904
Direct cost	121,283	43,421	36,408	(1,924)	199,188
Operating and administrative expenses	136,490	56,993	46,294	(19,272)	220,505
Depreciation and amortization	61,694	27,050	12,893	(245)	101,392
Financial expenses	38,168	4,749	8,297	(1,195)	50,019
Impairment of goodwill	1,558,480	—	377,520	—	1,936,000

(Loss) income before the undernoted	(1,591,590)	22,758	(356,791)	1,423	(1,924,200)
Income taxes	(8,333)	6,586	4,256	212	2,721

	(1,583,257)	16,172	(361,047)	1,211	(1,926,921)
Share in the results of a company subject to significant influence	1,204	—	104	(1,308)	—
Non-controlling interest	—	—	(89)	(56)	(145)

Net (loss) income	$(1,582,053)	$16,172	$(361,032)	$(153)	$(1,927,066)

  Combined Statement of Cash Flows

  For the nine-month period ended September 30, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net income (loss)	$(1,582,053)	$16,172	$(361,032)	$(153)	$(1,927,066)
Items not involving cash:
Depreciation and amortization	63,556	31,140	12,863	(245)	107,314
Future income taxes	(9,340)	4,268	3,564	212	(1,296)
Write-off of goodwill	1,558,480	—	377,520	—	1,936,000
Gain on foreign denominated debt	—	—	(902)	(514)	(1,416)
Other	(2,764)	823	1,166	683	(92)
Changes in non-cash operating working capital	25,452	(28,361)	(26,272)	(174)	(29,355)

	53,331	24,042	6,907	(191)	84,089
Cash flows from investing activities:
Acquisition of fixed assets	(38,156)	(24,768)	(9,988)	—	(72,912)
Net change in deferred charges	(191)	(22)	—	191	(22)
Disposal of fixed assets	774	9,535	209	—	10,518
Acquisition of minority interest	—	—	(800)	—	(800)

	(37,573)	(15,255)	(10,579)	191	(63,216)
Cash flows from financing activities:
Repayment of long-term debt	(25,868)	—	(3,404)	—	(29,272)
Issuance of shares by a subsidiary	—	80,000	—	—	80,000
Proceeds on disposal of a preferred share issued by an affiliated company	—	—	6,820	—	6,820
Advances made to a company under control	—	(86,820)	—	—	(86,820)
Other	—	—	(32)	—	(32)

	(25,868)	(6,820)	3,384	—	(29,304)

Increase (decrease) in cash	(10,110)	1,967	(288)	—	(8,431)
Cash and cash equivalents, beginning of period	71,039	(2,325)	698	—	69,412

Cash and cash equivalents, end of period	$60,929	$(358)	$410	$—	$60,981

  Combined balance sheet

  As at September 30, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Assets
Fixed assets	$738,878	$85,968	$222,336	$—	$1,047,182
Goodwill	1,399,532	631,239	396,843	233,711	2,661,325
Deferred charges	10,018	406	3,457	(359)	13,522
Investments	505,361	—	1,598	(494,193)	12,766
Future income taxes	18,893	—	—	—	18,893
Cash and cash equivalents	12	53	751	—	816
Accounts receivable	64,807	5,939	895	—	71,641
Inventories and prepaid expenses	12,423	15,516	756	—	28,695
Income taxes receivable	—	—	116	—	116
Amounts receivable from affiliated companies	7,555	125,659	78,577	(189,111)	22,680

Total assets	$2,757,479	$864,780	$705,329	$(449,952)	$3,877,636

Liabilities
Long-term debt	$929,796	$71,441	$128,021	$(95,150)	$1,034,108
Issued and outstanding cheques	4,174	2,756	(62)	—	6,868
Accounts payable and accrued liabilities	101,788	21,734	29,016	12	152,550
Income taxes payable	523	2,556	(603)	—	2,476
Amounts payable to a company under common control	188,039	9,958	1,132	(189,078)	10,051
Deferred revenue and prepaid services	51,478	18,572	20,156	—	90,206
Future income taxes	138,074	7,541	45,026	(1,424)	189,217
Non-controlling interest in a subsidiary	—	—	10	613	623

	1,413,872	134,558	222,696	(285,027)	1,486,099
Retractable preferred shares	—	5,631	—	—	5,631
Shareholder's Equity
Capital shares	31,311	45,027	235,025	(246,894)	64,469
Contributed surplus	3,503,712	640,094	660,999	(21,907)	4,782,898
Deficit	(2,191,416)	39,470	(413,077)	103,876	(2,461,147)
Other comprehensive income	—	—	(314)	—	(314)

	1,343,607	724,591	482,633	(164,925)	2,385,906

	$2,757,479	$864,780	$705,329	$(449,952)	$3,877,636

  Combined Statement of Operations

  For the nine-month period ended September 30, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Revenues	$315,397	$179,305	$119,853	$(18,778)	$595,777
Direct cost	120,585	28,434	35,833	(1,412)	183,440
Operating and administrative expenses	113,587	72,172	44,109	(17,259)	212,609
Depreciation and amortization	61,776	20,300	13,257	(237)	95,096
Financial expenses	48,744	(11,649)	(11,271)	(1,498)	24,326

(Loss) income before the undernoted	(29,295)	70,048	37,925	1,628	80,306
Income taxes	(11,304)	23,412	10,491	—	22,599

	(17,991)	46,636	27,434	1,628	57,707
Share in the results of a company subject to significant influence	218	—	74	(292)	—
Non-controlling interest				(46)	(46)

Net (loss) income	$(17,773)	$46,636	$27,508	$1,290	$57,661

  Combined Statement of Cash Flows

  For the nine-month period ended September 30, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Combined
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net income (loss)	$(17,773)	$46,636	$27,508	$1,290	$57,661
Items no involving cash:
Depreciation and amortization	65,386	24,837	12,953	(237)	102,939
Future income taxes	(12,297)	20,944	9,840	—	18,487
Gain on foreign denominated debt	—	—	(17,214)	(624)	(17,838)
Other	(2,377)	343	1,268	(536)	(1,302)
Changes in non-cash operating working capital	22,247	(102,853)	(25,132)	—	(105,738)

	55,186	(10,093)	9,223	(107)	54,209
Cash flows from investing activities:
Acquisition of fixed assets	(41,320)	(4,585)	(9,184)	—	(55,089)
Net change in deferred charges	(107)	(60)	—	107	(60)
Disposals of fixed assets	73	13,805	—	—	13,878
Acquisition of Internet subscribers	—	(900)	—	—	(900)
Other	249	—	87	(336)	—

	(41,105)	8,260	(9,097)	(229)	(42,171)
Cash flows from financing activities:
Repayment of long-term debt	(253,242)	—	(25)	—	(253,267)
Increase in long-term debt	85,000	—	—	—	85,000
Recouponing fees on currency swap	(13,539)	—	—	—	(13,539)
Increase in long-term intercompany loan from parent company	150,000	—	—	—	150,000
Other	(156)	—	(400)	336	(220)

	(31,937)	—	(425)	336	(32,026)

Increase (decrease) in cash	(17,856)	(1,833)	(299)	—	(19,988)
Cash and cash equivalents, beginning of period	13,694	(870)	1,112	—	13,936

Cash and cash equivalents, end of period	$(4,162)	$(2,703)	$813	$—	$(6,052)

13.   Contingencies:

  In 1999, the purchaser of a business sold by the Company initiated an arbitration by which it claims an amount of $8.6 million as a reduction of the purchase price of the business. It is not possible at this stage to determine the outcome of this claim.

  In November 2001, the Company terminated a sale service agreement with a supplier and is being sued for breach of contract for an amount of $4.7 million. It is not possible to determine the outcome of this claim.

  On March 13, 2002, a legal action was initiated by the shareholders of a cable company against Vidéotron Ltée. They contend that Vidéotron Ltée did not respect its commitment related to a stock purchase agreement signed in August 2000. The plaintiffs are requesting compensations totalling $26.0 million. Vidéotron Ltée's management believes that this action is not justified and intends to defend its case before the Court.

  In the normal course of business, the Company is a party to various claims and lawsuits. Even though the outcome of these various pending cases as at September 30, 2003 cannot be determined with certainty, the Company believes that their outcome will not have a material adverse impact on its operating results or financial position.

14.   Subsequent event:

  On October 1, 2003, the Company filed articles of amendment that, inter alia, removed the provisions limiting the number of the Company's shareholders to 50 and prohibiting any distribution to the public of the Company's securities. On October 7, 2003, the Company acquired from its parent company all the outstanding shares of Le SuperClub Vidéotron Ltée and Vidéotron TVN inc. in exchange of 354,813 common shares of the Company. On October 8, 2003, the Company completed an offering of US$335 million aggregate principal amount of 6 7/8% Senior Notes due January 15, 2014. Concurrently with this offering, the Company amended its credit facilities such that they consist of a five-year revolving credit facility of $100 million and a five-year Term loan C of $368.1 million. The net proceeds from this offering were used to repay borrowings under the Company's existing credit facility and for general corporate purposes. This refinancing caused the Company to record, in October 2003, a charge of $17.1 million related to the old financing. Also on October 8, 2003, the Company amended the $150 million subordinated loan from its parent company such that interest payable thereunder is payable in cash at the Company's option throughout the term of the loan.

Vidéotron Ltée

Offer to Exchange All Outstanding
US$335,000,000 Principal Amount of
6 7/8% Senior Notes due January 15, 2014
for US$335,000,000 Principal Amount of
6 7/8% Senior Notes due January 15, 2014
That Have Been Registered Under the Securities Act of 1933

PROSPECTUS
                                            , 2003

No dealer, salesperson or other person is authorized
to give any information or to represent anything not contained in this prospectus.
You must not rely on any unauthorized information or representations.

This prospectus is an offer to exchange only the old notes for the new notes in accordance with the terms included in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in this prospectus is current only as of its date.

Until                        , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Each of the following summaries is qualified in its entirety by reference to the complete text of the applicable statutes, certificates of incorporation and bylaws referred to below.

        Each of Vidéotron Ltée, Vidéotron TVN inc., Le SuperClub Vidéotron ltée, Vidéotron (1998) ltée and Groupe de Divertissement SuperClub Inc. is incorporated under the laws of the Province of Québec.

        Under the Companies Act (Québec), the Registrant shall assume the defense of a director or officer prosecuted by a third person for an act done in the exercise of his duties and shall pay damages, if any, resulting from that act, unless the director or officer has committed a grievous offence or a personal offence separable from the exercise of his duties.

        However, in a penal or criminal proceeding, the Registrant shall assume only the payment of the expenses of the director or officer if he had reasonable grounds to believe that his conduct was in conformity with the law, or the payment of the expenses of the director or officer if he has been freed or acquitted.

        The Registrant shall assume the expenses of the director or officer, if, having prosecuted him for an act done in the exercise of his duties, it loses its case and the court so decides.

        If the Registrant wins its case only in part, the court may determine the amount of the expenses it shall assume.

Item 21.    Exhibits and Financial Statement Schedules.

(a)    Exhibits.

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

(b)   Financial Statement Schedules.

        Schedule II — Valuation and Qualifying Accounts for the three years ended December 31, 2002 is included in the registration statement as Exhibit 12.4.

Item 22.    Undertakings.

(a)
Each undersigned registrant hereby undertakes:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4)   to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
Each undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by referenced into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange for provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, each co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Québec, Canada on this 21st day of November, 2003.

VIDÉOTRON LTÉE
By:	/s/ YVAN GINGRAS Name: Yvan Gingras Title: Executive Vice President, Finance and Operations
VIDÉOTRON TVN INC.
By:	/s/ RAYMOND MORISSETTE Name: Raymond Morissette Title: Vice President, Control
LE SUPERCLUB VIDÉOTRON LTÉE
By:	/s/ RAYMOND MORISSETTE Name: Raymond Morissette Title: Vice President, Control
VIDÉOTRON (1998) LTÉE
By:	/s/ YVAN GINGRAS Name: Yvan Gingras Title: Executive Vice President, Finance and Operations
GROUPE DE DIVERTISSEMENT SUPERCLUB INC.
By:	/s/ RAYMOND MORISSETTE Name: Raymond Morissette Title: Vice President, Control

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacques Mallette, Executive Vice President and Chief Financial Officer of Vidéotron Ltée, and Yvan Gingras, Executive Vice President, Finance and Operations of Vidéotron Ltée, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement and any amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

VIDÉOTRON LTÉE

Name and Signature	Title	Date

/s/ ROBERT DÉPATIE Robert Dépatie	Director and President and Chief Executive Officer	November 21st, 2003
/s/ JACQUES MALLETTE Jacques Mallette	Director and Executive Vice President and Chief Financial Officer	November 21st, 2003
/s/ YVAN GINGRAS Yvan Gingras	Executive Vice President, Finance and Operations	November 21st, 2003
/s/ SERGE GOUIN Serge Gouin	Chairman of the Board of Directors and Director	November 21st, 2003
/s/ ANDRÉ BOURBONNAIS André Bourbonnais	Director	November 21st, 2003

/s/ PIERRE KARL PÉLADEAU Pierre Karl Péladeau	Director	November 21st, 2003
/s/ JEAN LA COUTURE Jean La Couture	Director	November 21st, 2003
/s/ JEAN-LOUIS MONGRAIN Jean-Louis Mongrain	Director	November 21st, 2003

VIDÉOTRON TVN INC.

Name and Signature	Title	Date

/s/ PIERRE KARL PÉLADEAU Pierre Karl Péladeau	Director, Chairman of the Board, President and Chief Executive Officer	November 21st, 2003
/s/ RAYMOND MORISSETTE Raymond Morissette	Vice President, Control	November 21st, 2003
/s/ JACQUES MALLETTE Jacques Mallette	Director	November 21st, 2003
/s/ J. SERGE SASSERVILLE J. Serge Sasseville	Director and Vice President, Legal Affairs	November 21st, 2003

LE SUPERCLUB VIDÉOTRON LTÉE

Name and Signature	Title	Date

/s/ RICHARD SOLY Richard Soly	Director and President	November 21st, 2003
/s/ RAYMOND MORISSETTE Raymond Morissette	Vice President, Control	November 21st, 2003

/s/ NATALIE LARIVIÈRE Natalie Larivière	Director	November 21st, 2003
/s/ PIERRE KARL PÉLADEAU Pierre Karl Péladeau	Director	November 21st, 2003

VIDÉOTRON (1998) LTÉE

Name and Signature	Title	Date

/s/ ROBERT DÉPATIE Robert Dépatie	Director, President and Chief Executive Officer	November 21st, 2003
/s/ JACQUES MALLETTE Jacques Mallette	Director, Executive Vice President and Chief Financial Officer	November 21st, 2003
/s/ YVAN GINGRAS Yvan Gingras	Executive Vice President, Finance and Operations	November 21st, 2003
/s/ RAYMOND MORISSETTE Raymond Morissette	Vice President, Control	November 21st, 2003
/s/ PIERRE KARL PÉLADEAU Pierre Karl Péladeau	Director	November 21st, 2003

GROUPE DE DIVERTISSEMENT SUPERCLUB INC.

Name and Signature	Title	Date

/s/ RICHARD SOLY Richard Soly	Director and President	November 21st, 2003
/s/ RAYMOND MORISSETTE Raymond Morissette	Vice President, Control	November 21st, 2003

/s/ NATALIE LARIVIÈRE Natalie Larivière	Director	November 21st, 2003
/s/ PIERRE KARL PÉLADEAU Pierre Karl Péladeau	Director	November 21st, 2003

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of each co-registrant and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Québec, this 21st day of November, 2003.

Videotron Private Cable Corporation (Authorized U.S. Representative)
By:	/s/ RAYMOND MORISSETTE Name: Raymond Morissette Title: President

EXHIBIT INDEX

1.1	Purchase Agreement dated as of October 2, 2003 by and among Vidéotron Ltée, the subsidiary guarantors signatory thereto and Banc of America Securities LLC, Citigroup Global Markets Inc., RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) Inc., Harris Nesbitt Corp., Credit Suisse First Boston LLC, CIBC World Markets Corp., and NBF Securities (USA) Corp.
3.1*	Articles of Incorporation of Vidéotron Ltée (translation).
3.2*	By-laws of Vidéotron Ltée.
3.3*	Articles of Incorporation of Vidéotron TVN inc. (translation).
3.4*	By-laws of Vidéotron TVN inc.
3.5*	Articles of Incorporation of Vidéotron (1998) ltée (translation).
3.6*	By-laws of Vidéotron (1998) ltée.
3.7*	Articles of Incorporation of Le SuperClub Vidéotron ltée (translation).
3.8*	By-laws of Le SuperClub Vidéotron ltée.
3.9*	Articles of Incorporation of Groupe de Divertissement SuperClub inc. (translation).
3.10*	By-laws of Groupe de Divertissement SuperClub inc.
4.1	Form of 6 7/8% Senior Notes due January 15, 2014 of Vidéotron Ltée being registered pursuant to the Securities Act of 1933 (included as Exhibit A to Exhibit 4.3 below).
4.2	Form of Notation of Guarantee by the subsidiary guarantors of the 6 7/8% Senior Notes due January 15, 2014 of Vidéotron Ltée (included as Exhibit E to Exhibit 4.3 below).
4.3	Indenture dated as of October 8, 2003 by and among Vidéotron Ltée, the subsidiary guarantors signatory thereto and Wells Fargo Bank Minnesota, N.A., as trustee.
4.4
Registration Rights Agreement dated as of October 8, 2003 by and among Vidéotron Ltée, the subsidiary guarantors signatory thereto and Banc of America Securities LLC, Citigroup Global Markets Inc., RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) Inc., Harris Nesbitt Corp., Credit Suisse First Boston LLC, CIBC World Markets Corp., and NBF Securities (USA) Corp.
4.5
Form of 9 1/8% Senior Secured First Priority Notes due 2007 of CF Cable TV Inc. (incorporated by reference to Exhibit 4.2 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.6
Form of Indenture dated as of July , 1995 among CF Cable TV Inc., the guarantors signatory thereto and Chemical Bank (now named JPMorgan Chase Bank), as trustee (the "CF Cable Indenture") (incorporated by reference to Exhibit 4.1 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.7
First Supplemental Indenture dated as of November 1, 1996 among CF Cable TV Inc., the guarantors signatory thereto and The Chase Manhattan Bank (formerly named Chemical Bank, now named JPMorgan Chase Bank), as trustee.
4.8
Second Supplemental Indenture dated as of October 28, 1998 among CF Cable TV Inc., the guarantors signatory thereto and The Chase Manhattan Bank (formerly named Chemical Bank, now named JPMorgan Chase Bank), as trustee.
4.9
Third Supplemental Indenture dated as of December 21, 2001 among CF Cable TV Inc., the guarantors signatory thereto and JPMorgan Chase Bank (formerly named The Chase Manhattan Bank and previously named Chemical Bank), as trustee.

4.10
Fourth Supplemental Indenture dated as of March 11, 2002 among CF Cable TV Inc., the guarantors signatory thereto and JPMorgan Chase Bank (formerly named The Chase Manhattan Bank and previously named Chemical Bank), as trustee.
4.11
Forms of Guarantee under the CF Cable Indenture (incorporated by reference to Exhibit 4.3 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1, dated July 6, 1995, Registration Statement No. 33-93440).
4.12
Forms of Deed of Hypothec under the CF Cable Indenture (incorporated by reference to Exhibit 4.4 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.13
Form of General Security Agreement under the CF Cable Indenture (incorporated by reference to Exhibit 4.4 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.14
Form of General Assignment of Book Debts under the CF Cable Indenture (incorporated by reference to Exhibit 4.4 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.15
Forms of Mortgage under the CF Cable Indenture (incorporated by reference to Exhibit 4.4 to CF Cable TV Inc.'s Amendment No. 1 to the Registration Statement on Form F-1 dated July 6, 1995, Registration Statement No. 33-93440).
4.16	Inter-Creditor Agreement made as of June 29, 2001 among Royal Bank of Canada, The Chase Manhattan Bank, CF Cable TV Inc. and the guarantors signatory thereto (the "Inter-Creditor Agreement").
5.1	Opinion of Arnold & Porter, U.S. counsel to Vidéotron Ltée, dated November 21, 2003.
5.2	Opinion of Ogilvy Renault, Canadian counsel to Vidéotron Ltée, dated November 21, 2003.
8.1	Opinion of Arnold & Porter, U.S. counsel to Vidéotron Ltée, regarding U.S. federal income tax considerations (included in Exhibit 5.1 above).
8.2	Opinion of Ogilvy Renault, Canadian counsel to Vidéotron Ltée, regarding Canadian federal income tax considerations (included in Exhibit 5.2 above).
10.1
Sixth Amending Agreement, dated as of October 8, 2003, to the Credit Agreement dated as of November 28, 2000, as amended by the First Amending Agreement dated as of January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated December 12, 2001 and accepted by the Lenders as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002 and a Fifth Amending Agreement dated as of March 24, 2003, among Vidéotron Ltée, Royal Bank of Canada, as administrative agent, and the financial institutions signatory thereto and acknowledged by Le SuperClub Vidéotron ltée, Groupe de Divertissement SuperClub inc., Vidéotron (1998) ltée, CF Cable TV Inc., Videotron (Regional) Ltd, Télé-Câble Charlevoix (1997) inc., Vidéotron TVN inc. and Câblage QMI inc., as guarantors (the "Guarantors"), and by Quebecor Media Inc.
10.2
Form of Amended and Restated Credit Agreement (the "Credit Agreement") entered into as of November 28, 2000, as amended by a First Amending Agreement dated as of January 5, 2001, as Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated December 12, 2001 and accepted by the Lenders as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, and a Sixth Amending Agreement dated as of October 8, 2003, among Vidéotron Ltée, Royal Bank of Canada, as administrative agent, and the financial institutions signatory thereto (included as Schedule 2 to Exhibit 10.1 above).

10.3
Form of Guarantee by the Guarantors of the Credit Agreement (incorporated by reference to Schedule D of Exhibit 10.5 to Quebecor Media Inc.'s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
10.4
Form of Share Pledge of the shares of Vidéotron Ltée and the Guarantors of the Credit Agreement (incorporated by reference to Schedule E of Exhibit 10.5 to Quebecor Media Inc.'s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
10.5	Management Services Agreement effective as of January 1, 2002 between Quebecor Media Inc. and Vidéotron Ltée.
10.6	Subordinated Loan Agreement dated as of March 24, 2003 (the "Subordinated Loan Agreement") between Quebecor Media Inc. and Vidéotron Ltée.
10.7	First Amending Agreement to the Subordinated Loan Agreement, dated as of October 8, 2003, between Quebecor Media Inc. and Vidéotron Ltée.
10.8
Lease Agreement dated November 24, 1993 between Le Groupe Vidéotron Ltée and National City Bank of Canada for the property located at 300 Viger Street East, Montreal, Province of Quebec, Canada, together with a summary thereof in the English language (incorporated by reference to Exhibit 10.3 to Quebecor Media Inc.'s Registration Statement on Form F-4 dated September 5, 2001, Registration Statement No. 333-13792).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
12.2	Statement of Computation of Ratio of Total Debt to EBITDA and Ratio of Total Debt (excluding QMI Subordinated Loan) to EBITDA.
12.3	Statement of Computation of Ratio of EBITDA to Cash Interest Expense.
12.4	Statement of Computation of Ratio of Pro Forma Earnings to Fixed Charges.
12.5	Schedule of Valuation and Qualifying Accounts.
21.1	Subsidiaries of Vidéotron Ltée.
23.1	Consent of KPMG LLP, dated November 21, 2003.
23.2	Consent of Arnold & Porter, U.S. counsel to Vidéotron Ltée (included in Exhibit 5.1 above).
23.3	Consent of Ogilvy Renault, Canadian counsel to Vidéotron Ltée (included in Exhibit 5.2 above).
24.1	Powers of Attorney (included on signature pages to this registration statement).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank Minnesota, N.A., as trustee, on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees.
99.4	Form of Letter to Clients.
99.5	Instructions to Registered Holders from Beneficial Owners.
*
To be filed in an amendment to this Registration Statement on Form F-4.

QuickLinks

TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
ENFORCEABILITY OF CIVIL LIABILITIES
FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
SUMMARY
Our Business
Recent Development
Our Shareholder
The Transactions
Our Principal Executive Office
The Exchange Offer
The New Notes
Summary Combined Financial and Operating Data
RISK FACTORS
Risks Relating to the Notes
Risks Relating to Our Business
USE OF PROCEEDS
CAPITALIZATION
SELECTED COMBINED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OUR SHAREHOLDER
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
CERTAIN TAX CONSIDERATIONS
NOTICE TO CANADIAN INVESTORS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO COMBINED FINANCIAL STATEMENTS
AUDITORS' REPORT
VIDÉOTRON LTÉE COMBINED STATEMENTS OF OPERATIONS Years ended December 31, 2000, 2001 and 2002 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY Years ended December 31, 2000, 2001 and 2002 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE COMBINED BALANCE SHEETS As at December 31 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE NOTES TO COMBINED FINANCIAL STATEMENTS Years ended December 31, 2000, 2001 and 2002
VIDÉOTRON LTÉE Interim Combined Statements of Operations (Unaudited) Nine-month periods ended September 30, 2002 and 2003 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE Interim Combined Statements of Shareholder's Equity (Unaudited) Nine-month periods ended September 30, 2002 and 2003 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE Interim Combined Balance Sheets (Unaudited) As at December 31, 2002 and September 30, 2003 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE Interim Combined Statements of Cash Flows (Unaudited) Nine-month periods ended September 30, 2002 and 2003 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE Notes to Interim Combined Financial Statements (Unaudited) As at September 30, 2003
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX